    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1998
                                                    REGISTRATION NO. 333-[     ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------
                                 THE KROGER CO.
             (Exact name of registrant as specified in its charter)

                 OHIO                                   5411                                31-0345740
   (State or other jurisdiction of          (Primary Standard Industrial        (IRS Employer Identification No.)
    incorporation or organization)                 Classification
                                                    Code Number)

                          ---------------------------
                                1014 VINE STREET
                             CINCINNATI, OHIO 45202
                                 (513) 762-4000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          ---------------------------
                             PAUL W. HELDMAN, ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                 THE KROGER CO.
                                1014 VINE STREET
                              CINCINNATI, OH 45202
                                 (513) 762-4421
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                          ---------------------------

                                   COPIES TO:

     JEFFREY BAGNER, ESQ.            ROGER A. COOKE, ESQ.         DANIEL S. STERNBERG, ESQ.        MARGARET HILL NOTO, ESQ.
FRIED, FRANK, HARRIS, SHRIVER     EXECUTIVE VICE PRESIDENT,       CLEARY, GOTTLIEB, STEEN &            STOEL RIVES LLP
          & JACOBSON            GENERAL COUNSEL AND SECRETARY              HAMILTON                  900 SW FIFTH AVENUE
      ONE NEW YORK PLAZA               FRED MEYER, INC.               ONE LIBERTY PLAZA                   SUITE 2600
   NEW YORK, NEW YORK 10004          3800 SE 22ND AVENUE           NEW YORK, NEW YORK 10006         PORTLAND, OREGON 97204
        (212) 859-8000              PORTLAND, OREGON 97202              (212) 225-2000                  (503) 224-3380
                                        (503) 232-8844

                          ---------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF SECURITIES                               PROPOSED MAXIMUM           PROPOSED MAXIMUM          AMOUNT OF
        TO BE REGISTERED           AMOUNT TO BE REGISTERED   OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE   REGISTRATION FEE
 Common Shares, $1.00 par value          170,000,000(1)          Not Applicable             Not Applicable         $ 2,497,395.63(2)
   per share
 Preferred Share Purchase                170,000,000             Not Applicable             Not Applicable         Not Applicable
   Rights(3)


 TITLE OF EACH CLASS OF SECURITIE
         TO BE REGISTERED
  Common Shares, $1.00 par value
    per share
  Preferred Share Purchase
    Rights(3)

(1) Based on the maximum number of shares of common stock of Fred Meyer, Inc. ("Fred Meyer") that may be outstanding immediately prior to the Merger described herein, assuming conversion of outstanding options and warrants exercisable prior to the effective time (170,000,000 shares).

(2) Pursuant to Rule 457(f)(1) and (c), the registration fee has been calculated based on a price of $52.84375 per share of Fred Meyer common stock (the average of the high and low price per share of Fred Meyer common stock as reported on the New York Stock Exchange, Inc. Composite Tape on November 5,
    1998), and the maximum number of shares of Fred Meyer common stock that may be outstanding immediately prior to the Merger as set forth in footnote 1 above.

(3) Associated with The Kroger Co.'s common stock are rights to purchase Series A Preferred Shares that will not be exercisable or evidenced separately from Kroger common stock prior to the occurrence of certain events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this Joint Proxy Statement/Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Joint Proxy Statement/Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

  The information in this Joint Proxy Statement/Prospectus will be amended or completed.

[The Kroger Co. Logo]                                    [Fred Meyer, Inc. Logo]

                        JOINT PROXY STATEMENT/PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of The Kroger Co. and Fred Meyer, Inc. have agreed on a merger of our two companies. Before we can complete this merger, the merger agreement must be approved by each company's shareholders. We are sending you this Joint Proxy Statement/Prospectus to ask you to vote in favor of the merger agreement.

    The merger will create the nation's largest supermarket company, with more than 2,200 supermarkets and over 800 convenience stores in 37 states. The combined company will have assets of approximately $16.1 billion and shareholders' equity in excess of $1.4 billion.

    We believe the merger will provide the combined company with geographic diversity by combining Fred Meyer's stores, which are concentrated primarily in the Western United States, with those of Kroger, which are concentrated primarily in the Midwestern and Southeastern United States. We also believe the combined company will be positioned to achieve significant synergies and economies of scale, including purchasing and distribution efficiencies. As a result of these factors, we believe the merger will enhance our ability to generate increased earnings and value for shareholders.

    As a result of the merger Fred Meyer will become a wholly-owned subsidiary of Kroger. Each share of Fred Meyer common stock will become one Kroger common share. Subject to the right of Kroger shareholders to dissent from the merger, currently outstanding Kroger common shares will remain outstanding following the merger. Upon completion of the merger, existing Fred Meyer stockholders will own Kroger common shares that will represent approximately [ ]% of the outstanding Kroger common shares (based upon the number of outstanding Kroger common shares and Fred Meyer common stock on the record dates for the applicable special meeting). The balance of the outstanding Kroger common shares will be held by existing Kroger common shareholders.

    For the five trading days immediately prior to the public announcement of the execution of the merger agreement, the average closing price of Kroger common shares was $50.00 per share and the average closing price of Fred Meyer common stock was $44.13 per share. On [date], 1998, the last practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, the Kroger common shares closed at $[ ] per share and the Fred Meyer common stock closed at $[ ] per share.

    We cannot complete the merger unless we obtain the necessary government approvals and unless shareholders of both companies vote to approve it. Each company will hold a special meeting of its shareholders to vote on the merger agreement. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your special shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement. If you do not vote your shares, the effect will be a vote against the merger agreement.

    The dates, times and places of the meetings are as follows:

FOR KROGER SHAREHOLDERS:                     FOR FRED MEYER STOCKHOLDERS:
[1014 Vine Street                            [3800 SE 22nd Avenue
Cincinnati, Ohio 45202]                      Portland, Oregon 97202]
[Date], [time], local time                   [Date], [time], local time

    This Joint Proxy Statement/Prospectus constitutes a prospectus of Kroger relating to the issuance of up to 170 million Kroger common shares in connection with the merger. This document also constitutes a joint proxy statement for both our companies in connection with the solicitation of proxies for use at our special shareholder meetings regarding the merger. The issuance of Kroger common shares also includes the associated preferred share purchase rights issued pursuant to Kroger's shareholders' rights plan (which rights are not exercisable until the occurrence of certain events). This Joint Proxy Statement/Prospectus gives you detailed information about the merger, and includes the merger agreement as Appendix A. You can also obtain information about our companies from publicly available documents we have filed with the Securities and Exchange Commission as described in this Joint Proxy Statement/Prospectus. We encourage you to read this entire document carefully.

    For certain risks in connection with the merger, see "RISK FACTORS" beginning on page 18.

    We are very enthusiastic about the merger and the strength and capabilities we expect from the combined company. We join all the other members of each company's Board of Directors in recommending that you vote in favor of the merger.

Joseph A. Pichler                                 Robert G. Miller
Chairman and Chief Executive Officer              Vice Chairman and Chief Executive Officer
The Kroger Co.                                    Fred Meyer, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  JOINT PROXY STATEMENT/PROSPECTUS DATED [           ], 1998, WAS FIRST MAILED
                TO SHAREHOLDERS ON OR ABOUT [           ], 1998.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This Joint Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Kroger and Fred Meyer, as well as certain information relating to the merger, including (i) statements relating to the cost savings and accretion to reported earnings estimated to result from the merger, (ii) statements relating to revenues estimated to result from the merger, (iii) statements relating to integration costs estimated to be incurred in connection with the merger and (iv) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar words or expressions.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements due to the following factors and potential events:

     - the combined company is expected to have significant indebtedness which may limit its financial and operational flexibility;

     - fluctuations in interest rates affecting the combined company's floating rate debt;

     - expected cost savings from the merger are not fully realized or are not realized within the expected time frame or additional or unexpected costs are incurred;

     - revenues following the merger are lower than expected;

     - competitive pressures increase in the industry or markets in which the combined company operates;

     - costs or difficulties related to the integration of the businesses of Kroger and Fred Meyer or other acquired businesses are greater than expected;

     - changes in general economic conditions or in political or competitive forces;

     - technological changes (including "Year 2000" data systems compliance issues) are more difficult or expensive to implement than anticipated;

     - changes occur in the securities markets;

     - difficulties in obtaining regulatory approval of the merger under federal antitrust laws;

     - potential loss of key personnel expected to manage the integration of the two companies; and

     - the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

     Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. Shareholders of Kroger and Fred Meyer are cautioned not to place undue reliance on these statements, which speak only as of the date of this Joint Proxy Statement/Prospectus or, in the case of any document incorporated by reference, the date of that document.

     All subsequent written and oral forward-looking statements attributable to Kroger or Fred Meyer or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Kroger nor Fred Meyer undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Joint Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.

                      REFERENCES TO ADDITIONAL INFORMATION

This Joint Proxy Statement/Prospectus incorporates important business and financial information about Kroger and Fred Meyer from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Joint Proxy Statement/ Prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

The Kroger Co.                            Fred Meyer, Inc.
1014 Vine Street                          3800 SE 22nd Avenue
Cincinnati, Ohio 45202                    Portland, Oregon 97202
(513) 762-4000                            (503) 232-8844

     If you would like to request documents, please do so by [date] in order to receive them before the applicable special shareholder meeting.

     See "WHERE YOU CAN FIND MORE INFORMATION" on page 90 for more information about the documents incorporated by reference in this Joint Proxy
Statement/Prospectus.

                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                              TO BE HELD ON [DATE]

                            ------------------------

To the Shareholders of The Kroger Co.:

     Notice is hereby given that a Special Meeting of Shareholders (the "Kroger Special Meeting") of The Kroger Co. ("Kroger") will be held on [date], at [time], local time, at [address] for the following purposes:

        To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 18, 1998 (the "Merger Agreement"), among Kroger, Jobsite Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Kroger ("Merger Sub"), and Fred Meyer, Inc. ("Fred Meyer"), and approve the related merger, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Fred Meyer (the "Merger") and each share of common stock of Fred Meyer, par value $.01 per share, issued and outstanding immediately prior to the Merger will be converted into the right to receive one common share, par value $1.00 per share, of Kroger. A copy of the Merger Agreement is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus.

     Notwithstanding shareholder approval of the foregoing proposal, Kroger reserves the right to abandon the Merger at any time prior to the consummation of the Merger upon the terms and subject to the conditions of the Merger Agreement.

     The Board of Directors of Kroger has fixed the close of business on [date], 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Kroger Special Meeting, and only shareholders of record at such time will be entitled to notice of and to vote at the Kroger Special Meeting. A list of Kroger shareholders entitled to vote at the Kroger Special Meeting will be available for examination at the Kroger Special Meeting.

     A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Kroger Special Meeting accompany this notice.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

     You are cordially invited to attend the Kroger Special Meeting in person. If you attend the Kroger Special Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE KROGER SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE KROGER SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                            By Order of the Board of Directors,

                                            Paul W. Heldman
                                            Senior Vice President,
                                            Secretary and General Counsel
Cincinnati, Ohio
[date], 1998

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON [ DATE ]

To the Stockholders of Fred Meyer, Inc.:

     Notice is hereby given that a Special Meeting of Stockholders (the "Fred Meyer Special Meeting") of Fred Meyer, Inc. ("Fred Meyer") will be held on [date], at [time], local time, at [address] for the following purpose:

        To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 18, 1998 (the "Merger Agreement"), among The Kroger Co. ("Kroger"), Jobsite Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Kroger ("Merger Sub"), and Fred Meyer, and approve the related merger, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Fred Meyer (the "Merger") and each share of common stock of Fred Meyer, par value $.01 per share, issued and outstanding immediately prior to the Merger will be converted into the right to receive one common share, par value $1.00 per share, of Kroger. A copy of the Merger Agreement is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus.

     Notwithstanding stockholder approval of the foregoing proposal, Fred Meyer reserves the right to abandon the Merger at any time prior to the consummation of the Merger upon the terms and subject to the conditions of the Merger Agreement.

     The Board of Directors of Fred Meyer has fixed the close of business on [date], 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Fred Meyer Special Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Fred Meyer Special Meeting. A list of Fred Meyer stockholders entitled to vote at the Fred Meyer Special Meeting will be available for examination, during ordinary business hours, at 3800 SE 22nd Avenue, Portland, Oregon 97202, during the ten day period prior to the Fred Meyer Special Meeting.

     A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Fred Meyer Special Meeting accompany this notice.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

     You are cordially invited and urged to attend the Fred Meyer Special Meeting in person. If you attend the Fred Meyer Special Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE FRED MEYER SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE FRED MEYER SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                            By Order of the Board of Directors,

                                            Roger A. Cooke
                                            Executive Vice President, General
                                            Counsel
                                            and Secretary
Portland, Oregon
[date], 1998

To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read. For your convenience, we have included an index of frequently used defined terms in this Joint Proxy Statement/ Prospectus in an Index of Defined Terms, which is printed at the end of this Joint Proxy Statement/Prospectus to help you locate the definition of these terms quickly.

                                                               TABLE OF CONTENTS
                                          QUESTIONS AND ANSWERS ABOUT THE MERGER
                                                                         SUMMARY
                                                                    RISK FACTORS
                                                                    THE MEETINGS
                                                                   THE COMPANIES
                                                                      THE MERGER
                                                            THE MERGER AGREEMENT
                                               RIGHTS OF DISSENTING SHAREHOLDERS
                                          THE STOCK OPTION AND VOTING AGREEMENTS
                                      MANAGEMENT AND OPERATIONS AFTER THE MERGER
                                     UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                                             DESCRIPTION OF KROGER CAPITAL STOCK
                                              COMPARATIVE RIGHTS OF SHAREHOLDERS
                                                           CERTAIN OTHER MATTERS
                                                          INDEX OF DEFINED TERMS
                                                                      APPENDICES

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
RISK FACTORS................................................   18
  Risks Associated with the Fixed Exchange Ratio............   18
  Significant Indebtedness..................................   19
  Competition...............................................   19
  Integration Uncertainties.................................   19
  Ability to Achieve Intended Benefits of the Merger; Merger
     Related Costs..........................................   19
  Risks Generally Associated with Acquisitions..............   20
  Regulatory Matters........................................   20
  Computer Technologies; Year 2000..........................   20
  Dependence on Key Personnel...............................   21
  Certain Anti-Takeover Provisions..........................   21
THE MEETINGS................................................   22
  Matters to Be Considered at the Special Meetings..........   22
  Votes Required............................................   22
  Voting of Proxies.........................................   23
  Revocability of Proxies...................................   23
  Record Date; Shares Entitled to Vote; Quorum..............   23
  Solicitation of Proxies...................................   24
THE COMPANIES...............................................   25
  Kroger....................................................   25
  Fred Meyer................................................   25
THE MERGER..................................................   26
  General...................................................   26
  Background of the Merger..................................   26
  Reasons for the Merger; Recommendations of the Boards of
     Directors..............................................   28
  Opinions of Financial Advisors............................   32
  Interests of Certain Persons in the Merger................   42
  Accounting Treatment......................................   43
  Certain U.S. Federal Income Tax Consequences..............   44
  Regulatory Matters........................................   45
  Resale Restrictions.......................................   46
  Amendment of Existing Credit Facilities...................   46
THE MERGER AGREEMENT........................................   48
  The Merger................................................   48
  The Effective Time........................................   48
  Exchange Procedures.......................................   48
  Representations and Warranties............................   49
  Certain Covenants.........................................   49
  No Solicitation of Transactions...........................   50
  Best Efforts..............................................   51
  Benefit Plans.............................................   52
  Governance................................................   53
  Indemnification and Insurance.............................   53
  Conditions................................................   54
  Termination...............................................   55

                                                              PAGE
                                                              ----
  Termination Fees; Expense Reimbursement...................   55
  Assignment, Amendment and Waiver..........................   56
RIGHTS OF DISSENTING SHAREHOLDERS...........................   57
  Kroger Shareholders.......................................   57
  Fred Meyer Stockholders...................................   58
THE STOCK OPTION AND VOTING AGREEMENTS......................   59
  The Fred Meyer Stock Option Agreement.....................   59
  The Kroger Stock Option Agreement.........................   61
  Voting Agreements.........................................   63
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................   65
  Stock Ownership of Designated New Directors...............   66
UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.................   67
DESCRIPTION OF KROGER CAPITAL STOCK.........................   78
  Authorized Capital Stock..................................   78
  Kroger Common Stock.......................................   78
  Kroger Preferred Shares...................................   78
  Preferred Share Purchase Rights...........................   78
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................   81
  General...................................................   81
  Classified Board of Directors.............................   81
  Shareholder Rights Plan...................................   81
  Number of Directors; Removal of Directors; Vacancies......   81
  Special Meetings; Shareholder Action by Written Consent...   82
  Cumulative Voting.........................................   83
  Advance Notice Provisions for Shareholder Nominations and
     Shareholder Proposals..................................   83
  Amendments to Charter Documents and Bylaws................   84
  Mergers, Acquisitions and Certain Other Transactions......   85
  Business Combinations; Transactions with Interested
     Shareholders...........................................   85
  Appraisal Rights..........................................   87
  Consideration of Other Constituencies.....................   87
  Liability and Indemnification of Directors................   87
LEGAL MATTERS...............................................   89
EXPERTS.....................................................   89
SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETINGS..............   89
WHERE YOU CAN FIND MORE INFORMATION.........................   90
INDEX OF DEFINED TERMS......................................   93
APPENDIX A -- AGREEMENT AND PLAN OF MERGER..................  A-1
APPENDIX B -- FRED MEYER STOCK OPTION AGREEMENT.............  B-1
APPENDIX C -- KROGER STOCK OPTION AGREEMENT.................  C-1
APPENDIX D -- OPINION OF GOLDMAN, SACHS & CO................  D-1
APPENDIX E -- OPINION OF DONALDSON, LUFKIN & JENRETTE
  SECURITIES CORPORATION....................................  E-1
APPENDIX F -- OPINION OF SALOMON SMITH BARNEY INC...........  F-1
APPENDIX G -- APPRAISAL RIGHTS -- SECTION 1701.85 OF THE
  OHIO REVISED CODE.........................................  G-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE KROGER AND FRED MEYER PROPOSING TO MERGE?

A: We believe the merger will provide the combined company with geographic diversity by combining Fred Meyer's stores, which are concentrated primarily in the Western United States, with those of Kroger, which are concentrated primarily in the Midwestern and Southeastern United States. We also believe the combined company will be positioned to achieve significant synergies and economies of scale, including purchasing and distribution efficiencies. As a result of these factors, we believe the merger will enhance our ability to generate increased earnings and value for shareholders.

     To review each company's reasons for the merger in greater detail, see pages 28 through 32.

Q: WHAT WILL FRED MEYER STOCKHOLDERS RECEIVE FOR THEIR FRED MEYER SHARES IN THE MERGER?

A: If the merger is completed, Fred Meyer stockholders will receive one Kroger common share in exchange for each of their shares of Fred Meyer common stock. This one-for-one exchange ratio will not change, even if the market price of Kroger common shares or Fred Meyer common stock increases or decreases between now and the date that the merger is completed.

     Because the exchange ratio is fixed and the market price of Kroger common shares that Fred Meyer stockholders will receive in the merger may fluctuate, Fred Meyer stockholders cannot be sure of the market value of the Kroger common shares they will receive in the merger. We urge you to obtain current price quotations with respect to the Kroger common shares and the Fred Meyer common stock.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Joint Proxy Statement/Prospectus, just indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the appropriate special meeting as indicated below:

                             Kroger Special Meeting
                                     [Date]
                               [time], local time
                                   [Address]

                           Fred Meyer Special Meeting
                                     [Date]
                               [time], local time
                                   [Address]

    In order for the merger to occur, holders of a majority of the outstanding common shares of each of Kroger and Fred Meyer must approve the merger agreement, and therefore it is important that shareholders return their signed proxy cards. If you do not vote your shares, the effect will be a vote against the merger agreement. THE BOARD OF DIRECTORS OF EACH COMPANY UNANIMOUSLY RECOMMENDS VOTING "FOR" THE MERGER AGREEMENT.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without your instructions, your shares will not be voted on the merger, which will have the same effect as voting against the merger agreement.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted. You can do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the address indicated on page 22. Third, you may attend your special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy unless you vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker regarding how to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. After the merger is completed, Kroger will send Fred Meyer stockholders written instructions for exchanging their share certificates. Kroger shareholders will keep their existing share certificates.

Q:  WHAT WILL HOLDERS OF KROGER COMMON SHARES RECEIVE IN THE MERGER?

A: Holders of Kroger common shares will retain the Kroger common shares they currently own, and the shares will remain unchanged. However, as a result of the merger they will own shares of a larger, more diversified company, as more fully described in this Joint Proxy Statement/Prospectus.

Q:  ARE ANY REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER?

A: Yes. The completion of the merger is conditioned upon receipt of appropriate federal and state regulatory approvals. The principal approvals required relate to antitrust laws. We filed the required information and materials with the United States antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on November 2, 1998. A waiting period specified under this act must expire or be terminated before the merger may be completed. Unless additional information is requested by the regulatory authorities, the waiting period will expire on December 2, 1998. Each company has agreed to take all steps necessary to receive regulatory clearance under the applicable antitrust laws, including the possible sale of stores accounting for up to 7% of Fred Meyer's combined 1997 annual sales.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We must first obtain the necessary regulatory clearance and the approvals of shareholders of each of Kroger and Fred Meyer at the special meetings. We hope to complete the merger in early 1999. However, we cannot assure you as to when or if all conditions to completion of the merger will be satisfied or waived. For a discussion of the conditions to the completion of the merger, see pages 50 through 51.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: Fred Meyer Stockholders. We expect that, for United States federal income tax purposes, your exchange of shares of Fred Meyer common stock for Kroger common shares generally will not cause you to recognize any gain or loss. Your tax basis in the Kroger common shares received in the merger generally will be the same as your tax basis in the Fred Meyer common stock exchanged in the Merger. Your holding period for the Kroger common shares received in the merger, which determines how any gain or loss should be treated for federal income tax purposes when you sell your shares, generally will include the holding period for the Fred Meyer common stock exchanged in the merger.

     Kroger Shareholders. Except for Kroger shareholders who dissent from the merger, existing Kroger shareholders will not generally recognize a gain or loss because of the merger.

     For a more complete description of federal income tax considerations, see pages 44 through 45.

Q:  ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A: Yes. For a discussion of certain risk factors that should be considered in evaluating the merger, see "RISK FACTORS," beginning on page 18.

Q: WILL THE COMPOSITION OF THE KROGER BOARD OF DIRECTORS CHANGE AS A RESULT OF THE MERGER?

A: Yes. At the time the merger is completed, we expect that the Kroger board of directors will appoint six of the current directors of Fred Meyer to the Kroger board of directors. We expect that these six directors will be Robert
    D. Beyer, Ronald W. Burkle, Carlton J. Jenkins, Bruce Karatz, Robert G. Miller and Steven R. Rogel.

    Joseph A. Pichler will continue as Chairman and Chief Executive Officer of the combined company. David Dillon, President and Chief Operating Officer of Kroger, will remain as President of the combined company. Robert G. Miller,

    Vice Chairman and Chief Executive Officer of Fred Meyer, will become Vice Chairman and Chief Operating Officer of the combined company. Ronald W. Burkle, Chairman of the Board of Directors of Fred Meyer, will become Chairman of the Executive Committee of the combined company's board of directors.

Q:  WILL THE RIGHTS OF FRED MEYER STOCKHOLDERS CHANGE AS A RESULT OF THE MERGER?

A: Yes. Currently, Fred Meyer stockholder rights are governed by Delaware law and Fred Meyer's Certificate of Incorporation and Bylaws, whereas Kroger shareholder rights are governed by Ohio law and Kroger's Articles of Incorporation and Regulations (Bylaws). After the merger, Fred Meyer stockholders will become shareholders of Kroger, and therefore their rights will be governed by Ohio law and Kroger's Articles of Incorporation and Regulations (Bylaws). For a summary of certain differences between the rights of Fred Meyer stockholders and the rights of Kroger shareholders, see "COMPARATIVE RIGHTS OF SHAREHOLDERS", beginning on page 81.

Q:  DO SHAREHOLDERS HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A: Kroger Shareholders. Yes. Kroger is an Ohio corporation and under Ohio law holders of Kroger common shares may dissent from the merger and have the fair value of their shares paid to them in cash. During pendency of the appraisal process, the shares of dissenting shareholders will remain common shares of Kroger, but all rights will be suspended. To exercise this appraisal right, Kroger shareholders must follow certain procedures, including filing notices with Kroger and not voting in favor of the merger. For more information on how to exercise these rights, see "RIGHTS OF DISSENTING SHAREHOLDERS" on pages 57 through 58 to this Joint Proxy Statement/Prospectus. If holders of Kroger common shares exercise appraisal rights representing 10% or more of the value of the Kroger common shares to be received by Fred Meyer Shareholders, the merger would not qualify as a pooling of interests for accounting and financial reporting purposes. This 10% threshold may be reduced under certain circumstances. It is a condition to completion of the merger that the merger qualify as a pooling of interests.
     Fred Meyer Stockholders. No. Fred Meyer is a Delaware corporation and under Delaware law, Fred Meyer stockholders will not have any appraisal rights.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both companies file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov and at the offices of the New York Stock Exchange. For a more detailed description of the information available and how to obtain it, see page 84.

Q.  WHO CAN ANSWER MY QUESTIONS?

A: If you are a Kroger shareholder and you have more questions about the merger, you should contact:

                                   The Kroger Co.
                                  1014 Vine Street
                               Cincinnati, Ohio 45202
                                  Attention: [Name]
                          Telephone Number: (513) 762-4000

                                         or
                                  [Proxy Solicitor]

                      Banks and Brokers Call Collect: [Number]
                         All Others Call Toll-Free: [Number]

     If you are a Fred Meyer stockholder and you have more questions about the merger, you should contact:

                                Fred Meyer, Inc.
                              3800 SE 22nd Avenue
                             Portland, Oregon 97202
                               Attention: [Name]
                        Telephone Number: (503) 232-8844

                                       or
                               [Proxy Solicitor]

                    Banks and Brokers Call Collect: [Number]
                      All Others Call Toll-Free: [Number]

                                    SUMMARY

        This summary highlights selected information from this Joint Proxy Statement/Prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire Joint Proxy Statement/Prospectus and the other documents referred to in this Joint Proxy Statement/Prospectus in order to fully understand the merger. This Joint Proxy Statement/Prospectus constitutes a prospectus of Kroger relating to the issuance of Kroger common shares in connection with the merger. It also constitutes a joint proxy statement for both Kroger and Fred Meyer in connection with the solicitation of proxies for use at the special shareholder meetings. The issuance of Kroger common shares also includes the associated preferred share purchase rights issued pursuant to Kroger's shareholders' rights plan. For more information on the Kroger common shares and the associated preferred share purchase rights, see pages 78 to 80. The merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement. It is the legal document that governs the merger. Each item in this summary includes a page reference directing you to a more complete description of that item. See "WHERE YOU CAN FIND MORE INFORMATION" on page 90 for a guide as to where you can obtain more information on Kroger and Fred Meyer generally.

GENERAL

We propose a business combination between Kroger and Fred Meyer in which a wholly-owned subsidiary of Kroger would be merged with and into Fred Meyer. As a result of this merger, Fred Meyer would become a wholly-owned subsidiary of Kroger. Alternatively, under certain circumstances, Kroger may choose in its discretion to restructure the merger to provide for the merger of Fred Meyer directly into Kroger. In either case, Fred Meyer stockholders will receive one Kroger common share in exchange for each of their shares of Fred Meyer common stock. This one-for-one exchange ratio will not change, even if the market price of Kroger common shares or Fred Meyer common stock increases or decreases between now and the date that the merger is completed. We expect to complete the merger in early 1999.

THE COMPANIES

     THE KROGER CO. (SEE PAGE 25)

1014 Vine Street
Cincinnati, Ohio 45202
(513) 762-4000

The Kroger Co. is the largest domestic supermarket operator measured by total sales for 1997. Kroger was founded in 1883, was incorporated in 1902, and maintains its principal executive offices in Cincinnati, Ohio. Kroger also manufactures and processes food for sale by its supermarkets. As of October 3, 1998, Kroger operated 1,398 supermarkets, most of which are leased. Of this number, 1,138 supermarkets operate principally under the Kroger name in the Midwestern and Southeastern United States. As of September 26, 1998, Dillon Companies, Inc., a wholly-owned subsidiary of Kroger, operated 260 supermarkets. These supermarkets, principally located in Colorado, Kansas, Arizona and Missouri, operate under the names "King Soopers," "Dillon Food Stores," "Fry's Food Stores," "City Market," "Gerbes Supermarkets" and "Sav-Mor." As of September 26, 1998, Kroger, through its Dillon subsidiary, operated directly or through franchise agreements 811 convenience stores under the trade names of "Kwik Shop," "Quik Stop Markets," "Tom Thumb Food Stores," "Turkey Hill Minit Markets," "Loaf 'N Jug" and "Mini Mart."

     FRED MEYER, INC. (SEE PAGE 25)

3800 SE 22nd Avenue
Portland, Oregon 97202
(503) 232-8844

Fred Meyer, Inc. is one of the largest domestic food retailers, operating more than 800 supermarkets and multidepartment stores. In September 1997, Fred Meyer acquired Smith's Food & Drug Centers, Inc., and in March 1998, Fred Meyer acquired Quality Food Centers, Inc. and Food 4 Less Holdings, Inc. Fred Meyer is a geographically diversified food retailer that operates multiple formats that appeal to customers across a wide range of income brackets. In the Pacific Northwest, Southwest and Intermountain states, Fred Meyer operates multidepartment stores principally under the Fred Meyer banner and food and drug combination stores principally under the Smith's Food & Drug Centers banner; in Southern California, Fred Meyer operates conventional supermarkets under the Ralphs banner and price-impact warehouse supermarkets under the Food 4 Less banner; and in the Seattle/Puget Sound Region, Fred Meyer operates premium supermarkets principally under the Quality Food Centers banner. In addition, Fred Meyer operates 279 mall jewelry stores in 25 states under the names "Fred Meyer Jewelers," "Littman Jewelers," "Barclay Jewelers," "Merksamer Jewelers" and "Fox's Jewelers."

THE EXCHANGE RATIO (SEE PAGE 48)

If the merger is completed, Fred Meyer stockholders will receive one Kroger common share in exchange for each of their shares of Fred Meyer common stock. This one-for-one exchange ratio will not change, even if the market price of Kroger common shares or Fred Meyer common stock increases or decreases between now and the date the merger is completed.

Because the exchange ratio is fixed and the market price of Kroger common shares that Fred Meyer stockholders will receive in the merger may fluctuate, Fred Meyer stockholders cannot be sure of the market value of the Kroger common shares they will receive in the merger. We urge you to obtain current price quotations with respect to the Fred Meyer common stock and the Kroger common shares.

REASONS FOR THE MERGER

     KROGER (SEE PAGE 28)
The Kroger board of directors determined to recommend shareholder approval of the merger agreement based on a number of factors, including the following:

1. the long-term interests of Kroger and its shareholders, as well as the interests of Kroger employees, customers, creditors, suppliers and the communities in which Kroger operates; and

2. the Kroger board of directors' review of the business, operations, financial condition, earnings and prospects of both Kroger and Fred Meyer;

3. the opinion of Kroger's financial advisor, Goldman, Sachs & Co.;

4. the merger would create the nation's largest supermarket company with more than 2,200 supermarkets and over 800 convenience stores in 37 states;

5. the merger would result in the combination of companies with strong positions in attractive and growing markets;

6. the opportunity to leverage economies of scale and operating efficiencies through combined purchasing and consolidation of infrastructures;

7. the potential for cost savings and other synergies that could be created by combining the businesses;

8. the merger is expected to be accretive to cash flow in 1990 and to earnings in 2000, excluding merger-related costs, and provide for future earnings growth;

9. the terms of the merger agreement, the stock option agreements and the voting agreements, including the fact that the merger is intended to be a "tax-free" reorganization for federal income tax purposes and to qualify for pooling of interests accounting treatment.

     FRED MEYER (SEE PAGE 30)
The Fred Meyer board of directors determined to recommend stockholder approval of the merger agreement based on a number of factors, including the following:

1. the merger would provide Fred Meyer stockholders an opportunity to receive a premium for their shares of Fred Meyer common stock based on generally prevailing market prices at the time the board of directors approved the merger;

2. the analyses, opinion and presentation of each of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc., financial advisors to Fred Meyer;

3. the current and historical trading prices of Fred Meyer common stock and Kroger common shares, and the historical operational and financial performance of Fred Meyer and Kroger;

4. the potential for appreciation in the value of Kroger common shares following the merger and the opportunity for Fred Meyer stockholders to participate in any such appreciation through the ownership of approximately 35.5% of the outstanding Kroger common shares (based on the number of shares of each company outstanding on the dates specified in the merger agreement), and in particular the fact that the merger is expected to be accretive to earnings beginning in 2000, excluding merger-related costs;

5. the potential value that could be generated from the various strategic alternatives available to Fred Meyer;

6. the complementary geographic fit of the operations of the companies;

7. the fact that following the merger, Kroger would be the largest food retailer in the United States, and in particular the expected resulting economies of scale, including increased purchasing power and operational efficiencies;

8. the terms of the merger agreement and the stock option agreements, including the fact the merger is intended to be a "tax-free" reorganization for federal income tax purposes and to qualify for pooling of interests accounting treatment;

9. the historical performance and reputation of the Kroger management team, and the fact that certain members of the existing Fred Meyer management team would join Kroger management following the merger; and

10. the social and economic effects of the merger on the employees, customers, suppliers and other constituents of Fred Meyer and its subsidiaries and on the communities in which they operate.

OPINIONS OF FINANCIAL ADVISORS
(SEE PAGE 32)

Kroger Shareholders. Goldman, Sachs & Co. has delivered a written opinion to the Kroger board of directors to the effect that, as of October 18, 1998, the exchange ratio was fair to Kroger from a financial point of view. This opinion is not a recommendation to any Kroger shareholder as to how to vote the Kroger common shares. We have attached this opinion to this document as APPENDIX D. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Goldman, Sachs & Co. in providing their opinion.

Fred Meyer Stockholders. Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. have each delivered a written opinion to the Fred Meyer board of directors to the effect that, as of October 18, 1998, the exchange ratio was fair to the holders of Fred Meyer common stock from a financial point of view. These opinions are not recommendations to any Fred Meyer stockholder as to how to vote the Fred Meyer common stock. We have attached these opinions to this document as APPENDIX E and APPENDIX F, respectively. You should read them completely to understand the assumptions made, matters considered and limitations of the review undertaken by Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. in providing their opinions.

THE SPECIAL MEETINGS (SEE PAGE 22)

Kroger Shareholders. The Kroger special meeting will be held on [Date], at [time], local time, at [Address]. At the Kroger special meeting, Kroger shareholders will be asked to approve the merger agreement (including the issuance of Kroger common shares in connection with the merger).

Fred Meyer Stockholders. The Fred Meyer special meeting will be held on [Date], at [time], local time, at [Address]. At the Fred Meyer special meeting, Fred Meyer stockholders will be asked to approve the merger agreement.

RECORD DATE; VOTE REQUIRED
(SEE PAGE 22)

Kroger Shareholders. You can vote at the special meeting of Kroger shareholders if you owned Kroger common shares at the close of business on [date1], 1998. You can cast one vote for each Kroger common share that you owned at that time. On [date1], 1998, there were [ ] Kroger common shares outstanding and allowed to vote. To approve the merger agreement, the holders of a majority of outstanding Kroger common shares must vote in favor of doing so.

You may vote your shares in person by attending the special meeting or by mailing Kroger your proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before the vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Kroger or by attending the meeting and voting in person. If you do not vote your shares, the effect will be a vote against the merger agreement.

Fred Meyer Stockholders. You can vote at the special meeting of Fred Meyer stockholders if you owned Fred Meyer common stock at the close of business on [date2], 1998. You can cast one vote for each share of Fred Meyer common stock
you owned at that time. On [date2], 1998, there were [     ] shares of Fred
Meyer common stock outstanding and allowed to vote. To approve the merger agreement, the holders of a majority of outstanding shares of Fred Meyer common stock must vote in favor of doing so.

You may vote your shares in person by attending the special meeting or by mailing Fred Meyer your proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before the vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Fred Meyer or by attending the meeting and voting in person. If you do not vote your shares, the effect will be a vote against the merger agreement.

Broker Instructions. Your broker will vote your shares for you only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without your instructions, your shares will not be voted on the merger agreement, which will have the same effect as voting against the merger agreement.

RECOMMENDATIONS TO SHAREHOLDERS
(SEE PAGES 30 AND 32)

Kroger Shareholders. The board of directors of Kroger unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

Fred Meyer Stockholders. The board of directors of Fred Meyer unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

EXCHANGE OF SHARES (SEE PAGE 48)

Fred Meyer Stockholders. Upon completion of the merger, each of your shares of Fred Meyer common stock will automatically become the right to receive one Kroger common share. You will have to surrender your Fred Meyer common stock certificates to receive new certificates representing Kroger common shares. This will not be necessary until after we have completed the merger, and you should not send any certificates with your proxy card. You will receive written instructions regarding the surrender of certificates after the merger is completed.

Kroger Shareholders. Each of your Kroger common shares will remain outstanding as one common share of the combined company. You will not need to surrender your shares or exchange them for new ones. Holders of Kroger common shares who do not vote in favor of the merger and follow certain procedures may exercise their dissenters' rights from the merger and receive cash equal to the fair value of these common shares. See page 53.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
(SEE PAGE 16)

Kroger common shares and Fred Meyer common stock are listed on the New York Stock Exchange. For the five trading days immediately prior to the public announcement of the execution of the merger agreement, the average closing price of the Kroger common shares was $50.00 per share and the average closing price of the Fred Meyer common stock was $44.13 per share. On [date], 1998, the last practicable trading day prior to the date of this document, Kroger common shares closed at $[ . ] per share and Fred Meyer common stock closed at $[ . ] per share.

Based on the one-for-one exchange ratio, the market value of the consideration that Fred Meyer stockholders will receive in the merger for each share of Fred Meyer common stock would be $[ ] based on the closing price of Kroger common shares on [date], 1998. While the exchange ratio is fixed, the market price of Kroger common shares will fluctuate prior to the merger. We urge you to obtain current stock price quotations for the Kroger common shares and the Fred Meyer common stock.

FRED MEYER STOCK OPTIONS AND WARRANTS
(SEE PAGES 28 AND 59)

In the merger, each option to buy Fred Meyer common stock granted under Fred Meyer's stock option plans that is outstanding immediately before the completion of the merger will become an option to buy the same number of Kroger common shares on the same terms. The option will continue to be governed by the terms of the Fred Meyer stock option plan and stock option agreement under which it originally was granted. In the merger, existing warrants to buy 3,869,366 shares of Fred Meyer common stock will become warrants to buy the same number of Kroger common shares on the same terms.

THE MERGER AGREEMENT

The merger agreement is attached to this document as APPENDIX A. Please read the merger agreement in its entirety. It is the legal document that governs the merger.

CONDITIONS TO COMPLETION OF THE MERGER
AND THE EFFECTIVE TIME (SEE PAGE 54)

The completion of the merger depends on a number of conditions being satisfied, including the following:

1. approval of the merger agreement by holders of a majority of the outstanding shares of common stock of each of Kroger and Fred Meyer;

2. expiration of applicable waiting periods under applicable federal antitrust laws;

3. the absence of any injunction or legal restraint blocking the merger;

4. approval by the New York Stock Exchange of the listing of the Kroger common shares to be issued in the merger;

5. receipt by each of Kroger and Fred Meyer of legal opinions that the United States federal income tax treatment of Kroger, Fred Meyer and the holders of Fred Meyer common stock will be as we have described in this document;

6. receipt by each of Kroger and Fred Meyer of letters from each of their independent accountants that the merger will qualify for pooling of interests accounting treatment;

7. the representations and warranties of each of Kroger and Fred Meyer being true and correct at the time of the completion of the merger (except to the extent that any failure of representations and warranties to be true and correct would not reasonably be expected to result in a material adverse effect on that company);

8. receipt by each of Kroger and Fred Meyer of letters from each of their independent accountants in scope and substance customary for comfort letters;

9. material compliance by Kroger and Fred Meyer with all agreements and covenants required by the merger agreement; and

10. receipt of consents from third parties and regulatory authorities necessary to be obtained to complete the merger (unless the failure to obtain consents or make a filing or registration would not reasonably be expected to result in a material adverse effect on Kroger or Fred Meyer, as the case may be).

If the law permits, either Kroger or Fred Meyer could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. The merger will occur shortly after all of the conditions to the completion of the merger have been satisfied. Although we expect to complete the merger in early 1999, we cannot be certain when the conditions to the merger will be satisfied or waived or that the merger will be completed.

ACCOUNTING TREATMENT (SEE PAGE 43)

We expect the merger to qualify as a pooling of interests, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 55)

The companies may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of both companies have approved it.

In addition, either Kroger or Fred Meyer may decide, without the consent of the other, to terminate the merger agreement if:

1. the merger has not been completed by September 30, 1999;

2. the shareholders of either company fail to approve the merger agreement;

3. the other company breaches its representations, warranties or obligations under the merger agreement in a manner that would likely have a material adverse effect on it or would have the effect of blocking or materially delaying the merger (and which breach is not curable); or

4. any legal restriction permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable.

TERMINATION FEES (SEE PAGE 55)

The merger agreement provides for termination fees that could discourage other companies from trying or proposing to combine with either Fred Meyer or Kroger before the merger is completed.

Kroger. The merger agreement requires Kroger to pay Fred Meyer an initial termination fee of $90 million if prior to the Kroger special meeting, Kroger receives an offer to enter into a merger or similar transaction with a third party and the merger agreement is terminated because either Kroger shareholders fail to approve the merger agreement or Kroger is in material breach of its covenants or agreements under the merger agreement.

If within 18 months after the termination of the merger agreement under the circumstances described in the previous paragraph, Kroger enters into or completes a merger or similar transaction with a third party, Kroger must pay Fred Meyer an additional termination fee of $185 million.

Fred Meyer. The merger agreement requires Fred Meyer to pay Kroger an initial termination fee of $55 million if prior to the Fred Meyer special meeting, Fred Meyer receives an offer to enter into a merger or similar transaction with a third party and the merger agreement is terminated because either Fred Meyer stockholders fail to approve the merger agreement or Fred Meyer is in material breach of its covenants or agreements under the merger agreement.

If within 18 months after the termination of the merger agreement under the circumstances described in the previous paragraph, Fred Meyer enters into or completes a merger or similar transaction with a third party, Fred Meyer must pay Kroger an additional termination fee of $110 million.

KROGER AND FRED MEYER STOCK OPTION
AGREEMENTS (SEE PAGE 59)

As an inducement to the other company to enter into the merger agreement, Kroger and Fred Meyer granted the other company an option to purchase shares of its common stock. Each option provides for the purchase of up to 19.9% of the outstanding shares of the granting company's common stock. Because they have the same economic effect as the termination fees, the options could discourage other companies from trying to or proposing to combine with either Kroger or Fred Meyer before the merger is completed. In addition, if the option were to become exercisable, the option may, for a period of time, preclude a third party from completing a pooling of interests transaction with the company that granted the option. The Fred Meyer and Kroger stock option agreements are attached to this document as APPENDIX B and APPENDIX C, respectively.

The purchase price is $50.00 per Kroger common share under the option granted by Kroger and $44.13 per share of Fred Meyer common stock under the option granted by Fred Meyer. These prices were based on average closing prices for the five trading days immediately before the public announcement of the execution of the merger agreement. If the option becomes exercisable, the holder of the option may require the company that granted the option to repurchase the option (and/or any shares purchased under the option).
Either option will become exercisable only if the holder is entitled to receive the initial and additional termination fees described above.

The total profit that either Fred Meyer or Kroger may receive as a result of the termination fees provided in the merger agreement and pursuant to the exercise of its option is limited. Kroger's total profit is limited to $275 million. Fred Meyer's total profit is limited to $460 million.

VOTING AGREEMENTS (SEE PAGE 63)

As part of the inducement for Kroger to enter into the merger agreement, Mr. Miller, Mr. Burkle and certain entities controlled by Mr. Burkle entered into agreements to vote all of their shares of Fred Meyer common stock in favor of the merger agreement at the Fred Meyer special meeting.

ASSIGNMENT, AMENDMENT AND WAIVER
(SEE PAGE 56)

The merger agreement may be amended prior to the completion of the merger, including to change the structure of the merger. However, after shareholder approval of the merger agreement, the merger agreement cannot be amended in any way that requires further shareholder approval under applicable law without first obtaining that approval. Also, each company may waive its right to require the other company to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(SEE PAGE 42)

Some of Fred Meyer's directors and executive officers have interests in the merger that are different from, or in addition to, interests of Fred Meyer stockholders. These interests exist because of rights the executive officers of Fred Meyer have under employment agreements with Fred Meyer. The employment agreements provide for the payment of severance benefits and, for some officers, the acceleration of unvested stock options, if an officer's employment terminates under specified circumstances following or in connection with the merger.

We expect that, at the time the merger is completed, the Kroger board of directors will appoint six of the present directors of Fred Meyer to the Kroger board of directors. We expect that the six directors will be Robert D. Beyer, Ronald W. Burkle, Carlton J. Jenkins, Bruce Karatz, Robert G. Miller and Steven

R. Rogel. Robert G. Miller, Vice Chairman and Chief Executive Officer of Fred Meyer, will become Vice Chairman and Chief Operating Officer of the combined company. Ronald W. Burkle, Chairman of the Board of Directors of Fred Meyer, will become Chairman of the Executive Committee of the combined company's board of directors.

The members of Fred Meyer's board of directors knew about these additional interests, and considered them, when they approved the merger agreement.

COMPARISON OF RIGHTS OF FRED MEYER
STOCKHOLDERS AND KROGER SHAREHOLDERS
(SEE PAGE 81)

The rights of Fred Meyer's stockholders are governed by Delaware law and Fred Meyer's Certificate of Incorporation and Bylaws. The rights of Kroger shareholders are governed by Ohio law and Kroger's Articles of Incorporation and Regulations (Bylaws). Upon the completion of the merger, Fred Meyer stockholders will become shareholders of Kroger, and therefore their rights will be governed by Ohio law and by Kroger's Articles of Incorporation and Regulations (Bylaws). As a result of these different governing laws and organizational documents, Fred Meyer stockholders will have different rights as holders of Kroger common shares than they now have as holders of Fred Meyer common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
(SEE PAGE 44)

Fred Meyer stockholders generally will not recognize taxable gain or loss for United States federal income tax purposes upon the exchange in the merger of Fred Meyer common stock for Kroger common shares. The tax basis of the Kroger common shares received in the merger generally will be the same as the tax basis of the Fred Meyer common stock exchanged. The holding period for the Kroger common shares received by Fred Meyer stockholders in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of Kroger common shares, generally will include the holding period for the Fred Meyer common stock exchanged in the merger.

A dissenting Kroger shareholder who receives the fair cash value for that shareholder's common shares generally will be treated as if that shareholder sold those shares in a taxable transaction and, therefore, will generally recognize a taxable gain or loss, as the case may be. The cash received by a dissenting Kroger shareholder, however, may be taxed as a dividend and not as gain or loss if such shareholder owns or is deemed to own other Kroger common shares after the merger.

We have conditioned the merger on our receipt of legal opinions that the federal income tax treatment will be as we have described in this document.

This tax treatment may not apply to certain stockholders and may depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

REGULATORY APPROVALS REQUIRED FOR THE MERGER
(SEE PAGE 45)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 requires us to furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or terminate before the merger can be completed. Kroger and Fred Meyer filed the required information and materials with the United States antitrust authorities on November 2, 1998. Unless additional information is requested by the regulatory authorities, the waiting period will expire on December 2, 1998. Even after the waiting period expires or terminates, the Antitrust Division of the Department of Justice and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

APPRAISAL RIGHTS FOR DISSENTING SHAREHOLDERS
(SEE PAGE 57)

Kroger Shareholders. Kroger is an Ohio corporation and under Ohio law holders of Kroger common shares may dissent from the merger and have the fair value of their shares paid to them in cash. During pendency of the appraisal process, the shares of dissenting shareholders will remain common shares of Kroger, but all rights will be suspended. To exercise this appraisal right, Kroger shareholders must follow certain procedures, including filing notices with Kroger and not voting in favor of the merger agreement. For more information on how to exercise these rights, see "RIGHTS OF DISSENTING SHAREHOLDERS" on page 57 and Appendix G to this Joint Proxy Statement/Prospectus. If holders of Kroger common shares exercise appraisal rights representing 10% or more of the value of the Kroger common shares to be received by Fred Meyer stock-holders, the merger would not qualify as a pooling of interests for accounting and financial reporting purposes. This 10% threshold may be reduced under certain circumstances. It is a condition to completion of the merger that the merger qualify as a pooling of interests.

Fred Meyer Stockholders. Fred Meyer is a Delaware corporation, and under Delaware law Fred Meyer stockholders will not have any appraisal or dissenters' rights.

FORWARD-LOOKING STATEMENTS MAY PROVE
INACCURATE (SEE INSIDE FRONT COVER)

We have each made forward-looking statements in this document (and in documents that are incorporated in this document by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the combined company, including the anticipated synergies from the merger. Also, when we use the words "believes," "expects," "anticipates," "estimates" or similar words or expressions, we are making forward-looking statements. Shareholders should note that many factors could affect the future financial and operational results of the combined company, and could cause these results to differ materially from those expressed in our forward-looking statements. See "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION" on the inside front cover of this Joint Proxy Statement/ Prospectus.

SELECTED FINANCIAL DATA AND UNAUDITED COMPARATIVE PER SHARE DATA

     The following tables show summary historical financial data for each of our companies and also show similar information reflecting the merger of our two companies (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods. The following tables show information about our companies' earnings per share and book value per share, and similar pro forma information.

     We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as pooling of interests accounting). We computed the information listed as "equivalent pro forma" for Fred Meyer by multiplying the pro forma amounts by the exchange ratio of 1.0. Since the exchange ratio for this business combination is one share of Kroger common shares for each share of Fred Meyer common stock, the resulting equivalent pro forma basis for Fred Meyer is the same as the Kroger pro forma basis. We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. The unaudited pro forma earnings per share data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger of our companies, but do include merger-related costs associated with acquisitions completed by Fred Meyer since September 1997.

     We also anticipate that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, these anticipated cost savings and benefits are not reflected in the pro forma information. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. All adjustments, consisting of only normal recurring adjustments necessary for a fair statement of results of the unaudited historical interim periods, have been included.

     Fred Meyer's fiscal year ends on the Saturday closest to January 31 of each year. All fiscal years presented are 52 week periods except Fred Meyer's fiscal year 1995, which is a 53 week period. Unless the context otherwise indicates, a reference to a Fred Meyer fiscal year refers to the calendar year in which such fiscal year commences.

     We base certain of the information in the following tables on the historical financial information of our companies that we have presented in our prior filings with the Securities and Exchange Commission. When you read the summary financial information we provide in the following tables, you should also read the historical financial information and the more detailed financial information we provide in this document, which you can find beginning at page 67, as well as the historical financial information in the other documents to which we refer. See "WHERE YOU CAN FIND MORE INFORMATION" on page 90 for instructions on how to obtain documents each of our companies has filed with the Securities and Exchange Commission. Kroger's audited historical financial statements were audited by PricewaterhouseCoopers LLP, independent public accountants, and Fred Meyer's audited historical financial statements were audited by Deloitte & Touche LLP, independent public accountants. The audited historical financial statements of Food 4 Less Holdings, Inc., which was acquired by Fred Meyer in March 1998, were audited by Arthur Andersen LLP, independent public accountants.

KROGER SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The table below sets forth selected historical financial information about Kroger. You should read this information in conjunction with Kroger's consolidated financial statements (including the notes that are included with these financial statements). We derived the consolidated historical financial data for fiscal years 1993 through 1997 from the consolidated financial statements of Kroger audited by PricewaterhouseCoopers LLP, independent public accountants. The statement of earnings data for fiscal years 1995 through 1997, and the balance sheet data for fiscal years 1997 and 1996, are incorporated into this document by reference. The statement of earnings data for fiscal years 1994 and 1993, and the balance sheet data for fiscal years 1995, 1994 and 1993, are not incorporated into this document by reference.

     We derived the Kroger consolidated historical financial data for the three quarters ended October 3, 1998 and October 4, 1997 (40 week periods) from Kroger's unaudited consolidated financial statements which are incorporated into this document by reference (except for the balance sheet data for the 1997 interim period). In the opinion of Kroger management, the unaudited consolidated historical financial statements reflect all adjustments (consisting of only normal recurring items) that are necessary for the fair presentation of financial position and results of operations for these periods. See "WHERE YOU CAN FIND MORE INFORMATION" on page 90.

                         THREE QUARTERS ENDED                                 FISCAL YEAR ENDED
                      ---------------------------   ---------------------------------------------------------------------
                       OCTOBER 3,     OCTOBER 4,    DECEMBER 27,   DECEMBER 28   DECEMBER 30   DECEMBER 31,   JANUARY 1,
                          1998           1997           1997          1996          1995           1994          1994
                      (40 WEEKS)(A)   (40 WEEKS)     (52 WEEKS)    (52 WEEKS)    (52 WEEKS)     (52 WEEKS)    (52 WEEKS)
                      -------------   -----------   ------------   -----------   -----------   ------------   -----------
                                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS
  DATA:
Sales................  $20,854,281    $20,057,847   $26,567,348    $25,170,909   $23,937,795   $22,959,122    $22,384,301
Earnings before
  extraordinary loss
  and cumulative
  effect of change in
  accounting.........      270,436        296,927       444,032        352,735       318,866       268,903        170,805
Extraordinary loss
  (net of income tax
  benefit) (B).......      (10,783)        (9,045)      (32,376)        (2,862)      (16,053)      (26,707)       (23,832)
Cumulative effect of
  change in
  accounting (net of
  income tax benefit)
  (C)................                                                                                            (159,193)
Net earnings
  (loss).............      259,653        287,882       411,656        349,873       302,813       242,196        (12,220)
Diluted earnings
  (loss) per share...         1.02           1.13          1.69           1.36          1.28          1.10            .76
Earnings before
  extraordinary loss
Extraordinary loss
  (B)................         (.04)          (.03)         (.12)          (.01)         (.06)         (.10)          (.10)
Cumulative effect of
  change in
  accounting (C).....                                                                                                (.65)
Net earnings.........  $       .98    $      1.10   $      1.57    $      1.35   $      1.22   $      1.00    $       .01
BALANCE SHEET DATA:
  (as of the end of
  the period)
Total assets.........  $ 6,468,197    $ 6,034,723   $ 6,301,341    $ 5,892,465   $ 5,044,717   $ 4,707,674    $ 4,480,464
Long-term
  obligations,
  including
  obligations under
  capital leases.....    3,314,172      3,568,190     3,493,075      3,659,491     3,489,728     3,889,194      4,135,013
Shareowners'
  deficit............  $  (603,221)   $  (927,958)  $  (784,848)   $(1,181,706)  $(1,603,013)  $(2,153,684)   $(2,459,642)

---------------

(A) Includes expenses totaling $89.700 ($55,600 after tax, or 21 cents per diluted share) related to a change in the method of accounting for inventory and the effect of one-time expenses of $52,400 ($32,500 after tax, or 12 cents per diluted share).

(B) See "extraordinary loss" in the Notes to Consolidated Financial Statements in Kroger's Annual Reports on Form 10-K or Quarterly Report on Form 10-Q, as applicable.

(C) See Postretirement Health Care and Life Insurance Benefits in the Notes to Consolidated Financial Statements in Kroger's Annual Report of Form 10-K for the year ended January 1, 1994.

FRED MEYER SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The table below sets forth selected historical financial information about Fred Meyer. You should read this information in conjunction with Fred Meyer's consolidated financial statements (including the notes that are included with these financial statements). We derived the consolidated historical financial data for fiscal years 1995 though 1997 from the consolidated financial statements of Fred Meyer incorporated into this document by reference. These financial statements have been restated to reflect the acquisition of Quality Food Centers, Inc. using the pooling of interests method of accounting and have been audited by Deloitte & Touche LLP, independent public accountants. We derived the consolidated financial data for each of the fiscal years 1993 and 1994 from the separate consolidated financial statements of Fred Meyer and Quality Food Centers, Inc. combined using the pooling of interests method of accounting which are not incorporated into this document by reference. These separate financial statements have been audited by Deloitte & Touche LLP, independent public accountants. We derived the Fred Meyer consolidated historical financial data for the two quarters ended August 15, 1998 and August 16, 1997 (28 week periods) from Fred Meyer's unaudited consolidated financial statements which are incorporated into this document by reference (except for the balance sheet data for the 1997 interim period). In the opinion of Fred Meyer management, the unaudited consolidated historical financial statements reflect all adjustments (consisting of only normal recurring items) that are necessary for the fair presentation of financial position and results of operations for such periods. See "WHERE YOU CAN FIND MORE INFORMATION" on page 90.

                                        28 WEEKS ENDED                                 FISCAL YEAR ENDED
                                    -----------------------   -------------------------------------------------------------------
                                    AUGUST 15,   AUGUST 16,   JANUARY 31,   FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,   JANUARY 29,
                                       1998         1997         1998          1997          1996          1995          1994
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Net sales.......................  $7,545,380   $3,051,039   $7,359,202    $4,530,120    $4,152,574    $3,698,514    $3,492,085
  Gross margin (1)................   2,237,687      905,866    2,184,074     1,346,716     1,187,251     1,031,201     1,039,500
  Operating and administrative
    expenses......................   1,877,706      785,322    1,842,224     1,163,859     1,056,047       938,593       862,497
  Merger related costs............     256,964
  Writedown of California
    assets........................                                                                          15,978
                                    ----------   ----------   ----------    ----------    ----------    ----------    ----------
  Income from operations (1)......     103,017      120,544      341,850       182,857       131,204        76,630       177,003
  Interest expense................     191,775       36,015      102,094        48,855        48,716        24,924        16,724
  Recapitalization fees...........                                                             1,400
  Provision (benefit) for income
    taxes (2).....................      (2,152)      32,564       96,445        50,039        30,586        18,161        63,381
                                    ----------   ----------   ----------    ----------    ----------    ----------    ----------
  Income (loss) before
    extraordinary
    charge/accounting change (1,
    2)............................     (86,606)      51,965      143,311        83,963        50,502        33,545        96,898
  Extraordinary charge/accounting
    change (3, 4).................    (217,610)                  (91,210)                                                 (2,588)
                                    ----------   ----------   ----------    ----------    ----------    ----------    ----------
  Net income (loss) (1, 2)........  $ (304,216)  $   51,965   $   52,101    $   83,963    $   50,502    $   33,545    $   94,310
                                    ==========   ==========   ==========    ==========    ==========    ==========    ==========
  Diluted earnings per common
    share:
    Income (loss) before
      extraordinary
      charge/accounting change (1,
      2)..........................  $    (0.58)  $     0.56   $     1.31    $     1.00    $     0.58    $     0.35    $     1.03
    Extraordinary
      charge/accounting change (3,
      4)..........................       (1.46)                    (0.83)                                                  (0.03)
                                    ----------   ----------   ----------    ----------    ----------    ----------    ----------
  Net income (loss)(1,2)..........  $    (2.04)  $     0.56   $     0.48    $     1.00    $     0.58    $     0.35    $     1.00
                                    ==========   ==========   ==========    ==========    ==========    ==========    ==========
BALANCE SHEET DATA
  Working capital.................  $   80,331   $  309,130   $  434,518    $  236,659    $  288,385    $  273,290    $  207,065
  Total assets....................   9,739,482    2,751,686    5,422,936     1,996,037     1,953,753     1,771,283     1,507,988
  Long-term debt..................   4,764,735      917,945    2,184,794       666,512       820,760       540,166       321,398
  Stockholders' equity............  $2,110,466   $  942,632   $1,702,360    $  642,702    $  614,762    $  696,798    $  661,306

---------------

1. For fiscal year ended January 29, 1994, includes a nonrecurring last-in-first-out credit of $6.2 million.

2. For fiscal year ended January 29, 1994, includes $3.6 million from the resolution of an Internal Revenue Service audit ($2.3 million) related to the last-in-first-out credit and a 38% tax rate.

3. For fiscal year ended January 29, 1994, effect of adopting SFAS No. 109 relating to income taxes.

4. For fiscal year ended January 31, 1998, includes a charge for early extinguishment of debt covering premiums paid and write-off of financing costs related to debt refinanced in the acquisition of Smith's Food & Drug Centers, Inc. For the period ended August 15, 1998, charge for early extinguishment of debt covering premiums paid and write off of financing costs related to debt refinanced in the acquisitions of Food 4 Less Holdings, Inc. and Quality Food Centers, Inc.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The table below sets forth selected unaudited pro forma combined financial data for the combined company and is based on adjustments to the historical consolidated financial statements of Kroger and Fred Meyer to give effect to the merger using the pooling of interests method of accounting for business combinations. We have derived the unaudited pro forma combined financial data from the Unaudited Pro Forma Combined Financial Data included elsewhere in this Joint Proxy Statement/Prospectus. You should read this information in conjunction with the "-- Unaudited Pro Forma Combined Financial Data" on page 62.

     To present the fiscal year periods, we have combined Fred Meyer's results for each fiscal year (determined on the basis of the calendar year in which the fiscal year commenced) with the corresponding fiscal year of Kroger (which for the periods presented are comparable with the calendar years). The interim periods below are 40 week periods of both companies combined. To present the interim period for 1998, we have combined: (i) Fred Meyer's results for the 40 week period ended August 15, 1998 (which is comprised of Fred Meyer's results for the 28 week period ended August 15, 1998 and the 12 week period ended January 31, 1998) with (ii) Kroger's results for the 40 week period ended October 3, 1998. To present the interim period for 1997, we have combined: (i) Fred Meyer's results for the 40 week period ended November 8, 1997 with (ii) Kroger's results for the 40 week period ended October 4, 1997.

     The unaudited pro forma combined statement of earnings data do not reflect any cost savings and other synergies nor merger related expenses anticipated by management of the combined company as a result of the merger. This data is not necessarily indicative of either the financial performance which would have occurred had the merger been consummated at the beginning of the earliest period presented, or are they necessarily indicative of the combined company's future financial performance. See "WHERE YOU CAN FIND MORE INFORMATION" on page 90.

                                           1998             1997           1997          1996          1995
                                      INTERIM PERIOD   INTERIM PERIOD   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR
                                        PRO FORMA        PRO FORMA       PRO FORMA     PRO FORMA     PRO FORMA
                                         COMBINED         COMBINED       COMBINED      COMBINED      COMBINED
                                      --------------   --------------   -----------   -----------   -----------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Sales...............................   $32,768,745      $30,533,006     $41,274,124   $29,701,029   $28,090,369
  Costs and expenses
  Merchandise costs, including
    warehousing and
    transportation..................    24,513,802       23,043,221      30,953,042    22,471,190    21,292,918
  Operating, general and
    administrative..................     5,913,196        5,290,125       7,237,995     5,306,658     5,023,950
  Rent..............................       477,895          435,072         592,012       392,927       385,247
  Depreciation and amortization.....       651,338          647,663         855,256       480,100       434,827
  Net interest expense..............       493,253          507,283         678,006       348,839       362,801
  Merger related costs..............       291,028
                                       -----------      -----------     -----------   -----------   -----------
Total...............................    32,340,512       29,923,364      40,316,311    28,999,714    27,499,743
                                       -----------      -----------     -----------   -----------   -----------
Earnings before tax expense and
  extraordinary loss................       428,233          609,642         957,813       701,315       590,626
Tax expense.........................       224,453          256,082         398,118       264,617       221,258
                                       -----------      -----------     -----------   -----------   -----------
Earnings before extraordinary
  loss..............................   $   203,780      $   353,560     $   559,695   $   436,698   $   369,368
                                       ===========      ===========     ===========   ===========   ===========
Basic earnings per common share
  before extraordinary loss.........   $      0.50      $      0.88     $      1.40   $      1.32   $      1.17
                                       ===========      ===========     ===========   ===========   ===========
Diluted earnings per common share
  before extraordinary loss.........   $      0.48      $      0.85     $      1.35   $      1.27   $      1.09
                                       ===========      ===========     ===========   ===========   ===========
Average number of common shares used
  in basic calculation..............       407,623          402,855         400,509       330,773       314,674
Average number of common shares used
  in diluted calculation............       425,384          416,486         414,229       342,905       338,449

                                    OCTOBER 3, 1998
                                       PRO FORMA
                                       COMBINED
                                    ---------------
BALANCE SHEET DATA:
Total assets......................    $16,132,679
Total Liabilities.................    $14,700,434
Long-term debt and capitalized
  lease obligations...............    $ 8,260,500
Shareowners' equity...............    $ 1,432,245

COMPARATIVE PER SHARE DATA

     Set forth below are the earnings from operations before extraordinary items and book value per common share data for Kroger and Fred Meyer on an historical basis and a pro forma basis. No cash dividends were paid by either Kroger or Fred Meyer for the periods presented. We derived the Kroger pro forma data by combining historical consolidated financial information of Kroger and pro forma Fred Meyer financial information using the pooling of interests method of accounting for business combinations, all on the basis described under "Unaudited Pro Forma Combined Financial Data" on page 67. The exchange ratio for this business combination is one Kroger common share for each share of Fred Meyer common stock. Accordingly, the equivalent pro forma basis for Fred Meyer is the same as the Kroger pro forma basis. The interim periods below are 40 week periods of both companies combined. See "-- Selected Unaudited Pro Forma Combined Financial Data" on page 15 for a description of how the Kroger and Fred Meyer accounting periods were combined.

     You should read the respective audited and unaudited consolidated financial statements and related notes of Kroger and Fred Meyer incorporated by reference into this Joint Proxy Statement/Prospectus. The unaudited pro forma data set forth below may not necessarily reflect the financial condition or results of operations of Kroger that would have actually resulted had the merger occurred as of the date and for the periods indicated or reflect the future earnings of Kroger.

                                INTERIM PERIOD    INTERIM PERIOD    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
                                     1998              1997            1997           1996           1995
                                --------------    --------------    -----------    -----------    -----------
KROGER HISTORICAL
Earnings per share:
  Basic.......................      $ 1.06            $1.17            $1.75          $1.41          $1.38
  Diluted.....................        1.02             1.13             1.69           1.36           1.28
Book value per share..........       (2.36)              --               --             --             --
FRED MEYER HISTORICAL
Earnings (loss) per share: (1)
  Basic.......................      $(0.58)           $0.58            $1.37          $1.05          $0.61
  Diluted.....................       (0.58)            0.56             1.31           1.00           0.58
Book value per share..........       13.67               --               --             --             --
KROGER UNAUDITED PRO FORMA
Earnings per share:
  Basic.......................      $ 0.50            $0.88            $1.40          $1.32          $1.17
  Diluted.....................        0.48             0.85             1.35           1.27           1.09
Book value per share..........        3.51               --               --             --             --
FRED MEYER EQUIVALENT PRO
  FORMA
Earnings per share:
  Basic.......................      $ 0.50            $0.88            $1.40          $1.32          $1.17
  Diluted.....................        0.48             0.85             1.35           1.27           1.09
Book value per share..........        3.51               --               --             --             --

---------------

(1) Earnings per share amount is before extraordinary charge/accounting charge.

                          MARKET PRICES AND DIVIDENDS

     Kroger common shares are listed for trading on the New York Stock Exchange under the trading symbol "KR." Fred Meyer common stock is listed for trading on the New York Stock Exchange under the trading symbol "FMY." The following table sets forth, for the calendar periods indicated (e.g., first quarter period is January 1 through March 31), the range of the high and low sale prices of Kroger common shares and Fred Meyer common stock, as reported on the New York Stock Exchange Composite Transactions Tape. During the periods indicated, neither Kroger nor Fred Meyer paid any cash dividends on its common stock. All information gives effect to the Kroger two-for-one stock split effected in April 1997 and the Fred Meyer two-for-one stock split effected in September 1997.

                                                                              FRED MEYER COMMON
                                                      KROGER COMMON SHARES          STOCK
                                                      --------------------    ------------------
                                                        HIGH        LOW        HIGH        LOW
                                                      --------    --------    -------    -------
Calendar Year 1996
  First Quarter.....................................  $20.500     $16.750     $14.938    $10.250
  Second Quarter....................................  $22.000     $18.750     $16.000    $13.500
  Third Quarter.....................................  $22.500     $18.563     $16.875    $13.063
  Fourth Quarter....................................  $23.750     $20.375     $18.813    $14.938
Calendar Year 1997
  First Quarter.....................................  $28.125     $22.688     $21.000    $16.188
  Second Quarter....................................  $29.375     $23.813     $25.938    $19.063
  Third Quarter.....................................  $31.063     $27.938     $28.969    $25.500
  Fourth Quarter....................................  $37.313     $28.500     $37.000    $25.000
Calendar Year 1998
  First Quarter.....................................  $47.313     $34.000     $51.000    $32.750
  Second Quarter....................................  $47.500     $40.188     $48.875    $39.938
  Third Quarter.....................................  $54.125     $42.125     $48.563    $36.625
  Fourth Quarter (through November [ ], 1998.)

     Set forth below are the following prices for each of Kroger common shares and Fred Meyer common stock: (i) the average of the closing price for the five trading days immediately prior to the public announcement of the execution of the merger agreement, (ii) the closing price on October 16, 1998, the last trading day prior to the public announcement of the execution of the merger agreement, and (iii) the closing price on [date2], 1998, the last practicable trading day prior to the date of this Joint Proxy Statement/Prospectus. Also set forth below for each of those prices is the equivalent pro forma price of Fred Meyer common stock (as determined by multiplying the applicable price of Kroger common shares by the one-for-one exchange ratio). Because the exchange ratio is fixed and because the market price of Kroger common shares is subject to fluctuation, the market value of the Kroger common shares that holders of Fred Meyer common stock will receive in the merger may increase or decrease prior to and following the completion of the merger. Holders of Kroger common shares and Fred Meyer common stock are urged to obtain current market quotations.

                                                  KROGER        FRED MEYER          FRED MEYER
                                               COMMON STOCK    COMMON STOCK    EQUIVALENT PRO FORMA
                                               ------------    ------------    --------------------
Average Closing Price........................    $50.000         $44.125             $50.000
October 16, 1998.............................    $48.750         $49.000             $48.750
[date2], 1998

     Following the completion of the merger, holders of Kroger common shares will be entitled to receive dividends (if any) from funds legally available therefor when, as and if declared by the Board of Directors of Kroger. Kroger currently has no intention to pay cash dividends on any of its common shares whether or not the merger is completed. The future payment of any dividends by Kroger will depend upon several factors, including the profitability of the combined company, capital requirements, financial condition, growth, business opportunities, tax considerations, industry standards, economic conditions, and other factors that the Kroger Board of Directors may deem relevant, including restrictions in any then-existing credit agreements. Pursuant to the terms of Kroger's existing credit facilities, Kroger is prohibited from paying cash dividends on its common shares.

                                  RISK FACTORS

     KROGER AND FRED MEYER SHAREHOLDERS SHOULD CONSIDER THE FOLLOWING MATTERS IN DECIDING WHETHER TO VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX A. SUBJECT TO THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, A SUBSIDIARY OF KROGER WILL MERGE WITH AND INTO FRED MEYER, AND FRED MEYER WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF KROGER. KROGER MAY, IN ITS SOLE DISCRETION, RESTRUCTURE THE MERGER TO PROVIDE FOR THE MERGER OF FRED MEYER WITH AND INTO KROGER, WITH KROGER AS THE SURVIVING CORPORATION. THE MATTERS BELOW SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

RISKS ASSOCIATED WITH THE FIXED EXCHANGE RATIO

     At the time the merger is completed, each share of Fred Meyer common stock will be converted into the right to receive one Kroger common share. This one-to-one exchange ratio is fixed and will not be adjusted in the event of any increase or decrease in the price of the Kroger common shares or the Fred Meyer common stock. As a result, the value of the consideration received by Fred Meyer stockholders in the merger could vary depending on fluctuations in the value of the Kroger common shares. These fluctuations may be the result of changes in the business, operations or prospects of Kroger or Fred Meyer, market assessments of the likelihood that the merger will be consummated, the expected date of completion of the merger, regulatory considerations, industry developments, general market and economic conditions and other factors. Accordingly, we cannot assure you that the value of the merger consideration on the date of this Joint Proxy Statement/Prospectus will be the same as that on the date of the special meetings of the stockholders of Kroger and Fred Meyer or at the time of the completion of the merger. Shareholders are urged to obtain current market quotations for Kroger common shares and Fred Meyer common stock.

SIGNIFICANT INDEBTEDNESS

     As of [ ], 1998, the total outstanding indebtedness of Kroger and Fred Meyer was $[ ] billion, including $[ ] billion under several bank credit facilities. Completion of the merger would violate the existing terms of Fred Meyer's bank credit facilities and, in certain circumstances, the existing terms of Kroger's bank credit facilities. We cannot assure you that the lenders will approve the amendments required under the terms of these bank credit facilities to permit the completion of the merger or, absent these amendments, that the bank credit facilities could be refinanced. Completion of the merger is not conditioned on these amendments being approved. To increase the likelihood of the amendments being approved, Kroger has obtained the commitment of Chase Securities Inc. and The Chase Manhattan Bank to acquire by assignment, if necessary, up to 51% of the outstanding commitments under each of the existing bank credit facilities. By doing so, these Chase entities could approve the required amendments on their own. However, this commitment cannot assure you that the amendments will be approved. The amendments may not be approved if the Chase entities are unable to acquire 51% of the commitments under each of the existing bank credit facilities or certain conditions to their obligations are not satisfied (see "THE MERGER -- Amendment of Existing Credit Facilities" on page 46). In connection with obtaining these amendments, the cost of borrowing under Kroger's existing bank credit facilities will increase. If the merger is completed without these amendments being approved and replacement financing is not arranged, all indebtedness under these bank credit facilities would be in default and would have to be repaid. In addition, completion of the merger would violate the terms of Fred Meyer's existing $500 million five-year operating lease facility unless the operating lease facility is amended or repaid from the bank credit facilities, as currently contemplated. Other indebtedness of the combined company may also have to be repaid because of a default under the bank credit facilities and a possible default under the operating lease. These defaults would have a material adverse effect on the combined company's business, financial condition and results of operations.

     Upon consummation of the merger, Kroger will have greater indebtedness and a lower earning to fixed charges ratio than it currently has. The increased indebtedness and lower earning to fixed charges ratio may have the effect, among other things, of reducing the flexibility of Kroger to respond to changing business and economic conditions and increasing borrowing costs. On a pro forma basis after giving effect to the merger, Kroger's ratio of earnings to fixed charges would have been approximately [ ] for the 1997 fiscal year, and approximately [ ] for the 40 week period ended October 3, 1998, as compared to approximately [ ] and [ ], respectively, for the same periods on a historical basis.

     The degree to which the combined company will be leveraged could adversely affect the combined company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. Future capital requirements and the sufficiency of available funds will depend on numerous factors that are difficult to predict, including results of operations, the timing and cost of acquisitions and efforts to expand existing operations. Based upon the current level of operations and anticipated cost savings, we believe (subject to the receipt of the amendments to the existing credit facilities discussed above) that cash flow from operations, together with borrowings under existing credit facilities and other sources of liquidity, will be adequate to meet the combined company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. We cannot assure you, however, that the combined company's business will generate cash flow at or above current levels or that anticipated cost savings can be fully achieved. If the combined company is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, the combined company will be required to refinance all or a portion of its existing debt, obtain additional financing, forego strategic decisions or delay, scale back or eliminate certain aspects of its operations. Any of these actions could have a material adverse effect on the combined company's business, financial condition or results of operations.

COMPETITION

     The retail merchandising business in general, and the supermarket industry in particular, is highly competitive and generally characterized by narrow profit margins. The combined company's competitors include national and regional supermarket chains, discount stores, independent and specialty grocers, drug and convenience stores, large category-dominant stores and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores, "supercenters" and conventional department stores. Competitors include, among others, Albertson's, Costco, Food Lion, Lucky, Meijer, Safeway, Sam's, Target, Walgreen's, Wal-Mart and Winn-Dixie. Retail businesses generally compete on the basis of location, quality of products and service, price, product variety and store condition. The combined company's ability to compete depends in part on its ability to maintain and remodel existing stores, develop new stores in advantageous locations and offer competitive prices and service.

INTEGRATION UNCERTAINTIES

     The merger involves the integration of two companies that have previously operated independently. The integration of businesses involves a number of special risks, including the diversion of management's attention to the integration of operations, difficulties in the integration of operations and systems, the assimilation and retention of employees, challenges in retaining customers and potential adverse short-term effects on operating results. In addition, the significant increase in size of Fred Meyer's operations resulting from its recent acquisitions of Smith's Food & Drug Centers, Inc., Quality Food Centers, Inc. and Food 4 Less Holdings, Inc. (including Ralphs Grocery Company) has already imposed substantial integration demands on Fred Meyer's management. We cannot assure you that the combined company will be able to maintain the levels of operating efficiency which Kroger and Fred Meyer had achieved or might achieve separately. If we do not successfully integrate the operations of the combined company (including the entities which Fred Meyer is continuing to integrate), or if we experience a loss of key management personnel, customers or sales, there may be a material adverse effect on the combined company's business, financial condition or results of operations.

ABILITY TO ACHIEVE INTENDED BENEFITS OF THE MERGER; MERGER RELATED COSTS

     We believe that significant business opportunities and cost savings are achievable as a result of the merger. Our estimates of cost savings are based upon many assumptions, including future sales levels and other operating results, the availability of funds for capital expenditures, the timing of certain events, as well as general industry and business conditions and other matters. Many of these factors are beyond the control of the combined company. Our estimates are also based on a management consensus as to what levels of purchasing and similar efficiencies should be achievable by the combined company. Our estimates of potential cost savings are forward-looking and are inherently uncertain. The combined company's actual cost savings, if any, could differ from those projected and these differences could be material. Therefore, you should not unduly rely on our estimates as predictors of actual cost savings. We cannot assure you that unforeseen costs and expenses or other factors (whether arising in connection with the integration of the two companies operations or otherwise) will not offset the estimated cost savings or other components of the combined company's plan or result in delays in the realization of certain projected cost savings.

     The merger will result in a charge to operations of approximately $75 million for transaction fees and costs incidental to the merger. The costs of integration of the two companies will also result in other non-recurring charges to the results of operations of the combined company; however, the actual amount of these charges cannot be determined until the transition plan relating to the integration of operations is completed. It is expected that these charges will have a material effect on the combined company's results of operations for the quarter in which the merger is completed and additional significant charges resulting from the merger may also be recognized in subsequent quarters. See "AUDITED PRO FORMA COMBINED FINANCIAL DATA."

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     An element of Kroger's growth strategy is the pursuit of strategic acquisitions that either expand or complement its business, and Kroger routinely reviews potential acquisition opportunities. Acquisitions involve a number of special risks, including the risks pertaining to integration of the business acquired that are noted above under " -- Integration Uncertainties." In addition, Kroger may incur debt to finance future acquisitions and may issue securities in connection with future acquisitions which may have a dilutive effect on its shares. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, there could be a material adverse effect on the business, financial condition, results of operations and growth strategy of the combined company.

REGULATORY MATTERS

     Each company has agreed to take all steps necessary to receive regulatory clearance for the merger under applicable antitrust laws, including the possible sale of stores accounting for up to 7% of Fred Meyer's combined 1997 annual sales. We cannot assure you that one or more governmental entities will not require the sale of stores in excess of this 7% limitation. Kroger has the right in its sole discretion to agree to sales of stores in excess of the 7% limitation if it determines that it is in its best interest to do so in order to complete the merger. Clearance under applicable antitrust laws may occur after the special meetings of shareholders of Kroger and Fred Meyer. Any commitments required to obtain clearance under applicable antitrust laws may result in a combined company with fewer assets and lower revenues and net income than would be the case if these sales of stores were not effected. See "THE
MERGER -- Regulatory Matters."

COMPUTER TECHNOLOGIES; YEAR 2000

     We have assessed and continue to assess the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue, which affects most corporations, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. Each of the companies has conducted an assessment of its computer systems to identify and address all changes necessary to make its systems Year 2000 compliant. Each of the companies believes that with modifications to or replacements of existing systems, Year 2000 issues will not pose significant operational problems in meeting internal needs or the needs of customers. Kroger and Fred Meyer both believe that their efforts will result in Year 2000 compliance. However, no assurance can be given in this regard. Amounts expensed by each company for Year 2000 projects have not been, and neither company anticipates that these costs will be, significant to either company's results of operations. However, the impact on business operations or of failure by either of us to achieve compliance or any failure to achieve compliance by external entities (e.g., vendors) which we cannot control, could be material to the combined company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The combined company's success will depend to a significant extent on the management and other skills of its chief executive, chief operating and chief financial officers, as well as its ability to retain other officers and key employees and to attract skilled personnel in the future to manage the integration of Kroger and Fred Meyer and the combined company's future operation. Although we believe that the combined company will have incentive and compensation programs designed to retain key employees, there can be no assurance that these key employees will remain. We cannot assure you that a suitable replacement could be found in the event of the departure of any key employee. See "THE MERGER -- Interests of Certain Persons in the Merger" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Articles of Incorporation of Kroger and the Regulations (Bylaws) of Kroger may make an unsolicited acquisition of control of Kroger more difficult or expensive. Furthermore, Kroger has adopted a shareholder rights plan which may also make an unsolicited acquisition of Kroger more difficult or expensive. These factors may have an adverse impact on the market price of Kroger common shares. See "COMPARATIVE RIGHTS OF SHAREHOLDERS" and "DESCRIPTION OF KROGER CAPITAL STOCK--Preferred Share Purchase Rights."

                                  THE MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     Kroger. At the Special Meeting of Shareholders of Kroger (the "KROGER SPECIAL MEETING"), shareholders of The Kroger Co. ("KROGER") will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 18, 1998 (the "MERGER AGREEMENT"), among Kroger, Jobsite Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Kroger ("MERGER SUB"), and Fred Meyer, Inc. ("FRED MEYER"), and approve the related merger, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Fred Meyer (the "MERGER") at the time of the consummation of the Merger (the "EFFECTIVE TIME"). Kroger may, in its sole discretion, restructure the Merger to provide for the merger of Fred Meyer with and into Kroger with Kroger as the surviving corporation. In the Merger, each share of common stock of Fred Meyer, par value $.01 per share ("FRED MEYER COMMON STOCK"), issued and outstanding immediately prior to the Merger will be converted into the right to receive one (the "EXCHANGE RATIO") common share, par value $1.00 per share ("KROGER COMMON STOCK"), of Kroger. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as APPENDIX A. The shares of Kroger Common Stock issued in the Merger will also include the associated preferred share purchase rights (the "RIGHTS") issued pursuant to the Amended and Restated Rights Agreement, dated as of April 4, 1997 (the "RIGHTS AGREEMENT"), as amended, between Kroger and The Bank of New York, as Rights Agent. See "DESCRIPTION OF KROGER CAPITAL STOCK."

     THE BOARD OF DIRECTORS OF KROGER (THE "KROGER BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF KROGER VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     Fred Meyer. At the Special Meeting of Stockholders of Fred Meyer (the "FRED MEYER SPECIAL MEETING" and, together with the Kroger Special Meeting, the "SPECIAL MEETINGS"), holders of Fred Meyer Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the Merger.

     THE BOARD OF DIRECTORS OF FRED MEYER (THE "FRED MEYER BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FRED MEYER VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

VOTES REQUIRED

     Kroger. The affirmative vote of holders of a majority of the outstanding shares of Kroger Common Stock is required to approve and adopt the Merger Agreement and approve the Merger. Each share of Kroger Common Stock is entitled to one vote.

     Only holders of record of Kroger Common Stock at the close of business on [date], 1998 (the "KROGER RECORD DATE") will be entitled to receive notice of and vote at the Kroger Special Meeting. At the Kroger Record Date, Kroger directors and executive officers and their affiliates may be deemed to
beneficially own [     ] shares of Kroger Common Stock (excluding shares which
may be acquired upon exercise of options) or approximately [ . ]% of the then outstanding shares of Kroger Common Stock. Each of the directors and executive officers of Kroger has indicated that he or she intends to vote these shares for the approval and adoption of the Merger Agreement and approval of the Merger.

     Fred Meyer. The affirmative vote of the holders of a majority of the outstanding shares of Fred Meyer Common Stock is required to approve and adopt the Merger Agreement and approve the Merger. Each share of Fred Meyer Common Stock is entitled to one vote.

     Only holders of record of Fred Meyer Common Stock at the close of business on [date], 1998 (the "FRED MEYER RECORD DATE") will be entitled to receive notice of and vote at the Fred Meyer Special Meeting. At the Fred Meyer Record Date, Fred Meyer's directors and executive officers and their affiliates may be
deemed to beneficially own [     ] shares of Fred Meyer Common Stock (excluding
shares which may be acquired upon exercise of options) or approximately [ ]% of the then outstanding shares of Fred Meyer Common Stock. Each of the directors and executive officers of Fred Meyer has indicated that he or she intends to vote these shares for approval and adoption of the Merger Agreement and approval of the Merger. Additionally, Mr. Miller, Mr. Burkle and certain entities controlled by Mr. Burkle entered into voting agreements and have agreed to vote all of their shares of Fred Meyer common stock, approximately 7% of the outstanding voting power on October 15, 1998, for the Merger at the Fred Meyer Special Meeting.

VOTING OF PROXIES

     Shares of Kroger Common Stock or Fred Meyer Common Stock represented by properly executed proxies received at or prior to the Kroger Special Meeting or the Fred Meyer Special Meeting, as the case may be, will be voted at the appropriate meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval and adoption of the Merger Agreement and approval of the Merger.

     A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will result in the shares represented thereby not being voted at the relevant Special Meeting. Accordingly, because the affirmative vote of the holders of a majority of the outstanding shares of Kroger Common Stock or Fred Meyer Common Stock, as the case may be, is required for the approval and adoption of the Merger Agreement and approval of the Merger, a proxy marked "ABSTAIN" will have the effect of a vote against both the approval and adoption of the Merger Agreement and approval of the Merger.

     In accordance with New York Stock Exchange, Inc. ("NYSE") rules, brokers and nominees who hold shares of stock in their names but are not the beneficial owners of such shares are precluded from exercising their voting discretion with respect to these shares. Thus, brokers and nominees are not empowered to vote shares of Kroger Common Stock or Fred Meyer Common Stock held by them, absent specific instructions from the beneficial owners of such shares. Accordingly, because the affirmative vote of the holders of a majority of the outstanding shares of Kroger Common Stock or Fred Meyer Common Stock, as the case may be, is required for the approval and adoption of the Merger Agreement and approval of the Merger, a broker non-vote will have the effect of a vote against both the approval and adoption of the Merger Agreement and approval of the Merger. As a result, both abstentions and broker non-votes will have the same effect as a vote against the Merger.

     Your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without your instructions, your shares will not be voted on the Merger, which will have the same effect as voting against approval and adoption of the Merger Agreement and approval of the Merger.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Kroger or Fred Meyer form of proxy does not preclude a holder of stock from voting in person or otherwise revoking a proxy. Attendance at the relevant meeting will not in and of itself constitute revocation of a proxy. A Kroger shareholder may revoke a proxy at any time prior to its exercise by delivering a duly executed revocation or a proxy bearing a later date to Paul W. Heldman, Senior Vice President, Secretary and General Counsel of Kroger, 1014 Vine Street, Cincinnati, Ohio 45202 or by giving notice of revocation at the Kroger Special Meeting. A Fred Meyer Stockholder may revoke a proxy at any time prior to its exercise by delivering a duly executed revocation or a proxy bearing a later date to Roger A. Cooke, Executive Vice President, General Counsel and Secretary of Fred Meyer, 3800 SE 22nd Avenue, Portland, Oregon 97202. In addition, a proxy will be considered revoked if the holder of common stock votes such shares in person at the appropriate Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     Kroger. Only holders of record of Kroger Common Stock at the close of business on the Kroger Record Date will be entitled to receive notice of and to vote at the Kroger Special Meeting. As of the Kroger Record Date, there were
[     ] shares of Kroger Common Stock outstanding. A majority of the outstanding shares of Kroger Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Kroger Special Meeting. A list of Kroger shareholders entitled to vote at the Kroger Special Meeting will be available at the Kroger Special Meeting.

     Fred Meyer. Only holders of record of Fred Meyer Common Stock at the close of business on the Fred Meyer Record Date will be entitled to receive notice of and to vote at the Fred Meyer Special Meeting. As of the Fred Meyer Record Date,
there were [     ] shares of Fred Meyer Common Stock outstanding. A majority of the outstanding shares of Fred Meyer Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Fred Meyer Special Meeting. A list of Fred Meyer stockholders entitled to vote at the Fred Meyer Special Meeting will be available for examination, during normal business hours, at the offices of Fred Meyer, 3800 SE 22nd Avenue, Portland, Oregon 97202 during the ten day period prior to the Fred Meyer Special Meeting.

SOLICITATION OF PROXIES

     Each of Kroger and Fred Meyer will bear the cost of the solicitation of proxies from its own holders of common stock, except that Kroger and Fred Meyer will share equally the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each company and their respective subsidiaries may solicit proxies from holders of common stock of such company by telephone, in person or through other means. These persons will not receive additional compensation, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Kroger and Fred Meyer will reimburse them for their reasonable out-of-pocket expenses in connection therewith. [Proxy Solicitor] will assist in the solicitation of proxies by Kroger for a fee of $[ ] plus reimbursement of reasonable out-of-pocket expenses. [Proxy Solicitor] will assist in the solicitation of proxies by Fred Meyer for a fee of $[ ] plus reimbursement of reasonable out-of-pocket expenses. In each case, the proxy solicitor will be indemnified against certain liabilities and expenses, including liabilities and expenses under the federal securities laws.

                                 THE COMPANIES

KROGER

     Kroger was founded in 1883 and was incorporated in Ohio in 1902. As of December 27, 1997, Kroger was the largest grocery retailer in the United States based on annual sales. Kroger also manufactures and processes food for sale by its supermarkets. Kroger's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is (513) 762-4000.

     As of October 3, 1998, Kroger operated 1,398 supermarkets, most of which are leased. Of this number, 1,138 supermarkets were operated, directly or through a partnership composed of Kroger and wholly-owned subsidiaries of Kroger, principally under the Kroger name in the Midwestern and Southeastern United States. As of September 26, 1998, Dillon Companies, Inc. ("DILLON"), a wholly-owned subsidiary of Kroger, operated 260 supermarkets (the "DILLON SUPERMARKETS") directly or through wholly-owned subsidiaries. The Dillon Supermarkets, principally located in Colorado, Kansas, Arizona and Missouri, operate under the names "King Soopers," "Dillon Food Stores," "Fry's Food Stores," "City Market," "Gerbes Supermarkets" and "Sav-Mor."

     As of September 26, 1998, Kroger, through its Dillon subsidiary, operated directly or through franchise agreements 811 convenience stores under the trade names of "Kwik Shop," "Quik Stop Markets," "Tom Thumb Food Stores," "Turkey Hill Minit Markets," "Loaf 'N Jug," and "Mini Mart." These convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

FRED MEYER

     Fred Meyer is one of the largest domestic food retailers, operating more than 800 supermarkets and multidepartment stores. Fred Meyer is incorporated in Delaware. Fred Meyer's principal executive offices are located at 3800 SE 22nd Avenue, Portland, Oregon 97202 and its telephone number is (503) 232-8844.

     At August 15, 1998, Fred Meyer operated 119 multidepartment stores in the Pacific Northwest and Intermountain regions. The average Fred Meyer multidepartment store is 142,100 square feet with a flexible store format offering a full-service food department and a variety of nonfood departments. These stores are organized into departments and sections within departments that specialize in the sale of particular products such as food, apparel, home electronics, products for the home, general merchandise and fine jewelry. Fred Meyer's stores are generally positioned as the lowest priced full-service food retailer in each of Fred Meyer's major markets.

     At August 15, 1998, Fred Meyer operated a total of 157 stores through Smith's Food & Drug Centers, Inc. ("SMITH'S"), averaging 66,800 square feet per store. Substantially all of the Smith's stores offer shopping convenience through a food and drug combination format which features a full-line supermarket with drug and pharmacy departments. Since August 15, 1998, Smith's has acquired 13 additional stores in Montana and Wyoming.

     At August 15, 1998, Fred Meyer operated, through Quality Food Centers, Inc. ("QFC"), 84 QFC stores, primarily in the Seattle/Puget Sound Region. The QFC stores range in size from 14,600 to 67,200 square feet, averaging 33,630 square feet per store, and offer a wide variety of high-quality meat, seafood, produce, deli and bakery items.

     At August 15, 1998, Fred Meyer operated in Southern California, through Food 4 Less Holdings, Inc. ("FOOD 4 LESS") and its subsidiary, Ralphs Grocery Company ("RALPHS" and, together with Food 4 Less, "RALPHS/FOOD 4 LESS"), 313 conventional supermarkets, averaging 36,800 square feet per store, principally under the Ralphs banner and 82 price-impact supermarkets in a warehouse format, averaging 53,300 square feet per store, under the Food 4 Less banner. Ralphs stocks between 35,000 and 45,000 merchandise items in its stores, including approximately 2,800 private-label products. Ralphs stores offer name-brand grocery products, quality and freshness in their produce, meat, seafood, delicatessen and bakery products and a broad selection in all departments. Most Ralphs stores offer service delicatessen departments, on-premises bakery facilities and seafood departments. Food 4 Less is a warehouse-style, price-impact store which is positioned to offer the lowest overall prices in its marketing areas by passing on to the consumer savings achieved through labor efficiencies and lower overhead associated with the warehouse format, while providing the product selection and variety associated with a conventional format. Fred Meyer is in the process of selling 14 of its Ralphs stores pursuant to a settlement agreement with the state of California entered into at the time of Fred Meyer's acquisitions of Ralphs/ Food 4 Less and QFC.

     Fred Meyer owns and operates several food processing facilities to better support its stores and realize additional profit opportunities. These facilities include dairies, a bakery, a cultured dairy products plant and an ice cream processing plant.

                                   THE MERGER

GENERAL

     The Merger Agreement provides for a business combination between Kroger and Fred Meyer in which Merger Sub, a wholly-owned subsidiary of Kroger, would be merged with and into Fred Meyer, with Fred Meyer surviving the merger as a wholly-owned subsidiary of Kroger. Kroger may, in its sole discretion, restructure the Merger to provide for the merger of Fred Meyer with and into Kroger with Kroger as the surviving corporation. Each share of Fred Meyer Common Stock will be converted into the right to receive one share of Kroger Common Stock (the "CONSIDERATION"). The transaction is intended to qualify as a pooling of interests for accounting purposes and as a tax-free reorganization for U.S. federal income tax purposes. The average closing prices of Kroger Common Stock and Fred Meyer Common Stock as reported on the NYSE Composite Transactions Tape for the five trading days immediately prior to the public announcement of the execution of the Merger Agreement were $50.00 and $44.13, respectively. Based upon the average closing prices and the Exchange Ratio, the Consideration had a value of $50.00 per share of Fred Meyer Common Stock, which represented a 16.32% premium over the average closing price of Fred Meyer Common Stock for the five trading days immediately prior to the public announcement of the execution of the Merger Agreement. On [date2], 1998, the last practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, based upon the closing price of Kroger Common Stock on the NYSE Composite Transactions Tape of $[ . ] and the Exchange Ratio, the Consideration had a value of $[ . ]. At the Effective Time, the Consideration may have a market value that is greater or less than these amounts depending on the market price of Kroger Common Stock at that time. As a result of the Merger, former stockholders of Fred Meyer will hold approximately [ ]% of the outstanding Kroger Common Stock (based upon the number of shares of Kroger Common Stock and Fred Meyer Common Stock outstanding on the Kroger Record Date and the Fred Meyer Record Date, respectively) with the outstanding Kroger Common Stock held by Kroger common shareholders before the Merger representing approximately [ ]% of the outstanding shares of Kroger Common Stock after the Merger.

     The discussion in this Joint Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Merger Agreement and the Merger are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as APPENDIX A and which is incorporated herein by reference. See "THE MERGER AGREEMENT."

BACKGROUND OF THE MERGER

     Retail supermarket chains have undergone increasing consolidation over the last several years. A number of competitive factors have contributed to this trend, including benefits achieved through increased purchasing power, consolidation of infrastructure and geographic diversity. Another important factor behind this trend is the increased competition in the food retailing industry, including new market entrants such as mass merchandisers and membership clubs.

     On May 2, 1998, at an industry convention, Robert G. Miller, the Vice Chairman and Chief Executive Officer of Fred Meyer, indicated to Joseph A. Pichler, the Chairman of the Board of Directors and Chief Executive Officer of Kroger, that, if Kroger decided to explore strategic alternatives, Fred Meyer might be interested in exploring a possible business combination transaction with Kroger. In August 1998, Ronald W. Burkle, Chairman of the Board of Directors of Fred Meyer, also indicated to Goldman, Sachs & Co. ("GOLDMAN SACHS"), Kroger's financial advisor, that Fred Meyer might be interested in exploring a business combination transaction with Kroger.

     On September 10, 1998, Goldman Sachs, acting on behalf of Kroger, contacted representatives of Fred Meyer to indicate that Kroger was interested in exploring the possibility of a transaction with Fred Meyer. On September 14, 1998, Mr. Pichler, W. Rodney McMullen, Senior Vice President and Chief Financial Officer of Kroger, and representatives of Goldman Sachs met with Messrs. Burkle and Miller and representatives of Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") and Salomon Smith Barney Inc. ("SALOMON"). At this meeting, preliminary discussions regarding a possible business combination transaction were held. On September 16, 1998, Kroger and Fred Meyer executed reciprocal confidentiality agreements in order to facilitate an exchange of information, and members of senior management of Kroger and Fred Meyer, together with their respective financial advisors, met to discuss the potential strategic, operational and financial benefits that could be achieved through a combination of Kroger and Fred Meyer.

     On September 20, 1998, at a meeting of the Board of Directors of Kroger, senior management of Kroger and Kroger's financial and legal advisors reviewed the status of the discussions with Fred Meyer and made preliminary financial and legal presentations concerning a potential business combination with Fred Meyer. The Kroger Board of Directors authorized management to pursue negotiations with Fred Meyer.

     The following day, Kroger delivered a proposed term sheet to Fred Meyer regarding a possible merger. The proposed term sheet contemplated, a tax-free, stock-for-stock merger at a fixed exchange ratio, the expansion of the Kroger Board of Directors to add five directors selected by Fred Meyer, reciprocal termination fees and reciprocal options in favor of each of Kroger and Fred Meyer for the purchase of up to 19.9% of the outstanding shares of the other party's common stock ("STOCK OPTION AGREEMENTS"), which termination fees would be payable and options exercisable under certain circumstances if a merger agreement were executed and subsequently terminated. Kroger also informed Fred Meyer at this time that it would be unwilling to proceed with the proposed merger without the termination fee and option arrangements being granted by Fred Meyer, but that as indicated by the proposed term sheet, Kroger would be willing to accept these arrangements on a reciprocal basis.

     On September 22, 1998, at a regularly-scheduled meeting of the Fred Meyer Board of Directors, senior management of Fred Meyer and representatives of Fred Meyer's financial and legal advisors reviewed with the Board of Directors the status of the discussions between Fred Meyer and Kroger and the proposed term sheet. The Fred Meyer Board of Directors authorized senior management to continue exploring a potential merger with Kroger.

     On September 27, 1998, Messrs. Pichler and McMullen and representatives of Goldman Sachs met with Messrs. Burkle and Miller and representatives of DLJ and Salomon to further discuss the terms of a potential merger, including the exchange ratio and certain corporate governance issues.

     During the next two weeks, the financial advisors for Kroger and Fred Meyer had various discussions. On October 11, 1998, Kroger delivered a revised term sheet to Fred Meyer regarding a merger on substantially the same terms as the initial term sheet, except an increased exchange ratio of one share of Kroger Common Stock for one share of Fred Meyer Common Stock and the expansion of the Kroger Board of Directors to include six directors selected by Fred Meyer.

     The Kroger Board of Directors met on October 12, 1998. At this meeting, senior management of Kroger, Goldman Sachs and legal counsel updated the Kroger Board of Directors on the status of negotiations. On the same day, Kroger provided Fred Meyer with drafts of the Merger Agreement and the Stock Option Agreements based on the revised term sheet.

     On October 13, 1998, the Fred Meyer Board of Directors met with senior management, DLJ, Salomon and legal counsel to review the proposed terms of the business combination, including the draft agreements provided by Kroger. The Fred Meyer Board of Directors authorized the Executive Committee of the Board to continue discussions with Kroger regarding the proposed merger.

     During the week of October 12, 1998, Kroger and Fred Meyer and their respective legal and financial advisors conducted due diligence in Portland and Cincinnati. At the same time, representatives of Kroger and Fred Meyer continued to discuss the terms of the proposed merger.

     The Fred Meyer Board of Directors met on October 17, 1998 to review the ongoing negotiations and to receive an update on the status of the due diligence process. During the morning of October 18, 1998, the Fred Meyer Board of Directors reconvened to review the terms and conditions of the proposed merger. Following presentations from members of management and its financial and legal advisors, the Fred Meyer Board of Directors received the oral opinions of DLJ and Salomon (which were subsequently confirmed in writing) that, as of October 18, 1998, the exchange ratio of 1:1 was fair from a financial point of view to holders of shares of Fred Meyer Common Stock. See "-- Opinions of Financial Advisors -- Fred Meyer." Subject to final negotiation of certain of the other terms of the Merger Agreement and the Stock Option Agreements with Kroger, the Fred Meyer Board of Directors unanimously approved the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby, and determined to recommend that the stockholders of Fred Meyer vote for approval and adoption of the Merger Agreement and approval of the Merger. For a description of the reasons considered by the Fred Meyer Board of Directors in making its determination, see "-- Reasons for the Merger; Recommendations of the Boards of Directors."

     During the afternoon of October 18, 1998, the Kroger Board of Directors met in New York. Kroger's senior management, financial advisors and legal counsel made various presentations concerning the proposed transaction. In addition, Goldman Sachs rendered its oral opinion (which was subsequently confirmed in writing) that, as of October 18, 1998, the exchange ratio of 1:1 was fair from a financial point of view to Kroger. See "-- Opinions of Financial
Advisors -- Kroger." While the Kroger Board of Directors was meeting, members of the senior management of Kroger and Fred Meyer, together with their financial and legal advisors, continued to negotiate certain issues relating to the Merger Agreement. After further discussion and consideration, subject to final negotiation of the terms of the Merger Agreement and the Stock Option Agreements with Fred Meyer, the Kroger Board of Directors unanimously approved the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby, and determined to recommend that the shareholders of Kroger vote for approval and adoption of the Merger Agreement and approval of the Merger. For a description of the reasons considered by the Kroger Board of Directors in making its determination, see "-- Reasons for the Merger; Recommendations of the Boards of Directors."

     During the evening of October 18, 1998, Kroger and Fred Meyer finalized the terms of, and executed, the Merger Agreement and the Stock Option Agreements. Additionally, Kroger executed a voting agreement with Robert G. Miller and a voting agreement with Ronald W. Burkle, The Yucaipa Companies ("YUCAIPA") and certain other entities controlled by Mr. Burkle (collectively the "VOTING AGREEMENTS").

     On the morning of October 19, 1998, prior to the commencement of trading on the NYSE, Kroger and Fred Meyer issued a joint press release publicly announcing the execution of the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Kroger. Kroger's Board of Directors has unanimously approved the Merger Agreement and the Merger and recommends approval of the Merger Agreement and the Merger by the shareholders of Kroger. In reaching its determination, the Kroger Board of Directors consulted with Kroger management, as well as its financial and legal advisors, and considered the following material factors:

       (i) the long-term interests of Kroger and its shareholders, as well as the interests of Kroger employees, customers, creditors, suppliers and the communities in which Kroger operates;

      (ii) information concerning the business, earnings, operations, financial condition and prospects of Kroger and Fred Meyer, both individually and on a combined basis, including information with respect to the historic earnings performance of each of Kroger and Fred Meyer;

      (iii) the presentation made by Goldman Sachs at the October 18, 1998 meeting of the Kroger Board of Directors, and the opinion of Goldman Sachs, that as of such date and based upon and subject to the matters reviewed with the Kroger Board of Directors, the Exchange Ratio was fair from a financial point of view to Kroger. This opinion was considered together with the valuation and other analyses presented to the Kroger Board of Directors by Goldman Sachs. A description of the opinion and analyses are set forth below under "-- Opinions of Financial Advisors -- Kroger";

      (iv) the Merger provides Kroger the opportunity to create the nation's largest, most diverse supermarket company, enabling the combined company to operate more than 2,200 supermarkets and over 800 convenience stores in 37 states, which should give the combined company first or second shares in 33 of the nation's largest 100 markets;

       (v) the Merger combines companies with strong positions in attractive markets, providing for complementary strategic and geographic diversification;

      (vi) the opportunity to leverage economies of scale and operating efficiencies through combined purchasing and consolidation of infrastructures particularly from the coordination of volume based transactions and the integration of distribution channels and support systems;

      (vii) the Merger provides Kroger with the scale, geographic scope, product diversity and complementary competencies to enable it to serve its customers better, which should allow the combined company to benefit, over the long term, from increased financial strength, revenue diversification and financial flexibility as compared to either company on a stand-alone basis;

     (viii) the Merger is expected to be accretive to cash flow in 1999 and to earnings in 2000, excluding merger related costs, resulting in increased cash flow, acceleration in earnings growth and improvement in operating margins;

      (ix) the terms of the Merger Agreement, including the conditions that the Merger be accounted for as a pooling of interests and that the Merger will be a tax-free reorganization for federal income tax purposes;

       (x) the stock option agreement granted by Kroger and the proposed termination fee to be exercisable or payable under certain circumstances, including the effect that the stock option agreement and the termination fee may have on the ability of other parties to make competing business combination proposals with respect to Kroger;

      (xi) the stock option agreement granted by Fred Meyer and the proposed termination fee to be exercisable or payable under certain circumstances, including the effect that the stock option agreement and the termination fee may have on the ability of other parties to make competing business combination proposals with respect to Fred Meyer;

      (xii) the Merger enables Kroger, through the addition of Fred Meyer, to gain expertise in the operation of multidepartment stores;

     (xiii) the recent and historical trading prices of Fred Meyer Common Stock and Kroger Common Stock relative to those of other industry participants, and the potential for appreciation in the value of Kroger Common Stock following the Merger resulting from opportunities for enhanced revenue growth and accelerated earnings growth of the combined company;

      (xiv) the fact that Kroger shareholders will continue to own approximately 64.5% of the combined company immediately following the Merger (based upon the shares of Kroger Common Stock and Fred Meyer Stock Common Stock outstanding at approximately the time the Merger Agreement was executed);

      (xv) the interests of certain directors and executive officers of Fred Meyer in the Merger described in "THE MERGER -- Interests of Certain Persons in the Merger"; and

      (xvi) the ability to consummate the Merger, including, in particular, the likelihood of obtaining regulatory approvals and the terms of the Merger Agreement regarding the obligations of both companies to pursue such regulatory approvals.

     The foregoing discussion sets forth the material information and factors considered by the Kroger Board of Directors in its consideration of the Merger. In view of the wide variety of factors considered, the Kroger Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the Kroger Board of Directors may have given different weights to different factors.

     THE BOARD OF DIRECTORS OF KROGER UNANIMOUSLY RECOMMENDS THAT KROGER SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     Fred Meyer. At a meeting duly called and held on October 17, 1998 and adjourned until, and reconvened on, October 18, 1998, the Fred Meyer Board of Directors unanimously approved the Merger Agreement and authorized and approved the Merger. At that meeting, the Fred Meyer Board of Directors resolved to recommend that the stockholders of Fred Meyer vote in favor of the approval and adoption of the Merger Agreement and the approval of the Merger at the Fred Meyer Special Meeting.

     In making its determination and recommendation, the Fred Meyer Board of Directors considered the following material factors:

        (i) the Merger will provide Fred Meyer stockholders an opportunity to receive a premium for their shares of Fred Meyer Common Stock based on the generally prevailing market prices at the time the Fred Meyer Board of Directors approved the Merger Agreement and the Merger. As of October 13, 1998, the Exchange Ratio represented a 25.2% premium based on the closing prices per share of Fred Meyer Common Stock and Kroger Common Stock on the preceding trading day, a 19.9% premium based on the average closing prices per share of Fred Meyer Common Stock and Kroger Common Stock for the three trading days preceding October 13, 1998, a 20.5% premium based on the average closing prices per share of Fred Meyer Common Stock and Kroger Common Stock for the twenty trading days preceding October 13, 1998, and a 21.4% premium based on the average closing prices per share of Fred Meyer Common Stock and Kroger Common Stock for the thirty trading days preceding October 13, 1998. The Fred Meyer Board of Directors further noted that the Exchange Ratio represented a premium over the average exchange ratio for each of the one-year period (.952), the ninety-day period (.906), and the thirty-day period (.825), ended October 12, 1998;

       (ii) the opinion of each of DLJ (attached as APPENDIX E to this Joint Proxy Statement/Prospectus) and Salomon (attached as APPENDIX F to this Joint Proxy Statement/Prospectus), financial advisors to the Fred Meyer Board of Directors, to the effect that, as of October 18, 1998, the Exchange Ratio was fair to the stockholders of Fred Meyer from a financial point of view. These opinions were considered together with the valuation and other analyses presented to the Fred Meyer Board of Directors by DLJ and Salomon. A description of the opinions and analyses is set forth below under "-- Opinions of Financial Advisors -- Fred Meyer";

      (iii) the current and historical trading prices of Fred Meyer Common Stock and Kroger Common Stock relative to each other and to those of other participants in the food retailing sector;

       (iv) the historical operational and financial performance of Fred Meyer and Kroger;

       (v) the potential for appreciation in the value of Kroger Common Stock following the Merger and the opportunity for Fred Meyer stockholders to participate in any such appreciation through the ownership of approximately 35.5% of the outstanding shares of Kroger Common Stock (based upon the number of shares of Kroger Common Stock outstanding as of October 13, 1998 and the number of shares of Fred Meyer Common Stock outstanding as of October 15, 1998). In this respect, the Fred Meyer Board of Directors considered Kroger's expected financial performance following the Merger, including:

           - the combined business, operations, financial condition, operating results and prospects of Fred Meyer and Kroger, including the fact that the Merger is expected to be accretive to earnings per share in 2000, excluding merger-related costs;

         - the potential for cost savings and other synergies that would be created by combining the respective businesses of Fred Meyer and Kroger, considered in light of the successful cost savings recently achieved by food retailers following similar transactions, and weighed against the potential initial costs that likely would be incurred by Kroger to achieve such cost savings; and

         - Kroger's expected post-Merger capital structure, including the expectation that Kroger would have a higher credit rating following the Merger than Fred Meyer on a stand-alone basis and the effect of Kroger's capital structure on its ability to finance future growth opportunities;

      (vi) the potential value to Fred Meyer and its stockholders that could be generated from the various strategic alternatives available to Fred Meyer, including the alternative of remaining independent;

      (vii) the complementary geographic fit of the operations of the companies, including the general lack of overlap in the markets served by the companies. In this respect, the Fred Meyer Board of Directors noted in particular that Kroger has a leading position in certain major markets in which Fred Meyer currently does not operate, including markets in the Southeastern and Midwestern United States;

     (viii) the fact that following the Merger, Kroger will have more than 2,200 retail food stores, over 800 convenience stores, and operations in 37 states making it the largest food retailer in the United States and a substantially larger enterprise than either Kroger or Fred Meyer on a stand-alone basis. The Fred Meyer Board of Directors considered this factor in light of the continued consolidation and the developing competitive environment in the food and multidepartment retail industry generally, including the acquisition of American Stores Company by Albertson's, Inc., acquisitions by Safeway Inc., and the entrance into food retailing by Wal-Mart Stores, Inc. In this respect, the Fred Meyer Board of Directors also considered the conclusion of Fred Meyer management that economies of scale, including increased purchasing power and operational efficiencies, likely will be a prerequisite to financial and operational success in the food and multidepartment retailing sectors in the near future;

      (ix) the historical performance and reputation of the Kroger management team, and the belief of Fred Meyer management that Kroger and Fred Meyer have complementary business philosophies that will facilitate the integration of the two companies and the successful operation of the combined company;

       (x) the fact that certain members of the existing Fred Meyer management team will join Kroger management following the Merger. In particular, the Fred Meyer Board of Directors noted that pursuant to the Merger
           Agreement: (A) Ronald W. Burkle, the current Chairman of the Board of Fred Meyer, will become Chairman of the Executive Committee of the Kroger Board of Directors; (B) Robert G. Miller, the current Vice Chairman and Chief Executive Officer of Fred Meyer, will become Vice Chairman of the Kroger Board of Directors and Chief Operating Officer of Kroger; and (C) four other current members of the Fred Meyer Board of Directors, will become members of the Kroger Board of Directors;

      (xi) the belief of the Fred Meyer Board of Directors that Fred Meyer and its management is well positioned to work toward the successful integration of Fred Meyer's businesses with those of Kroger as a result of the substantial success to date in the integration of businesses recently acquired by Fred Meyer;

      (xii) the measures taken by the parties to provide reasonable assurance to each other that the Merger will be consummated. These include the reciprocal expense reimbursement and termination fee provisions of the Merger Agreement requiring Fred Meyer or Kroger, as the case may be, to compensate the other in certain circumstances in the event the Merger Agreement is terminated, the "no-shop" provisions of the Merger Agreement that restrict the ability of Fred Meyer and Kroger to engage in discussions with third parties with respect to alternative business combination transactions, and the terms of the Stock Option Agreements that provide each party the right, under certain circumstances in which it is entitled to receive a termination fee under the Merger Agreement, to purchase up to 19.9% of the other party's outstanding common stock. The Fred Meyer Board of Directors weighed the increased certainty provided by these provisions against the fact that such provisions may serve to deter third parties from proposing an alternative business combination transaction with respect to Fred Meyer;

     (xiii) the terms of the Merger Agreement not discussed above, including the following:

         - the fact that the Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of Kroger Common Stock or Fred Meyer Common Stock prior to the Merger; the required approval of the shareholders of Fred Meyer and Kroger;

         - the customary conditions to each party's obligation to consummate the Merger set forth in the Merger Agreement; and

         - the reciprocal representations, warranties and covenants set forth in the Merger Agreement;

      (xiv) the ability of Fred Meyer and Kroger to consummate the Merger, including the likelihood of obtaining necessary regulatory approvals and the obligations of both companies to pursue such regulatory approvals under the terms of the Merger Agreement;

      (xv) the social and economic effects of the Merger on the employees, customers, suppliers and other constituents of Fred Meyer and its subsidiaries and on the communities in which they operate. In this respect, the Fred Meyer Board of Directors lent substantial weight to Kroger's agreement to continue Fred Meyer's financial support of certain charitable foundations;

      (xvi) the interests of Fred Meyer's officers and directors in the Merger as described in "-- Interests of Certain Persons in the Merger"; and

     (xvii) the understanding of the Fred Meyer Board of Directors that pooling of interests accounting treatment should be available for the Merger and that the Merger will be consummated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "CODE").

     The foregoing discussion sets forth the material factors considered by the Fred Meyer Board of Directors in its consideration of the Merger Agreement and the Merger. In view of the variety of factors considered, the Fred Meyer Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together. In addition, individual members of the Fred Meyer Board of Directors may have given different weights to different factors.

     THE BOARD OF DIRECTORS OF FRED MEYER UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF FRED MEYER VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

OPINIONS OF FINANCIAL ADVISORS

  Kroger

     Goldman Sachs. On October 18, 1998, Goldman Sachs rendered to the Kroger Board an oral opinion which was confirmed by delivery of its written opinion, dated October 18, 1998 (the "GOLDMAN SACHS OPINION"), that as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Kroger.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS SET FORTH IN APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS OPINION REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE KROGER BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND THE GOLDMAN SACHS OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF KROGER COMMON STOCK AS TO HOW ANY SHAREHOLDER SHOULD VOTE AT THE KROGER SPECIAL MEETING. THE SUMMARY OF THE GOLDMAN SACHS OPINION SET FORTH HEREIN IS QUALIFIED BY THE FULL TEXT THEREOF, AND KROGER SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

     In connection with the Goldman Sachs Opinion, Goldman Sachs reviewed (i) the Merger Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K of Kroger for the five fiscal years ended

December 27, 1997; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Fred Meyer for the five fiscal years ended January 31, 1998;
(iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Kroger; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Fred Meyer; (vi) certain other communications from Kroger and Fred Meyer to their respective shareholders and stockholders; and (vii) certain internal financial analyses and forecasts for Kroger and Fred Meyer prepared by their respective managements, including analyses of certain cost savings and operating synergies projected by the management of Kroger to result from the Merger (the "SYNERGIES"). Furthermore, Goldman Sachs reviewed (i) the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus, dated August 6, 1997, relating to the Special Meetings of Stockholders of Fred Meyer and Smith's; and (ii) the Registration Statement on Form S-4, including the Joint Proxy and Consent Solicitation Statement/Prospectus, dated January 27, 1998, relating to the Special Meetings of Stockholders of Fred Meyer and QFC; and the consent of the stockholders of Food 4 Less. Goldman Sachs also held discussions with members of the senior managements of Kroger and Fred Meyer regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the Commitment Letter, dated October 18, 1998, between Kroger, The Chase Manhattan Bank ("CHASE") and Chase Securities Inc. (the "CSI"), relating to amendments to the Kroger and Fred Meyer bank loan agreements (the "COMMITMENT LETTER"), and the reported price and trading activity for the Kroger Common Stock and the Fred Meyer Common Stock, compared certain financial and stock market information for Kroger and Fred Meyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the supermarket industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the Kroger Board of Directors' consent, that the financial forecasts prepared by the managements of Kroger and Fred Meyer, including, the Synergies, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of Kroger and Fred Meyer, and that these forecasts and Synergies would be realized in the amounts and time periods contemplated thereby. In addition, with the Kroger Board of Directors' consent, Goldman Sachs has assumed that the transactions described in the Commitment Letter will be consummated. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Kroger or Fred Meyer or any of their subsidiaries and was not furnished with any evaluation or appraisal. Goldman Sachs also assumed, with the Kroger Board of Directors' consent, that the merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles. The opinion of Goldman Sachs was provided for the information and assistance of the Kroger Board of Directors in connection with its consideration of the Merger and this opinion does not constitute a recommendation as to how any holder of Kroger Common Stock should vote with respect to the Merger.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Kroger, having provided investment banking services to Kroger from time to time, including having acted as lead manager of numerous equity and debt financings, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

     Goldman Sachs is familiar with Fred Meyer, having provided certain investment banking services to Fred Meyer from time to time, including having acted as lead-managing underwriter of a public offering of 3,850,000 shares of Fred Meyer Common Stock in September 1996, as a co-managing underwriter of a public offering of 8,997,795 shares of Fred Meyer Common Stock in July 1998, as a co-managing underwriter of a public offering of $250,000,000 principal amount of its 7.15% Notes due March 1, 2003, $750,000,000 principal amount of Fred Meyer's 7.375% Notes due March 1, 2005 (the "7.375% NOTES"), and $750,000,000
principal amount of Fred Meyer's 7.45% Notes due March 1, 2008 (the "7.45% NOTES") (each in March 1998), as a managing agent of a

$3,985,000,000 bank loan and synthetic lease financing in March 1998 and as a financial advisor in connection with its acquisitions of QFC and Food 4 Less, in March 1998.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Kroger or Fred Meyer for Goldman Sachs' own account and for the accounts of its customers. As of October 16, 1998, the last business day prior to the rendering of the Goldman Sachs Opinion, Goldman Sachs accumulated a long position of 49,085 shares of Kroger Common Stock against which it was short 44,732 shares of Kroger Common Stock, and a long position of $4,800,000 principal amount of 6.375% Senior Notes due March 1, 2008 issued by Kroger. Goldman Sachs also had accumulated a long position of 32,420 shares of Fred Meyer Common Stock against which it was short 26,400 shares of Fred Meyer Common Stock, and short positions of $325,000 principal amount of the 7.375% Notes and $7,850,000 principal amount of the 7.45% Notes issued by Fred Meyer.

     Pursuant to a letter agreement, dated October 10, 1998 (the "GOLDMAN SACHS ENGAGEMENT LETTER"), Kroger engaged Goldman Sachs to render financial advisory and investment banking services to Kroger in connection with the possible acquisition of all or a portion of the stock or assets of Fred Meyer. Pursuant to the terms of the Goldman Sachs Engagement Letter, an opinion fee (the "OPINION FEE") of $6,000,000 became payable to Goldman Sachs by Kroger upon delivery of the Goldman Sachs Opinion. To the extent paid, the Opinion Fee will be credited against a transaction fee of $24,000,000, which is payable upon consummation of the Merger. Kroger also agreed to pay Goldman Sachs a fee equal to 20% of any break-up or similar fee received by Kroger in connection with the termination of the Merger Agreement. In addition, Kroger has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of Goldman Sachs' attorneys, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

     Financial Analysis Used by Goldman Sachs. The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Kroger Board on October 18, 1998.

          (i) Exchange Ratio Analysis. Goldman Sachs calculated the average of the quotients of the closing prices per share of Fred Meyer Common Stock and the closing prices per share of Kroger Common Stock for the two year, one year, six months, three months and one month periods ended October 16, 1998 (the "AVERAGE EXCHANGE RATIOS"). Such analyses indicated that for such periods the Average Exchange Ratios were 0.88, 0.95, 0.94, 0.86 and 0.84, respectively, compared to the proposed Exchange Ratio of 1.0.

          (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Kroger and Fred Meyer to corresponding financial information, ratios and public market multiples for seven publicly traded corporations: Safeway Inc.; Albertson's, Inc.; Winn-Dixie Stores, Inc.; Food Lion, Inc.; Hannaford Brothers Co.; Weis Markets Inc.; and Great Atlantic & Pacific Tea Co., Inc. (A&P) (the "GOLDMAN SACHS SELECTED COMPANIES"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Goldman Sachs Selected Companies were calculated using closing stock prices as of October 16, 1998. The multiples for Kroger and Fred Meyer were calculated using closing stock prices as of September 16, 1998 and October 16, 1998. The multiples and ratios for Kroger and Fred Meyer and for each of the Goldman Sachs Selected Companies were based on the most recent publicly available information. Estimates for earnings before interest, taxes, depreciation and amortization ("EBITDA") are based on fiscal year, while earnings per share ("EPS") estimates are calendarized. The analysis showed, among other things, that the ratio of levered market value (i.e. market value of common equity plus book value of debt less cash and cash equivalents) as a multiple of EBITDA for the Goldman Sachs Selected Companies, (a) using estimated 1998 EBITDA, ranged from a low of 4.3x to a high of 12.1x (with a median of 10.2x and a mean of 9.0x), compared to 10.5x for Kroger and 10.2x for Fred Meyer based on October 16, 1998 closing stock prices (10.4x for Kroger and 9.4x for Fred Meyer based on September 16, 1998 closing stock prices) (b) using estimated 1999 EBITDA, ranged from a low of 4.0x to a high of 10.8x (with a median 8.8x and a mean of 8.1x), compared to 9.5x for Kroger and 8.8x for Fred Meyer based on October 16, 1998 closing stock prices (9.4x for Kroger and 8.2x for Fred Meyer based on September 16, 1998 closing stock prices). This analysis also showed, among other things, that the price/earnings ratio for the Goldman Sachs Selected Companies, (x) using estimated 1998 earnings, ranged from a low of 13.4x to a high of 34.0x (with a median of 23.9x and a mean of 22.7x), compared to 24.6x for Kroger and 34.0x for Fred Meyer, based on October 16, 1998 closing stock prices (24.1x for Kroger and 29.8x for Fred Meyer based on September 16, 1998 closing stock prices) and (y) using estimated 1999 earnings, ranged from a low of 11.4x to a high of 25.3x (with a median of 20.2x and a mean of 19.2x), compared to 21.7x for Kroger and 25.3x for Fred Meyer, based on October 16, 1998 closing stock prices (21.3x for Kroger and 22.1x for Fred Meyer based on September 16, 1998 closing stock prices). Earnings estimates used in the foregoing analysis were based on Institutional Brokers Estimates System ("IBES") earnings estimates. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. EBITDA estimates used in the foregoing analysis were based upon estimates of reputable research analysts.

          (iii) Selected Transactions Analysis. Goldman Sachs reviewed and analyzed levered value as a multiple of (x) the latest twelve months ("LTM") EBITDA and (y) forward estimates for the following fiscal year in selected merger or acquisition transactions involving other companies in the supermarket chain industries that Goldman Sachs deemed relevant (the "GOLDMAN SELECTED TRANSACTIONS"). EBITDA estimates used in the foregoing analysis were based upon estimates of reputable research analysts. Among other matters, this review by Goldman Sachs indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Goldman Sachs noted that no transaction reviewed was identical to the Kroger/Fred Meyer Merger and that, accordingly, an assessment of the results of the following analysis necessarily involves considerations and judgments concerning differences in financial and operating characteristics of Fred Meyer and other factors that would affect the acquisition value of the companies to which it is being compared. This analysis indicated that, for the Goldman Selected Transactions, levered value as a multiple of LTM EBITDA, ranged from a low of 8.2x to a high of 13.8x prior to accounting for total estimated synergies publicly disclosed for each Goldman Selected Transaction, and levered value as a multiple of LTM EBITDA after adjusting for such synergies ranged from a low of 7.2x to a high of 11.1x. In addition, levered value as a multiple of forward EBITDA ranged from a low of 8.7x to a high of 10.6x prior to accounting for total estimated synergies publicly disclosed for each Goldman Selected Transaction, and levered value as a multiple of forward EBITDA after adjusting for such synergies ranged from a low of 7.1x to a high of 8.9x. Goldman Sachs also calculated levered value as a multiple of EBITDA for the Merger using an October 16, 1998 closing price of $48.75 per share of Kroger Common Stock. The analysis indicated that the levered value/EBITDA ratio (i) without any of the cost savings expected to be realized as a result of the Merger, (A) using 1998 estimated EBITDA, was 9.7x; (B) using 1999 estimated EBITDA, was 8.7x; and (C) using 2000 estimated EBITDA, was 8.0x; (ii) with $225 million of cost savings (equal to the cost savings expected to be realized as a result of the Merger as estimated by Kroger management) (A) using 1998 estimated EBITDA, was 8.3x; (B) using 1999 estimated EBITDA, was 7.6x; and
     (C) using 2000 estimated EBITDA, was 7.0x.

          (iv) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis of Fred Meyer utilizing stand-alone Fred Meyer management projections for Fred Meyer for the years 1999 through 2004. Goldman Sachs calculated the net present value of free cash flows for the years 1999 through 2004 using discount rates ranging from 8% to 13%. Goldman Sachs calculated terminal values in the year 2004 based on multiples ranging from 8.0x EBITDA to 12.0x EBITDA and then discounted these terminal values using discount rates ranging from 8% to 13%. This analysis showed that the implied per share values for the Common Stock ranged from a low of $35.64 to a high of $84.80.

          (v) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger using projections provided by Kroger and Fred Meyer managements and based on Kroger and Fred Meyer Business Plans, but excluding consideration of any write-offs related to the Merger, related fees and expenses and any potential effect of asset divestitures. Using the related earnings estimates, for the years 1999 and 2000 as adjusted to reflect the Synergies, Goldman Sachs determined the EPS of the common stock for the combined companies on a pro forma basis. This analysis assumed an effective tax rate of 38% and an exchange ratio of 1.0. The analysis indicated that the Merger would be neutral to slightly accretive to the shareholders on an EPS basis for the fiscal year 1999 and accretive for the fiscal year 2000 relative to the then current IBES estimates for Kroger, assuming the transaction closed on January 1, 1999.

          (vi) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information, (including sales, EBITDA, earnings before interest and taxes ("EBIT") and net income) for Kroger and Fred Meyer (based on their respective managements' estimates) and the pro forma combined entity resulting from the Merger (this analysis compares Kroger's fiscal year ending in December and Fred Meyer's fiscal year ending in January). The analysis indicated that (a) the Kroger shareholders would own 61.7% of the outstanding common equity of the combined entity (as compared to 38.3% for Fred Meyer) assuming the Exchange Ratio of 1.0; (b) in 1998, Kroger would have contributed 64.9% to revenues, 54.3% to EBITDA (before Synergies), and 57.4% to EBIT (before Synergies), and Fred Meyer would have contributed 35.1% to revenues, 45.7% to EBITDA (before Synergies), and 42.6% to EBIT (before Synergies); (c) in 1999, Kroger would have contributed 64.1% to revenues, 54.2% to EBITDA (before Synergies), 56.6% to EBIT (before Synergies), and 66.2% to net income (57.6% after Synergies), and Fred Meyer would have contributed 35.9% to revenues, 45.8% to EBITDA (before Synergies), 43.4% to EBIT (before Synergies) and 33.8% to net income (42.4% after Synergies); (d) in 2000, Kroger would have contributed 64.0% to revenues, 54.4% to EBITDA (before Synergies), 56.2% to EBIT (before Synergies), and 63.9% to net income (56.8% after Synergies), and Fred Meyer would have contributed 36.0% to revenues, 45.6% to EBITDA (before Synergies), 43.8% to EBIT (before Synergies), and 36.1% to net income (43.2% after Synergies).

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Kroger or Fred Meyer or the contemplated transaction. The analyses were prepared solely for the purpose of Goldman Sachs' providing its opinion to the Kroger Board of Directors as to the fairness from a financial point of view of the Exchange Ratio and do not purport to be appraisals or necessarily reflect the prices at which business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond of the control of the parties or their respective advisors, none of Kroger, Fred Meyer, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs opinion to the Kroger Board of Directors was one of many factors taken into consideration by the Kroger Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in APPENDIX D.

  Fred Meyer

     DLJ. In its role as financial advisor to Fred Meyer, DLJ was asked by Fred Meyer to render an opinion as to the fairness from a financial point of view to the common stockholders of Fred Meyer of the Exchange Ratio. On October 18, 1998, DLJ delivered its written opinion (the "DLJ OPINION") to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the Exchange Ratio is fair to the holders of Fred Meyer Common Stock from a financial point of view.

     A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX E. FRED MEYER STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH OPINION.

     The DLJ Opinion was prepared for the Fred Meyer Board of Directors and addresses only the fairness of the Exchange Ratio to the holders of Fred Meyer Common Stock from a financial point of view. The DLJ Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger.

DLJ was not retained as an advisor or agent to Fred Meyer's stockholders or any other persons, other than as an advisor to Fred Meyer. The Exchange Ratio was determined in arm's-length negotiations between Kroger and Fred Meyer, in which negotiations DLJ advised Fred Meyer. No restrictions or limitations were imposed by Fred Meyer upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion. DLJ was not requested to, and did not solicit the interest of any other party in any other transaction with Fred Meyer.

     In arriving at its opinion, DLJ reviewed the draft dated October 17, 1998 of the Merger Agreement, including exhibits thereto, as well as financial and other information that was publicly available or furnished to it by Kroger and Fred Meyer including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Fred Meyer prepared by management of Fred Meyer and certain financial projections of Kroger prepared by management of Kroger. In addition, DLJ compared certain financial and securities data of Kroger and Fred Meyer with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Fred Meyer Common Stock and Kroger Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Fred Meyer and Kroger or their respective representatives, or that was otherwise reviewed by it. DLJ relied upon the estimates of the management of Fred Meyer of operating savings and other benefits and cost reductions achievable as a result of the Merger and upon its discussions of such operating synergies assumptions with the management of Kroger. DLJ also assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Fred Meyer and Kroger, as to the future operating and financial performance of Fred Meyer and Kroger. DLJ did not assume any responsibility for making an independent evaluation of Fred Meyer's and Kroger's assets or liabilities or any independent verification of any of the information reviewed by it.

     The DLJ Opinion is necessarily based upon economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. DLJ does not have any obligation to update, revise or reaffirm its opinion.

     Pursuant to a letter agreement between Fred Meyer and DLJ, dated October 13, 1998 (the "DLJ ENGAGEMENT LETTER"), DLJ is entitled to (i) a fee of $250,000 payable upon execution of the DLJ Engagement Letter, (ii) an additional fee of $1.5 million payable following the execution of the Merger Agreement and the delivery of the DLJ Opinion and (iii) an additional fee payable upon the closing of the Merger of $20.0 million, reduced by amounts payable under clauses (i) and
(ii). Fred Meyer has also agreed to pay DLJ a fee equal to 15% (but in no event more than $7 million) of any break-up or similar fee or profit resulting from any option on shares of Kroger Common Stock received by Fred Meyer in connection with the termination of the Merger Agreement. Fred Meyer has agreed to reimburse DLJ for its out of pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify DLJ for liabilities and expenses arising out of the Merger, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Fred Meyer believe are customary in transactions of this nature, were negotiated at arms' length between Fred Meyer and DLJ, and the Fred Meyer Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for Fred Meyer in the past and has been compensated for such services.

     Salomon. Fred Meyer engaged Salomon to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement based upon Salomon's qualifications, expertise and reputation as well as Salomon's prior investment banking relationship and familiarity with Fred Meyer. On October 18, 1998, Salomon rendered to the Fred Meyer Board of Directors an oral opinion, which was confirmed by delivery of its written opinion, dated October 18, 1998 (the "SALOMON OPINION"), to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Fred Meyer Common Stock.

     THE FULL TEXT OF THE SALOMON OPINION IS SET FORTH IN APPENDIX F TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATION, THE DESCRIPTIONS OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE SALOMON OPINION REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE FRED MEYER BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. THE SALOMON OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF FRED MEYER COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FRED MEYER OR KROGER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THEIR RESPECTIVE SPECIAL MEETINGS. THE SUMMARY OF THE SALOMON OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SALOMON OPINION.

     The Salomon Opinion does not constitute an opinion as to the price at which the Kroger Common Stock will actually trade at any time. No restrictions or limitations were imposed upon Salomon with respect to the investigations made or procedures followed by Salomon in rendering its opinion. In addition, Salomon received no instructions to, and did not, seek or solicit alternative transactions. In arriving at its opinion, Salomon reviewed, among other things, the Merger Agreement, including exhibits thereto, as well as certain publicly available information concerning Fred Meyer and Kroger, respectively, and certain internal information, primarily financial in nature, concerning the business and operations of Fred Meyer and Kroger provided to it by Fred Meyer and Kroger, respectively, for purposes of analysis, including information provided during discussions with their respective managements regarding their businesses and prospects. Included in the information provided during discussions with the respective managements were certain financial forecasts and other information including forecasts and pro forma financial information giving effect to the Merger, relating to the past and current business operations, financial condition and prospects of Fred Meyer and Kroger prepared by their respective managements. In addition, Salomon compared certain financial and securities data of Kroger and Fred Meyer with various other companies whose securities are traded in public markets, reviewed the historical stock prices of Kroger Common Stock and Fred Meyer Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as Salomon deemed appropriate for purposes of rendering its opinion. Salomon also considered such other information, financial studies, analyses, investigations and financing, economic and market criteria that Salomon deemed relevant.

     In rendering its opinion, Salomon did not attempt to independently verify or assume responsibility for verifying any of the information reviewed by it and assumed the accuracy and completeness of all of the financial and other information reviewed by it. Salomon did not conduct a physical inspection of the properties or facilities, nor did it make or obtain or assume responsibility for obtaining any independent evaluation or appraisal of any assets (including properties and facilities) or liabilities, of Fred Meyer or Kroger. Salomon relied upon the estimates of the respective managements of Fred Meyer and Kroger of the cost savings achievable as a result of the Merger. Salomon also assumed that the financial forecasts (including pro forma financial information) and supporting assumptions (including anticipated cost savings resulting from the combination of Fred Meyer and Kroger) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Fred Meyer and Kroger as to the respective future financial performance of their companies. Salomon expressed no opinion with respect to such forecasts or the assumptions on which they are based. In addition, with the consent of Fred Meyer, Salomon took into account the advice of Fred Meyer's independent accountants with respect to the likely accounting treatment of the Merger. Salomon also assumed that the conditions precedent to the Merger Agreement would be satisfied (and not waived) and the Merger would be consummated in accordance with the terms of the Merger Agreement. The opinion of Salomon does not imply any conclusion as to the likely trading range for Kroger Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The Salomon Opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of

Fred Meyer Common Stock and does not address Fred Meyer's underlying business decision to effect the Merger or constitute a recommendation concerning how holders of Fred Meyer Common Stock should vote with respect to the Merger. While Salomon believes that its review as described herein is an adequate basis for the Salomon Opinion, the Salomon Opinion is necessarily based upon financial, economic, monetary, political, market and other conditions that existed and could be evaluated as of the date of the Salomon Opinion. Salomon does not have any obligation to update, revise or reaffirm its opinion as a result of any such change in such conditions or otherwise.

     Salomon is not affiliated with Fred Meyer or Kroger. Salomon and its affiliates (including Citigroup Inc. and its affiliates) have previously rendered certain financial advisory and investment banking, broker-dealer related and lending and other banking services to Fred Meyer and Kroger, for which they received customary compensation. In the ordinary course of its business, Salomon actively trades the securities of Fred Meyer and Kroger for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to an engagement letter, dated October 13, 1998 (the "SALOMON ENGAGEMENT LETTER"), Fred Meyer engaged Salomon to provide financial advisory and investment banking services to Fred Meyer in connection with the possible combination (by merger, tender offer or otherwise) with Kroger or any of its subsidiaries. Pursuant to the terms of the Salomon Engagement Letter, Fred Meyer has paid Salomon $1.75 million and has agreed to pay Salomon an additional fee of $18.25 million contingent upon the consummation of the Merger. Fred Meyer also agreed to pay to Salomon a fee equal to 15% (but in no event more than $7 million) of any break-up or similar fee or profit resulting from any option on shares of Kroger Common Stock received by Fred Meyer in connection with the termination of the Merger Agreement. In addition, Fred Meyer agreed to reimburse Salomon for reasonable travel and out-of-pocket expenses incurred by Salomon in connection with its engagement (including reasonable travel expenses and fees and expenses of Salomon's counsel). Fred Meyer further agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

     FINANCIAL ANALYSES PERFORMED BY DLJ AND SALOMON. The following is a summary of certain of the financial analyses performed by DLJ and Salomon in connection with providing their respective written opinions to the Fred Meyer Board of Directors on October 18, 1998 and in presentations to the Fred Meyer Board of Directors on October 13, 17 and 18, 1998. The analyses were performed solely for purposes of DLJ and Salomon providing their opinions to the Fred Meyer Board of Directors as to the fairness to the holders of Fred Meyer Common Stock from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement, and such opinions were among many factors taken into consideration by the Fred Meyer Board of Directors in making its determination to approve the Merger Agreement. The summary set forth below does not purport to be a complete description of the analyses performed by DLJ and Salomon, but describes, in summary form, the principal elements of the material analyses made by DLJ and Salomon in arriving at the DLJ Opinion and the Salomon Opinion, respectively. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses conducted by DLJ and Salomon was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ and Salomon did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching their conclusions, DLJ and Salomon considered the results of the analyses in light of each other and ultimately reached their opinions based on the results of the analyses taken as a whole. Further, DLJ's and Salomon's conclusions involved significant elements of judgment and qualitative analyses as well as the financial and quantitative analyses. Accordingly, notwithstanding the separate factors summarized below, DLJ and Salomon believe that their analyses must be considered as a whole and that selecting portions of their analyses and the factors considered by them, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying their opinions. In performing their analyses, DLJ and Salomon made numerous assumptions with respect to industry performance, general business, financial, economic and market conditions and other matters, many of which are beyond the control of Fred Meyer and Kroger. No company or transaction used in the analyses as a comparison is directly comparable to Fred Meyer, Kroger or the contemplated transaction. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals, or to reflect the prices at which such businesses or securities can actually be sold.

The analyses performed by DLJ and Salomon are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Fred Meyer, Kroger, DLJ, Salomon or any other person assumes responsibility if future results are materially different from those forecast. All analyses discussed below are based on the Fred Meyer Common Stock closing price on October 12, 1998 of $39.88 and the Kroger Common Stock closing price on that date of $49.94.

          (i) Historical Exchange Ratio Analysis. DLJ and Salomon analyzed the historical implied exchange ratio between Fred Meyer Common Stock and Kroger Common Stock over several time periods. For each period selected the average implied exchange ratios were calculated. The time periods (ending October 12, 1998) selected for analysis were the last 90 trading days and last 30 trading days and the average Exchange Ratio for each of these time periods was 0.906 and 0.825, respectively. In addition, DLJ and Salomon also analyzed the implied exchange ratio between Fred Meyer Common Stock and Kroger Common Stock for the twelve month period ended October 12, 1998. During this period, the Exchange Ratio averaged 0.952.

          (ii) Relative Contribution Analysis. DLJ and Salomon analyzed the relative contributions of Fred Meyer and Kroger to the EBITDA and net income of the combined company for the projected fiscal years ending 1998, 1999, 2000 and 2001. Based on the projected fiscal years 1998, 1999 and 2000, Fred Meyer's EBITDA (calculated before allocating any cost savings) represents 45.7%, 45.8% and 45.6%, respectively, of EBITDA for the combined company. The exchange ratio implied by Fred Meyer's estimated relative contribution to EBITDA for the fiscal years 1998, 1999 and 2000 is 1.097,
     1.101 and 1.090, respectively. Based on the projected fiscal years 1999, 2000 and 2001, Fred Meyer's net income (calculated before allocating any cost savings) represents 33.8%, 36.2% and 36.9%, respectively, of the net income of the combined company. The exchange ratio implied by Fred Meyer's estimated relative contribution to net income for the fiscal years 1999, 2000, and 2001 is 0.829, 0.922 and 0.949, respectively. The Kroger common shares (including shares underlying all outstanding options without adjustment for any assumed cash exercise of the options) to be issued to the Fred Meyer stockholders under the Exchange Ratio will represent approximately 38.0% of Kroger's outstanding shares pro forma for the Merger. The results of the relative contribution analysis are not necessarily indicative of the relative contributions that the respective businesses may actually have in the future.

          (iii) Selected Companies Analysis. DLJ and Salomon reviewed and compared certain financial information relating to Fred Meyer and Kroger to corresponding financial information, ratios and public market multiples for five other publicly traded supermarket corporations: Albertson's, Inc. (assuming consummation of its combination with American Stores Company); Food Lion, Inc.; Koninklijke Ahold N.V.; Safeway Inc.; and Winn-Dixie Stores, Inc. (collectively, the "DLJ AND SALOMON SELECTED COMPANIES"). DLJ and Salomon calculated and compared various financial multiples and ratios. The multiples of the DLJ and Salomon Selected Companies, Fred Meyer and Kroger were calculated using closing stock prices as of October 12, 1998. The multiples and ratios for Fred Meyer, Kroger and for each of the DLJ and Salomon Selected Companies were based on the most recent publicly available information. The analysis showed, among other things, that the ratio of firm value (i.e., market value of common equity plus book value of debt less cash) as a multiple of EBITDA for the DLJ and Salomon Selected Companies, (i) using estimated 1998 EBITDA, ranged from a low of 6.6x to a high of 11.6x (with a median of 10.2x), compared to 8.8x for Fred Meyer and 11.0x for Kroger and (ii) using estimated 1999 EBITDA, ranged from a low of 6.1x to a high of 10.7x (with a median of 9.2x), compared to 7.9x for Fred Meyer and 10.1x for Kroger. This analysis also showed, among other things, that the price/earnings ratio for the DLJ and Salomon Selected Companies,
     (i) using estimated 1998 earnings, ranged from a low of 16.3x to a high of 36.1x (with a median of 25.2x), compared to 27.5x for Fred Meyer and 25.2x for Kroger and (ii) using estimated 1999 earnings, ranged from a low of 14.2x to a high of 28.5x (with a median of 20.6x), compared to 20.3x for Fred Meyer and 22.0x for Kroger. Earnings estimates for the DLJ and Salomon Selected Companies were based on the First Call Research Network company earnings estimates. EBITDA estimates used in the foregoing analysis were based upon estimates of research analysts at DLJ, Salomon and other investment banks.

          No company utilized in the DLJ and Salomon Selected Companies Analysis is identical to Fred Meyer or Kroger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Fred Meyer and Kroger and those of the DLJ and Salomon Selected Companies, as well as other factors that could affect the public trading value of the DLJ and Salomon Selected Companies or company to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

          (iv) Selected Transactions Analysis. DLJ and Salomon reviewed and analyzed firm value as a multiple of the LTM EBITDA in selected merger or acquisition transactions where the transaction values exceeded $1 billion involving other companies in the supermarket industry that they deemed relevant (the "DLJ AND SALOMON SELECTED TRANSACTIONS"). Among other matters, such review by DLJ and Salomon indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. DLJ and Salomon noted that no transaction reviewed was identical to the Merger and that, accordingly, an assessment of the results of the following analysis necessarily involves considerations and judgments concerning differences between the financial and operating characteristics of Fred Meyer and Kroger and those companies involved in the DLJ and Salomon Selected Transactions and other factors that would affect the acquisition value of the companies involved in the DLJ and Salomon Selected Transactions. Such analysis indicated that, for the Selected Transactions, firm value as a multiple of LTM EBITDA, ranged from a low of 6.9x to a high of 10.5x with both a median and mean of 8.5x. The analysis also indicated that, for the Selected Transactions, firm value as a percentage of LTM sales, ranged from a low of 43.2% to a high of 73.0% with a median of 61.6% and a mean of 59.9%. For purposes of this analysis, DLJ and Salomon assumed an exchange ratio of 1.0 and a per share price for Kroger Common Stock equal to Kroger's closing stock price on October 12, 1998. Based on this analysis, DLJ and Salomon calculated the firm value as a multiple of LTM EBITDA for Fred Meyer to be 11.1x, and the firm value as a percentage of LTM sales for Fred Meyer to be 85.6%.

          (v) Discounted Cash Flow Analysis. DLJ and Salomon performed a discounted cash flow analysis for the period from fiscal 1999 to fiscal 2004 on the stand-alone operating free cash flows of Fred Meyer and Kroger, based upon financial projections prepared by the respective managements of each company. Operating free cash flows were calculated as the after-tax operating earnings of Fred Meyer and Kroger, respectively, plus depreciation and amortization, plus net changes in working capital, minus projected capital expenditures, plus (or minus) net changes in other assets. Cost synergies were not allocated to the projections for either company. DLJ and Salomon calculated terminal values by applying a range of estimated EBITDA multiples of 8.0x to 10.0x for Fred Meyer and 9.0x to 11.0x for Kroger in the fiscal year 2004. The operating free cash flows and terminal values were then discounted to the present using a range of discount rates of 8.0% to 10.0% representing an estimated range of the weighted average cost of capital of Fred Meyer and Kroger. Based on this analysis, DLJ and Salomon calculated per share equity values of Fred Meyer ranging from $49.00 to $73.00 and of Kroger ranging from $52.00 to $72.00 resulting in implied exchange ratios ranging from 0.940 to 1.010.

          (vi) Pro Forma Merger Analysis. DLJ and Salomon also prepared pro forma analyses of the financial impact of the Merger using earnings estimates for Fred Meyer and Kroger for the period from fiscal 1998 through 2001. These analyses assumed the Merger was accounted for as a pooling of interests and assumed cost savings resulting from the Merger, as provided by Fred Meyer management, of $100 million in 1999, $150 million in 2000 and $200 million in 2001. These analyses are also based on a number of other assumptions provided by Fred Meyer and Kroger management, including, among other things, the cost of integration, the projected financial performance of Fred Meyer and Kroger and prevailing interest rates. Based on the Exchange Ratio of 1.0, the analysis indicated that, on a pro forma basis, the Merger is expected to be accretive to Kroger's stand-alone EPS estimates beginning in 2000 while having a neutral impact on such estimates in 1999.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the respective recommendations of the Kroger Board of Directors and the Fred Meyer Board of Directors, the shareholders of Kroger and the stockholders of Fred Meyer should be aware that, as described below, certain executive officers of Fred Meyer and certain members of the Fred Meyer Board of Directors may have interests in the Merger that are different from, or in addition to, the interests of the stockholders of Fred Meyer generally, and that may create potential conflicts of interest. The Kroger Board of Directors and the Fred Meyer Board of Directors were aware of these interests of Fred Meyer's directors and officers when they approved the Merger and the Merger Agreement. Except as described below, to the knowledge of Fred Meyer, the executive officers and directors of Fred Meyer do not have any material interest in the Merger, apart from their interests as holders of Fred Meyer Common Stock.

     Employment Agreement with Robert G. Miller. Mr. Miller is a party to an employment agreement with Fred Meyer, dated August 27, 1991, as amended October 13, 1998 (the "MILLER EMPLOYMENT AGREEMENT"), that provides for an annual base salary of $1 million and a target annual bonus equal to 60% of his base salary. The Miller Employment Agreement also provides for the payment of severance compensation and benefits upon a "qualifying termination" in connection with a change in control that he would not otherwise receive upon termination under other circumstances. The approval of the Merger by Fred Meyer's stockholders will constitute a change in control under the Miller Employment Agreement. A qualifying termination includes any (i) termination of employment initiated by Mr. Miller for any reason within 18 months after the consummation of a change of control; (ii) termination of employment initiated by Mr. Miller due to constructive discharge outside the 18-month period referred to in clause (i) above if the termination is in anticipation of or within three years after a change in control; and (iii) termination of Mr. Miller's employment by Fred Meyer for any reason, other than for cause, in anticipation of or within three years after a change in control. Constructive discharge is defined as a material reduction (other than for cause) in Mr. Miller's compensation, benefits or responsibilities as Chief Executive Officer of Fred Meyer and a member of the Fred Meyer Board of Directors or an irreconcilable disagreement with the Fred Meyer Board of Directors over policy matters materially impairing his ability to carry out his responsibilities as Chief Executive Officer of Fred Meyer. Severance compensation due upon a qualifying termination under the Miller Employment Agreement consists of (i) accrued and unpaid compensation through the date of termination, (ii) a pro rata bonus for the year of termination, (iii) a payment equivalent to three times his highest base salary and applicable bonus rate, (iv) a payment equal to the actuarially determined present value of his projected accruals from three years of ongoing participation in Fred Meyer-sponsored qualified and non-qualified retirement plans, (v) continuation of health and welfare benefit coverage for 36 months, and (vi) an additional payment, if and to the extent necessary, to make him whole for any excise tax payable by Mr. Miller with respect to excess parachute payments.

     Payment of severance compensation under the Miller Employment Agreement is conditioned on his not making unauthorized disclosure of confidential information relating to Fred Meyer or its affiliates for a period of three years after termination and not engaging directly or indirectly in material competition with Fred Meyer or its affiliates during that three year period.

     Pursuant to the Merger Agreement, as of the Effective Time, Mr. Miller will be elected to the Kroger Board of Directors and will be elected and appointed Vice Chairman of the Kroger Board of Directors and Chief Operating Officer of Kroger.

     Employment Protection Agreements with Other Executive Officers. The other 12 executive officers of Fred Meyer are parties to employment protection agreements with Fred Meyer. Under these agreements, severance compensation is payable upon a termination of employment by Fred Meyer without cause or by the executive for good reason in anticipation of a change of control or during the 18 month period following a change of control. The agreement with George G. Golleher also provides for the payment of severance if Mr. Golleher terminates his employment for any reason within 18 months following a change of control. Severance compensation consists of: (i) accrued and unpaid compensation through the date of termination; (ii) continued payment of annual base salary (plus the target percentage of this base salary that was payable under the terms of Fred Meyer's annual bonus plan for its senior executives for the year in which the Merger is completed) for the Applicable Severance Period (as defined below) following the date of termination; (iii) a lump sum payment of each executive's pro rata annual incentive bonus as of the termination date; (iv) continued health and welfare benefits for the Applicable Severance Period; and (v) accelerated vesting of outstanding stock options held by the executive under Fred Meyer's stock option and stock incentive plans. Fred Meyer is obligated to make an additional payment, if and to the extent necessary to make the executives whole for any excise tax payable by the executive with respect to excess parachute payments. Executives will also continue to accrue annual retirement allocations and other benefits under the Fred Meyer Supplemental Income Plan or other supplemental retirement plans applicable to them for the Applicable Severance Period following the date of termination. Cash compensation provided pursuant to these agreements will be reduced on a dollar for dollar basis by the amount of comparable cash compensation paid to the executives under any other severance agreement applicable to the executive. Other benefits provided by the employment protection agreements will be similarly reduced.

     The "Applicable Severance Period" means, in the case of seven of Fred Meyer's executive officers, three years, and in the case of all other covered executive officers, two years.

     Employee Benefits. Under the Merger Agreement, Kroger has agreed that, until December 31, 1999, it will cause Fred Meyer and its subsidiaries to continue the current base salary or hourly wage rate of their respective employees and to maintain employee benefits, including severance benefits, that are at least as favorable to such employees as those in effect prior to the Merger. See "THE MERGER AGREEMENT -- Benefit Plans." As a result of these arrangements, current executive officers of Fred Meyer will continue to receive salaries and employee benefits that are at least as favorable as those currently provided to them by Fred Meyer.

     Interests of Ronald W. Burkle and Yucaipa. As of October 18, 1998, Ronald
W. Burkle, Yucaipa and certain of their affiliates owned 10,631,333 outstanding shares of Fred Meyer Common Stock, constituting approximately 7.0% of the outstanding shares of Fred Meyer Common Stock. Yucaipa is also the record holder of a currently exercisable warrant entitling it to purchase up to 3,869,366 additional shares of Fred Meyer Common Stock for a price of approximately $23.81 per share. As of the Effective Time, Kroger will execute a supplemental warrant agreement pursuant to which Yucaipa will have the right to purchase the same number of shares of Kroger Common Stock at the same price per share.

     Fred Meyer and Yucaipa are parties to a Management Services Agreement. Under the terms of the Management Services Agreement, Yucaipa will provide management consultation and advice to Fred Meyer until September 9, 2002. Fred Meyer pays Yucaipa an annual management fee of $500,000 and reimburses Yucaipa for its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. If the Management Services Agreement is terminated under certain circumstances, Fred Meyer will pay or cause to be paid to Yucaipa a termination payment equal to the greater of $2.5 million or twice the total consulting fees that would have been earned by Yucaipa during the remaining term of the Management Services Agreement as if this agreement had not been terminated and without regard to sums previously paid by Fred Meyer to Yucaipa as part of its management fee. It is anticipated that the Management Services Agreement will be terminated as of the Effective Time in connection with the Merger. Assuming the Effective Time is December 31, 1998, Fred Meyer will pay Yucaipa a termination fee of approximately $3.7 million.

     Pursuant to the Merger Agreement, at the Effective Time Mr. Burkle will be elected to the Kroger Board of Directors and will be chairman of the Executive Committee of the Board of Directors of the combined company so long as he remains a director of the combined company.

     New Directors of Kroger. Kroger has agreed to elect the following current Fred Meyer directors to the Kroger Board of Directors as of the Effective Time:
Robert D. Beyer, Ronald W. Burkle, Carlton J. Jenkins, Bruce Karatz, Robert G. Miller and Steven R. Rogel. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

ACCOUNTING TREATMENT

     Kroger and Fred Meyer believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Kroger and Fred Meyer will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income of Kroger and Fred Meyer for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

     [At the time the registration statement of which this Joint Proxy Statement/Prospectus forms a part is declared effective, Kroger received a letter from Fred Meyer's independent public accountants, stating that the accountants concur with Fred Meyer management's conclusion that no conditions exist related to Fred Meyer that would preclude Kroger's ability to account for the Merger as a "pooling of interests," and Fred Meyer has received a letter from Kroger's independent public accountants, stating that such accountants concur with Kroger management's conclusion that no conditions exist that would preclude Kroger accounting for the Merger as a pooling of interests. Each of the accountants' letters is based on representations of management and does not address any matters occurring subsequent to the date of such letters. Consummation of the Merger is conditioned upon the receipt by each of Kroger and Fred Meyer of a second letter from the other party's independent public accountants, dated as of the Effective Time, reaffirming the statements made in the earlier letters.] See "THE MERGER AGREEMENT -- Conditions" and "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA." Certain events, including certain transactions with respect to Fred Meyer Common Stock or Kroger Common Stock by affiliates of Fred Meyer or Kroger, respectively, may prevent the Merger from qualifying as a "pooling of interests." See"-- Resale Restrictions."

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion set forth in this section describes the principal U.S. federal income tax consequences of the Merger under currently applicable law based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly retroactively, and any change could affect the continuing validity of the discussion. The discussion is based upon
(i) certain representations of Kroger and Fred Meyer contained in certificates signed by appropriate officers of Kroger and Fred Meyer and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement. The discussion assumes that Fred Meyer stockholders hold their shares of Fred Meyer Common Stock as a capital asset and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and stockholders who acquired shares of Fred Meyer Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service with respect to any matters relating to the Merger.

     Based on certain assumptions and upon representations and assumptions contained in certificates signed by appropriate officers of Kroger and Fred Meyer, it is the opinion of each of Fried, Frank, Harris, Shriver & Jacobson, tax counsel to Kroger, and Cleary, Gottlieb, Steen & Hamilton, tax counsel to Fred Meyer, that:

          (a) no gain or loss will be recognized by Kroger, Fred Meyer or Merger Sub as a result of the Merger; and

          (b) no gain or loss will be recognized by the stockholders of Fred Meyer who exchange their Fred Meyer Common Stock solely for Kroger Common Stock pursuant to the Merger.

     In addition, the Merger will have the following U.S. federal income tax consequences:

          (i) the tax basis of the Kroger Common Stock received by Fred Meyer stockholders who exchange all of their Fred Meyer Common Stock for Kroger Common Stock in the Merger will be the same as the tax basis of the Fred Meyer Common Stock surrendered in exchange therefor;

          (ii) the holding period of the shares of Kroger Common Stock received will include the holding period of shares of Fred Meyer Common Stock surrendered in exchange therefor; and

          (iii) any Kroger shareholder who dissents from the merger and who receives cash in exchange for the holder's shares of Kroger Common Stock generally will be treated as if the shareholder sold the shares in a taxable transaction and will recognize gain or loss equal to the difference between the cash received and the shareholder's tax basis in the shares of Kroger Common Stock surrendered. In certain instances, however, the cash received by a dissenting Kroger shareholder may be taxed as a dividend. These circumstances may arise if a dissenting Kroger shareholder owns (or is treated as owning) shares of Kroger Common Stock (including shares received in the Merger in exchange for shares of Fred Meyer Common Stock) after the Merger (other than shares with respect to which dissenters' rights have been exercised). For these purposes, a stockholder is treated as owning the stock owned by certain family members, stock subject to an option to acquire such stock, stock owned by certain estates and trusts of which the stockholder is a beneficiary and stock owned by certain affiliated entities. Whether the receipt of cash will be taxed as a dividend will depend on the stockholder's particular circumstances. The Internal Revenue Service has indicated in published rulings that a distribution that results in any actual reduction in interest of a small minority stockholder in a publicly held corporation generally will not constitute a dividend if the stockholder exercises no control with respect to corporate affairs. In general, therefore, the cash received by such a dissenting Kroger shareholder will be taxed as a dividend only if the shareholder's percentage ownership interest in Kroger after the Merger is greater than or equal to the shareholder's percentage ownership interest in Kroger before the Merger, taking into account, in both cases, Kroger Common Stock actually owned by the dissenting shareholder or deemed to be owned by the dissenting shareholder as described above. Because of the complexity of these rules, each dissenting Kroger shareholder who believes these rules may apply to him or her is particularly urged to contact his or her own tax advisor.

     It is a condition to the Merger that Kroger and Fred Meyer each receive a tax opinion from its tax counsel that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based upon updated representations of Kroger and Fred Meyer contained in certificates signed by appropriate officers of Kroger and Fred Meyer to be delivered at the Effective Time. The tax opinions cannot be relied upon if any of these factual assumptions or representations is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been requested, and the tax opinions will not be binding upon the Internal Revenue Service or the courts.

     Any cash payments to which a dissenting Kroger shareholder is entitled pursuant to the exercise of dissenters rights generally will be subject to backup withholding at a rate of 31% unless either (i) the shareholder provides its taxpayer identification number (social security or employer identification number) and certifies that such number is correct or (ii) an exemption from backup withholding applies under the applicable laws and regulations.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. EACH FRED MEYER STOCKHOLDER IS ADVISED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and the specified waiting period requirements have been satisfied. Kroger and Fred Meyer filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on November 2, 1998. Unless additional information and documentary material is requested by the FTC or the Antitrust Division, the waiting period will expire on December 2, 1998. However, if a request from the FTC or the Antitrust Division for additional information and documentary material is received on or prior to that date, the waiting period will not terminate until 20 days after Kroger and Fred Meyer have "substantially complied" (as this term is defined under the HSR Act) with each request unless the FTC or the Antitrust Division terminates the waiting period earlier. Consequently, there can be no assurance that the consummation of the Merger will not be delayed by reason of the HSR Act. At any time before or after consummation of the Merger, the Antitrust Division, the FTC, a state governmental authority or a private person or entity could seek under the antitrust laws to enjoin the Merger or to cause Kroger to divest, in whole or in part, any of its assets or businesses (including assets and businesses of Fred Meyer). There can be no assurance that a challenge to the Merger will not be made or that, if a challenge is made, Kroger will prevail. The obligations of Kroger and Fred Meyer to consummate the Merger are subject to the condition that there be no order, decree or injunction of any court of competent jurisdiction that prohibits the consummation of the Merger. See "THE MERGER AGREEMENT -- Best Efforts" for a description of the obligations of Kroger and Fred Meyer to seek regulatory approvals.

RESALE RESTRICTIONS

     All shares of Kroger Common Stock received by Fred Meyer stockholders in the Merger will be freely transferable, except that shares of Kroger Common Stock received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act of 1933, as amended (the "SECURITIES ACT")), of Fred Meyer at the time of the Fred Meyer Special Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Kroger) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Fred Meyer or Kroger generally include individuals or entities that control, are controlled by, or are under common control with, that party and may include certain officers and directors of that party as well as principal holders of stock of that party. The Merger Agreement requires Fred Meyer to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to comply with the foregoing requirements. In order for the Merger to qualify for pooling of interests accounting treatment, an affiliate of either Kroger or Fred Meyer may not sell, transfer or dispose (subject to certain de minimis exceptions), or in any other way reduce his or her risk relative to, shares of Kroger Common Stock or shares of Fred Meyer Common Stock (as the case may be) during the period beginning 30 days prior to the Effective Time and ending at such time as Kroger publishes results covering at least 30 days of combined operations of Kroger and Fred Meyer. The Merger Agreement requires Kroger and Fred Meyer to use their reasonable best efforts to cause each of their respective affiliates to execute a written agreement to comply with these requirements. Under the terms of the Merger Agreement, certificates surrendered for exchange by any affiliate of Fred Meyer will not be exchanged for shares of Kroger Common Stock until Kroger has received these agreements from the affiliate of Fred Meyer. See " -- Accounting Treatment."

AMENDMENT OF EXISTING CREDIT FACILITIES

     It is anticipated that, following consummation of the Merger, the combined company will require bank credit facilities providing for an aggregate of $5.5 billion in borrowings (the "FACILITIES"). The Facilities will be comprised of
(i) $2.0 billion of Kroger's existing bank credit facilities (the "EXISTING KROGER CREDIT FACILITIES"), consisting of a $500 million 364-day credit facility and a $1.5 billion multi-year credit facility, and (ii) $3.5 billion of Fred Meyer's existing bank credit facilities (the "EXISTING FRED MEYER CREDIT FACILITIES" and, collectively with the Existing Kroger Credit Facilities, the "EXISTING CREDIT FACILITIES"), consisting of a $1.625 billion five-year term note and a $1.875 billion five-year revolving credit facility. It is further anticipated that Fred Meyer's existing $500 million five-year operating lease facility (the "OPERATING LEASE FACILITY") will be repaid or $500 million of other commitments will be reduced at the Effective Time from additional borrowings under the Existing Kroger Credit Facilities. The Operating Lease Facility refinanced $303 million in existing lease financing facilities and currently provides funds for land and construction costs for new stores. As of
            , 1998, there was an aggregate of $          outstanding under the
Existing Credit Facilities, and $          outstanding under the Operating Lease
Facility.

     Completion of the Merger would violate the existing terms of the Existing Fred Meyer Credit Facilities and the Operating Lease Facility and, in certain circumstances, the terms of the Existing Kroger Credit Facilities unless the terms of these facilities were modified or amended. Accordingly, as of the Effective Time, Kroger and Fred Meyer intend to effect certain amendments to each of the Existing Credit Facilities and the Operating Lease Facility (the "AMENDMENTS") to permit the consummation of the Merger without a violation of the terms of the

Existing Credit Facilities and the Operating Lease Facility and to provide that the obligations of Fred Meyer under the Existing Fred Meyer Credit Facilities and the Operating Lease Facility will remain the obligations of Fred Meyer (as the surviving corporation and a wholly-owned subsidiary of Kroger) following the Effective Time. The Amendments require the approval of lenders holding a majority of the commitments under each of the Existing Credit Facilities and the Operating Lease Facility. Kroger has entered into the Commitment Letter with Chase (which currently serves as syndication agent under the Existing Fred Meyer Credit Facilities and administrative agent under the Existing Kroger Credit Facilities) and CSI pursuant to which (i) CSI has agreed to act as exclusive advisor, arranger and book manager for the Facilities, and (ii) in support of the solicitation of the approvals required in connection with the Amendments, Chase has provided a commitment to acquire by assignment up to 51% of the commitments under each of the Existing Credit Facilities and to structure the Amendments, in each case upon the terms and conditions to be agreed upon by Kroger, Chase and CSI. The agreement of CSI and the commitment of Chase described in the immediately preceding sentence are subject to certain conditions, including (i) no material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Kroger and its subsidiaries, taken as a whole, or Fred Meyer and its subsidiaries, taken as a whole, occurring or becoming known to CSI and Chase and (ii) no material disruption of, or material adverse change in, financial, banking or capital market conditions occurring after the date of the Commitment Letter that, in the judgment of CSI and Chase, could materially impair the syndication of Chase's commitment with respect to the Facilities and/or the solicitation of the required approvals in respect of the Amendments.

     Chase, CSI, Kroger and Fred Meyer anticipate that certain additional amendments to each of the Existing Credit Facilities will be required in order to obtain the approvals of the requisite lenders and to provide greater flexibility with respect to the integration of Fred Meyer with Kroger following consummation of the Merger. It is anticipated that the Facilities will provide for (i) the Existing Fred Meyer Credit Facilities to remain secured by the collateral currently securing the Existing Fred Meyer Credit Facilities (which collateral consists of the capital stock of all of the subsidiaries of Fred Meyer), (ii) a guarantee by Fred Meyer and its material subsidiaries of the Existing Kroger Credit Facilities, (iii) a guarantee by Kroger and its material subsidiaries of the Existing Fred Meyer Credit Facilities, (iv) an increase to market rate in the interest rates and facility fees applicable to the Existing Kroger Credit Facilities, and (v) the modification of the covenants contained in the Existing Fred Meyer Credit Facilities to make these covenants substantially similar to the covenants contained in the Existing Kroger Credit Facilities.

     The effectuation of the Amendments is not a condition to the obligation of Kroger or Fred Meyer to complete the Merger. Although Chase has provided a commitment to acquire by assignment up to 51% of the amounts outstanding under each of the Existing Credit Facilities (thus enabling Chase, on its own, to approve the Amendments required to permit the completion of the Merger without violating the terms of the Existing Credit Facilities), there can be no assurance that the Amendments will be approved or that alternative financing will be available on acceptable terms. In addition, completion of the Merger would violate the terms of the Operating Lease Facility without the contemplated repayment or amendment thereof at the Effective Time. If the Merger is completed and the Amendments have not been approved and effected, or alternative financing has not been arranged, the indebtedness of each of Kroger and Fred Meyer under each of the Existing Credit Facilities and the indebtedness of Fred Meyer under the Operating Lease Facility would become due and payable, and other indebtedness of each of Kroger and Fred Meyer may also become due and payable as a result thereof, which would have a material adverse effect on the combined company's business, financial condition and results of operations.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached as APPENDIX A to this Proxy Statement/Prospectus and is incorporated by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. Any capitalized terms used in this summary and not otherwise defined in this Joint Proxy Statement/Prospectus have the meanings given to them in the Merger Agreement.

THE MERGER

     Pursuant to the Merger Agreement, subject to its terms and conditions, at the Effective Time, Merger Sub will be merged with and into Fred Meyer. As a result, Fred Meyer will become a wholly-owned subsidiary of Kroger. The Merger will have the effects specified in the Delaware General Corporation Law (the "DGCL").

     Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Kroger and Fred Meyer will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the DGCL.

     As a result of the Merger and without any action on the part of the holders, each share of Fred Meyer Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Kroger Common Stock (and one associated Right) and will cease to be outstanding and will be canceled and retired. Each holder of a certificate representing any such shares of Fred Meyer Common Stock (a "FRED MEYER STOCK CERTIFICATE") will thereafter cease to have any rights with respect to the shares of Fred Meyer Common Stock, except for the right to receive, without interest, shares of Kroger Common Stock upon the surrender of the Fred Meyer Stock Certificate (as described in "-- Exchange Procedures"). Each share of Fred Meyer Common Stock held in Fred Meyer's treasury or held by Kroger or by any of their respective subsidiaries at the Effective Time will cease to be outstanding and will be canceled and retired without payment of any consideration. Fred Meyer will take all action necessary with respect to the options to purchase Fred Meyer Common Stock that are outstanding immediately prior to the Effective Time to entitle the holder to acquire upon exercise of the options the same number of shares of Kroger Common Stock at the same exercise price. Additionally, in connection with the Merger, existing warrants to purchase 3,869,366 shares of Fred Meyer Common Stock will become warrants to buy the same number of shares of Kroger Common Stock on the same terms as currently in effect.

     Notwithstanding the Merger Agreement, Kroger, may in its sole discretion, restructure the merger to provide for the merger of Fred Meyer with and into Kroger with Kroger as the surviving corporation.

THE EFFECTIVE TIME

     The Merger will become effective upon (i) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or (ii) upon such later time as may be agreed upon by the parties and specified in the Certificate of Merger. The Merger Agreement provides that the parties will cause the Certificate of Merger to be filed on the second business day after the satisfaction or waiver of all conditions set forth in the Merger Agreement. It is expected that the Merger will be consummated in early 1999, although there can be no assurance as to when, or if, all the conditions to consummation of the Merger will be satisfied or waived. See
"-- Conditions."

EXCHANGE PROCEDURES

     Promptly after the Effective Time, The Bank of New York (the "EXCHANGE AGENT") will mail to each person who was, at the Effective Time, a holder of record of shares of Fred Meyer Common Stock, a letter of transmittal to be used by the holder in forwarding his or her Fred Meyer Stock Certificates, and instructions for effecting the surrender of the Fred Meyer Stock Certificates in exchange for certificates representing shares of Kroger Common Stock ("KROGER STOCK CERTIFICATES"). Upon surrender to the Exchange Agent of a Fred Meyer Stock Certificate for cancellation, together with a letter of transmittal, the holder of a Fred Meyer Stock

Certificate will be entitled to receive a Kroger Stock Certificate and unpaid dividends and distributions, if any, which the holder has the right to receive in respect of the Fred Meyer Stock Certificate surrendered, and the Fred Meyer Stock Certificate so surrendered will be canceled. FRED MEYER STOCKHOLDERS SHOULD NOT SEND IN THEIR FRED MEYER STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     No dividends (if any) on shares of Kroger Common Stock will be paid with respect to any shares of Kroger Common Stock represented by a Fred Meyer Stock Certificate until that Fred Meyer Stock Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any Fred Meyer Stock Certificate, there will be delivered to the holder of the certificate, a Kroger Stock Certificate issued in exchange therefor plus (i) at the time of the surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the shares of Kroger Common Stock represented by the Kroger Stock Certificate and not paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender and a payment date subsequent to the surrender with respect to the shares of Kroger Common Stock, in each case less the amount of any withholding taxes which may be required.

     After the Effective Time, there will be no transfers on the transfer books of Fred Meyer of shares of Fred Meyer Common Stock that were outstanding immediately prior to the Effective Time.

     Any portion of the Exchange Fund that remains unclaimed by the former stockholders of Fred Meyer one year after the Effective Time will be delivered to Kroger. Any former stockholders of Fred Meyer who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look only to Kroger for payment of shares of Kroger Common Stock, and any unpaid dividends and distributions on shares of Kroger Common Stock, deliverable in respect of each such unsurrendered Fred Meyer Stock Certificate. Notwithstanding the foregoing, none of Fred Meyer, Kroger, the Exchange Agent or any other person will be liable to any former holder of shares of Fred Meyer Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     No interest will be paid or accrued on unpaid dividends and distributions, if any, which will be paid upon surrender of the Fred Meyer Stock Certificates.

     In the event that any Fred Meyer Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Fred Meyer Stock Certificate to be lost, stolen or destroyed and, if required by Kroger, the posting by that person of a bond in such reasonable amount as Kroger may direct as indemnity against any claim that may be made against it with respect to the Fred Meyer Stock Certificate, the Exchange Agent will issue in exchange for the lost, stolen or destroyed Fred Meyer Stock Certificate the shares of Kroger Common Stock, and any unpaid dividends and distributions on shares of Kroger Common Stock, as described above.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties, including representations and warranties relating to: (a) due organization, power and standing of Fred Meyer and Kroger and other corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement;
(c) the capital structure of Fred Meyer and Kroger; (d) subsidiaries of Fred Meyer and Kroger; (e) conflicts under charters, bylaws or regulations, as applicable, violations of any instruments or law, and required consents and approvals; (f) certain documents filed by each of Fred Meyer and Kroger with the Securities and Exchange Commission (the "COMMISSION") and the accuracy of the information in those documents; (g) litigation and liabilities; (h) conduct of business in the ordinary course and the absence of certain changes and material adverse effects; (i) tax matters; (j) retirement and other employee benefit plans, (k) labor matters; (l) qualification for pooling of interests accounting treatment; (m) brokers' and finders' fees with respect to the Merger; (n) receipt of fairness opinions; (o) ownership of the capital stock of the other company; (p) compliance with applicable laws; (q) environmental matters; (r) intellectual property; (s) insurance; (t) contracts and commitments; (u) Year 2000 compliance; and (v) with respect to Kroger, the Kroger Equity Rights.

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

CERTAIN COVENANTS

     Fred Meyer has agreed (and has agreed to cause its subsidiaries) prior to the consummation of the Merger, unless Kroger agrees in writing or as otherwise expressly contemplated by the Merger Agreement, to conduct its business in all material respects in the ordinary and usual course and, to the extent consistent therewith, to use its reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it.

     In addition, Fred Meyer has agreed that prior to the consummation of the Merger, unless Kroger agrees in writing or as otherwise required or permitted by the Merger Agreement, Fred Meyer will not (i) issue, deliver, grant or sell any additional shares of Fred Meyer Common Stock or Fred Meyer Equity Rights other than (x) the issuance, delivery, grant or sale of shares of Fred Meyer Common Stock or Fred Meyer Equity Rights pursuant to the exercise or conversion of Fred Meyer Equity Rights outstanding as of the date of the Merger Agreement or pursuant to the exercise of New Fred Meyer Options, and (y) if the Merger is not consummated by April 30, 1999, the issuance or delivery of Fred Meyer options (the "NEW FRED MEYER OPTIONS") to Fred Meyer employees at the vice president level or below, exercisable, in the aggregate, for no more than 1,500,000 shares of Fred Meyer Common Stock (provided that (A) these options have a vesting schedule substantially similar to the vesting schedule that was applicable to the options granted by Fred Meyer to this same group of employees in 1998 and
(B) the vesting of these options shall not accelerate by reason of the consummation of the Merger, including upon termination of employment following the consummation of the Merger), (ii) amend its Certificate of Incorporation (the "FRED MEYER CERTIFICATE"), or its Bylaws (the "FRED MEYER BYLAWS") or adopt any stockholders rights plan or enter into any agreement with any of its stockholders in their capacity as such, (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock, (iv) declare any dividend,
(v) repurchase, redeem or otherwise acquire any shares of its capital stock or any Fred Meyer Equity Rights, (vi) with certain exceptions, enter into, adopt or amend any agreement or arrangement relating to severance or any employee benefit plan or employment or consulting agreement or grant any stock option or other equity awards, (vii) with certain exceptions, incur or amend the terms of any indebtedness for borrowed money or guarantee any such indebtedness, (viii) make any capital expenditures in excess of Fred Meyer's capital expenditure budget for fiscal 1998 and fiscal 1999, (ix) with certain exceptions, transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its subsidiaries' property or assets that is material to Fred Meyer and its subsidiaries taken as a whole, except pursuant to existing contracts, (x) take any action that to the knowledge of Fred Meyer would prevent the Merger from qualifying for pooling of interests accounting treatment under generally accepted accounting principles or would prevent the Merger from qualifying as a reorganization under Section 368 of the Code, (xi) with certain exceptions, issue, deliver, sell or encumber shares of Fred Meyer Common Stock or any securities convertible into or any rights, warrants or options to acquire Fred Meyer Common Stock, (xii) with certain exceptions, acquire any business, including stores or other facilities, (xiii) change its accounting policies, practices or methods except as required by generally accepted accounting principles or the rules and regulations of the Commission, (xiv) take any action to cause the shares of Fred Meyer Common Stock to cease to be listed on the NYSE, (xv) enter into certain contracts and (xvi) with certain exceptions, change or, other than in the ordinary course of business consistent with past practice, make any material tax election or settle any audit or tax controversy.

     Kroger has agreed (and has agreed to cause its subsidiaries) prior to the consummation of the Merger, unless Fred Meyer agrees in writing or as otherwise expressly contemplated by the Merger Agreement, to conduct its business in all material respects in the ordinary and usual course and, to the extent consistent therewith, to use its reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it. However, nothing contained in these provisions prohibits Kroger from acquiring, or exploring the acquisition of, any retail business, including any stores or facilities, whether by merger, consolidation, purchase of property or assets or otherwise, if the acquisition could not reasonably be expected to interfere with or delay (in any material respect) the consummation of the Merger (including, without limitation, by delaying in any material respect the receipt of any necessary consent, requiring receipt of any additional material consent not theretofore required in connection with the Merger or creating any potential material impediment under any antitrust, competition or trade regulation law).

     In addition, Kroger has agreed that, among other things, prior to the consummation of the Merger, unless Fred Meyer agrees in writing or as otherwise required or permitted by the Merger Agreement, Kroger shall not (i) with certain exceptions, issue, deliver, grant or sell any additional shares of Kroger Common Stock or securities convertible into, or any rights, warrants or options to acquire, Kroger Common Stock, (ii) amend its Articles of Incorporation (the "KROGER ARTICLES"), its Regulations (Bylaws) (the "KROGER REGULATIONS (BYLAWS)") or the Rights Agreement or redeem the Kroger Rights, (iii) reclassify the Kroger Common Stock, (iv) declare any dividend, (v) repurchase, redeem or otherwise acquire any shares of its capital stock or any Kroger Equity Rights (as defined in the Merger Agreement), (vi) change its accounting policies, practices or methods except as required by generally accepted accounting principles or the rules and regulations of the Commission, (vii) with certain exceptions, transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its subsidiaries' property or assets material to Kroger and its subsidiaries taken as a whole, except pursuant to existing contracts and for any sale or disposition of assets which have a fair market value of not more than $1 billion) (viii) take any action that to the knowledge of Kroger would prevent the Merger from qualifying for pooling of interests accounting treatment under generally accepted accounting principles or would prevent the Merger from qualifying as a reorganization under Section 368 of the Code and (ix) take any action to cause the shares of Kroger Common Stock to cease to be listed on the NYSE.

     Both Fred Meyer and Kroger have agreed: (a) to cooperate in the prompt preparation and filing of certain documents under federal and state securities laws and with applicable government entities and (b) to use their reasonable best efforts to obtain and deliver to each other certain letters from "affiliates," as defined under Rule 145 under the Securities Act. See "-- Best Efforts" and "THE MERGER -- Resale Restrictions."

     Prior to the Effective Time, with the consent of Kroger, Fred Meyer may make a charitable donation of up to a total of $20,000,000 to The Fred Meyer Foundation and the Ralphs/Food 4 Less Foundation (the "CHARITABLE CONTRIBUTION"). To the extent the Charitable Contribution is not made in full prior to the Effective Time, the balance of the Charitable Contribution will be made by Kroger within seven years of the Effective Time. Other than the Charitable Contribution, prior to the Effective Time, neither Fred Meyer nor its Subsidiaries will make any charitable contribution other than in the ordinary course of business consistent with past practice.

NO SOLICITATION OF TRANSACTIONS

     Subject to the exceptions described in the next paragraph, each of Fred Meyer and Kroger has agreed that it will not, and each will use its best efforts to cause its respective officers and directors, employees, financial advisors, agents and representatives (each a "REPRESENTATIVE") not to, (a) initiate, solicit or encourage (including furnishing information) or take any other action to facilitate directly or indirectly, any inquiries or the making of any proposal with respect to (i) a merger, consolidation or similar transaction involving it, or any of its subsidiaries whose business constitutes 15% or more of its consolidated net revenues, net income or assets, (ii) a direct or indirect acquisition of a business of such company or any of its subsidiaries, that constitutes 15% or more of its consolidated net revenues, net income or assets, (iii) a direct or indirect acquisition or purchase of 15% or more of any class of its equity securities or that of any of its subsidiaries whose business constitutes 15% or more of its consolidated net revenues, net income or assets, or (iv) a tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of its capital stock (any such inquiry, proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"), or (b) accept, or engage in any discussions or negotiations relating to, an Acquisition Proposal. Each of Fred Meyer and Kroger has agreed to immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing.

     Fred Meyer and Kroger have each agreed that their respective Boards of Directors will not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors of the Merger Agreement and the Merger (subject to the respective

Board of Directors concluding in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that withdrawal or modification of its approval or recommendation of the Merger Agreement and the Merger is required for it to act in a manner consistent with its fiduciary duties under applicable law), (ii) approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

BEST EFFORTS

     Each of Kroger and Fred Meyer has agreed (except as set forth below) that it will take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the closing of the Merger (the "CLOSING") to occur as soon as reasonably possible (and in any event no later than September 30, 1999), including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of its assets or businesses (or any of its subsidiaries) or otherwise take or commit to take any actions that limit its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Kroger, Fred Meyer or their respective subsidiaries, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. If requested by Kroger, Fred Meyer will divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Fred Meyer or any of its subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. Fred Meyer has agreed and acknowledged that, in connection with any filing or submission required, action to be taken or commitment to be made by Kroger, Fred Meyer or any of its respective subsidiaries to consummate the Merger or other transactions contemplated in the Merger Agreement, neither Fred Meyer nor any of its subsidiaries will, without Kroger's prior written consent, divest any assets, commit to any divestiture of assets or businesses of Fred Meyer and its subsidiaries or take any other action or commit to take any action that would limit Fred Meyer's, Kroger's or any of their respective subsidiaries' freedom of action with respect to, or their ability to retain, any of their businesses, product lines or assets. Each of Kroger and Fred Meyer has also agreed to use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before September 30, 1999, including without limitation defending through litigation on the merits any claim asserted in any court by any party.

     Notwithstanding the foregoing, (a) Kroger is not required to agree to the sale, transfer, divestiture or other disposition of stores of Kroger, Fred Meyer or any of their subsidiaries having aggregate gross annual sales for the 1997 fiscal year in excess of 7% of the combined gross annual sales of Fred Meyer and its subsidiaries taken as a whole for such period and (b) other than the sale, transfer, divestiture or other disposition of stores having revenues up to the gross annual amount referenced in clause (a) of this paragraph, neither Kroger nor Fred Meyer is required to take any actions or make any commitments or agreements, if, individually or in the aggregate, it would be reasonably likely to result in a Kroger Material Adverse Effect. A "KROGER MATERIAL ADVERSE EFFECT" is defined as any change, circumstance, event or effect (x) that is or will be materially adverse to the business, results of operations, financial condition or prospects of Kroger and its subsidiaries taken as a whole, or (y) that will prevent or materially impair Kroger's ability to consummate the Merger; however, the term Kroger Material Adverse Effect does not include changes or effects (1) relating to economic conditions or financial markets in general or the retail food and drug industry in general or (2) resulting from actions required to be taken by the terms of the Merger Agreement. A decline in the stock market price of the shares of Kroger Common Stock in and of itself will not be deemed a Kroger Material Adverse Effect.

BENEFIT PLANS

     Kroger has agreed that, from and after the Effective Time, it will cause Fred Meyer and its subsidiaries to honor, in accordance with their terms, all employment, protection and severance agreements to which Fred Meyer or any of its subsidiaries is a party and all of Fred Meyer's and its subsidiaries' obligations under their benefit plans. Kroger has agreed that, until December 31, 1999, each employee of Fred Meyer and its subsidiaries (other than those represented by collective bargaining agreements) will be provided (w) a base salary or hourly wage, as applicable, at an annual or hourly rate, respectively, that is not less than the rate in effect for that individual immediately prior to the Effective Time, (x) pension, welfare, fringe and other employee benefits, including severance benefits, that, in each case, are at least as favorable to that employee as the benefits provided to that employee immediately prior to the Effective Time, (y) annual cash bonus opportunities that are at least as favorable to that employee as the bonus opportunities available to that employee immediately prior to the Effective Time and (z) if the Merger is consummated on or prior to April 30, 1999, equity awards that are at least as favorable to that employee (if that employee is at the vice president level or below) as the awards granted to similarly situated employees of Kroger and its subsidiaries during or for this period are to the employees of Kroger and its subsidiaries. These obligations will not apply, however, (i) to changes in benefits of Fred Meyer employees related to the planned consolidation of Fred Meyer benefit plans that may be implemented before December 31, 1999, or
(ii) to any Fred Meyer employee whose status changes as a result of Fred Meyer's customary business practices. Notwithstanding the foregoing, subject to the terms of permitted employment agreements, Kroger will not be obligated to continue to employ any employee of Fred Meyer or its subsidiaries for any particular length of time. Employees of Fred Meyer and its subsidiaries will also receive (i) credit for years of service with Fred Meyer for purposes of eligibility and vesting (but not for benefit accrual) under any Kroger benefit plans in which they may participate (only to the extent that those years of service would have been credited under the relevant Kroger benefit plan), (ii) a waiver of any pre-existing condition exclusions and actively at work requirements under any Kroger medical, dental, vision or other welfare benefit plan (a "KROGER WELFARE BENEFIT PLAN") in which they may participate, and (iii) credit under any Kroger Welfare Benefit Plan in which they may participate for eligible expenses incurred on or before the Effective Time for the purpose of satisfying all deductible and similar requirements for the applicable plan year.

     On or prior to the Effective Time, Fred Meyer shall take all actions as are necessary to terminate its and its subsidiaries' employee stock purchase plans at or prior to the Effective Time. Fred Meyer shall, in connection with this termination, cause all participants in these plans not to be permitted to have Fred Meyer increase the percentage or amount of any monies withheld by Fred Meyer for investment in these plans after the date of the Merger Agreement, and cause each participant either to receive previously invested cash or purchase Fred Meyer Common Stock pursuant to these plans prior to the Effective Time.

GOVERNANCE

     Kroger has agreed to cause Robert D. Beyer, Ronald W. Burkle, Carlton J. Jenkins, Bruce Karatz, Robert G. Miller and Steven R. Rogel, who are directors of Fred Meyer, to be appointed as directors of Kroger promptly after the Effective Time. If, prior to the Effective Time, any of those persons decline or is unable to serve as a director, Fred Meyer is permitted to designate another person to serve in that person's stead, which person must be reasonably acceptable to Kroger. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

INDEMNIFICATION AND INSURANCE

     From and after the Effective Time, Kroger has agreed to, or to cause the surviving corporation of the Merger to, indemnify and hold harmless each present and former director and officer of Fred Meyer or any of its subsidiaries (when acting in said capacity), against all costs or expenses (including reasonable attorneys' fees) judgments, fines, losses, claims, damages, or liabilities in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative) for acts or omissions, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent permitted under the DGCL or other applicable law.

     For a period of six years after the Effective Time, Kroger has agreed to maintain, or cause the surviving corporation to maintain, a policy of directors' and officers' liability insurance ("D&O INSURANCE") for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as Fred Meyer's existing D&O Insurance coverage. However, if the existing D&O Insurance expires, is terminated or canceled or if the annual premium therefor is increased to an amount in excess of 200% of the last annualized premium paid prior to the date of the execution of the Merger Agreement (the "CAP"), Kroger or the surviving corporation in the Merger is only required to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Cap.

CONDITIONS

     The respective obligations of Fred Meyer and Kroger to consummate the Merger are subject to the fulfillment of each of the following conditions: (a) the approval and adoption of the Merger Agreement and the approval of the Merger by holders of a majority of the outstanding shares of Fred Meyer Common Stock, as well as by holders of a majority of the outstanding shares of Kroger Common Stock; (b) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (c) none of the parties to the Merger Agreement will be subject to any order, decree or injunction making the Merger illegal or otherwise prohibiting the consummation of the Merger; (d) the registration statement on Form S-4 of which this Joint Proxy Statement/Prospectus is a part (the "REGISTRATION STATEMENT") will have been declared effective by the Commission under the Securities Act and no stop order with respect thereto shall be in effect; (e) all required consents, approvals, authorizations, filings, qualifications, licenses or permits under state securities or "blue sky" laws have been obtained and (f) the shares of Kroger Common Stock to be issued pursuant to the Merger will have been duly approved for listing on the NYSE, subject to official notice of issuance.

     The obligations of each of Fred Meyer and Kroger to effect the Merger are also subject to the satisfaction by the other party prior to the Effective Time of the following conditions: (a) the representations and warranties of the other party set forth in the Merger Agreement shall be true and correct as of the Closing Date (except to the extent these representations and warranties have been expressly made as of an earlier date, in which case the representations and warranties shall have been true and correct as of the earlier date) with the same force and effect as if made on and as of the Closing Date except to the extent that any failures of the representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), individually or in the aggregate, would not reasonably be expected to have resulted in a Fred Meyer Material Adverse Effect (as defined below) or a Kroger Material Adverse Effect, as the case may be; (b) the other party shall have complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or before the Effective Time; (c) each party will have received an opinion of tax counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (d) Fred Meyer and Kroger will have each received from the other party's independent public accountants (i) comfort letters (one dated a date within two business days before the date the Registration Statement becomes effective and one dated the Closing Date) covering matters customarily included in these comfort letters relating to registration statements similar to the Registration Statement and
(ii) letters (one dated the date on which the Registration Statement becomes effective and one dated the Closing Date) stating as of the respective dates of the letters that, in the case of the letters to be received by Kroger, Fred Meyer's independent accountants are not aware of any conditions that exist that would preclude Fred Meyer's ability to be a party in a business combination to be accounted for as a pooling of interests and, in the case of the letters to be received by Fred Meyer, that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable Commission rules and regulations is appropriate if the Merger is closed and consummated as contemplated by the Merger Agreement; and (e) the other party shall have obtained all consents from, and shall have made all filings necessary with any person (including any governmental entity) necessary to be obtained in order to consummate the Merger, unless the failure to obtain these consents or make such filings would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the other party.

     For purposes of the Merger Agreement, "FRED MEYER MATERIAL ADVERSE EFFECT" means any change, circumstance, event or effect (x) that is or will be materially adverse to the business, results of operations, financial condition or prospects of Fred Meyer and its subsidiaries taken as a whole, or (y) that will prevent or materially impair Fred Meyer's ability to consummate the Merger; provided that a Fred Meyer Material Adverse Effect shall not include changes or effects (1) relating to economic conditions or financial markets in general or the retail food and drug industry in general, (2) resulting from the voluntary termination of employment by employees of Fred Meyer and its subsidiaries between the date of the Merger Agreement and the Closing Date or (3) resulting from actions required to be taken by the terms of the Merger Agreement. A decline in the stock market price of the shares of Fred Meyer Common Stock in and of itself shall not be deemed a Fred Meyer Material Adverse Effect.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time: (a) by the mutual consent of Fred Meyer and Kroger; or (b) by either Fred Meyer or Kroger if (i) the Merger is not consummated by September, 30, 1999, provided that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation has been the cause of, or resulted in, the failure of the Effective Time to occur on or before September, 30, 1999, (ii) the required approvals of the shareholders of the other party is not obtained at a duly held shareholders' meeting, including any adjournments or postponements of that meeting, (iii) any governmental entity issues a final and nonappealable order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger; provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to have this injunction, order or decree lifted or vacated, (iv) any of the representations, warranties, covenants or agreements of the other party contained in the Merger Agreement is materially breached, which breach would result in the failure to satisfy one or more of the conditions to the terminating party's obligations under the Merger Agreement, and this breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice is received by the party alleged to be in breach.

TERMINATION FEES; EXPENSE REIMBURSEMENT

     Termination Fees Payable by Fred Meyer. The Merger Agreement obligates Fred Meyer to pay Kroger a termination fee of $55 million (the "INITIAL FRED MEYER TERMINATION FEE") if (i) (a) Kroger terminates the Merger Agreement because of Fred Meyer's failure to comply (and failure to cure this non-compliance within 30 days' notice of the same) in all material respects with its covenants under the Merger Agreement, or (b) the Merger Agreement is terminated because of the failure of Fred Meyer to obtain stockholder approval for the Merger Agreement and the transactions contemplated thereby at a duly held stockholders' meeting, and (ii) prior to the meeting of Fred Meyer's stockholders a Fred Meyer Business Combination Proposal shall have been made to Fred Meyer and made known to its stockholders generally or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Fred Meyer Business Combination Proposal (whether or not this offer has been rejected or withdrawn). In addition, if, within 18 months following any termination as a result of which the Initial Fred Meyer Termination Fee becomes payable, Fred Meyer consummates, or enters into an agreement to consummate, a Fred Meyer Business Combination Proposal, the Merger Agreement obligates Fred Meyer to pay Kroger an additional $110 million termination fee (the "ADDITIONAL FRED MEYER TERMINATION FEE"). "FRED MEYER BUSINESS COMBINATION PROPOSAL" means any Acquisition Proposal involving Fred Meyer, provided that all references in the definition of Fred Meyer Acquisition Proposal to "15%" shall be deemed to be references to "50%." If Kroger becomes entitled to the Initial Termination Fee and the Additional Termination Fee, the stock option granted by Fred Meyer becomes exercisable. See "THE STOCK OPTION AND VOTING AGREEMENTS."

     Termination Fees Payable by Kroger. The Merger Agreement obligates Kroger to pay Fred Meyer a termination fee of $90 million (the "INITIAL KROGER TERMINATION FEE") if (i) (a) Fred Meyer terminates the Merger Agreement because of Kroger's failure to comply (and failure to cure this non-compliance within 30 days' notice of the same) in all material respects with its covenants under the Merger Agreement, or (b) the Merger Agreement is terminated because of the failure of Kroger to obtain shareholder approval for the Merger Agreement and the transactions contemplated thereby at a duly held shareholders' meeting, and
(ii) prior to the meeting of Kroger's shareholders a Kroger Business Combination Proposal shall have been made to Kroger and made known to its shareholders generally or shall have been made directly to its shareholders generally or any person will have publicly announced an intention (whether or not conditional) to make a Kroger Business Combination Proposal (whether or not such offer has been rejected or withdrawn). In addition, if, within 18 months following any termination as a result of which the Initial Kroger Termination Fee becomes payable, Kroger consummates, or enters into an agreement to consummate, a Kroger Business Combination Proposal, the

Merger Agreement obligates Kroger to pay Fred Meyer an additional $185 million termination fee (the "ADDITIONAL KROGER TERMINATION FEE"). "KROGER BUSINESS COMBINATION PROPOSAL" means any Acquisition Proposal involving Kroger provided that all references in the definition of Kroger Acquisition Proposal to "15%" shall be deemed to be references to "50%". If Fred Meyer becomes entitled to the Initial Termination Fee and the Additional Termination Fee, the stock option granted by Kroger becomes exercisable. See "THE STOCK OPTION AND VOTING AGREEMENTS."

     If the Merger Agreement is terminated by reason of the failure of either party's shareholders to approve the Merger Agreement and the Merger, that party is obligated to reimburse the other party for all fees and expenses incurred and paid by the other party in connection with the Merger Agreement and the Merger. In no event will any party that is in material breach of its obligations under the Merger Agreement be entitled to receive a termination fee or to receive reimbursement of its fees and expenses.

     Subject to the expense reimbursement provisions described above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring these expenses, except as otherwise provided in the Merger Agreement. The Merger Agreement provides that the following expenses will be shared equally by Kroger and Fred Meyer: (a) the filing fee in connection with the filing of the Registration Statement and this Joint Proxy Statement/Prospectus with the Commission, (b) all filing fees in connection with any filings, permits or approvals required under applicable state securities or "blue sky" laws, (c) the expenses incurred in connection with printing and mailing the Registration Statement and this Joint Proxy Statement/Prospectus and
(d) any commitment fee payable in connection with any planned refinancing or replacement by Kroger of, or commitment to obtain the consent of the requisite lenders to consummate the Merger under, certain existing financing facilities of Kroger and Fred Meyer.

ASSIGNMENT, AMENDMENT AND WAIVER

     Notwithstanding anything in the Merger Agreement to the contrary, Kroger may, in its sole discretion, restructure the Merger so as to substitute Kroger for Merger Sub as one of the constituent corporations in the Merger so that Fred Meyer shall merge with and into Kroger with Kroger continuing as the surviving corporation in the Merger, provided that this restructuring cannot reasonably be expected to interfere with or delay (in any material respect) the consummation of the Merger by reason of any Consent (as defined in the Merger Agreement) relating to Kroger that would not have been required to have been obtained by Kroger had the Merger not been so restructured. The parties may amend the Merger Agreement by written agreement at any time prior to the Effective Time, to the extent permitted by applicable law. The conditions to each party's obligation to consummate the Merger may be waived by the other party in whole or in part to the extent permitted by applicable law.

                       RIGHTS OF DISSENTING SHAREHOLDERS

KROGER SHAREHOLDERS

     The following is a summary of the principal steps which a Kroger shareholder must take to perfect dissenters' rights with respect to the Merger. The summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the OGCL (defined below), a copy of which is attached as APPENDIX G and incorporated in this Joint Proxy Statement/Prospectus by reference. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF THE RIGHTS OF THE SHAREHOLDER'S DISSENTERS' RIGHTS UNDER THE OHIO GENERAL CORPORATION LAW (THE "OGCL"). If a Kroger shareholder has a beneficial interest in Kroger Common Stock that is held of record in the name of another person, and this shareholder desires to perfect whatever dissenters' rights the beneficial shareholder may have, such beneficial shareholder must act promptly to cause the shareholder of record timely and properly to follow the steps summarized below. Any holder of shares of Kroger Common Stock who is considering dissenting should consult his or her legal advisor.

     To perfect dissenters' rights, a Kroger shareholder must satisfy each of the following conditions:

     1. No Vote in Favor of the Merger. Kroger Common Stock (the "DISSENTING KROGER SHARES") as to which a dissenting Kroger shareholder (a "KROGER DISSENTING SHAREHOLDER") seeks relief must not be voted in favor of the approval and adoption of the Merger Agreement and approval of the Merger at the Kroger Special Meeting. This requirement will be satisfied (i) if a properly executed proxy is submitted with instructions to vote "against" the approval and adoption of the Merger Agreement and approval of the Merger or to "abstain" from this vote, (ii) if no proxy is returned and no vote is cast at the Kroger Special Meeting in favor of the approval and adoption of the Merger Agreement and approval of the Merger, or (iii) if a Kroger Dissenting Shareholder revokes a proxy and thereafter "abstains" from or votes "against" the approval and adoption of the Merger Agreement and approval of the Merger. A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER CONSTITUTES A WAIVER OF DISSENTERS' RIGHTS. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the approval and adoption of the Merger Agreement and approval of the Merger and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

     2. Filing Written Demand. A Kroger Dissenting Shareholder must serve a written demand for the "fair cash value" of Dissenting Kroger Shares upon Kroger on or before the tenth day after the shareholder vote approving the Merger and must otherwise comply with Section 1701.85 of the OGCL. Kroger will not inform shareholders of the expiration of the ten-day period and, therefore, shareholders are advised to retain this Joint Proxy Statement/Prospectus. The required written demand must specify the shareholder's name and address, the number and class of Dissenting Kroger Shares held of record on the record date and the amount claimed as the "fair cash value" of the Dissenting Kroger Shares. Voting against the approval and adoption of the Merger Agreement and the Merger will not of itself constitute a written demand as required by Section 1701.85 of the OGCL.

     If requested by Kroger, Kroger Dissenting Shareholders must submit their certificates for Dissenting Kroger Shares to Kroger within 15 days after the sending of such request for endorsement thereon by Kroger of a legend that demand for fair cash value has been made. Such certificates will be returned promptly to the Kroger Dissenting Shareholders by Kroger. Kroger intends to make such a request to Kroger Dissenting Shareholders.

     3. Petitions to Be Filed in Court. If Kroger and any Kroger Dissenting Shareholder cannot agree on the "fair cash value" of the Dissenting Kroger Shares, either party may, within three months after service of the demand by the shareholder, file a complaint in the Court of Common Pleas of Hamilton County, Ohio (the county of Kroger's principal office) (the "COURT") for a determination of the "fair cash value" of the Dissenting Kroger Shares. The Court, if it determines that the Dissenting Kroger Shareholder is entitled to be paid the "fair cash value" of the Dissenting Kroger Shares, may appoint one or more appraisers to determine the value of the shares. The Court thereupon shall make a finding as to the fair cash value per share and will render judgment therefor, and the costs of the proceeding, including reasonable compensation to the appraisers, will be assessed or apportioned as the Court considers equitable. "FAIR CASH VALUE" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the amount specified in the Kroger Dissenting Shareholder's demand. Fair cash value is determined as of the day prior to that on which the shareholder vote is taken at the Kroger Special Meeting and excludes any appreciation or depreciation in market value of Dissenting Kroger Shares resulting from the Merger. Exercise of dissenters' rights under the OGCL may result in a judicial determination that the fair cash value of the dissenting shareholder's shares is higher, the same, or lower than the market value of the shares of Kroger Common Stock on the date of the consummation of the Merger. Kroger does not intend to file such a complaint. Therefore, a Kroger Dissenting Shareholder must timely file such a complaint to protect his or her rights to a judicial determination under the OGCL.

     The right of any Kroger Dissenting Shareholder to be paid the "fair cash value" of the Kroger Dissenting Shares will terminate if: (i) for any reason the Merger does not become effective; (ii) the Kroger Dissenting Shareholder fails to serve an appropriate timely written demand upon Kroger; (iii) the Kroger Dissenting Shareholder does not, upon request of Kroger, timely surrender certificates for an endorsement thereon of a legend to the effect that demand for the "fair cash value" of the Dissenting Kroger Shares has been made; (iv) the demand is withdrawn by the Kroger Dissenting Shareholder, with the consent of the Kroger Board of Directors; (v) Kroger and the Kroger Dissenting Shareholder have not come to an agreement as to the fair cash value of the Kroger Dissenting Shares and neither has filed a complaint in the Court as described above; or (vi) the Kroger Dissenting Shareholder has otherwise not complied with the requirements of Section 1701.85 of the OGCL.

     From the time a Kroger Dissenting Shareholder's demand is made until either the termination of the right arising from that demand, or the purchase of the Dissenting Kroger Shares by Kroger, all rights accruing from the Dissenting Kroger Shares, including voting, dividend or distribution rights, shall be suspended. If, during the suspension, any cash dividend is paid with respect to Kroger Common Stock, an amount equal to the dividend is to be paid to the holder of record of the Dissenting Kroger Shares as a credit upon the fair cash value thereof. If the right to receive "fair cash value" is terminated other than by purchase of the Dissenting Kroger Shares by Kroger, all rights with respect to Kroger Dissenting Shares will be restored to the Kroger Dissenting Shareholder and any distribution that would have been made to the Kroger Dissenting Shareholder, but for the suspension, will be made at the time of the termination.

     If holders of Kroger Common Stock exercise appraisal rights representing 10% if or more of the value of the Kroger Common Stock to be received by Fred Meyer shareholders, the ability of the Merger to qualify as a pooling of interests for accounting and financial reporting purposes may be adversely affected. This 10% threshold may be reduced under certain circumstances. The qualification of the Merger for pooling of interests accounting is a condition of the respective obligations of Kroger and Fred Meyer to effect the Merger. See ("THE MERGER -- Accounting Treatment").

FRED MEYER STOCKHOLDERS

     Under the DGCL, appraisal rights are available only in connection with statutory mergers or consolidations. Even in these cases, unless the certificate of incorporation otherwise provides, the DGCL does not recognize dissenters' rights for any class or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 shareholders except that appraisal rights are available for holders of stock who, by the terms of the merger or consolidation, are required to accept anything except (i) stock of the corporation surviving or resulting from the merger or consolidation, (ii) shares which at the effective time of the merger or consolidation are either listed on a national securities exchange or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares of stock described in the foregoing clauses (i) and (ii), or (iv) any combination of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) or (iii).

     Fred Meyer stockholders will not have any appraisal rights in connection with, or as a result of, the matters to be acted upon at the Fred Meyer Special Meeting.

                     THE STOCK OPTION AND VOTING AGREEMENTS

THE FRED MEYER STOCK OPTION AGREEMENT

     General. Concurrently with the execution of the Merger Agreement and the Kroger Stock Option Agreement (as defined below), Kroger and Fred Meyer also entered into a stock option agreement (the "FRED MEYER STOCK OPTION AGREEMENT"), pursuant to which Fred Meyer granted Kroger an option (the "FRED MEYER OPTION") to purchase, pursuant to its terms and conditions, up to 30,799,665 shares of Fred Meyer Common Stock at an exercise price of $44.125 per share (subject to adjustment upon certain events as provided in the Fred Meyer Stock Option Agreement). However, in no event will the number of shares for which the Fred Meyer Option is exercisable exceed 19.9% of the shares of Fred Meyer Common Stock issued and outstanding at the time of exercise (without giving effect to the shares issued or issuable thereunder). The Fred Meyer Stock Option Agreement provides that, upon proper notice to Fred Meyer, Kroger may exercise the Fred Meyer Option in whole or in part from time to time following the occurrence of a Fred Meyer Triggering Event and prior to a Fred Meyer Exercise Termination Event (as these terms are defined below).

     The following is a summary of the Fred Meyer Stock Option Agreement, a copy of which is attached as APPENDIX B and is incorporated by reference in its entirety. This summary is qualified in its entirety by reference to the full text of the Fred Meyer Stock Option Agreement. Capitalized terms that are used in this section and are not otherwise defined in this Joint Proxy Statement/Prospectus have the respective meanings given to them in the Fred Meyer Stock Option Agreement.

     Termination. The right to exercise the Fred Meyer Option will terminate upon either (i) the occurrence of the Effective Time or (ii) (A) if a notice of exercise has not previously been given, the close of business on the earlier of
(x) the day that is 150 days after the date of a Fred Meyer Triggering Event,
(y) the date upon which the Merger Agreement is terminated if no termination fee could be payable by Fred Meyer pursuant to the terms of the Merger Agreement upon the occurrence of certain events or the passage of time, and (z) 700 days following the date upon which the Merger Agreement is terminated, and (B) if a notice of exercise has previously been given, 150 days after that notice of exercise (the events in (i) and (ii) each being referred to as a "FRED MEYER EXERCISE TERMINATION EVENT").

     Fred Meyer Triggering Event. For purposes of the Fred Meyer Stock Option Agreement, a "FRED MEYER TRIGGERING EVENT" will have occurred at the time at which Kroger becomes entitled under the Merger Agreement to receive the Additional Fred Meyer Termination Fee from Fred Meyer. If it were to become exercisable, the Fred Meyer Option may, for a period of time, preclude a third party from consummating a pooling transaction with Fred Meyer. See "THE MERGER AGREEMENT -- Termination Fees; Expense Reimbursement."

     Certain Covenants. Fred Meyer and Kroger have each agreed that, if a filing or any clearance is required under the HSR Act, or prior notification to or prior approval from any regulatory authority is required under any other law, statute, rule or regulation (including applicable rules and regulations of national securities exchanges) in connection with the exercise of the Fred Meyer Option, Kroger or any other person that becomes a holder of all or part of the Fred Meyer Option in accordance with the terms of the Fred Meyer Stock Option Agreement (each such person, including Kroger, being referred to as "FRED MEYER HOLDER") or Fred Meyer, as required, promptly after the Notice Date, will file all necessary notices and applications for approval and expeditiously process the same.

     Registration Rights. At any time after a Fred Meyer Triggering Event has occurred and prior to a Fred Meyer Exercise Termination Event, Fred Meyer has agreed, if requested by Kroger in the written notice of exercise, as promptly as practicable to prepare, file and keep current a shelf registration statement under the Securities Act, covering any or all shares issued and issuable pursuant to the Fred Meyer Option. Fred Meyer has also agreed to use its reasonable best efforts to cause this registration statement to remain effective for a period of 365 days or such shorter time as is reasonably appropriate to permit the disposition of any shares of Fred Meyer Common Stock issued upon total or partial exercise of the Fred Meyer Option in accordance with any plan of disposition reasonably requested by Kroger. Kroger may demand two registrations.

     Repurchase. Upon the occurrence of a Fred Meyer Triggering Event and prior to a Fred Meyer Exercise Termination Event, Fred Meyer has agreed (i) at the written request of a Fred Meyer Holder delivered within 150 days of this occurrence (or such later period as provided in the Fred Meyer Stock Option Agreement), to repurchase the Fred Meyer Option from this Fred Meyer Holder, in whole or in part, at a price equal to the number of shares of Fred Meyer Common Stock then purchasable upon exercise of the Fred Meyer Option (or such lesser number of shares as may be designated in the repurchase notice) multiplied by the amount by which the Fred Meyer Market/Offer Price (as defined below) exceeds the exercise price or (ii) at the written request of any owner of shares of Fred Meyer Common Stock issued under the Fred Meyer Option (a "FRED MEYER OWNER") delivered within 150 days of this occurrence (or such later period as provided in the Fred Meyer Stock Option Agreement) to repurchase from the Fred Meyer Owner the number of shares as is designated in the repurchase notice at a price per share equal to the Fred Meyer Market/Offer Price.

     The term "FRED MEYER MARKET/OFFER PRICE" means the highest of (x) the price per share of Fred Meyer Common Stock at which a tender or exchange offer for Fred Meyer Common Stock either has been consummated, or at which a person has publicly announced its intention to commence a tender or exchange offer, after October 18, 1998, and prior to the delivery of the repurchase notice, and which offer either has been consummated and not withdrawn or terminated as of the date payment of the repurchase price is made, or has been publicly announced and the intention to make a tender or exchange offer has not been withdrawn as of the date payment of the repurchase price is made, (y) the price per share of Fred Meyer Common Stock to be paid by any third party pursuant to a valid agreement with Fred Meyer for a merger, share exchange, consolidation or reorganization entered into after October 18, 1998 and on or prior to the delivery of the repurchase notice and (z) the average closing price for shares of Fred Meyer Common Stock on the NYSE for the twenty consecutive trading days immediately preceding the delivery of the repurchase notice. In the event that a tender or exchange offer is made for the Fred Meyer Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Fred Meyer Common Stock shall be determined in good faith by a nationally recognized investment banking firm mutually selected by Fred Meyer and the party seeking such repurchase.

     Standstill Provision. Kroger has agreed that, from the date of exercise of the Fred Meyer Option and for as long as Kroger owns shares of Fred Meyer Common Stock acquired pursuant to the exercise of the Fred Meyer Option that represent at least 2% of the then outstanding voting securities of Fred Meyer, it will not, and will not permit its affiliates to, without the prior consent of the Fred Meyer Board of Directors, (i) acquire or agree, offer, seek or propose to acquire, ownership of more than 20% of any class of voting securities of Fred Meyer, or any rights or options to acquire such ownership; (ii) propose a merger, consolidation or similar transaction involving Fred Meyer; (iii) offer, seek or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of Fred Meyer; (iv) seek or propose to influence or control the management or policies of Fred Meyer or to obtain representation on the Board of Directors of Fred Meyer, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of Fred Meyer; (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or
(vi) seek or request permission to do any of the foregoing or seek any permission to make any public announcement with respect to any of the foregoing. Additionally, Kroger has agreed not to sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of any voting securities of Fred Meyer at any time except pursuant to a tender offer, exchange offer, merger or consolidation of Fred Meyer, or in connection with a sale of all or substantially all of the assets of Fred Meyer, pursuant to a registered public offering or in compliance with Rule 144 promulgated under the Securities Act (or any similar rule). Kroger has also agreed to be present in person or to be represented by proxy at all stockholder meetings of Fred Meyer so that all shares of voting securities of Fred Meyer beneficially owned by it or its affiliates may be counted for the purpose of determining the presence of a quorum at such meetings. Kroger has also agreed to vote or cause to be voted all voting securities of Fred Meyer beneficially owned by it or its affiliates proportionately with the votes cast by all other stockholders present and voting. The standstill provisions described in this paragraph will terminate at such time as Kroger beneficially owns more than 50% of the outstanding Fred Meyer Common Stock.

     Limitation on Profit. Notwithstanding any other provision of the Fred Meyer Stock Option Agreement, in no event will the Kroger Total Profit (as defined below) plus any "FRED MEYER LIQUIDATION AMOUNTS" (defined as the aggregate of all termination fees and reimbursement of expenses payable or paid to Kroger under the Merger Agreement) exceed in the aggregate $275 million, and, if it otherwise would exceed this amount, Kroger, at its sole election, will either (i) reduce the number of shares of Fred Meyer Common Stock subject to the Fred Meyer Option, (ii) deliver to Fred Meyer for cancellation shares of Fred Meyer Common Stock previously purchased by Kroger or any other Fred Meyer Holder or Fred Meyer Owner upon exercise of the Fred Meyer Option, (iii) pay to Fred Meyer cash or refund in cash Fred Meyer Liquidation Amounts previously paid, or reduce or waive the amount of any Fred Meyer Liquidation Amount payable pursuant to the Merger Agreement, or (iv) any combination thereof, so that Kroger Total Profit realized by Kroger, when aggregated with any Fred Meyer Liquidation Amounts, shall not exceed $275 million after taking into account the foregoing actions.

     "KROGER TOTAL PROFIT" means the aggregate amount (before taxes) of the following: (i) the amount received by Kroger, any other Fred Meyer Holder and any other Fred Meyer Owner pursuant to Fred Meyer's repurchase of the Fred Meyer Option (in whole or in part) or any shares issued pursuant to exercise of the Fred Meyer Option less, in the case of any repurchase of shares issued pursuant to exercise of the Fred Meyer Option, Kroger or such Fred Meyer Holder's or Fred Meyer Owner's purchase price for such shares, (ii) the net cash amounts (and the fair market value of any other consideration) received by Kroger or another Fred Meyer Holder or Fred Meyer Owner pursuant to the sale of shares purchased upon exercise of the Fred Meyer Option (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, less Kroger or such Fred Meyer Holder's or Fred Meyer Owner's purchase price of such shares, and (iii) the net cash amounts (and the fair market value of any other consideration) received by Kroger or another Fred Meyer Holder or Fred Meyer Owner on the transfer of the Fred Meyer Option (or any portion thereof) to any unaffiliated party.

     Certain Adjustments. In the event of any change in Fred Meyer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges or shares or the like, the type and number of securities subject to the Fred Meyer Option and the exercise price will be adjusted appropriately.

THE KROGER STOCK OPTION AGREEMENT

     General. Concurrently with the execution of the Merger Agreement and the Fred Meyer Stock Option Agreement, Kroger and Fred Meyer also entered into a stock option agreement (the "KROGER STOCK OPTION AGREEMENT"), pursuant to which Kroger granted Fred Meyer an option (the "KROGER OPTION") to purchase, pursuant to its terms and conditions, up to 55,906,472 shares of Kroger Common Stock at an exercise price of $50.00 per share (subject to adjustment upon certain events as provided in the Kroger Stock Option Agreement). However, in no event will the number of shares for which the Kroger Option is exercisable exceed 19.9% of the shares of Kroger Common Stock issued and outstanding at the time of exercise (without giving effect to the shares issued or issuable thereunder). The Kroger Stock Option Agreement provides that, upon proper notice to Kroger, Fred Meyer may exercise the Kroger Option in whole or in part from time to time following the occurrence of a Triggering Event and prior to a Kroger Exercise Termination Event (as these terms are defined below).

     The following is a summary of the Kroger Stock Option Agreement, a copy of which is attached as APPENDIX C and is incorporated by reference in its entirety. This summary is qualified in its entirety by reference to the full text of the Kroger Stock Option Agreement. Capitalized terms that are used in this section and are not otherwise defined in this Joint Proxy Statement/Prospectus have the respective meanings given to them in the Kroger Stock Option Agreement.

     Termination. The right to exercise the Kroger Option will terminate upon either (i) the occurrence of the Effective Time or (ii) (A) if a notice of exercise has not previously been given, the close of business on the earlier of
(x) the day that is 150 days after the date of a Kroger Triggering Event, (y) the date upon which the Merger Agreement is terminated if no termination fee could be payable by Kroger pursuant to the terms of the Merger Agreement upon the occurrence of certain events or the passage of time, and (z) 700 days following the date upon which the Merger Agreement is terminated, and (B) if a notice of exercise has previously been given, 150 days after that notice of exercise (the events in (i) and (ii) being referred to as a "KROGER EXERCISE TERMINATION EVENT").

     Kroger Triggering Event. For purposes of the Kroger Stock Option Agreement, a "KROGER TRIGGERING EVENT" will have occurred at the time at which Fred Meyer becomes entitled under the Merger Agreement to receive the Additional Kroger Termination Fee from Kroger. If it were to become exercisable, the Kroger Stock Option may, for a period of time, preclude a third party from consummating a pooling transaction with Kroger. See "THE MERGER AGREEMENT -- Termination Fees; Expense Reimbursement."

     Certain Covenants. Fred Meyer and Kroger have each agreed that, if a filing or any clearance is required under the HSR Act, or prior notification to or prior approval from any regulatory authority is required under any other law, statute, rule or regulation (including applicable rules and regulations of national securities exchanges) in connection with the exercise of the Kroger Option, Fred Meyer or any other person that becomes a holder of all or part of the Kroger Option in accordance with the terms of the Kroger Stock Option Agreement (each such person, including Fred Meyer, being referred to as "KROGER HOLDER") or Kroger, as required, promptly after the Notice Date, will file all necessary notices and applications for approval and expeditiously process the same.

     Registration Rights. At any time after a Kroger Triggering Event has occurred and prior to a Kroger Exercise Termination Event, Kroger has agreed if requested by Fred Meyer in the written notice of exercise, as promptly as practicable to prepare, file and keep current a shelf registration statement under the Securities Act, covering any or all shares issued and issuable pursuant to the Kroger Option and Kroger has also agreed to use its reasonable best efforts to cause this registration statement remain effective for a period of 365 days or such shorter time as is reasonably appropriate to permit the disposition of any shares of Kroger Common Stock issued upon total or partial exercise of the Kroger Option in accordance with any plan of disposition reasonably requested by Fred Meyer. Fred Meyer may demand two registrations.

     Repurchase. Upon the occurrence of a Kroger Triggering Event and prior to a Kroger Exercise Termination Event, Kroger has agreed (i) at the written request of a Kroger Holder delivered within 150 days of this occurrence (or such later period as provided in the Kroger Stock Option Agreement), to repurchase the Kroger Option from such Kroger Holder, in whole or in part, at a price equal to the number of shares of Kroger Common Stock then purchasable upon exercise of the Kroger Option (or such lesser number of shares as may be designated in the repurchase notice) multiplied by the amount by which the Kroger Market/Offer Price (as defined below) exceeds the exercise price or (ii) at the written request of any owner of Kroger Common Stock issued under the Kroger Option (a "KROGER OWNER") delivered within 150 days of this occurrence (or such later period as provided in the Kroger Stock Option Agreement) to repurchase from the Kroger Owner the number of shares as is designated in the repurchase notice at a price per share equal to the Kroger Market/Offer Price.

     The term "KROGER MARKET/OFFER PRICE" means the highest of (x) the price per share of Kroger Common Stock at which a tender or exchange offer for Kroger Common Stock either has been consummated, or at which a person has publicly announced its intention to commence a tender or exchange offer, after October 18, 1998 and prior to the delivery of the repurchase notice, and which offer either has been consummated and not withdrawn or terminated as of the date payment of the repurchase price is made, or has been publicly announced and the intention to make a tender or exchange offer has not been withdrawn as of the date payment of the repurchase notice price is made, (y) the price per share of Kroger Common Stock to be paid by any third party pursuant to a valid agreement with Kroger for a merger, share exchange, consolidation or reorganization entered into after October 18, 1998 and on or prior to the delivery of the repurchase notice and (z) the average closing price for shares of Kroger Common Stock on the NYSE for the twenty consecutive trading days immediately preceding the delivery of the repurchase notice. In the event that a tender or exchange offer is made for the Kroger Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Kroger Common Stock shall be determined in good faith by a nationally recognized investment banking firm mutually selected by Kroger and the party seeking such repurchase.

     Standstill Provision. Fred Meyer has agreed that, from the date of exercise of the Kroger Option and for as long as Fred Meyer owns shares of Kroger Common Stock acquired pursuant to the exercise of the Kroger Option that represent at least 2% of the then outstanding voting securities of Kroger, it will not, and will not permit its affiliates to, without the prior consent of the Kroger Board of Directors, (i) acquire or agree, offer, seek or propose to acquire, ownership of more than 20% of any class of voting securities of Kroger, or any rights or options to acquire such ownership; (ii) propose a merger, consolidation or similar transaction involving Kroger; (iii) offer, seek or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of

Kroger; (iv) seek or propose to influence or control the management or policies of Kroger or to obtain representation on the Board of Directors of Kroger, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of Kroger; (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or (vi) seek or request permission to do any of the foregoing or seek any permission to make any public announcement with respect to any of the foregoing. Additionally, Fred Meyer has agreed not to sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of any voting securities of Kroger at any time except pursuant to a tender offer, exchange offer, merger or consolidation of Kroger, or in connection with a sale of all or substantially all of the assets of Kroger, pursuant to a registered public offering or in compliance with Rule 144 promulgated under the Securities Act (or any similar rule). Fred Meyer has also agreed to be present in person or to be represented by proxy at all shareholder meetings of Kroger so that all shares of voting securities of Kroger beneficially owned by it or its affiliates may be counted for the purpose of determining the presence of a quorum at such meetings. Fred Meyer has also agreed to vote or cause to be voted all voting securities of Kroger beneficially owned by it or its affiliates proportionately with the votes cast by all other shareholders present and voting. The standstill provisions described in this paragraph will terminate at such time as Fred Meyer beneficially owns more than 50% of the outstanding Common Stock of Kroger.

     Limitation on Profit. Notwithstanding any other provision of the Kroger Stock Option Agreement, in no event will the Fred Meyer Total Profit (as defined below) plus any "KROGER LIQUIDATION AMOUNTS" (defined as the aggregate of all termination fees and reimbursement of expenses payable or paid to Fred Meyer under the Merger Agreement) exceed in the aggregate $460 million, and, if it otherwise would exceed this amount, Fred Meyer, at its sole election, will either (i) reduce the number of shares of Kroger Common Stock subject to the Kroger Option, (ii) deliver to Kroger for cancellation shares of Kroger Common Stock previously purchased by Fred Meyer or any other Kroger Holder or Kroger Owner upon exercise of the Kroger Option, (iii) pay to Kroger cash or refund in cash Kroger Liquidation Amounts previously paid, or reduce or waive the amount of any Kroger Liquidation Amount payable pursuant to the Merger Agreement, or
(iv) any combination thereof, so that Fred Meyer Total Profit realized by Fred Meyer, when aggregated with any Kroger Liquidation Amounts, will not exceed $460 million after taking into account the foregoing actions.

     "FRED MEYER TOTAL PROFIT" means the aggregate amount (before taxes) of the following: (i) the amount received by Fred Meyer, any other Kroger Holder and any other Kroger Owner pursuant to Kroger's repurchase of the Kroger Option (in whole or in part) or any shares issued pursuant to exercise of the Kroger Stock Options less, in the case of any repurchase of shares issued pursuant to exercise of the Kroger Option, Fred Meyer's or such Kroger Holder's or Kroger Owner's purchase price for such shares, (ii) the net cash amounts (and the fair market value of any other consideration) received by Fred Meyer or another Kroger Holder or Kroger Owner pursuant to the sale of shares purchased upon exercise of the Kroger Option (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, less Fred Meyer's or such Kroger Holder's or Kroger Owner's purchase price of such shares, and (iii) the net cash amounts (and the fair market value of any other consideration) received by Fred Meyer or another Kroger Holder or Kroger Owner on the transfer of the Kroger Option (or any portion thereof) to any unaffiliated party.

     Certain Adjustments. In the event of any change in Kroger Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges or shares of the like, the type and number of securities subject to the Kroger Option and the exercise price will be adjusted appropriately.

VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, the Fred Meyer Stock Option Agreement and the Kroger Stock Option Agreement, Kroger also entered into (i) a voting agreement, dated as of October 18, 1998 (the "MILLER VOTING AGREEMENT"), with Robert G. Miller, and (ii) a voting agreement, dated as of October 18, 1998 with Ronald W. Burkle, Yucaipa and certain other entities (collectively, the "YUCAIPA STOCKHOLDERS") controlled by Mr. Burkle (the "YUCAIPA VOTING AGREEMENT"). Pursuant to the Miller Voting Agreement and the Yucaipa Voting Agreement, each of Robert G. Miller and the Yucaipa Stockholders, respectively, have agreed to vote, or if applicable, give consents with respect to, 132,973 shares of Fred Meyer Common Stock held by Mr. Miller (representing approximately [.086%] of the outstanding Common Stock of Fred Meyer as of

October 15, 1998) and the 10,631,333 shares of Fred Meyer Common Stock held by the Yucaipa Stockholders (representing approximately 7% of the outstanding Common Stock of Fred Meyer as of October 15, 1998), respectively (collectively, the "SUBJECT SHARES"), in favor of the Merger Agreement and the Merger, and if requested by Kroger, to grant to Kroger an irrevocable proxy with respect to the Subject Shares for such purpose. In addition, subject to certain exceptions, Mr. Miller and the Yucaipa Stockholders have agreed not to dispose of the Subject Shares (until the consummation of the Merger or the termination of the Merger Agreement).

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Upon consummation of the Merger, Joseph A. Pichler will continue as Chairman and Chief Executive Officer of Kroger. David B. Dillon, presently President and Chief Operating Officer of Kroger, will remain as President of Kroger. Ronald W. Burkle, Chairman of the Board of Directors of Fred Meyer, will become Chairman of the Executive Committee of the combined company's board of directors. Robert G. Miller, Vice Chairman and Chief Executive Officer of Fred Meyer, will become Vice Chairman and Chief Operating Officer of the combined company. Kroger corporate headquarters will remain in Cincinnati, Ohio. Kroger presently intends to retain the store names currently used by both companies, although the names of individual stores may change, depending on their size, location and other factors.

     At the Effective Time, Kroger will cause the number of directors on the Kroger Board of Directors to be increased by six directors. To fill the vacancies resulting from these newly created directorships, Kroger has agreed to cause Robert D. Beyer, Ronald W. Burkle, Carlton J. Jenkins, Bruce Karatz, Robert G. Miller and Steven R. Rogel to be appointed as directors of Kroger for terms expiring at the first annual meeting of Kroger shareholders following the Effective Time. If, prior to the Effective Time, any of these persons declines or is unable to serve as a director, Fred Meyer is permitted to designate another person to serve in such person's stead, which person must be reasonably acceptable to Kroger. Biographical information with respect to the designated new directors of Kroger is set forth below.

ROBERT D. BEYER

     Mr. Beyer, age 38, has been the Group Managing Director at Trust Company of the West, an investment management firm, since 1995. From 1991 to 1995, Mr. Beyer was the co-Chief Executive Officer of Crescent Capital Corporation, an investment management firm that he co-founded in 1991. Mr. Beyer is also a member of the Board of Directors of American Restaurant Group, Inc. Mr. Beyer has served as a Fred Meyer director since 1998.

RONALD W. BURKLE

     Mr. Burkle, age 45, has been Chairman of the Board of Fred Meyer since September 1997. He is the Managing General Partner of Yucaipa, a private investment group specializing in the acquisition and management of supermarket chains, which he founded in 1986. Until its merger with Fred Meyer in March 1998, Mr. Burkle served as director and Chairman of the Board of Food 4 Less and its subsidiary, Ralphs. From May 1996 to September 1997, Mr. Burkle was a director and the Chief Executive Officer of Smith's, now a subsidiary of Fred Meyer. Mr. Burkle also serves as Chairman of the Board of Dominick's Supermarkets, Inc. and as a director of Kaufman & Broad Home Corporation. Mr. Burkle has served as a Fred Meyer director since 1997.

CARLTON J. JENKINS

     Mr. Jenkins, age 43, has served as Chairman, President and Chief Executive Officer of Founders National Bank of Los Angeles since January 1991. Mr. Jenkins has served as a Fred Meyer director since 1998.

BRUCE KARATZ

     Mr. Karatz, age 53, has been the Chairman of the Board of Kaufman & Broad Home Corporation since July 1993 and its President, Chief Executive Officer and a director since 1986. Mr. Karatz is also a director of Honeywell, Inc. and National Golf Properties, Inc. and a Trustee of the National Park Foundation and the RAND Corporation. Mr. Karatz has served as a Fred Meyer director since 1997.

ROBERT G. MILLER

     Mr. Miller, age 54, became Chief Executive Officer of Fred Meyer in August 1991. Prior to that time he was employed by Albertson's, Inc., where his most recent positions were Executive Vice President of Retail Operations from 1989 to 1991 and Senior Vice President and Regional Manager from 1985 to 1989. Mr. Miller is a director of PacifiCorp, Pathmark Stores, Inc. and Supermarkets General Holdings Corp. Mr. Miller has served as a Fred Meyer director since 1991.

STEVEN R. ROGEL

     Mr. Rogel, age 56, has been President and Chief Executive Officer and a director of Weyerhaeuser Company since December 1997. Prior to that time he was Chief Executive Officer, President and a director of Willamette Industries, Inc. He served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, prior to that time, as an executive and group vice president for more than five years. He serves on various boards, including the American Forest & Paper Association, World Forestry Center, National Council for Air and Stream Improvement and the Cascade Pacific Council Boy Scouts of America. Mr. Rogel has served as a Fred Meyer director since 1996.

Stock Ownership of Designated New Directors

     Set forth below is information concerning beneficial ownership of shares of Fred Meyer Common Stock and options to purchase shares of Fred Meyer Common Stock held by the designated new directors of Kroger. All information is as of October 15, 1998.

                                                        FRED MEYER
                                                          COMMON
            NAME OF BENEFICIAL OWNER                     STOCK (1)
            ------------------------                   -------------
            Robert D. Beyer                                365,792(2)
            Ronald W. Burkle                            14,500,699(3)
            Carlton J. Jenkins                                 161(4)
            Bruce Karatz                                     2,651(4)
            Robert G. Miller                               934,996(5)
            Steven R. Rogel                                  6,812(6)

---------------

(1) These totals include, pursuant to the rules of the Commission, shares as to which sole or shared voting power or dispositive power is possessed.

(2) 365,088 shares are held in various investment accounts over which Mr. Beyer has shared voting and investment powers. Beneficial ownership is disclaimed as to such shares. 704 shares are held in the Fred Meyer, Inc. Non-Employee Directors' Deferred Compensation Plan (the "DIRECTORS' PLAN").

(3) Includes 13,673,378 shares owned by affiliates of Mr. Burkle as follows: (a) Yucaipa -- 4,856,211 (including currently exercisable warrants to purchase 3,869,366 shares); (b) Yucaipa Arizona Partners, L.P. -- 574,522; (c) Yucaipa Smitty's Partners, L.P. -- 631,400; (d) Yucaipa Smitty's Partners II, L.P. -- 287,264; (e) Yucaipa SSV Partners, L.P. -- 2,744,595; (f) F4L
    Equity Partners, L.P. -- 3,798,526; (g) FFL Partners -- 365,429; (h) Yucaipa Capital Fund -- 335,712; and (i) Yucaipa/F4L Partners -- 79,719. Mr. Burkle disclaims beneficial ownership as to these shares (except to the extent of his pecuniary interest therein). Mr. Burkle has the sole power to vote or to direct the vote, and to dispose or direct the disposition of shares beneficially held by him.

(4) Shares are held in the Directors' Plan.

(5) Includes 797,418 shares subject to options that are exercisable as of the date of this table or become exercisable within 60 days of the date of this table. Also includes 4,605 shares of stock that will vest in January 1999 pursuant to the Fred Meyer Capital Bonus Plan.

(6) 1,418 shares are held in the Directors' Plan.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Kroger and Fred Meyer and give effect to the Merger as a pooling of interests. Such pro forma information includes (i) the historical results of operations of Kroger for the 40 weeks ended October 3, 1998 and October 4, 1997, the fiscal years ended December 27, 1997, December 28, 1996, and December 30, 1995, and the historical balance sheet of Kroger as of October 3, 1998; and (ii) the historical results of operations of Fred Meyer for the 40 weeks ended August 15, 1998 (which is comprised of Fred Meyer's 28 weeks ended August 15, 1998 and the 12 weeks ended January 31, 1998) and the 40 weeks ended November 8, 1997, the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996, and the historical balance sheet of Fred Meyer as of August 15, 1998. The unaudited pro forma combined statements of earnings assume that the Merger had been consummated on January 29, 1995 and that Fred Meyer's acquisitions of Smith's and Food 4 Less occurred on February 2, 1997. The unaudited pro forma combined balance sheet data assume that the Merger had been consummated on October 3, 1998. The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that the managements of Kroger and Fred Meyer believe are reasonable. Actual adjustments may differ from those reflected in the unaudited pro forma combined financial statements. Kroger and Fred Meyer are still in the process of reviewing their respective accounting policies relative to those followed by the other entity. As a result of this review, it may be necessary to restate certain amounts in Kroger's or Fred Meyer's financial statements to conform to those accounting policies that are most appropriate. In management's opinion, any such restatements will not be material.

     All fiscal years presented are 52 week periods except Fred Meyer's fiscal year 1995, which is a 53 week period. Unless the context otherwise indicates, a reference to a Fred Meyer fiscal year refers to the calendar year in which such fiscal year commences.

     The unaudited pro forma financial statements are not necessarily indicative of the actual or future financial position or results of operations that would have or will occur upon consummation of the Merger, and should be read in conjunction with the audited and unaudited historical consolidated financial statements, including the notes thereto, of Kroger and Fred Meyer incorporated by reference or appearing elsewhere in this Joint Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 90.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1998 INTERIM PERIOD
                                       ----------------------------------------------------------------------
                                           KROGER
                                          40 WEEKS             FRED MEYER
                                            ENDED            40 WEEKS ENDED
                                       OCTOBER 3, 1998      AUGUST 15, 1998        PRO FORMA       PRO FORMA
                                       HISTORICAL (A)    PRO FORMA COMBINED (B)   ADJUSTMENTS      COMBINED
                                       ---------------   ----------------------   -----------     -----------
Sales................................    $20,854,281          $11,914,464          $      --      $32,768,745
Costs and expenses
  Merchandise costs, including
    warehousing and transportation...     15,958,653            8,555,149                 --       24,513,802
  Operating, general and
    administrative...................      3,669,521            2,451,675           (208,000)(c)    5,913,196
  Rent...............................        269,895                    0            208,000(c)       477,895
  Depreciation and amortization......        315,903              335,435                 --          651,338
  Net interest expense...............        204,116              289,137                 --          493,253
  Merger related costs...............                             291,028                 --          291,028
                                         -----------          -----------          ---------      -----------
Total................................     20,418,088           11,922,424                 --       32,340,512
                                         -----------          -----------          ---------      -----------
Earnings (loss) before tax expense
  and extraordinary loss.............        436,193               (7,960)                --          428,233
Tax expense..........................        165,757               58,696                 --          224,453
                                         -----------          -----------          ---------      -----------
Earnings (loss) before extraordinary
  loss...............................    $   270,436          ($   66,656)                        $   203,780
                                         ===========          ===========          =========      ===========
Basic earnings (loss) per common
  share before extraordinary loss....    $      1.06          ($     0.44)                --      $      0.50
                                         ===========          ===========          =========      ===========
Diluted earnings (loss) per common
  share before extraordinary loss....    $      1.02          ($     0.44)                --      $      0.48
                                         ===========          ===========          =========      ===========
Average number of common shares used
  in basic calculation...............        255,701              151,922                 --          407,623
Average number of common shares used
  in diluted calculation.............        265,237              151,922              8,225(d)       425,384

      See notes to unaudited pro forma combined financial data on page 76.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1997 INTERIM PERIOD
                                       ----------------------------------------------------------------------
                                           KROGER
                                          40 WEEKS             FRED MEYER
                                            ENDED            40 WEEKS ENDED
                                       OCTOBER 4, 1997      NOVEMBER 8, 1997       PRO FORMA       PRO FORMA
                                         HISTORICAL      PRO FORMA COMBINED (E)   ADJUSTMENTS      COMBINED
                                       ---------------   ----------------------   -----------     -----------
Sales................................    $20,057,847          $10,475,159          $      --      $30,533,006
Costs and expenses
  Merchandise costs, including
    warehousing and transportation...     15,292,020            7,751,201                 --       23,043,221
  Operating, general and
    administrative...................      3,520,788            1,952,337           (183,000)(c)    5,290,125
  Rent...............................        252,072                    0            183,000(c)       435,072
  Depreciation and amortization......        285,584              362,079                 --          647,663
  Net interest expense...............        223,313              283,970                 --          507,283
                                         -----------          -----------          ---------      -----------
Total................................     19,573,777           10,349,587                 --       29,923,364
                                         -----------          -----------          ---------      -----------
Earnings before tax expense and
  extraordinary loss.................        484,070              125,572                 --          609,642
Tax expense..........................        187,143               68,939                 --          256,082
                                         -----------          -----------          ---------      -----------
Earnings before extraordinary loss...    $   296,927          $    56,633                 --      $   353,560
                                         ===========          ===========          =========      ===========
Basic earnings per common share
  before extraordinary loss..........    $      1.17          $      0.38                 --      $      0.88
                                         ===========          ===========          =========      ===========
Diluted earnings per common share
  before extraordinary loss..........    $      1.13          $      0.37                 --      $      0.85
                                         ===========          ===========          =========      ===========
Average number of common shares used
  in basic calculation...............        254,184              148,671                 --          402,855
Average number of common shares used
  in diluted calculation.............        262,575              153,911                 --          416,486

      See notes to unaudited pro forma combined financial data on page 76.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                           FRED MEYER PRO FORMA COMBINED FINANCIAL STATEMENTS, 1997 INTERIM PERIOD
                            -----------------------------------------------------------------------------------------------------
                              FRED MEYER       SMITH'S PERIOD
                               40 WEEKS       FROM FEBRUARY 2,                       FOOD 4 LESS 36
                                 ENDED          1997 THROUGH        SMITH'S PRO       WEEKS ENDED      FOOD 4 LESS
                            NOVEMBER 8,1997   SEPTEMBER 8, 1997        FORMA        OCTOBER 12, 1997    PRO FORMA      PRO FORMA
                              HISTORICAL        HISTORICAL(F)     ADJUSTMENTS (G)      HISTORICAL      ADJUSTMENTS     COMBINED
                            ---------------   -----------------   ---------------   ----------------   -----------    -----------
Sales.....................    $4,836,584         $1,860,105(f)       $                 $3,778,470        $            $10,475,159
  Costs and expenses
  Merchandise costs,
    including warehousing
    and transportation....     3,355,008          1,433,984                             2,962,209                       7,751,201
  Operating, general and
    administrative........     1,143,292            254,728              (287)            557,604         (3,000)(h)    1,952,337
  Depreciation and
    amortization..........       146,264             57,472            10,189             121,047         27,107(i)       362,079
  Net interest expense....        63,625             74,891           (36,449)            191,528         (9,625)(j)      283,970
                              ----------         ----------          --------          ----------        -------      -----------
Total.....................     4,708,189          1,821,075           (26,547)          3,832,388         14,482       10,349,587
                              ----------         ----------          --------          ----------        -------      -----------
Earnings (loss) before tax
  expense and
  extraordinary loss......       128,395             39,030            26,547             (53,918)       (14,482)         125,572
Tax expense...............        51,410             16,490            10,182                             (9,143)(k)       68,939
                              ----------         ----------          --------          ----------        -------      -----------
Earnings (loss) before
  extraordinary loss......    $   76,985         $   22,540          $ 16,365          ($  53,918)        (5,339)     $    56,633
                              ==========         ==========          ========          ==========        =======      ===========
Basic earnings per common
  share before
  extraordinary loss......    $     0.77                                                                              $      0.38
                              ==========         ==========          ========          ==========        =======      ===========
Diluted earnings per
  common share before
  extraordinary loss......    $     0.73                                                                              $      0.37
                              ==========         ==========          ========          ==========        =======      ===========
Average number of common
  shares used in basic
  calculation.............       100,360                               25,811                             22,500          148,671
Average number of common
  shares used in diluted
  calculation.............       105,106                               26,305                             22,500          153,911

      See notes to unaudited pro forma combined financial data on page 76.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 FISCAL YEAR 1997
                                     ------------------------------------------------------------------------
                                                               FRED MEYER
                                          KROGER           FISCAL YEAR ENDED
                                     FISCAL YEAR ENDED      JANUARY 31, 1998
                                     DECEMBER 27, 1997         PRO FORMA           PRO FORMA       PRO FORMA
                                        HISTORICAL            COMBINED (E)        ADJUSTMENTS      COMBINED
                                     -----------------   ----------------------   -----------     -----------
Sales..............................     $26,567,348           $14,706,776          $      --      $41,274,124
  Costs and expenses
  Merchandise costs, including
    warehousing and
    transportation.................      19,996,381            10,956,661                 --       30,953,042
  Operating, general and
    administrative.................       4,861,426             2,637,569           (261,000)(c)    7,237,995
  Rent.............................         331,012                     0            261,000(c)       592,012
  Depreciation and.................         380,221               475,035                 --          855,256
    amortization
  Net interest expense.............         285,945               392,061                 --          678,006
                                        -----------           -----------          ---------      -----------
Total..............................      25,854,985            14,461,326                          40,316,311
                                        -----------           -----------          ---------      -----------
Earnings before tax expense and
  extraordinary loss...............         712,363               245,450                 --          957,813
Tax expense........................         268,331               129,787                 --          398,118
                                        -----------           -----------          ---------      -----------
Earnings before extraordinary
  loss.............................     $   444,032           $   115,663                         $   559,695
                                        ===========           ===========          =========      ===========
Basic earnings per common share
  before extraordinary loss........     $      1.75           $      0.79                 --      $      1.40
                                        ===========           ===========          =========      ===========
Diluted earnings per common share
  before extraordinary loss........     $      1.69           $      0.76                 --      $      1.35
                                        ===========           ===========          =========      ===========
Average number of common shares
  used in basic calculation........         254,284               146,225                 --          400,509
Average number of common shares
  used in diluted calculation......         262,860               151,369                 --          414,229

      See notes to unaudited pro forma combined financial data on page 76.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                FRED MEYER PRO FORMA COMBINED FINANCIAL STATEMENTS, FISCAL YEAR 1997
                              -------------------------------------------------------------------------
                                                  SMITH'S PERIOD                         FOOD 4 LESS
                                 FRED MEYER            FROM                              FISCAL YEAR
                                FISCAL YEAR      FEBRUARY 2, 1997                           ENDED
                                   ENDED                TO             SMITH'S PRO       FEBRUARY 1,
                              JANUARY 31, 1998   SEPTEMBER 8, 1997        FORMA              1998
                                 HISTORICAL        HISTORICAL(F)     ADJUSTMENTS (G)      HISTORICAL
                              ----------------   -----------------   ---------------   ----------------
Sales.......................     $7,359,202         $1,860,105          $     --          $5,487,469
  Costs and expenses
  Merchandise costs,
    including warehousing
    and transportation......      5,175,128          1,433,984                             4,347,549
  Operating, general and
    administrative..........      1,630,519            254,728              (287)            756,609
  Depreciation and
    amortization............        211,705             57,472            10,189             178,710
  Net interest expense......        102,094             74,891           (36,449)            277,653
                                 ----------         ----------          --------          ----------
Total.......................      7,119,446          1,821,075           (26,547)          5,560,521
                                 ----------         ----------          --------          ----------
Earnings before tax expense
  and extraordinary loss....        239,756             39,030            26,547             (73,052)
Tax expense.................         96,445             16,490            10,182                   0
                                 ----------         ----------          --------          ----------
Earnings before
  extraordinary loss........     $  143,311         $   22,540          $ 16,365          ($  73,052)
                                 ==========         ==========          ========          ==========
Basic earnings per common
  share before extraordinary
  loss......................     $     1.37
                                 ==========         ==========          ========          ==========
Diluted earnings per common
  share before extraordinary
  loss......................     $     1.31
                                 ==========         ==========          ========          ==========
Average number of common
  shares used in basic
  calculation...............        104,520                               20,035(l)
Average number of common
  shares used in diluted
  calculation...............        109,591                               20,108(l)

                              FRED MEYER PRO FORMA COMBINED FINANCIAL STATEMENTS, FISCAL YEAR 1997
                              --------------------------

                              FOOD 4 LESS
                               PRO FORMA      PRO FORMA
                              ADJUSTMENTS     COMBINED
                              -----------    -----------
Sales.......................   $     --      $14,706,776
  Costs and expenses
  Merchandise costs,
    including warehousing
    and transportation......                  10,956,661
  Operating, general and
    administrative..........     (4,000)(h)    2,637,569
  Depreciation and
    amortization............     16,959(i)       475,035
  Net interest expense......    (26,128)(j)      392,061
                               --------      -----------
Total.......................    (13,169)      14,461,326
                               --------      -----------
Earnings before tax expense
  and extraordinary loss....     13,169          245,450
Tax expense.................      6,670(k)       129,787
                               --------      -----------
Earnings before
  extraordinary loss........   $  6,499      $   115,663
                               ========      ===========
Basic earnings per common
  share before extraordinary
  loss......................                 $      0.79
                               ========      ===========
Diluted earnings per common
  share before extraordinary
  loss......................                 $      0.76
                               ========      ===========
Average number of common
  shares used in basic
  calculation...............     21,670(l)       146,225
Average number of common
  shares used in diluted
  calculation...............     21,670(l)       151,369

      See notes to unaudited pro forma combined financial data on page 76.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  FISCAL YEAR 1996
                                       ----------------------------------------------------------------------
                                           KROGER
                                         FISCAL YEAR
                                            ENDED          FRED MEYER FISCAL
                                        DECEMBER 28,           YEAR ENDED          PRO FORMA       PRO FORMA
                                            1996            FEBRUARY 1, 1997      ADJUSTMENTS      COMBINED
                                       ---------------   ----------------------   -----------     -----------
Sales................................    $25,170,909          $ 4,530,120          $      --      $29,701,029
Costs and expenses
  Merchandise costs, including
    warehousing and transportation...     19,287,786            3,183,404                 --       22,471,190
  Operating, general and
    administrative...................      4,370,428            1,163,859           (227,629)(m)    5,306,658
  Rent...............................        301,629                                  91,298(m)       392,927
  Depreciation and amortization......        343,769                                 136,331(m)       480,100
  Net interest expense...............        299,984               48,855                 --          348,839
                                         -----------          -----------          ---------      -----------
         Total.......................     24,603,596            4,396,118                          28,999,714
                                         -----------          -----------          ---------      -----------
         Earnings before tax expense
           and extraordinary
           charge....................        567,313              134,002                 --          701,315
  Tax Expense........................        214,578               50,039                 --          264,617
                                         -----------          -----------          ---------      -----------
         Earnings before
           extraordinary loss........    $   352,735          $    83,963                 --      $   436,698
                                         ===========          ===========          =========      ===========
  Basic earnings per Common Share
    before extraordinary loss........    $      1.41          $      1.05                 --      $      1.32
                                         ===========          ===========          =========      ===========
  Diluted earnings per Common Share
    before extraordinary loss........    $      1.36          $      1.00                 --      $      1.27
                                         ===========          ===========          =========      ===========
  Average number of shares used in
    basic calculation................        250,979               79,794                 --          330,773
  Average number of shares used in
    diluted calculation..............        258,837               84,068                 --          342,905

      See notes to unaudited pro forma combined financial data on page 76.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  FISCAL YEAR 1995
                                       ----------------------------------------------------------------------
                                           KROGER
                                         FISCAL YEAR
                                            ENDED          FRED MEYER FISCAL
                                        DECEMBER 30,           YEAR ENDED          PRO FORMA       PRO FORMA
                                            1995            FEBRUARY 3, 1996      ADJUSTMENTS      COMBINED
                                       ---------------   ----------------------   -----------     -----------
Sales................................    $23,937,795          $ 4,152,574          $      --      $28,090,369
Cost and Expenses
  Merchandise costs, including
    warehousing and transportation...     18,327,595            2,965,323                 --       21,292,918
  Operating, general and
    administrative...................      4,176,877            1,056,047           (208,974)(m)    5,023,950
  Rent...............................        299,828                                  85,419(m)       385,247
  Depreciation and amortization......        311,272                                 123,555(m)       434,827
  Net interest expense...............        312,685               50,116                 --          362,801
                                         -----------          -----------          ---------      -----------
         Total.......................     23,428,257            4,071,486                          27,499,743
                                         -----------          -----------          ---------      -----------
         Earnings before tax expense
           and extraordinary
           charge....................        509,538               81,088                 --          590,626
  Tax expense........................        190,672               30,586                 --          221,258
                                         -----------          -----------          ---------      -----------
         Earnings before
           extraordinary loss........    $   318,866          $    50,502                 --      $   369,368
                                         ===========          ===========          =========      ===========
  Basic earnings per common share:
    before extraordinary loss........    $      1.38          $      0.61                 --      $      1.17
                                         ===========          ===========          =========      ===========
  Diluted earnings per common share
    before extraordinary loss........    $      1.28          $      0.58                 --      $      1.09
                                         ===========          ===========          =========      ===========
  Average number of shares used in
    basic calculation................        231,468               83,206                 --          314,674
  Average number of shares used in
    diluted calculation..............        251,716               86,733                 --          338,449

      See notes to unaudited pro forma combined financial data on page 76.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                            KROGER      FRED MEYER
                                            AS OF         AS OF
                                          OCTOBER 3,    AUGUST 15,     PRO FORMA      PRO FORMA
                                             1998          1998       ADJUSTMENTS     COMBINED
                                          ----------    ----------    -----------    -----------
ASSETS
Current assets
  Cash..................................  $   74,845    $  165,955    $   (75,000)   $   165,800
  Receivables...........................     381,756       113,439             --        495,195
  Inventories:
     FIFO cost..........................   2,186,980     1,794,803             --      3,981,783
     Less LIFO reserve..................    (480,931)      (62,800)            --       (543,731)
                                          ----------    ----------    -----------    -----------
                                           1,706,049     1,732,003             --      3,438,052
  Property held for sale................      12,919                           --         12,919
  Prepaid and other current assets......     173,748       295,980             --        469,728
                                          ----------    ----------    -----------    -----------
          Total current assets..........   2,349,317     2,307,377        (75,000)     4,581,694
Property, plant and equipment, net......   3,644,044     3,488,608             --      7,132,652
Goodwill, net...........................      28,971     3,557,732             --      3,586,703
Investments and other assets............     445,865       385,765             --        831,630
                                          ----------    ----------    -----------    -----------
          Total Assets..................  $6,468,197    $9,739,482    $   (75,000)   $16,132,679
                                          ==========    ==========    ===========    ===========
LIABILITIES
Current liabilities
  Current portion of long-term debt and
     obligations under capital leases...  $  164,959    $  102,134             --    $   267,093
  Accounts payable......................   1,684,968     1,071,659             --      2,756,627
  Other current liabilities.............   1,287,972     1,053,253             --      2,341,225
                                          ----------    ----------    -----------    -----------
          Total current liabilities.....   3,137,899     2,227,046             --      5,364,945
Long-term debt..........................   3,121,234     4,764,735             --      7,885,969
Obligations under capital leases........     192,938       181,593             --        374,531
Other long-term liabilities.............     619,347       455,642             --      1,074,989
                                          ----------    ----------    -----------    -----------
          Total Liabilities.............   7,071,418     7,629,016                    14,700,434
                                          ----------    ----------    -----------    -----------
SHAREOWNERS' EQUITY/(DEFICIT)
Common capital stock....................     772,322         1,544    $ 1,885,337(n)   2,584,203
                                                                          (75,000)(o)
Additional paid-in capital..............                 1,885,337     (1,885,337)(n)           0
Notes receivable from officers..........                      (352)            --           (352)
Unearned compensation...................                    (3,245)            --         (3,245)
Retained earnings/(accumulated
  deficit)..............................    (924,741)      227,182             --       (697,559)
Common stock in treasury, at cost.......    (450,802)                          --       (450,802)
                                          ----------    ----------    -----------    -----------
          Total Shareowners'
            Equity/(Deficit)............    (603,221)    2,110,466        (75,000)     1,432,245
                                          ----------    ----------    -----------    -----------
          Total Liabilities and
            Shareowners'
            Equity/(Deficit)............  $6,468,197    $9,739,482    $   (75,000)   $16,132,679
                                          ==========    ==========    ===========    ===========

      See notes to unaudited pro forma combined financial data on page 76.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(a)    The results for the 40 week period ended October 3, 1998
       include the effect of one-time expenses of $52,400 ($32,500 after tax or 12 cents per diluted share). These expenses relate to logistics initiatives which became operational in the second quarter, $40,800; and expenses primarily related to closing facilities resulting from the consolidation of Texas operations, $11,600. In addition, the results for the 40 week period ended October 3, 1998 include expenses totaling $89,700 or ($55,600 after tax, or 21 cents pre diluted share) related to a change in the method of accounting for inventory.
(b) Represents the pro forma combined financial statements of Fred Meyer. The Fred Meyer historical results have been adjusted on a pro forma basis to reflect the acquisition of Food 4 Less as if it had been acquired on November 9, 1997 and include sales of approximately $1.8 million and loss before extraordinary loss of approximately $73 million, for the period from November 9, 1997 to the date of acquisition.
       The Fred Meyer results for the 40 week period ended August
       15, 1998 include the results of operations for the 12 week period ended January 31, 1998, which are also included in the unaudited pro forma combined statement of operations of Fred Meyer for the fiscal year ended January 31, 1998. For the 12 week period ended January 31, 1998 Fred Meyer had sales of approximately $3.8 billion and loss before extraordinary loss of approximately $80 million.
(c) Represents the reclassification of rent expense to conform the presentation of Fred Meyer results to that of Kroger.
(d) Represents additional shares used in pro forma combined diluted earnings per share computation. These shares were excluded from the Fred Meyer diluted earnings per share computation because they were anti-dilutive.
(e) Represents the pro forma combined financial statements of Fred Meyer. The Fred Meyer historical results have been adjusted on a pro forma basis to reflect the acquisition of Smith's in September 1997 and the acquisition of Food 4 Less in March of 1998 as if they had been acquired at the beginning of the period presented.
(f) The historical results of operations of Fred Meyer include the results of Smith's from September 9, 1997.
(g) The Smith's acquisition was accounted for as a purchase by Fred Meyer. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments included in the unaudited pro forma combined statement of operations represent a preliminary determination of these adjustments based upon available information. Pro forma adjustments include: (i) the adjustment for additional depreciation and amortization expense resulting from the allocation of the purchase price for Smith's to the assets acquired, including an increase in property, plant, and equipment, leasehold interest, and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the acquisition; (ii) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of related financing fees; and (iii) the adjustment to the provision for income taxes based upon a tax rate of 39% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.
       The Smith's condensed combined statement of operations does not reflect an extraordinary charge of approximately $91 million (net of income taxes) relating to refinancing certain debt.
(h) To eliminate management fees paid by Food 4 Less which will no longer be paid subsequent to the mergers.
(i) To decrease depreciation and amortization expense for revaluation of property and equipment and increase amortization of goodwill as a result of the merger with Food
       4 Less. The adjustment to depreciation and amortization expense assumes an average useful life of acquired property and equipment of 11 years and adjustment to goodwill amortization assumes an amortization period for acquired goodwill of 40 years.
(j) Represents the effect of approximately $4.1 billion in debt refinancing completed subsequent to the Food 4 Less acquisition, including an adjustment for the change in amortization of deferred financing costs as a result of refinancings.
(k) The pro forma adjustment to the tax expense is based upon a tax rate of 39% applied to pro forma income before income taxes and extraordinary charge adjusted for amortization of goodwill.

(l) >Represents the additional shares issued in connection with the Food 4 Less acquisition and the effect of the shares issued in the Smith's acquisition as if they had been outstanding for the full year.
(m) Represents the reclassification of rent expense, depreciation and amortization to conform the presentation of Fred Meyer results to that of Kroger.
(n)    Represents the conversion of Fred Meyer Common Stock into
       Kroger Common Stock.
(o) Kroger and Fred Meyer estimate that they will incur direct transaction costs of approximately $75 million associated with the merger. These costs consist primarily of investment banking, legal, bank amendment fees, accounting, printing and regulatory filing fees. The unaudited pro forma combined balance sheet reflects such expense as if they had been paid as of October 3, 1998.

                      DESCRIPTION OF KROGER CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Kroger's authorized capital stock presently consists of 1,000,000,000 shares of Kroger Common Stock, par value $1.00 per share and 5,000,000 shares of preferred stock, par value $100.00 per share (the "KROGER PREFERRED SHARES").

KROGER COMMON STOCK

     The holders of Kroger Common Stock are entitled to one vote for each share on all matters voted on by the shareholders (except for cumulative voting in the case of the election of directors). The holders of Kroger Common Stock do not have any conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of Kroger Preferred Shares designated by the Kroger Board of Directors from time to time, the holders of Kroger Common Stock are entitled to dividends as may be declared from time to time by the Kroger Board of Directors from funds available, and upon liquidation are entitled to receive pro rata all assets of Kroger available for distribution to such holders.

KROGER PREFERRED SHARES

     The holders of Kroger Preferred Shares are entitled to one vote for each share on all matters voted on by the shareholders (except for cumulative voting in the case of election of directors.) The Kroger Board of Directors is authorized to provide for the issuance of Kroger Preferred Shares, in one or more series, and to fix for each series (i) the designation and number of shares, (ii) the dividend rate, (iii) the dates of payment of dividends on shares and the dates from which they are cumulative, (iv) the redemption rights of Kroger and the price or prices at which shares may be redeemed, (v) the amount or amounts payable on any voluntary or involuntary liquidation, dissolution or winding up of Kroger, which may be different for voluntary and involuntary liquidation, dissolution, or winding up, (vi) the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares and the manner of its application, (vii) whether or not the shares will be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of Kroger, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made, (viii) whether or not the issue of any additional shares of such series or any future series in addition to such series or any other class of stock will be subject to any restrictions and, if so, the nature of these restrictions and
(ix) any other designations, powers, preferences, rights, qualifications, limitations and restrictions as are permitted by the OGCL. In connection with the adoption of the Rights Agreement, the Kroger Board of Directors authorized the issuance of up to 50,000 Kroger Preferred Shares designated as the Series A Preferred Shares (the "SERIES A PREFERRED SHARES").

PREFERRED SHARE PURCHASE RIGHTS

     The Kroger Board of Directors has adopted a shareholders' rights plan, pursuant to which one Right is associated with each outstanding share of Kroger Common Stock. Each Right entitles the registered holder to purchase from Kroger one ten-thousandth of a Kroger Preferred Share designated as the Series A Preferred Shares at a purchase price of $87.50, subject to adjustment (the "RIGHTS PURCHASE PRICE").

     Until the earlier to occur of (i) ten days (the "STOCK ACQUISITION DATE"), following a public announcement that, without the prior consent of the Kroger Board of Directors, a person or group, including any affiliates or associates of such person or group (an "ACQUIRING PERSON"), acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Kroger Common Stock or (ii) ten business days (or such later date as the Kroger Board of Directors may determine) following the commencement or announcement of an intention (which is not subsequently withdrawn) to make a tender offer or exchange offer which would result in any person or group (and related persons) having beneficial ownership of 10% or more of the outstanding Kroger Common Stock without the prior consent of the Kroger Board of Directors (the earlier of such dates being called the "DISTRIBUTION DATE"), the Rights will be attached to all Kroger Common Stock certificates and will be evidenced, with respect to any of the Kroger Common Stock certificates outstanding as of

April 4, 1997, by the Kroger Common Stock certificates. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Kroger Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Kroger Common Stock certificates issued after April 4, 1997 (or as soon thereafter as is reasonably practicable) upon transfer, replacement, or new issuance of Kroger Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any Kroger Common Stock certificates outstanding as of April 4, 1997, even without such a notation, will also constitute the transfer of the Rights associated with the Kroger Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("RIGHTS CERTIFICATES") will be mailed to holders of record of the Kroger Common Stock as of the close of business on the Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date and the Rights will expire on March 19, 2006, unless earlier redeemed by Kroger as described below.

     In the event that any person becomes an Acquiring Person, each holder of a Right generally will thereafter have the right for a 60 day period (or such other period set by the Kroger Board of Directors) to receive upon exercise of the Right that number of shares of Common Stock (or, under certain circumstances, of units of one ten-thousandth of a Series A Preferred Share) having a market value (immediately prior to the occurrence of an Acquiring Person) of two times the exercise price of the Right (such right being called the "SUBSCRIPTION RIGHT"). Notwithstanding the foregoing, following the occurrence of an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by the Acquiring Person or any affiliate or associate thereof will be null and void.

     In the event that, at any time following the Stock Acquisition Date, Kroger is acquired in a merger or other business combination transaction or 50% or more of Kroger's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of this transaction would have a market value of two times the exercise price of the Right (such Right being called the "MERGER RIGHT"). The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right.

     The Rights Purchase Price payable, the number of Rights, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of the Series A Preferred Shares; (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for Series A Preferred Shares or shares having the same rights, privileges, and preferences as the Series A Preferred Shares at less than the current market price of the Series A Preferred Shares; or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends and excluding dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Rights Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Shares (or the Kroger Common Stock ) on the last trading date prior to the date of exercise.

     At any time prior to the earlier to occur of (i) the close of business on the Stock Acquisition Date or (ii) the expiration of the Rights, Kroger may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "REDEMPTION PRICE"), which redemption will be effective upon the action of the Kroger Board of Directors. Additionally, following the Stock Acquisition Date and the expiration of the period during which the Subscription Right is exercisable, Kroger may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, provided that this redemption is in connection with a merger or other business combination transaction or series of transactions involving Kroger in which all holders of Common Stock are treated alike but not involving an Acquiring Person or its affiliates or associates. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     All of the provisions of the Rights Agreement may be amended by the Kroger Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Kroger Board of Directors in order to cure any ambiguity, defect, or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

     The Series A Preferred Shares purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock that Kroger may issue (unless otherwise provided in the terms of such stock). Each Series A Preferred Share will have a preferential quarterly dividend in an amount equal to 10,000 times the dividend declared on each share of Kroger Common stock, but in no event less than $100. In the event of liquidation, the holders of Series A Preferred Shares will receive a preferred liquidation payment per share equal to the greater of $25,000 or 10,000 times the payment made per each share of Kroger Common Stock. Each Series A Preferred Share will have one vote, voting together with the Kroger Common Stock. In the event of any merger, consolidation, or other transaction in which shares of Kroger Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 10,000 times the amount and type of consideration received per share of Kroger Common Stock. The rights of the Series A Preferred Shares, as to dividends, liquidation, and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional Series A Preferred Shares will be issuable; however, Kroger may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one ten-thousandth of a share, an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading date prior to the date of exercise.

     Until a Right is exercised, the holder thereof, as such, has no rights as a shareholder of Kroger, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Kroger without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights will not interfere with any merger or other business combination approved by the Kroger Board of Directors.

     On October 18, 1998, in connection with the execution of the Merger Agreement and the Kroger Stock Option Agreement, the Rights Agreement was amended to provide that Fred Meyer will not be deemed to be an Acquiring Person to the extent Fred Meyer becomes the beneficial owner of shares of Kroger Common Stock solely by reason of (i) the execution of the Kroger Stock Option Agreement or (ii) the consummation of the transactions contemplated by the terms of the Kroger Stock Option Agreement. The Rights Agreement was further amended to provide that no Distribution Date, Stock Acquisition Date, or any other event which would result in Rights becoming exercisable shall occur or be deemed to occur, in either case solely by reason of the execution of the Kroger Stock Option Agreement or the announcement or the consummation of the transactions contemplated thereby.

     The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement and is incorporated in this Joint Proxy Statement/Prospectus by reference.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

GENERAL

     As a result of the Merger, stockholders of Fred Meyer will become shareholders of Kroger and the rights of all such former Fred Meyer stockholders will be thereafter governed by the Kroger Articles, the Kroger Regulations (Bylaws) and the OGCL. The rights of holders of Fred Meyer common stock are presently governed by the Fred Meyer Certificate, Fred Meyer Bylaws, and the DGCL. The following summary, which does not purport to be a complete statement of the general differences between rights of the holders of Kroger Common Stock and Fred Meyer Common Stock, sets forth certain differences between the laws of Delaware and those of Ohio, and between the Fred Meyer Certificate and the Fred Meyer Bylaws and the Kroger Articles and the Kroger Regulations (Bylaws). This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL and OGCL. For information as to how such documents may be obtained, see "WHERE YOU CAN FIND MORE INFORMATION" on page 90.

CLASSIFIED BOARD OF DIRECTORS

     The OGCL provides that a corporation's board of directors may be divided into up to three classes of at least three directors each with staggered terms of office. The Kroger Regulations (Bylaws) provide that the Kroger Board of Directors is classified into three classes with each class elected in staggered elections and serving a three-year term.

     The DGCL provides that a corporation's board of directors may be divided into up to three classes with staggered terms of office. The Fred Meyer Certificate and Fred Meyer Bylaws provide that the Fred Meyer Board of Directors is classified into three classes with the directors in each class elected in staggered elections and serving a three-year term.

     Classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the board of directors. This delay may help ensure that the board of directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Kroger or Fred Meyer, even though such a transaction could be beneficial to Kroger or Fred Meyer, as the case may be, or their respective shareholders.

SHAREHOLDER RIGHTS PLAN

     Kroger has adopted the Rights Agreement and issued the Rights to protect Kroger's shareholders from coercive or unfair takeover tactics. For further discussion of the Rights and the Rights Agreement, see "DESCRIPTION OF KROGER CAPITAL STOCK -- Preferred Share Purchase Rights."

     Fred Meyer does not have a stockholder rights plan.

NUMBER OF DIRECTORS; REMOVAL OF DIRECTORS; VACANCIES

     The Kroger Regulations (Bylaws) provide that the number of directors shall not be less than nine nor more than 21. The Kroger Board of Directors currently consists of 13 directors. At the Effective Time, Kroger will cause the number of directors to be increased by six directors. The Kroger Regulations (Bylaws) provide that the number of directors will be determined by resolution of the Kroger Board of Directors or by an affirmative vote of the holders of at least three-quarters of the outstanding shares of Kroger Common Stock.

     The Fred Meyer Certificate provides that the Fred Meyer Board of Directors will consist of not less than three nor more than 25 directors and that the number of directors shall be 11 until otherwise determined by an affirmative vote of a majority of the Fred Meyer Board of Directors. The Fred Meyer Board of Directors has increased the current number of directors to 17. The Fred Meyer Certificate provides that the number of directors shall not be reduced by shortening the term of any director at the time in office.

     The OGCL provides that, if shareholders have the right to vote cumulatively, the shareholders may remove any or all directors without cause by the affirmative vote of a majority in voting power entitled to elect directors, unless the articles of incorporation or regulations require a supermajority vote or provide that no director may be removed from office. However, unless all directors, or all directors of a particular class, are removed, no individual director can be removed if the votes of a sufficient number of shares are voted against the director's removal that, if cumulatively voted at an election of all the directors, or all the directors of a particular class, would be sufficient to elect at least one director. In the event of the removal of a director, the shareholders may elect a new director at the same meeting for the unexpired term of the director removed. Failure to elect a new director is deemed to create a vacancy. The Kroger Regulations (Bylaws) provide that the shareholders may remove any director, class of directors or the entire board of directors from office only for cause and by an affirmative vote of three-quarters (3/4) of the voting power of the holders of Kroger Common Stock entitled to elect directors. At the same meeting a new director nominated in accordance with the Kroger Regulations (Bylaws) may be elected for the unexpired term. The Kroger Regulations (Bylaws) do not define the term "for cause."

     Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, directors serving on a classified board of directors may be removed by the stockholders only for cause. The Fred Meyer Certificate provides that stockholders may remove any director or the entire board of directors from office only for cause and by an affirmative vote of three-quarters (3/4) of the voting power of the holders of Fred Meyer Common Stock entitled to elect directors. The Fred Meyer Certificate does not define the term "for cause."

     Under the OGCL, unless the articles of incorporation or regulations provide otherwise, the remaining directors (even if less than a majority of the authorized number of directors) may by the affirmative vote of a majority of such remaining directors fill any vacancy on the board of directors for the unexpired term. A vacancy exists if the shareholders do not elect the number of authorized directors or if the shareholders increase the number of directors and fail, at the meeting at which the number of directors was increased, to elect additional directors.

     The Kroger Regulations (Bylaws) and the OGCL provide that a vacancy may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any director so elected shall serve for the remainder of the unexpired term.

     The Fred Meyer Certificate and Fred Meyer Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the entire Board of Directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for these directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

SPECIAL MEETINGS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     The OGCL provides that a special meeting of shareholders may be called by the chairman of the board of directors, the president, the directors at a meeting, or a majority of the directors without a meeting, persons holding 25% or more of the shares entitled to vote at this meeting (unless the articles of incorporation or regulations specify a greater or lesser percentage but not more than a majority) or the other officers or persons specified in the articles of incorporation or regulations. The Kroger Articles and Kroger Regulations (Bylaws) do not alter the OGCL provision.

     The DGCL provides that special meetings of stockholders may be called by a corporation's board of directors or by such person(s) as may be authorized by the corporation's certificate of incorporation or bylaws. The Fred Meyer Bylaws provide that a special meeting of the stockholders of Fred Meyer may be called by the president or chairman of the Fred Meyer Board of Directors and will be called by the chairman, president or secretary upon direction of a majority of the Fred Meyer Board of Directors.

     Under the OGCL, unless a corporation's articles of incorporation or regulations prohibit the taking of action without a meeting, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting with the affirmative vote in a writing setting forth the action signed by all shareholders who would be entitled to notice of a meeting. The Kroger Articles and the Kroger Regulations (Bylaws) do not prohibit the taking of action by the shareholders by consent in writing without a meeting.

     The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of such stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The Fred Meyer Certificate prohibits the taking of action by stockholders by consent in writing without a meeting.

CUMULATIVE VOTING

     Under the OGCL, unless otherwise provided in a corporation's articles of incorporation, each shareholder is entitled to cumulate such shareholder's votes in the election of directors if the shareholder gives notice to the corporation. The Kroger Articles do not prohibit cumulative voting.

     The DGCL permits the certificate of incorporation of a corporation to provide that, in all elections of directors, each stockholder is entitled to cumulate such stockholder's votes. The Fred Meyer Certificate does not provide for cumulative voting.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The Kroger Articles and Regulations (Bylaws) contain no provisions regarding an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before an annual meeting of shareholders.

     Under the Fred Meyer Bylaws, for stockholders to properly introduce business to be transacted at the annual or any special meeting of stockholders, a stockholder of record, on the date both of giving such notice and of determining stockholders entitled to vote at the annual or special meeting, must give timely notice of such proposal in a proper written form to Fred Meyer's corporate secretary, as provided in the Fred Meyer Bylaws. To be timely, a stockholder's notice to the secretary must be delivered to or mailed and received at Fred Meyer's principal executive offices not more than 90 nor less than 60 days prior to the first anniversary of the preceding year's annual meeting of stockholders, or, in the case of a special meeting, not more than 90 nor less than the later of 60 days prior to such special meeting or 10 days after the day on which a public announcement is first made of the date of the special meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not more than 90 nor less than 60 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Fred Meyer.

     Generally, the Fred Meyer Bylaws require that a stockholder's notice include: (i) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (a) the name and address of such stockholder, as they appear on Fred Meyer's books, and of such beneficial owner and (b) the class and number of shares of Fred Meyer which are owned beneficially and of record by such stockholder and such beneficial owner.

     The Fred Meyer Bylaws permit stockholders to nominate persons for election to the Fred Meyer Board at any annual meeting of the stockholders, or at any special meeting if the Fred Meyer Board has determined that directors will be elected at such meeting, if they are stockholders of record as of both the date of giving such notice and the date of determining stockholders entitled to vote at the annual or special meeting. A stockholder must give timely notice thereof in a proper written form to the corporate secretary, as provided in the Fred Meyer Bylaws. To be timely, the stockholder's notice must meet the same timeliness requirements as described above for providing advance notice of business to be transacted at a stockholder's meeting; provided, however, that if the number of directors to be elected to the Fred Meyer Board is increased and there is no public announcement by Fred Meyer naming all of the nominees for director or specifying the size of the increased Fred Meyer Board at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of Fred Meyer not later than the 10th day following the day on which such public announcement is first made by Fred Meyer.

     To be in proper written form, a stockholder's notice to the secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such stockholder, as they appear on Fred Meyer's books, and of such beneficial owner and (b) the class and number of shares of Fred Meyer which are owned beneficially and of record by such stockholder and such beneficial owner. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected.

AMENDMENTS TO CHARTER DOCUMENTS AND BYLAWS

     Under the OGCL, an amendment to the articles of incorporation requires the affirmative vote of two-thirds of the voting power of a corporation unless a greater or lesser percentage (which cannot be less than a majority) is specified in the corporation's articles of incorporation.

     The Kroger Articles generally reduce the required vote to a majority. The affirmative vote of 75% of shares entitled to vote is required to amend the Fair Price Provision of the Kroger Articles (described below). See "-- Business Combinations; Transactions with Interested Shareholders."

     Under the OGCL, the power to adopt, alter and repeal the regulations of a corporation is vested in the shareholders. Such action can be taken by the affirmative vote of a majority of the voting power of the corporation or without a meeting by the written consent of the holders of two-thirds 2/3 of the voting power of the corporation unless the articles of incorporation or regulations provide for a greater percentage.

     The Kroger Regulations (Bylaws) may be amended or repealed by the affirmative vote of a majority of the voting power except that the affirmative vote of 75% of the voting power is required to amend, alter, change or repeal provisions of the Kroger Regulations (Bylaws) relating to the number and removal of directors, indemnification of officers, directors, and employees, or amendment of the Kroger Regulations (Bylaws).

     The DGCL provides that the certificate of incorporation of a corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the favorable vote of the holders of a majority of the outstanding stock entitled to vote on the amendment. It also provides that a certificate of incorporation may require a greater vote than would otherwise be required by the DGCL. Except as set forth below, the Fred Meyer Certificate may be amended by the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to vote on such amendment.

     Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders unless the certificate of incorporation vests such power in the directors. Vesting such power in the directors does not divest the stockholders of power to adopt, alter or repeal the bylaws. The Fred Meyer Certificate provides that the Fred Meyer Board of Directors may alter, amend or repeal the Fred Meyer Bylaws.

     Notwithstanding any other provision of the Fred Meyer Certificate or the Fred Meyer Bylaws (and in addition to any other vote that may be required by law, the Fred Meyer Certificate or the Fred Meyer Bylaws), the affirmative vote of the holders of three-fourths (3/4) of the outstanding stock of Fred Meyer entitled to vote in elections of directors is required for the Fred Meyer stockholders to amend, alter, change or repeal the provisions in the Fred Meyer Bylaws or the Fred Meyer Certificate relating to the classified board, the number of directors, the filling of directors vacancies, the removal of directors or advance notice of stockholder proposals (including the nomination of directors).

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     The OGCL generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation (other than so-called parent-subsidiary mergers), by two-thirds of the voting power of the corporation unless the articles of incorporation specify a different proportion (not less than a majority). The Kroger Articles provide that the affirmative vote of holders of a majority of shares entitled to vote is necessary for the approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation.

     The DGCL requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The Fred Meyer Certificate does not provide for a different percentage. The DGCL does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the DGCL.

BUSINESS COMBINATIONS; TRANSACTIONS WITH INTERESTED SHAREHOLDERS

     Chapter 1704 of the Ohio Revised Code ("Chapter 1704") prohibits, subject to certain exceptions, certain business combinations and transactions between an issuing public corporation and a beneficial owner of 10% or more of the shares of the corporation (an "interested shareholder") for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attained 10% ownership. An "issuing public corporation" is defined in the OGCL as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the state of Ohio, and as to which no close corporation agreement exists. Kroger is an "issuing public corporation."

     Examples of transactions regulated by Chapter 1704 include the disposition of assets, mergers, consolidations, voluntary dissolutions and the transfer of shares ("CHAPTER 1704 TRANSACTIONS"). Subsequent to the three-year period, a Chapter 1704 Transaction may take place provided that certain conditions are satisfied, including that (a) the board of directors approves the transaction,
(b) the transaction is approved by the holders of shares with at least two-thirds (2/3) of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or (c) the business combination results in shareholders, other than the interested shareholder, receiving a fair price (as determined by Section 1704.03(A)(4)) for their shares.

     One significant effect of Chapter 1704 is to encourage a person to negotiate with the board of directors of a corporation prior to becoming an interested shareholder, although in the articles of incorporation or regulations, shareholders may elect that a corporation will not be governed by Chapter 1704. Neither the Kroger Articles nor the Kroger Regulations (Bylaws) contain such an election to be excluded from Chapter 1704.

     Although Chapter 1704 is similar to DGCL Section 203 in some respects, there are significant differences. Chapter 1704 provisions are triggered by the acquisition of 10% of the voting power of a subject Ohio corporation rather than 15%. If prior to the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704's prohibition does not apply. The prohibition imposed by Chapter

1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder. Chapter 1704 does not provide any exemption for an interested shareholder who acquires a significant percentage of stock in the transaction which resulted in the shareholder becoming an "interested shareholder" as does DGCL Section 203. Chapter 1704's definition of "beneficial owner" of shares is essentially similar to that of DGCL Section 203 except that Chapter 1704 does not expressly exclude from the definition of beneficial owner a person who has the right to vote stock pursuant to an agreement which arises solely from a revocable proxy.

     Section 1707.043 of the Ohio Revised Code provides that, if a shareholder disposes of an Ohio company's stock at a profit within 18 months after making a proposal (or announcement) to acquire control of the company, the company may recover that profit if in excess of $250,000. These provisions do not apply if the shareholder proves in court that (i) its sole purpose in making the proposal was to acquire control of the company and it had reasonable grounds to believe it would so succeed, or (ii) it did not make the proposal to manipulate the market, increase profit or decrease loss, and the proposal did not have a material adverse effect on the price or trading volume of the shares.

     Section 1701.831 of the OGCL (the "CONTROL SHARE ACQUISITION ACT") provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed "CONTROL SHARE ACQUISITION," which is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power. Assuming compliance with the notice and information filing requirements prescribed by the statute, the proposed Control Share Acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer, directors of the issuer who are also employees and officers of the issuer, and persons that acquire specified amounts of shares after the public disclosure of the proposed Control Share Acquisition. The Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or regulations so provide. Kroger has not opted out of the application of the Control Share Acquisition Act. The DGCL contains no provisions comparable to the Control Share Acquisition Act.

     The expressed purpose of the Control Share Acquisition Act is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover.

     The Control Share Acquisition Act applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Act could render approval of any Control Share Acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power excluding "interested shares."

     The Kroger Articles provide that the affirmative vote of three-fourths (3/4) of shares entitled to vote is necessary for certain business combinations with interested shareholders (defined as beneficial owners of 10% of shares entitled to vote) without (i) board approval of the transaction or the 10% acquisition or (ii) the vote of two-thirds of the continuing directors unless the consideration to be paid in the transaction meets certain financial conditions (the "FAIR PRICE PROVISION").

     Section 203 of the DGCL provides that, subject to certain exceptions, a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although in the corporation's certificate of incorporation or bylaws, stockholders may elect that a corporation will not be governed by DGCL Section
203. Neither the Fred Meyer Certificate nor the Fred Meyer Bylaws contains an election to be excluded from DGCL Section 203.

APPRAISAL RIGHTS

     Under the OGCL, dissenting shareholders are entitled to appraisal rights in connection with the transfer of all or substantially all of the assets of a corporation and in connection with certain amendments to a corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to dissenters' rights. In addition, shareholders of an acquiring corporation are entitled to dissenters' rights in any merger, combination or majority share acquisition in which the shareholders of the acquiring corporation are entitled to vote. The OGCL provides shareholders of an acquiring corporation voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereto to exercise one-sixth or more of the voting power of the acquiring corporation. See "RIGHTS OF DISSENTING SHAREHOLDERS."

     Under the DGCL, appraisal rights are available only in connection with statutory mergers or consolidations. Even in such cases, unless the certificate of incorporation otherwise provides, the DGCL does not recognize dissenters' rights for any class or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 shareholders except that appraisal rights are available for holders of stock who, by the terms of the merger or consolidation, are required to accept anything except (i) stock of the corporation surviving or resulting from the merger or consolidation, (ii) shares which at the effective time of the merger or consolidation are either listed on a national securities exchange or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares of stock described in the foregoing clauses (i) and (ii), or (iv) any combination of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) or (iii).

CONSIDERATION OF OTHER CONSTITUENCIES

     The OGCL provides that in determining what a director reasonably believes to be in the best interests of the corporation such director shall consider the interests of the corporation's shareholders, and, in such director's discretion, may consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the State of Ohio and the U.S., community and societal considerations and the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     The DGCL does not contain provisions relating to the ability of a board of directors to consider the impact of constituencies other than stockholders.

LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The OGCL provides, with certain limited exceptions, that a director may be held liable in damages for acts or omissions as a director only if it is proved by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests.

     Under the OGCL, Ohio corporations may indemnify directors from liability if the director acted in good faith and in a manner reasonably believed by the director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the director had no reason to believe the action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the OGCL require indemnification of a director who has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director of the corporation. The indemnification authorized by the OGCL is not exclusive and is in addition to any other rights granted to directors under the articles of incorporation or regulations of the corporation or to any agreement between the directors and the corporation.

     The Kroger Regulations (Bylaws) provide for indemnification of each present or former director, officer or employee and each person presently or formerly serving at Kroger's request as a director, officer or employee of another corporation against all expenses actually and necessarily incurred by that person and against judgments, decrees, fines, penalties or amounts paid in settlement, in connection with the defense of any pending or threatened criminal or civil action to which that person is or may be made a party by reason of being or having been a director, officer or employee, provided that (i) the person is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to Kroger or the other corporation, (ii) the person is determined to have acted in good faith in what he or she reasonably believed to be the best interest of Kroger or the other corporation, and (iii) in any matter the subject of a criminal action, the person is determined to have had no reasonable cause to believe that his or her conduct was unlawful.

     Kroger is authorized to purchase and maintain (and Kroger maintains) insurance on behalf of its directors, officers, employees and agents. Additionally, the Merger Agreement requires such insurance to be maintained by Kroger covering present and former officers, directors, employees, trustees and agents of Fred Meyer for a period of at least six years following the Effective Time, subject to certain limitations. See "THE MERGER
AGREEMENT -- Indemnification and Insurance."

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's or officer's fiduciary duty, subject to certain limitations. The Fred Meyer Certificate provides that a director will not be personally liable to Fred Meyer or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent not permitted under the DGCL. While this provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, this provision will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The DGCL permits a corporation to indemnify officers, directors, employees and agents against expenses, judgments and other amounts actually and reasonably incurred if such person acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful officer or director defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Fred Meyer Certificate and the Fred Meyer Bylaws provide that each person who is a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Fred Meyer, or is or was serving at the request of Fred Meyer as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by Fred Meyer to the extent permitted by the DGCL. The indemnification rights conferred by the Fred Meyer Certificate are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Kroger Common Stock being offered hereby will be passed upon for Kroger by Paul W. Heldman, Esq., Senior Vice President, Secretary and General Counsel of Kroger. Fried, Frank, Harris, Shriver & Jacobson, New York, New York (a partnership including professional corporations), special counsel for Kroger, and Cleary, Gottlieb, Steen & Hamilton, New York, New York, special counsel for Fred Meyer, will be delivering opinions concerning certain federal income tax consequences of the Merger. See "THE MERGER -- Certain U.S. Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements of Kroger appearing in Kroger's 1997 Annual Report on Form 10-K, incorporated by reference in this Joint Proxy Statement/Prospectus, and which are referred to and made a part of the Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the reports of such firm given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Fred Meyer appearing in Fred Meyer's 1997 Annual Report on Form 10-K, and the financial statements of Fred Meyer which have been restated and filed on Form 8-K/A, dated March 9, 1998, incorporated by reference in this Joint Proxy Statement/Prospectus, and which are referred to and made a part of the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports with respect thereto, included therein. Such consolidated financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Food 4 Less, as of February 1, 1998, February 2, 1997 and January 28, 1996 and the related consolidated statements of operations, cash flows and stockholders' equity for the 52 weeks ended February 1, 1998, the 53 weeks ended February 2, 1997 and the 52 weeks ended January 28, 1996 and the related financial statement schedules included in the Food 4 Less Annual Report on Form 10-K for the year ended February 1, 1998 and incorporated by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Kroger Special Meeting, and representatives of Deloitte & Touche LLP are expected to be present at the Fred Meyer Special Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETINGS

     As described in Kroger's proxy statement on Schedule 14A relating to its 1998 Annual Meeting of Shareholders, any proposals that shareholders of Kroger wish to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders must be received by Kroger at its principal executive offices no later than December 14, 1998. Any shareholder proposals included in Kroger's proxy solicitation materials for its 1999 annual meeting or otherwise to be considered at such meeting shall be subject to the requirements of the proxy rules adopted under the Exchange Act. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals."

     As described in Fred Meyer's proxy statement on Schedule 14A relating to its 1998 Annual Meeting of Stockholders, in order for proposals of stockholders of Fred Meyer to be considered for inclusion in the proxy statement for the 1999 Annual Meeting of Stockholders of Fred Meyer (if the Merger is not consummated prior to such meeting), such proposals must have been received by the Corporate Secretary of Fred Meyer no later than January 15, 1999. Under the Fred Meyer Bylaws, in order for a stockholder proposal to be eligible to be considered at the Fred Meyer 1999 Annual Meeting of Stockholders (if held), written notice must be given to Fred Meyer's Corporate Secretary not later than April 23, 1999 (i.e., no less than 60 days before the anniversary date of the immediately preceding annual meeting of shareholders) but not prior to March 24, 1999 (i.e., no more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders). Any stockholder proposals included in Fred Meyer's proxy solicitation materials for its 1999 annual meeting or otherwise to be considered at such meeting shall be subject to the requirements of the Fred Meyer Bylaws and the proxy rules promulgated under the Exchange Act. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals."

                      WHERE YOU CAN FIND MORE INFORMATION

     Kroger has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to Fred Meyer Stockholders of the shares of Kroger Common Stock to be issued in connection with the Merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Kroger and Fred Meyer. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Joint Proxy Statement/Prospectus.

     In addition, Kroger and Fred Meyer file reports, proxy statements and other information with the Commission under the Exchange Act. Please call the Commission at 1-800-SEC- 0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the
Commission:

Public Reference Room          New York Regional Office         Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center             Citicorp Center
Room 1024                      Suite 1300                       500 West Madison Street
Washington, D.C. 20549         New York, New York 10048         Suite 1400
                                                                Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Kroger and Fred Meyer, who file electronically with the Commission. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Kroger and Fred Meyer at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Commission allows Kroger and Fred Meyer to "incorporate by reference" information into this Joint Proxy Statement/Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Joint Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this document.

     This Joint Proxy Statement/Prospectus incorporates by reference the documents listed below that Kroger and Fred Meyer have previously filed with the Commission. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

                                                               DESCRIPTION OR
 KROGER COMMISSION FILINGS (FILE NO. 1-303)                  PERIOD/AS OF DATE
 ------------------------------------------     --------------------------------------------
Annual Report on Form 10-K                      Year ended December 27, 1997 (as amended on
                                                April 27, 1998)
Quarterly Reports on Form 10-Q                  Quarters ended March 21, 1998 and June 13,
Current Reports on Form 8-K                     1998 January 22, 1998; February 25, 1998;
                                                April 15, 1998; May 6, 1998; May 11, 1998;
                                                June 26, 1998, July 15, 1998, October 20,
                                                1998 and October 22, 1998

Registration Statement on Form 8-A/A, dated     Description of preferred share purchase
April 4, 1997 as amended on Form 8-A/A,         rights.
dated October 18, 1998

FRED MEYER COMMISSION FILINGS (FILE NO. 1-13339)
------------------------------------------------

Annual Report on Form 10-K Quarterly Reports on     Year ended January 31, 1998
Form 10-Q                                           Quarters ended May 23, 1998 (as amended on
                                                    July 28, 1998) and August 15, 1998

Current Reports on Form 8-K                         February 13, 1998; February 20, 1998:
                                                    February 27, 1998; March 4, 1998; March 9,
                                                    1998 (as amended on May 15, 1998 and
                                                    November 5, 1998); March 12, 1998; June 18,
                                                    1998; June 30, 1998, July 8, 1998 and
                                                    October 18, 1998.

FOOD 4 LESS COMMISSION FILINGS (FILE NO. 33-88894)
--------------------------------------------------
Annual Report on Form 10-K                         Year ended February 1, 1998

     Kroger and Fred Meyer incorporate by reference additional documents that either company may file with the Commission between the date of this Joint Proxy Statement/Prospectus and the dates of the Kroger Special Meeting and the Fred Meyer Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through Kroger or Fred Meyer, as the case may be, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement/Prospectus. You can obtain documents incorporated by reference in this Joint Proxy Statement/ Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

The Kroger Co.                             Fred Meyer, Inc.
Investor Relations                         Investor/Public Relations
1014 Vine Street                           3800 SE 22nd Avenue
Cincinnati, Ohio 45202                     Portland, Oregon 97202
(513) 762-4808                             (503) 232-8844

     If you would like to request documents, please do so by December [ ], 1998 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this Joint Proxy Statement/Prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Joint Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Joint Proxy Statement/Prospectus does not extend to you.

     The information contained in this Joint Proxy Statement/Prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this Joint Proxy Statement/Prospectus about Kroger has been supplied by Kroger, and information about Fred Meyer has been supplied by Fred Meyer.

                             INDEX OF DEFINED TERMS

7.375% Notes.............................   33
7.45% Notes..............................   33
Acquiring Person.........................   78
Acquisition Proposal.....................   51
Additional Fred Meyer Termination Fee....   55
Additional Kroger Termination Fee........   56
Amendments...............................   46
Antitrust Division.......................   45
Average Exchange Ratios..................   34
Cap......................................   53
Chapter 1704.............................   85
Chapter 1704 Transactions................   85
Charitable Contribution..................   51
Chase....................................   33
Closing..................................   52
Code.....................................   32
Commission...............................   49
Commitment Letter........................   33
Consideration............................   26
Control Share Acquisition................   86
Control Share Acquisition Act............   86
Court....................................   57
CSI......................................   33
D&O Insurance............................   53
DGCL.....................................   48
Dillon...................................   25
Dillon Supermarkets......................   25
Directors' Plan..........................   66
Dissenting Kroger Shares.................   57
Distribution Date........................   78
DLJ......................................   27
DLJ and Salomon Selected Companies.......   40
DLJ and Salomon Selected Transactions....   41
DLJ Engagement Letter....................   37
DLJ Opinion..............................   36
EBIT.....................................   36
EBITDA...................................   34
Effective Time...........................   22
EPS......................................   34
Exchange Act.............................   84
Exchange Agent...........................   48
Exchange Ratio...........................   22
Existing Credit Facilities...............   46
Existing Fred Meyer Credit Facilities....   46
Existing Kroger Credit Facilities........   46
Facilities...............................   46
fair cash value..........................   57
Fair Price Provision.....................   86
Food 4 Less..............................   25
Fred Meyer...............................   22
Fred Meyer Board of Directors............   22
Fred Meyer Business Combination
  Proposal...............................   55
Fred Meyer Bylaws........................   50
Fred Meyer Certificate...................   50
Fred Meyer Common Stock..................   22
Fred Meyer Exercise Termination Event....   59
Fred Meyer Holder........................   59
Fred Meyer Liquidation Amounts...........   60
Fred Meyer Market/Offer Price............   60
Fred Meyer Material Adverse Effect.......   54
Fred Meyer Option........................   59
Fred Meyer Owner.........................   60
Fred Meyer Record Date...................   22
Fred Meyer Special Meeting...............   22
Fred Meyer Stock Certificate.............   48
Fred Meyer Stock Option Agreement........   59
Fred Meyer Total Profit..................   63
Fred Meyer Triggering Event..............   59
FTC......................................   45
Goldman Sachs............................   26
Goldman Sachs Engagement Letter..........   34
Goldman Sachs Opinion....................   32
Goldman Sachs Selected Companies.........   34
Goldman Selected Transactions............   35
HSR Act..................................   45
IBES.....................................   35
Initial Fred Meyer Termination Fee.......   55
Initial Kroger Termination Fee...........   55
Kroger...................................   22
Kroger Articles..........................   51
Kroger Board of Directors................   22
Kroger Business Combination Proposal.....   56
Kroger Common Stock......................   22
Kroger Dissenting Shareholder............   57
Kroger Exercise Termination Event........   61
Kroger Holder............................   62
Kroger Liquidation Amounts...............   63
Kroger Market/Offer Price................   62
Kroger Material Adverse Effect...........   52
Kroger Option............................   61
Kroger Owner.............................   62
Kroger Preferred Shares..................   78
Kroger Record Date.......................   22
Kroger Regulations (Bylaws)..............   51
Kroger Special Meeting...................   22
Kroger Stock Certificates................   48
Kroger Stock Option Agreement............   61
Kroger Total Profit......................   61
Kroger Triggering Event..................   61
Kroger Welfare Benefit Plan..............   53
LTM......................................   35
Merger...................................   22

Merger Agreement.........................   22
Merger Right.............................   79
Merger Sub...............................   22
Miller Employment Agreement..............   42
Miller Voting Agreement..................   63
New Fred Meyer Options...................   50
NYSE.....................................   23
OGCL.....................................   57
Operating Lease Facility.................   46
Opinion Fee..............................   34
QFC......................................   25
Ralphs...................................   25
Ralphs/Food 4 Less.......................   25
Redemption Price.........................   79
Registration Statement...................   54
Representative...........................   51
Rights...................................   22
Rights Agreement.........................   22
Rights Certificates......................   79
Rights Purchase Price....................   78
Salomon..................................   27
Salomon Engagement Letter................   39
Salomon Opinion..........................   38
Securities Act...........................   46
Series A Preferred Shares................   78
Smith's..................................   25
Special Meetings.........................   22
Stock Acquisition Date...................   78
Stock Option Agreements..................   27
Subject Shares...........................   64
Subscription Right.......................   79
Synergies................................   33
Voting Agreements........................   28
Yucaipa..................................   28
Yucaipa Stockholders.....................   63
Yucaipa Voting Agreement.................   63

                                                                      APPENDIX A
                                                                  CONFORMED COPY

                           AGREEMENT AND PLAN OF MERGER
                                    DATED AS OF
                                 OCTOBER 18, 1998
                                  BY AND BETWEEN
                                 THE KROGER CO. ,
                              JOBSITE HOLDINGS, INC.
                                        AND
                                 FRED MEYER, INC.

                                                                      APPENDIX A
                                                                  CONFORMED COPY

                                 TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I...................................................   A-1
       Section 1.1 The Merger...............................   A-1
       Section 1.2 The Closing; Effective Time..............   A-2
       Section 1.3 Subsequent Actions.......................   A-2
       Section 1.4 Certificate of Incorporation; Bylaws;
        Directors and Officers of the Surviving
        Corporation.........................................   A-2
ARTICLE II..................................................   A-2
       Section 2.1 Treatment of Capital Stock...............   A-2
       Section 2.2 Conversion of Common Stock...............   A-2
       Section 2.3 Cancellation of Excluded Shares..........   A-3
       Section 2.4 Conversion of Common Stock of Jobsite
        Holdings............................................   A-3
       Section 2.5 Exchange Agent; Exchange Procedures......   A-3
       Section 2.6 Transfer Books...........................   A-4
       Section 2.7 Termination of Exchange Fund.............   A-4
       Section 2.8 Options to Purchase Fred Meyer Shares....   A-4
       Section 2.9 Warrants to Purchase Fred Meyer Shares...   A-5
       Section 2.10 Appraisal Rights........................   A-5
       Section 2.11 Certain Adjustments.....................   A-5
       Section 2.12 Restricted Stock........................   A-5
       Section 2.13 Assignment..............................   A-5
ARTICLE III.................................................   A-5
       Section 3.1 Organization and Qualification;
        Subsidiaries........................................   A-5
       Section 3.2 Certificate of Incorporation and
        Bylaws..............................................   A-6
       Section 3.3 Capitalization...........................   A-6
       Section 3.4 Power and Authority; Authorization; Valid
        & Binding...........................................   A-7
       Section 3.5 No Conflict; Required Filings and
        Consents............................................   A-7
       Section 3.6 SEC Reports; Financial Statements........   A-8
       Section 3.7 Absence of Certain Changes...............   A-8
       Section 3.8 Litigation and Liabilities...............   A-9
       Section 3.9 No Violation of Law; Permits.............   A-9
       Section 3.10 Employee Matters; ERISA.................   A-9
       Section 3.11 Labor Matters...........................  A-11
       Section 3.12 Environmental Matters...................  A-11
       Section 3.13 Board Action; Vote Required.............  A-12
       Section 3.14 Opinion of Financial Advisor............  A-12
       Section 3.15 Brokers.................................  A-12
       Section 3.16 Tax Matters.............................  A-13
       Section 3.17 Intellectual Property...................  A-13
       Section 3.18 Insurance...............................  A-14
       Section 3.19 Contracts and Commitments...............  A-14
       Section 3.20 Accounting and Tax Matters..............  A-14
       Section 3.21 Ownership of Shares of Kroger...........  A-14
       Section 3.22 Year 2000 Compliance....................  A-15

                                                              PAGE
                                                              ----
ARTICLE IV..................................................  A-15
       Section 4.1 Organization and Qualification;
        Subsidiaries........................................  A-15
       Section 4.2 Articles of Incorporation and
        Regulations.........................................  A-15
       Section 4.3 Capitalization...........................  A-15
       Section 4.4 Power and Authority; Authorization; Valid
        & Binding...........................................  A-16
       Section 4.5 No Conflict; Required Filings and
        Consents............................................  A-16
       Section 4.6 SEC Reports; Financial Statements........  A-17
       Section 4.7 Absence of Certain Changes...............  A-18
       Section 4.8 Litigation and Liabilities...............  A-18
       Section 4.9 No Violation of Law; Permits.............  A-18
       Section 4.10 Employee Matters; ERISA.................  A-19
       Section 4.11 Labor Matters...........................  A-20
       Section 4.12 Environmental Matters...................  A-20
       Section 4.13 Board Action; Vote Required.............  A-21
       Section 4.14 Opinion of Financial Advisor............  A-21
       Section 4.15 Brokers.................................  A-21
       Section 4.16 Tax Matters.............................  A-21
       Section 4.17 Intellectual Property...................  A-22
       Section 4.18 Insurance...............................  A-22
       Section 4.19 Contracts and Commitments...............  A-22
       Section 4.20 Accounting and Tax Matters..............  A-23
       Section 4.21 Ownership of Shares of Fred Meyer.......  A-23
       Section 4.22 Rights Agreement........................  A-23
       Section 4.23 Year 2000 Compliance....................  A-23
ARTICLE V...................................................  A-23
       Section 5.1 Interim Operations of Fred Meyer.........  A-23
       Section 5.2 Interim Operations of Kroger.............  A-25
       Section 5.3 No Solicitation by Fred Meyer............  A-26
       Section 5.4 No Solicitation by Kroger................  A-27
       Section 5.5 Charitable Contribution..................  A-28
ARTICLE VI..................................................  A-28
       Section 6.1 Meetings of Stockholders.................  A-28
       Section 6.2 Filings Best Efforts.....................  A-29
       Section 6.3 Publicity................................  A-30
       Section 6.4 Registration Statement...................  A-30
       Section 6.5 Authorized Shares; Listing Application...  A-30
       Section 6.6 Further Action...........................  A-31
       Section 6.7 Expenses.................................  A-31
       Section 6.8 Notification of Certain Matters..........  A-31
       Section 6.9 Access to Information....................  A-31
       Section 6.10 Review of Information...................  A-32
       Section 6.11 Indemnification; Directors' and
        Officers' Insurance.................................  A-32
       Section 6.12 Employee Benefit Plans..................  A-32
       Section 6.13 Kroger Board of Directors and
        Officers............................................  A-33
       Section 6.14 Affiliates..............................  A-34
       Section 6.15 Pooling-of-Interests....................  A-34
       Section 6.16 Tax-Free Reorganization.................  A-34
       Section 6.17 Accountant's Comfort Letters............  A-34
       Section 6.18 Accountant's Pooling Letters............  A-34

                                                              PAGE
                                                              ----
ARTICLE VII.................................................  A-35
       Section 7.1 Conditions to Obligations of the Parties
        to Consummate the Merger............................  A-35
       Section 7.2 Additional Conditions to Obligations of
        Kroger and Jobsite Holdings.........................  A-35
       Section 7.3 Additional Conditions to Obligations of
        Fred Meyer..........................................  A-36
ARTICLE VIII................................................  A-36
       Section 8.1 Termination..............................  A-36
       Section 8.2 Effect of Termination and Abandonment....  A-37
       Section 8.3 Amendment................................  A-38
ARTICLE IX..................................................  A-38
       Section 9.1 Non-Survival of Representations,
        Warranties and Agreements...........................  A-38
       Section 9.2 Notices..................................  A-38
       Section 9.3 Certain Definitions; Interpretation......  A-39
       Section 9.4 Headings.................................  A-40
       Section 9.5 Severability.............................  A-40
       Section 9.6 Entire Agreement; No Third-Party
        Beneficiaries.......................................  A-40
       Section 9.7 Assignment...............................  A-40
       Section 9.8 Governing Law............................  A-40
       Section 9.9 Counterparts.............................  A-41
Exhibits
       Exhibit A          Certificate of Incorporation of
        Surviving Corporation
       Exhibit B          Affiliate Letters
       Exhibit C          Pooling Letters

                             INDEX OF DEFINED TERMS

                        DEFINED TERM                               SECTION
                        ------------                               -------
Additional Fred Meyer Termination Fee.......................         8.2(b)(i)
Additional Kroger Termination Fee...........................        8.2(b)(ii)
affiliate...................................................         9.3(a)(v)
Agreement...................................................          preamble
Closing.....................................................            1.2(a)
Closing Date................................................            1.2(a)
Code........................................................          recitals
Confidentiality Agreement...................................            6.9(b)
Consents....................................................            7.2(d)
control.....................................................        9.3(a)(vi)
Current Premium.............................................           6.11(b)
D&O Insurance...............................................           6.11(b)
Deloitte....................................................              6.18
DGCL........................................................               1.1
Effective Time..............................................            1.2(b)
Environmental Claim.........................................              3.12
Environmental Laws..........................................              3.12
Environmental Permits.......................................              3.12
ERISA.......................................................       9.3(a)(vii)
Exchange Act................................................            3.5(b)
Exchange Agent..............................................            2.5(a)
Exchange Fund...............................................            2.5(a)
Exchange Ratio..............................................            2.2(a)
Excluded Shares.............................................            2.2(a)
Fees and Expenses...........................................            8.2(c)
Filings.....................................................            7.2(d)
Form S-4....................................................               6.4
Fred Meyer..................................................          preamble
Fred Meyer Acquisition Proposal.............................            5.3(c)
Fred Meyer Acquisition Transaction..........................            5.3(c)
Fred Meyer Benefit Plan.....................................           3.10(a)
Fred Meyer Business Combination Proposal....................         8.2(b)(i)
Fred Meyer Capital Stock Disclosure Date....................            3.3(a)
Fred Meyer Certificate of Incorporation.....................       3.2. 1.4(a)
Fred Meyer Common Stock.....................................          recitals
Fred Meyer Contracts........................................              3.19
Fred Meyer Disclosure Letter................................       Article III
Fred Meyer Employee.........................................           3.10(b)
Fred Meyer Employees........................................           3.10(b)
Fred Meyer Equity Rights....................................            3.3(a)
Fred Meyer ERISA Affiliate..................................           3.10(d)
Fred Meyer Material Adverse Effect..........................         9.3(a)(i)
Fred Meyer Multiemployer Plan...............................           3.10(a)
Fred Meyer Options..........................................            2.8(a)
Fred Meyer Pension Plan.....................................           3.10(c)
Fred Meyer Preferred Stock..................................            3.3(a)
Fred Meyer SEC Reports......................................            3.6(a)
Fred Meyer Shares...........................................          recitals
Fred Meyer Stock Option Agreement...........................          recitals
GAAP........................................................          recitals
Governmental Entity.........................................            3.5(b)
Hazardous Materials.........................................              3.12
HSR Act.....................................................            3.5(b)

                        DEFINED TERM                               SECTION
                        ------------                               -------
Indemnified Parties.........................................           6.11(a)
Initial Fred Meyer Termination Fee..........................         8.2(b)(i)
Initial Kroger Termination Fee..............................        8.2(b)(ii)
Jobsite Holdings............................................          preamble
knowledge...................................................      9.3(a)(viii)
Kroger......................................................          preamble
Kroger Acquisition Proposal.................................            5.4(c)
Kroger Acquisition Transaction..............................            5.4(c)
Kroger Articles of Incorporation............................        Article IV
Kroger Benefit Plan.........................................           4.10(a)
Kroger Business Combination Proposal........................        8.2(b)(ii)
Kroger Capital Stock Disclosure Date........................            4.3(a)
Kroger Common Stock.........................................          recitals
Kroger Contracts............................................              4.19
Kroger Disclosure Letter....................................        Article IV
Kroger Employee.............................................           4.10(b)
Kroger Employees............................................           4.10(b)
Kroger Equity Rights........................................            4.3(a)
Kroger ERISA Affiliate......................................           4.10(d)
Kroger Material Adverse Effect..............................        9.3(a)(ii)
Kroger Multiemployer Plan...................................           4.10(a)
Kroger Pension Plan.........................................           4.10(c)
Kroger Preferred Stock......................................            4.3(a)
Kroger Right................................................            2.2(a)
Kroger Rights...............................................              4.22
Kroger Rights Agreement.....................................      4.22. 2.2(a)
Kroger SEC Reports..........................................            4.6(a)
Kroger Shares...............................................          recitals
Kroger Stock Option Agreement...............................          recitals
Merger......................................................          recitals
Merger Sub..................................................          preamble
New Fred Meyer Options......................................            2.8(a)
NYSE........................................................               4.4
OGCL........................................................              2.10
Parties.....................................................          preamble
Party.......................................................          preamble
Pension Plan................................................           3.10(c)
Person......................................................        9.3(a)(ix)
Proxy Statement/Prospectus..................................               6.4
PwC.........................................................              6.18
Release.....................................................              3.12
Representative..............................................            5.3(b)
SEC.........................................................          recitals
Securities Act..............................................            3.5(b)
Significant Subsidiary......................................         9.3(a)(x)
Stock Option Agreements.....................................          recitals
Subsidiary..................................................        9.3(a)(xi)
Surviving Corporation.......................................               1.1
Tax.........................................................              3.16
Tax Return..................................................              3.16
Taxable.....................................................              3.16
Taxes.......................................................              3.16
Termination Date............................................            8.1(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 18, 1998 (this "Agreement"), by and among The Kroger Co. ("Kroger"), an Ohio corporation, Jobsite Holdings, Inc. ("Jobsite Holdings" or "Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Kroger, and Fred Meyer, Inc. ("Fred Meyer"), a Delaware corporation. Kroger and Fred Meyer are sometimes referred to herein, individually, as a "Party," and together, as the "Parties."

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Kroger, Jobsite Holdings and Fred Meyer have each determined that the merger of Jobsite Holdings with and into Fred Meyer (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective corporations and stockholders and have approved the Merger;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

     WHEREAS, it is intended that, for accounting purposes, the Merger will be accounted for as a pooling-of-interests under United States generally accepted accounting principles ("GAAP") and applicable rules and regulations of the Securities and Exchange Commission (the "SEC").

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Kroger's willingness to enter into this Agreement, Kroger and Fred Meyer have executed and delivered a Stock Option Agreement, dated as of the date hereof (the "Fred Meyer Stock Option Agreement"), pursuant to which Fred Meyer is granting to Kroger an option to purchase, under certain circumstances, up to a number of shares of common stock, par value $.01 per share, of Fred Meyer (the "Fred Meyer Common Stock" or "Fred Meyer Shares") equal to 19.9% of the outstanding shares of Fred Meyer Common Stock with an exercise price of $44.125 per share.

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Fred Meyer's willingness to enter into this Agreement, Fred Meyer and Kroger have executed and delivered a Stock Option Agreement, dated as of the date hereof (the "Kroger Stock Option Agreement" and together with the Fred Meyer Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Kroger is granting to Fred Meyer an option to purchase, under certain circumstances, up to a number of shares of common stock, par value $1.00 per share, of Kroger, together with the associated preferred stock purchase rights (the "Kroger Common Stock" or "Kroger Shares") equal to 19.9% of the outstanding shares of Kroger Common Stock with an exercise price of $50.00 per share.

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Kroger's willingness to enter into this Agreement, Kroger and certain stockholders of Fred Meyer have executed and delivered Voting Agreements, dated as of this date.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows (certain capitalized terms used herein are defined in Section 9.3):

                                   ARTICLE I

     Section 1.1 The Merger. At the Effective Time (as defined) and subject to and upon the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Jobsite Holdings shall be merged with and into Fred Meyer and the separate corporate existence of Jobsite Holdings shall cease. Fred Meyer shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger, and as of the Effective Time shall be a wholly-owned subsidiary of Kroger. The Merger shall have the effects specified in Section 259(a) of the DGCL.

     Section 1.2 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, 10004, at 10:00 A.M. local time, on the second business day following the date on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as Kroger and Fred Meyer shall agree (the date of the Closing, the "Closing Date").

     (b) On the Closing Date, Kroger, Fred Meyer and Jobsite Holdings shall cause a certificate of merger in respect of the Merger to be properly executed and filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the DGCL. The Merger shall become effective at such time at which the certificate of merger shall be duly filed with Secretary of State of Delaware or at such later time reflected in the certificate of merger as shall be agreed by Kroger and Fred Meyer (the time that the Merger becomes effective, the "Effective Time").

     Section 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation (as defined) or otherwise to carry out the intent of this Agreement.

     Section 1.4 Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Kroger and Fred Meyer prior to the Closing, at the Effective Time:

          (a) The certificate of incorporation attached hereto as Exhibit A shall be at and after the Effective Time (until amended as provided by law and by that certificate of incorporation) the certificate of incorporation of the Surviving Corporation.

          (b) The bylaws of Jobsite Holdings as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation, as applicable) the bylaws of the Surviving Corporation;

          (c) The officers of Fred Meyer immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

          (d) The directors of Jobsite Holdings immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE II

     Section 2.1 Treatment of Capital Stock. The manner and basis of converting the shares of common stock of Fred Meyer and Jobsite Holdings, by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Article II.

     Section 2.2 Conversion of Common Stock. (a) Each share of Fred Meyer Common Stock issued and outstanding immediately prior to the Effective Time (excluding those held in the treasury of Fred Meyer, by any of its Subsidiaries (as defined) or by Kroger or any of its Subsidiaries (collectively, the "Excluded Shares")), and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder, forthwith cease to exist and be converted into the right to receive one (1) (the "Exchange Ratio") validly issued, fully paid and nonassessable share of Kroger Common Stock. Holders of Shares of Fred Meyer Common Stock shall also have the right to receive together with each share of Kroger Common Stock issued at the Effective Time, one associated right (an "Kroger Right") in accordance with the Rights Agreement, dated as of April 4, 1997, between Kroger and the Bank of New York, as Rights Agent (the "Kroger Rights Agreement"). Reference to the shares of Kroger Common Stock issuable at the Effective Time shall be deemed to include the associated Kroger Rights.

     (b) Except as otherwise provided, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Fred Meyer Common Stock shall evidence the right to receive shares of Kroger Common Stock on the basis set forth in paragraph (a) above.

     Section 2.3 Cancellation of Excluded Shares. At the Effective Time, each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be canceled and retired, and no shares of stock or other securities of Kroger or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made or paid in respect of the Excluded Share.

     Section 2.4 Conversion of Common Stock of Jobsite Holdings. At the Effective Time, each share of common stock of Jobsite Holdings issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Kroger, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.5 Exchange Agent; Exchange Procedures. (a) Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, Kroger shall appoint Bank of New York, or such other exchange agent selected by Kroger that is reasonably acceptable to Fred Meyer (the "Exchange Agent"), to effect the exchange of Fred Meyer Shares for shares of Kroger Common Stock in accordance with the provisions of this Article II. As soon as reasonably practicable following the Effective Time, Kroger shall deposit, or cause to be deposited, with the Exchange Agent certificates representing the shares of Kroger Common Stock to be issued in the Merger, and the amount of any dividends or distributions in accordance with Section 2.5(b) (the "Exchange Fund").

     (b) As soon as reasonably practicable after the Effective Time, Kroger shall instruct the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented Fred Meyer Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery to the Exchange Agent and shall be in such form and have such other provisions as Kroger shall reasonably specify) and (ii) instructions for use in effecting the surrender of certificates which immediately prior to the Effective Time represented Fred Meyer Shares for certificates representing shares of Kroger Common Stock. Commencing immediately after the Effective Time, upon the surrender to the Exchange Agent of such certificate or certificates representing Fred Meyer Shares, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Exchange Agent to be delivered in connection therewith, the holder shall be entitled to receive a certificate or certificates representing the number of whole shares of Kroger Common Stock into which the shares of Fred Meyer Common Stock which immediately prior to the Effective Time were represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.2. Unless and until any certificate or certificates which immediately prior to the Effective Time represented shares of Fred Meyer Common Stock are so surrendered, no dividend or other distribution, if any, payable to the holders of record of shares of Kroger Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate or certificates. Except as otherwise provided, upon the surrender of any certificate or certificates which immediately prior to the Effective Time represented Fred Meyer Shares, the record holder of the certificate or certificates representing shares of Kroger Common Stock issued in exchange therefor shall be entitled to receive (i) at the time of surrender, the amount of any dividends or other distributions (net of any applicable tax withholdings) having a record date after the Effective Time and a payment date prior to the

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surrender date, payable in respect of such shares of Kroger Common Stock and
(ii) at the appropriate payment date, the amount of dividends or other distributions (net of any applicable tax withholdings) having a record date after the Effective Time and a payment date subsequent to the date of such surrender, payable in respect of such shares of Kroger Common Stock. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

     (c) Notwithstanding anything in this Agreement to the contrary, certificates surrendered for exchange by any "affiliate" (as defined) of Fred Meyer shall not be exchanged for shares of Kroger Common Stock until Kroger shall have received a signed agreement from the "affiliate" as provided in
Section 6.14.

     Section 2.6 Transfer Books. The stock transfer books of Fred Meyer shall be closed at the Effective Time and no transfer of any Fred Meyer Shares will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any Fred Meyer Shares that is not registered in the stock transfer records of Fred Meyer at the Effective Time, a certificate or certificates representing the number of full shares of Kroger Common Stock into which such Fred Meyer Shares shall have been converted in the Merger shall be issued to the transferee together with a cash payment in accordance with Section 2.5(b) of dividends or distributions, if any, only if the certificate or certificates which immediately prior to the Effective Time represented such Fred Meyer Shares are surrendered as provided in Section 2.5, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer taxes.

     Section 2.7 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed one year after the Effective Time shall be delivered to Kroger upon demand, and each holder of Fred Meyer Shares who had not theretofore surrendered certificates or certificates which immediately prior to the Effective Time represented Fred Meyer Shares in accordance with the provisions of this Article II shall thereafter look only to Kroger for satisfaction of such holder's claims for shares of Kroger Common Stock and any dividends or distributions payable in accordance with Section 2.5(b). Notwithstanding the foregoing, none of Kroger, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Fred Meyer Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.8 Options to Purchase Fred Meyer Shares. (a) Prior to the Effective Time, Fred Meyer shall take all action reasonably necessary with respect to each of the Fred Meyer Benefit Plans (as defined) pursuant to which options to purchase Fred Meyer Shares (the "Fred Meyer Options") will be outstanding immediately prior to the Effective Time such that as of and after the Effective Time each Fred Meyer Option shall entitle the holder to purchase that number of shares of Kroger Common Stock as is equal to the product of (x) the number of shares of Fred Meyer Common Stock subject to the option immediately prior to the Effective Time and (y) the Exchange Ratio; and the exercise price per share of Kroger Common Stock subject to such option shall be equal to (x) the exercise price per share of Fred Meyer Common Stock immediately prior to the Effective Time divided by (y) the Exchange Ratio. Except as required by the terms of such Fred Meyer Option, (i) Fred Meyer shall take no action to cause any Fred Meyer Option which pursuant to its terms as in effect as of this date would not become vested or exercisable by reason of the transactions contemplated by this Agreement to become vested or exercisable in connection herewith, and (ii) nothing contained in this Agreement shall be interpreted as causing any such Fred Meyer Option to become vested or exercisable.

     (b) Notwithstanding the foregoing, the exercise price shall be rounded, if necessary, to the nearest one one-hundredth of a cent. Other than as provided in paragraph (a) above and in the prior sentence of this paragraph (b), as of and after the Effective Time, each Fred Meyer Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time, but giving effect to the Merger (it being understood that all Fred Meyer Options exercisable at the same price and granted on the same date shall be aggregated for this purpose).

     (c) As soon as practicable after the Effective Time, Kroger shall deliver to each holder of Fred Meyer Options a notice stating the number of shares of Kroger Common Stock then covered by such Fred Meyer Options, the exercise price per share for each such share of Kroger Common Stock and an acknowledgment that, except for the conversion of the Fred Meyer Options into options to purchase shares of Kroger Common Stock as described in such notice, the provisions of the Fred Meyer Benefit Plans pursuant to which such Fred Meyer

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

Options were originally granted and the agreements evidencing the grants of such Fred Meyer Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8 after giving effect to the Merger and the terms of the relevant Fred Meyer Benefit Plan).

     (d) Kroger shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Kroger Common Stock for delivery upon exercise of all of the Fred Meyer Options in accordance with this Section 2.8. As soon as practicable after the Effective Time, Kroger shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Kroger Common Stock subject to the Fred Meyer Options and shall use all reasonable efforts to maintain the effectiveness of this registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Fred Meyer Options remain outstanding.

     Section 2.9 Warrants to Purchase Fred Meyer Shares. At the Effective Time, Kroger will execute a supplemental warrant agreement as required by Section 9(l) of that certain Warrant Agreement, dated May 23, 1996, among Smith's Food & Drug Centers, Inc. and The Yucaipa Companies, as supplemented by the Supplemental Warrant Agreement, dated as of September 9, 1997.

     Section 2.10 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Fred Meyer Shares in connection with the Merger. Appraisal rights shall be available to holders of Kroger in connection with the Merger in accordance with Sections 1701.84(D) and 1701.85 of the Ohio General Corporation Law (the "OGCL").

     Section 2.11 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Fred Meyer Common Stock or Kroger Common Stock shall be changed into a different number of shares by reason of any stock split, combination of shares, or any dividend payable in stock shall be declared thereon with a record date within such period, the Exchange Ratio shall be appropriately adjusted and provisions shall be made for appropriate payments in lieu of the issuance of fractional shares of Kroger Common Stock in order to provide the holders of Fred Meyer Shares the same economic effect as contemplated by this Agreement prior to such event.

     Section 2.12 Restricted Stock. At the Effective Time, any shares of Fred Meyer Common Stock awarded pursuant to any plan, arrangement or transaction and outstanding immediately prior to the Effective Time shall be converted into shares of Kroger Common Stock in accordance with Section 2.2, subject to the same terms, conditions and restrictions as in effect immediately prior to the Effective Time, except to the extent that these terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby.

     Section 2.13 Assignment. Notwithstanding anything in this Agreement to the contrary, Kroger may, in its sole discretion, restructure the Merger so as to substitute Kroger for Jobsite Holdings as one of the constituent corporations in the Merger and so that Fred Meyer shall merge with and into Kroger with Kroger continuing as the surviving corporation in the Merger, provided that such restructuring could not reasonably be expected to interfere with or delay (in any material respect) the consummation of the Merger by reason of any Consent relating to Kroger that would not have been required to have been obtained by Kroger had the Merger not been so restructured. In the event of such restructuring, the Parties shall promptly enter into any amendment to this Agreement necessary or desirable to provide for such restructuring.

                                  ARTICLE III

     Except as set forth in the corresponding sections or subsections of the disclosure letter, dated this date, delivered by Fred Meyer to Kroger (the "Fred Meyer Disclosure Letter"), Fred Meyer hereby represents and warrants to Kroger and Jobsite Holdings as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. (a) Fred Meyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of Fred Meyer is a corporation or other business entity duly organized, validly existing and in good standing under the

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

laws of its jurisdiction of incorporation or organization, and each of Fred Meyer and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect (as defined).

     (b) All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of Fred Meyer have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by Fred Meyer, free and clear of all pledges and security interests. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from Fred Meyer or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of Fred Meyer. The Fred Meyer Disclosure Letter lists the name and jurisdiction of incorporation or organization of each Subsidiary of Fred Meyer.

     (c) Except for interests in its Subsidiaries, neither Fred Meyer nor any of its Subsidiaries owns directly or indirectly any equity interest in any Person or has any obligation or made any commitment to acquire any such interest or make any such investment.

     Section 3.2 Certificate of Incorporation and Bylaws. Fred Meyer has furnished, or otherwise made available, to Kroger a complete and correct copy of its Certificate of Incorporation (the "Fred Meyer Certificate of Incorporation") and its bylaws, as amended to the date of this Agreement. The Fred Meyer Certificate of Incorporation and the bylaws of Fred Meyer are in full force and effect. Fred Meyer is not in violation of any of the provisions of the Fred Meyer Certificate of Incorporation or its bylaws.

     Section 3.3 Capitalization. (a) The authorized capital stock of Fred Meyer consists of 400,000,000 shares of Fred Meyer Common Stock and 100,000,000 shares of Preferred Stock, par value $.01 per share (the "Fred Meyer Preferred Stock"). At the close of business on October 15, 1998 (the "Fred Meyer Capital Stock Disclosure Date"), (i) 154,772,188 shares of Fred Meyer Common Stock, and no shares of Fred Meyer Preferred Stock, were issued and outstanding and (ii) no shares of Fred Meyer Common Stock or Fred Meyer Preferred Stock, were held by Fred Meyer in its treasury. The Fred Meyer Disclosure Letter lists the number of shares of Fred Meyer Common Stock and Fred Meyer Preferred Stock reserved for issuance as of the Fred Meyer Capital Stock Disclosure Date under each of the Fred Meyer Benefit Plans (as defined) or otherwise. Since the Fred Meyer Capital Stock Disclosure Date until the date of this Agreement, no shares of Fred Meyer Common Stock or Fred Meyer Preferred Stock have been issued or reserved for issuance, except in respect of the exercise, conversion or exchange of Fred Meyer Equity Rights (as defined) outstanding as of the Fred Meyer Capital Stock Disclosure Date and in connection with the Fred Meyer Stock Option Agreement. For purposes of this Agreement, "Fred Meyer Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Fred Meyer or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of Fred Meyer. The Fred Meyer Disclosure Letter sets forth the number and type of Fred Meyer Equity Rights (including the number and class of Fred Meyer's capital stock for or into which the Fred Meyer Equity Rights are exercisable, convertible or exchangeable and any Fred Meyer Benefit Plan pursuant to which such Fred Meyer Equity Rights were granted or issued) outstanding as of the Fred Meyer Capital Stock Disclosure Date. Other than (i) the Fred Meyer Equity Rights disclosed in the Fred Meyer Disclosure Letter; (ii) Fred Meyer Equity Rights granted pursuant to the Fred Meyer Stock Option Agreement and (iii) a warrant for 3,869,366 shares of Fred Meyer Common Stock, Fred Meyer does not have outstanding any Fred Meyer Equity Rights as of the date of this Agreement. Except as disclosed in the Fred Meyer SEC Reports (as defined), no stockholders of Fred Meyer are party to any voting agreement, voting trust or similar arrangement with respect to Fred Meyer Shares to which Fred Meyer or any Subsidiary of Fred Meyer is a Party.

     (b) There are no outstanding obligations of Fred Meyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Fred Meyer Common Stock or any Fred Meyer Equity Rights (except in connection with the exercise, conversion or exchange of outstanding Fred Meyer Equity Rights). All of the issued

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

and outstanding shares of Fred Meyer Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. No shares of Fred Meyer Common Stock have been repurchased by Fred Meyer or any of its Subsidiaries since October 1, 1996.

     Section 3.4 Power and Authority; Authorization; Valid & Binding. Fred Meyer has the necessary corporate power and authority to enter into and deliver this Agreement and the Stock Option Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, except that the Merger is subject to the adoption and approval of this Agreement and the Merger by Fred Meyer's stockholders as required by the DGCL. The execution and delivery of this Agreement and the Stock Option Agreements by Fred Meyer, the performance by it of its obligations hereunder and thereunder and the consummation by Fred Meyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Fred Meyer (other than with respect to the Merger and the adoption and approval of this Agreement and the Merger by its stockholders as required by the DGCL). This Agreement and the Stock Option Agreements have been duly executed and delivered by Fred Meyer and, assuming the due authorization, execution and delivery of this Agreement by Kroger and Merger Sub and the execution and delivery of the Stock Option Agreements by Kroger, each agreement constitutes a legal, valid and binding obligation of Fred Meyer enforceable against it in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Stock Option Agreements by Fred Meyer does not, and the performance by Fred Meyer of its obligations hereunder and thereunder and the consummation by Fred Meyer of the transactions contemplated hereby, and thereby will not, (i) violate or conflict with the Fred Meyer Certificate of Incorporation or the bylaws of Fred Meyer, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Fred Meyer or any of its Subsidiaries or by which any of their respective property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Fred Meyer or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, Fred Meyer or any of its Subsidiaries), require the consent of any other party to, or result in any obligation on the part of Fred Meyer or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Fred Meyer or any of its Subsidiaries is a party or by which Fred Meyer, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect.

     (b) Except for applicable requirements, if any, under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of a certificate of merger with respect to the Merger as required by the DGCL, filings with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any filings required pursuant to any state securities or "blue sky" laws, any filings required pursuant to any state liquor, gaming or pharmacy laws, any applicable requirements of any Environmental Laws (as defined) governing the transfer of any interest in real property or of business operations (including, without limitation, transfer acts, notifications and deed restrictions), the transfer of application requirements with respect to the environmental permits of Fred Meyer or its Subsidiaries, filings or other actions required pursuant to the rules and regulations of any stock exchange on which the Fred Meyer Shares are listed, and approval of stockholders under the DGCL or under the rules and regulations of the NYSE, neither Fred Meyer nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity (as herein defined) in connection with the execution, delivery, performance or consummation of this Agreement, the Stock Option Agreements or the Merger, except for such notices, reports or filings that, if not made, would not, individually or

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

in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity"), is required to be obtained by Fred Meyer or any of its Subsidiaries in connection with its execution, delivery, performance or consummation of this Agreement, the Stock Option Agreements or the transactions contemplated hereby and thereunder except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have, a Fred Meyer Material Adverse Effect.

     Section 3.6 SEC Reports; Financial Statements. (a) Fred Meyer and its predecessors have filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by them with the SEC since January 29, 1995, including any amendments or supplements (collectively, including any such forms, reports and documents filed after this date, the "Fred Meyer SEC Reports"), and, with respect to the Fred Meyer SEC Reports filed by Fred Meyer after the date hereof and prior to the Closing Date, will deliver or make available to Kroger all of its Fred Meyer SEC Reports in the form filed with the SEC. The Fred Meyer SEC Reports (i) were (and any Fred Meyer SEC Reports filed after this date will be) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any Fred Meyer SEC Reports filed after this date will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements, including all related notes and schedules, contained in the Fred Meyer SEC Reports (or incorporated therein by reference) fairly present in all material respects (or, with respect to financial statements contained in the Fred Meyer SEC Reports filed after this date, will fairly present in all material respects) the consolidated financial position of Fred Meyer and its consolidated subsidiaries as of the respective dates and the consolidated results of operations, retained earnings and cash flows of Fred Meyer and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes) and the rules and regulations of the SEC, except with respect to interim financial statements for normal year-end adjustments which were not or are not expected to be, as the case may be, individually or in the aggregate, material in amount and did not or will not, as the case may be, include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC.

     Section 3.7 Absence of Certain Changes. Except as disclosed in the Fred Meyer SEC Reports filed prior to this date, (a) since the end of Fred Meyer's fiscal year last ended, Fred Meyer and each of its Subsidiaries has conducted its business in all material respects in the ordinary and usual course of its business consistent with past practice and there has not been any change in the financial condition, business, prospects or results of operations of Fred Meyer and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Fred Meyer Material Adverse Effect and (b) since the end of Fred Meyer's fiscal year last ended until this date there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Fred Meyer; (ii) any change by Fred Meyer to its accounting policies, practices or methods; (iii) other than in the ordinary course of business consistent with past practice, any material tax election made or changed, any audit settled or any amended Tax Returns (as defined) filed; (iv) any amendment or change to the terms of any of its indebtedness material to Fred Meyer and its Subsidiaries taken as a whole; (v) any incurrence of any material indebtedness outside of the ordinary course of business; (vi) outside the ordinary course of business, any transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties material to Fred Meyer and its Subsidiaries taken as a whole; (vii) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Fred Meyer or its Subsidiaries material to Fred Meyer and its Subsidiaries taken as a whole, whether or not covered by insurance; (viii) except in the ordinary course of business consistent with past practice for employees other than executive officers or directors, or except as required by applicable law or pursuant to a contractual obligation in effect as of the date of this Agreement, (A) any execution, adoption or amendment of any agreement or arrangement relating to severance or any

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

employment or consulting agreement with any officer, director or other key employee, or any amendment to any Fred Meyer Benefit Plan or adoption or execution of any new employee benefit plan for the benefit of any officer, director or other key employee (including, without limitation, the Fred Meyer Benefit Plans referred to in Section 3.10) or (B) any grant of any stock options or other equity related award; or (ix) any agreement or commitment entered into with respect to any of the foregoing.

     Section 3.8 Litigation and Liabilities. (a) Except as disclosed in the Fred Meyer SEC Reports filed prior to this date, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings) or, to the knowledge of Fred Meyer, hearings or investigations, pending or, to the knowledge of Fred Meyer, threatened against Fred Meyer or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect.

     (b) Neither Fred Meyer nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) the existence of which would, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect except (i) liabilities described in the Fred Meyer SEC Reports filed with the SEC prior to the date hereof or reflected on Fred Meyer's consolidated balance sheet (and related notes thereto) as of the end of its most recently completed fiscal year filed in the Fred Meyer SEC Reports or (ii) liabilities permitted to be incurred pursuant to Section 5.1.

     Section 3.9 No Violation of Law; Permits. The business of Fred Meyer and each of its Subsidiaries is being conducted in accordance with all applicable statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and Fred Meyer and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect. Neither Fred Meyer nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business (whether the type of business, the location or otherwise) and which, individually or in the aggregate, would reasonably be expected to have a Fred Meyer Material Adverse Effect, nor to the knowledge of Fred Meyer, has Fred Meyer been advised in writing that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 3.10 Employee Matters; ERISA. (a) Set forth in the Fred Meyer Disclosure Letter is a complete list of each Fred Meyer Benefit Plan and each Fred Meyer Multiemployer Plan. The term "Fred Meyer Benefit Plan" shall mean (i) each plan, program, policy, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and (ii) each employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, in each case, with respect to which Fred Meyer or any Subsidiary of Fred Meyer has or may have any liability (accrued, contingent or otherwise). The term "Fred Meyer Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA in respect to which Fred Meyer or any Subsidiary of Fred Meyer has or may have any liability (accrued, contingent or otherwise).

     (b) Fred Meyer has used all commercially reasonable efforts to provide or make available to Kroger (i) current, accurate and complete copies of all documents embodying each Fred Meyer Benefit Plan, including all amendments, written interpretations (which could be regarded as increasing the liabilities of Fred Meyer) and all trust or funding arrangements with respect thereto; (ii) the most recent annual actuarial valuation, if any, prepared for each Fred Meyer Benefit Plan; (iii) the most recent annual report (Series 5500 and all schedules), if any, required under ERISA in connection with each Fred Meyer Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service, if any, for each Fred Meyer Benefit Plan and

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

related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if any Fred Meyer Benefit Plan is funded, the most recent annual and periodic accounting of such Fred Meyer Benefit Plan's assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Fred Meyer Benefit Plan; and (vii) all material communications to any one or more current, former or retired employee, officer, consultant, independent contractor, agent or director of Fred Meyer or any Subsidiary of Fred Meyer (each, a "Fred Meyer Employee" and collectively, the "Fred Meyer Employees") relating to each Fred Meyer Benefit Plan (which communication could be regarded as increasing the liabilities of Fred Meyer and its Subsidiaries taken as a whole under the relevant Fred Meyer Benefit Plan). The liabilities arising under those documents that Fred Meyer has been unable to produce, to the extent not reflected in Fred Meyer's financial statements, would not reasonably be expected to have a Fred Meyer Material Adverse Effect.

     (c) All Fred Meyer Benefit Plans have been administered in all respects in accordance with the terms thereof and all applicable laws except for violations which, individually or in the aggregate, would not reasonably be expected to have a Fred Meyer Material Adverse Effect. Each Fred Meyer Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code (each, an "Fred Meyer Pension Plan"), has received a favorable determination letter from the Internal Revenue Service, and Fred Meyer is not aware of any circumstances that would reasonably be expected to result in the revocation or denial of this qualified status. Except as otherwise set forth in the Fred Meyer Disclosure Letter or in the Fred Meyer SEC Reports filed prior to this date, there is no pending or, to Fred Meyer's knowledge, threatened, claim, litigation, proceeding, audit, examination or investigation relating to any Fred Meyer Benefit Plans or any Fred Meyer Employees that, individually or in the aggregate, would reasonably be expected to have a Fred Meyer Material Adverse Effect. With respect to the Voluntary Compliance Resolution filing with the Internal Revenue Service for the Ralph's Food 4 Less Employee Stock Ownership Plan, the Ralph's UFCW Employee Stock Ownership Plan and the Ralph's Teamsters Employee Stock Ownership Plan, Fred Meyer expects that the matter will be resolved without having a Fred Meyer Material Adverse Effect.

     (d) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by Fred Meyer or any Subsidiaries of Fred Meyer or any entity which is considered a single employer with Fred Meyer or any Subsidiary of Fred Meyer under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "Fred Meyer ERISA Affiliate"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Fred Meyer Pension Plan within the past twelve (12) months.

     (e) All contributions, premiums and payments (other than contributions, premiums or payments that are not material, in the aggregate) required to be made under the terms of any Fred Meyer Benefit Plan have been made. No Fred Meyer Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Fred Meyer nor any Subsidiaries of Fred Meyer nor any Fred Meyer ERISA Affiliate has provided, or is required to provide, security to any Fred Meyer Pension Plan pursuant to Section 401(a)(29) of the Code.

     (f) As of the Closing Date, neither Fred Meyer, any Subsidiary of Fred Meyer nor any Fred Meyer ERISA Affiliate will have incurred any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date that has not previously been satisfied. Neither Fred Meyer, any Subsidiary of Fred Meyer nor any Fred Meyer ERISA Affiliate has knowledge that any Fred Meyer Multiemployer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA nor of any condition that would reasonably be expected to result in a Fred Meyer Multiemployer Plan becoming insolvent or going into reorganization.

     (g) Except as set forth in the Fred Meyer Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Fred Meyer Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Fred Meyer Employee, or

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(ii) result in the triggering or imposition of any restrictions or limitations on the right of Fred Meyer, any Subsidiary of Fred Meyer or Kroger to amend or terminate any Fred Meyer Benefit Plan. Except as set forth in the Fred Meyer Disclosure Letter, no payment or benefit which will or may be made by Fred Meyer, any Subsidiary of Fred Meyer, Kroger or any of their respective affiliates with respect to any Fred Meyer Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     Section 3.11 Labor Matters. (a) Except as set forth in the Fred Meyer SEC Reports filed prior to this date, and except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect, no work stoppage, slowdown, lockout or labor strike against Fred Meyer or any Subsidiary of Fred Meyer by Fred Meyer Employees (or any union that represents them) is pending or, to the knowledge of Fred Meyer, threatened.

     (b) Except as set forth in the Fred Meyer SEC Reports filed prior to this date and as, individually or in the aggregate, would not reasonably be expected to have a Fred Meyer Material Adverse Effect, as of the date of this Agreement, neither Fred Meyer nor any Subsidiary of Fred Meyer is involved in or, to the knowledge of Fred Meyer, threatened with, any labor dispute, grievance, arbitration or union organizing activity (by it or any of its employees) involving any Fred Meyer Employees.

     Section 3.12 Environmental Matters. Except as set forth in the Fred Meyer SEC Reports filed prior to this date and except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect:

           (i) Fred Meyer and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and neither Fred Meyer nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that Fred Meyer or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

           (ii) Fred Meyer and each of its Subsidiaries has obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all those Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and Fred Meyer and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits.

          (iii) There is no Environmental Claim (as defined) pending or, to the knowledge of Fred Meyer, threatened (i) against Fred Meyer or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by Fred Meyer or any of its Subsidiaries, or (iii) against any real or personal property or operations which Fred Meyer or any of its Subsidiaries owns, leases or operates, in whole or in part.

           (iv) There have been no Releases (as defined) of any Hazardous Material (as defined) that would be reasonably likely to form the basis of any Environmental Claim against Fred Meyer or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim has been retained or assumed contractually by Fred Meyer or any of its Subsidiaries.

           (v) None of the properties owned, leased or operated by Fred Meyer, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list (excluding easements that transgress those Superfund sites).

     For purposes of this Agreement:

           (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person (including any federal, state, local or foreign governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or

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     resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the representing Party or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

           (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws, rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

          (iii) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBs"), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and
     (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law.

           (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

     Section 3.13 Board Action; Vote Required. (a) Fred Meyer's Board of Directors has approved this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby, including the Merger, has determined that the Merger is in the best interests of Fred Meyer and its stockholders and has resolved to recommend to stockholders that they vote in favor of approving and adopting this Agreement and approving the Merger. Neither
Section 203 of the DGCL nor any other state takeover or similar statute or regulation applies to the Merger, this Agreement, the Fred Meyer Stock Option Agreement (including the purchase of shares of Fred Meyer Common Stock thereunder) or any of the transactions contemplated hereby or thereby. In connection with each Fred Meyer Benefit Plan under which a holder of an option granted pursuant thereto would be entitled, in respect of such option, to receive cash upon a change of control, the Board of Directors (or the appropriate Committee thereof) has taken all necessary action so that in connection with the Merger such holder would be entitled to exercise this option solely for shares of Fred Meyer Common Stock or, following the Merger, Kroger Common Stock.

     (b) The affirmative vote of the holders of a majority of all of the outstanding shares of Fred Meyer Common Stock is necessary to approve and adopt this Agreement and the Merger. Such vote is the only vote of the holders of any class or series of Fred Meyer's capital stock required to approve this Agreement and the transactions contemplated hereby.

     Section 3.14 Opinion of Financial Advisor. Fred Meyer or its Board of Directors has received the opinion of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, dated as of this date, to the effect that, as of this date, the Exchange Ratio is fair to the holders of shares of Fred Meyer Common Stock from a financial point of view.

     Section 3.15 Brokers. Set forth in the Fred Meyer Disclosure Letter is a list of each broker, finder or investment banker and other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made

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

by or on behalf of Fred Meyer or any of its Subsidiaries and the expected amounts of such fees and commissions. Fred Meyer has previously provided to Kroger copies of any agreements giving rise to any such fee or commission.

     Section 3.16 Tax Matters. (a) All Tax Returns required to be filed by Fred Meyer or its Subsidiaries on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions and all such Tax Returns are (or, as to Tax Returns not filed on the date hereof, will be) complete and accurate in all material respects, except where the failure to so file or to be complete and accurate would not, individually or in the aggregate, reasonably be expected to be material and except with respect to matters contested in good faith as set forth in the Fred Meyer Disclosure Letter.

     (b) All material Taxes (as herein defined) that are required to be paid, either (i) have been fully paid (except with respect to matters contested in good faith as set forth in the Fred Meyer Disclosure Letter) or (ii) are adequately reflected as a liability on Fred Meyer's or its Subsidiaries' books and records. All Taxes required to be collected or withheld from third parties have been collected or withheld in all material respects.

     (c) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Fred Meyer and its Subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements, except where the failure to so accrue would not, individually or in the aggregate, reasonably be expected to be material.

     (d) Fred Meyer and each of its Subsidiaries have not waived any statute of limitations, or agreed to any extension of time, with respect to federal income or material state Taxes or a material Tax assessment or deficiency.

     (e) As of this date, (i) there are not pending or, to the knowledge of Fred Meyer, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (ii) there are not any unresolved questions or claims concerning Fred Meyer's or any of its Subsidiaries' Tax liability that (x) were raised by any Taxing authority in a communication to Fred Meyer or any Subsidiary and (y) would be, individually or in the aggregate, material to Fred Meyer and its Subsidiaries taken as a whole, after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the Fred Meyer SEC Reports filed prior to this date.

     (f) Fred Meyer has made available to Kroger correct and complete copies of the United States federal income and all material state income or franchise Tax Returns filed by Fred Meyer and its Subsidiaries for each of its fiscal years ended on or about January 31, 1996, 1997 and 1998.

     (g) Fred Meyer has not distributed the stock of a "controlled corporation" (within the meaning of that term as used in section 355(a) of the Code) in a transaction subject to section 355 of the Code within the past two years.

     As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns and any amendment thereto) required to be supplied to a Tax authority relating to Taxes.

     Section 3.17 Intellectual Property. Neither Fred Meyer nor any of its Subsidiaries currently utilizes, or to the knowledge of the general counsel and members of the legal department of Fred Meyer involved in intellectual property, has in the past utilized, any existing or pending patent, trademark, trade name, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Fred Meyer or its Subsidiaries in their business operations, and neither Fred Meyer nor any of its Subsidiaries infringes upon or unlawfully uses any patent, trademark, trade name, service mark, copyright or trade secret owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect. Fred Meyer and its Subsidiaries own, have a valid license to use or have the right validly to use all existing and pending patents, trademarks, tradenames, service marks, copyrights and software necessary to carry on their respective businesses substantially as currently conducted except the failure of which to own, validly license or have the right validly to use, individually or in the aggregate, would not reasonably be expected to have a Fred Meyer Material Adverse Effect.

     Section 3.18 Insurance. Except to the extent adequately accrued on the most recent balance sheet contained in the Fred Meyer SEC Reports filed as of this date, neither Fred Meyer nor its Subsidiaries has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro-premiums" that, individually or in the aggregate, would reasonably be expected to have a Fred Meyer Material Adverse Effect.

     Section 3.19 Contracts and Commitments. Set forth in the Fred Meyer Disclosure Letter is a complete and accurate list of all of the following contracts (written or oral), plans, undertakings, commitments or agreements ("Fred Meyer Contracts") to which Fred Meyer or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

          (a) each distribution, supply, inventory purchase, franchise, license, sales, agency or advertising contract involving annual expenditures or liabilities in excess of $30,000,000 which is not cancelable (without material penalty, cost or other liability) within one year;

          (b) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $20,000,000;

          (c) each contract, lease, agreement, instrument or other arrangement (excluding jewelry store leases) containing any "radius clause" applicable to markets in which Kroger has operations;

          (d) each joint venture or partnership agreement pursuant to which any third party is entitled to develop any property and/or facility on behalf of Fred Meyer or any of its Subsidiaries material to Fred Meyer and its Subsidiaries taken as a whole; and

          (e) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

     Correct and complete copies of the written Fred Meyer Contracts, as amended to date, that would be required to be filed as exhibits to Fred Meyer's Form 10-K if such Form 10-K were being filed on this date, that have not been filed prior to the date hereof as Exhibits to the Fred Meyer SEC Reports have been delivered or made available to Kroger.

     Each Fred Meyer Contract is valid and binding on Fred Meyer, and any Subsidiary of Fred Meyer which is a party thereto and, to the knowledge of Fred Meyer, each other party thereto and is in full force and effect, and Fred Meyer and its Subsidiaries have performed and complied with all obligations required to be performed or compiled with by them under each Fred Meyer Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect.

     Section 3.20 Accounting and Tax Matters. Neither Fred Meyer nor any of its affiliates has taken or agreed to take any action, nor does Fred Meyer have any knowledge of any fact or circumstance with respect to Fred Meyer, that would prevent the business combination to be effected pursuant to the Merger from being accounted for as a "pooling-of-interests" under GAAP or the rules and regulations of the SEC or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 3.21 Ownership of Shares of Kroger. Fred Meyer and its Subsidiaries do not beneficially own (as defined in Rule 13d-3 under the Exchange Act) any capital stock or other equity securities of Kroger or any Kroger Equity Rights (as herein defined) other than pursuant to the Kroger Stock Option Agreement.

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

     Section 3.22 Year 2000 Compliance. The software and hardware operated by Fred Meyer and its Subsidiaries are capable of providing or are being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof, except as would not have a Fred Meyer Material Adverse Effect. To the knowledge of the executive officers of Fred Meyer, the ability of Fred Meyer's significant suppliers, customers and others with which it conducts business to identify and resolve their own Year 2000 issues will not have a Fred Meyer Material Adverse Effect. Prior to the date hereof, Fred Meyer has discussed with Kroger and its advisors the material steps that it and its Subsidiaries have taken to become Year 2000 compliant and the costs Fred Meyer expects to incur in connection therewith.

                                   ARTICLE IV

     Except as set forth in the corresponding sections or subsections of the disclosure letter, dated this date, delivered by Kroger to Fred Meyer (the "Kroger Disclosure Letter"), Kroger and Jobsite Holdings hereby represent and warrant to Fred Meyer as follows:

     Section 4.1 Organization and Qualification; Subsidiaries. (a) Kroger is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of the Subsidiaries of Kroger (including Jobsite Holdings) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Kroger and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect (as defined).

     (b) All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of Kroger (including Jobsite Holdings) have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by Kroger, free and clear of all pledges and security interests. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from Kroger or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of Kroger (including Jobsite Holdings). The Kroger Disclosure Letter lists the name and jurisdiction of incorporation or organization of each Subsidiary of Kroger.

     (c) Except for interests in Subsidiaries, neither Kroger nor any of its Subsidiaries owns directly or indirectly any equity interest in any Person or, other than pursuant to this Agreement, has any obligation or made any commitment to acquire any such interest or make any such investment.

     Section 4.2 Articles of Incorporation and Regulations. Kroger has furnished, or otherwise made available, to Fred Meyer a complete and correct copy of its articles of incorporation (the "Kroger Articles of Incorporation") and its regulation, in each case as amended to the date of this Agreement. The Kroger Certificate of Incorporation and the regulations of Kroger are in full force and effect. Kroger is not in violation of any of the provisions of the Kroger Articles of Incorporation or the regulations of Kroger.

     Section 4.3 Capitalization. (a) The authorized capital stock of Kroger consists of 350,000,000 shares of Kroger Common Stock and 5,000,000 shares of Preferred Stock, par value $100.00 per share (the "Kroger Preferred Stock"). At the close of business on October 13, 1998 (the "Kroger Capital Stock Disclosure Date"), (i) 280,937,046 shares of Kroger Common Stock, and no shares of Kroger Preferred Stock, were issued and outstanding and (ii) 24,836,361 shares of Kroger Common Stock, and no shares of Kroger Preferred Stock, were held by Kroger in its treasury. The Kroger Disclosure Letter lists the number of shares of Kroger Common Stock and Kroger Preferred Stock reserved for issuance as of the Kroger Capital Stock Disclosure Date under each of the Kroger Benefit Plans (as defined) or otherwise. Since the Kroger Capital Stock Disclosure Date until the date

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

of this Agreement, no shares of Kroger Common Stock or Kroger Preferred Stock have been issued or reserved for issuance, except in respect of the exercise, conversion or exchange of Kroger Equity Rights (as defined) outstanding as of the Kroger Capital Stock Disclosure Date and in connection with the Kroger Stock Option Agreement. For purposes of this Agreement, "Kroger Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Kroger or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of Kroger, except for Kroger Rights. The Kroger Disclosure Letter sets forth the number and type of Kroger Equity Rights (including the number and class of Kroger's capital stock for or into which the Kroger Equity Rights are exercisable, convertible or exchangeable and any Kroger Benefit Plan pursuant to which such Kroger Equity Rights were granted or issued) outstanding as of the Kroger Capital Stock Disclosure Date. Other than the Kroger Equity Rights disclosed in the Kroger Disclosure Letter and the Kroger Equity Rights granted pursuant to the Kroger Stock Option Agreement, Kroger does not have any outstanding Kroger Equity Rights as of the date of this Agreement. Except as disclosed in the Kroger SEC Reports (as defined), no stockholders of Kroger are party to any voting agreement, voting trust or similar arrangement with respect to Kroger Shares to which Kroger or any Subsidiary of Kroger is a Party.

     (b) There are no outstanding obligations of Kroger or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Kroger Common Stock or any Kroger Equity Rights (except in connection with the exercise, conversion or exchange of outstanding Kroger Equity Rights). All of the issued and outstanding shares of Kroger Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in the Kroger Disclosure Letter, no shares of Kroger Common Stock have been repurchased by Kroger or any of its Subsidiaries since October 1, 1996.

     Section 4.4 Power and Authority; Authorization; Valid & Binding. Each of Kroger and Jobsite Holdings has the necessary corporate power and authority to deliver this Agreement and, in the case of Kroger, the Stock Option Agreements, to perform its obligations hereunder, and, in the case of Kroger, thereunder, and to consummate the transactions contemplated hereby and, in the case of Kroger, thereby as applicable, subject to the approval and authorization of this Agreement and the Merger by Kroger's stockholders as required by the OGCL (including the issuance of shares of Kroger Common Stock in accordance with the terms of this Agreement as required by the rules and regulations of the New York Stock Exchange (the "NYSE")). The execution and delivery by each of Kroger and Jobsite Holdings of this Agreement and, in the case of Kroger, the Stock Option Agreements, the performance by it of its obligations hereunder and, in the case of Kroger, thereunder, and the consummation by it of the transactions contemplated hereby, and in the case of Kroger, thereby, have been duly authorized by all necessary corporate action on the part of such corporation, subject, with respect to Kroger, to the approval of this Agreement and the Merger by Kroger's stockholders as required by the OGCL (including the issuance of shares of Kroger Common Stock in accordance with the terms of this Agreement as required by the rules and regulations of the NYSE). This Agreement, and, in the case of Kroger, the Stock Option Agreements, have been duly executed and delivered by Kroger and Jobsite Holdings and, assuming the due authorization, execution and delivery by Fred Meyer, each agreement constitutes a legal, valid and binding obligation of Kroger and Jobsite Holdings, as applicable, enforceable against such parties in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Kroger and Jobsite Holdings and the Stock Option Agreements by Kroger does not, and the performance by each of Kroger and Jobsite Holdings of its obligations hereunder and, in the case of Kroger, thereunder and the consummation by each of Kroger and Jobsite Holdings of the transactions contemplated hereby and, in the case of Kroger, thereby, will not, (i) violate or conflict with the Kroger Articles of Incorporation or the regulations of Kroger or the certificate of incorporation or bylaws of Fred Meyer Holdings, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph
(b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Kroger or any of its Subsidiaries or by which any of their respective property is bound or affected or (iii) subject to obtaining the approval and authorization of the stockholders of Kroger for the Merger and the

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

issuance of shares of Kroger Common Stock in accordance with the terms hereof, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Kroger or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, Kroger or any of its Subsidiaries), require the consent of any other party to, or result in any obligation on the part of Kroger or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Kroger or any of its Subsidiaries is a party or by which Kroger, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses
(ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect.

     (b) Except for applicable requirements, if any, under the premerger notification requirements of the HSR Act, the filing of a certificate of merger with respect to the Merger as required by the DGCL, filings with the SEC under the Securities Act and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, any filings required pursuant to any state liquor, gaming or pharmacy laws, any applicable requirements of any Environmental Laws governing the transfer of any interest in real property or of business operations (including, without limitation, transfer acts, notifications and deed restrictions), the transfer of application requirements with respect to the environmental permits of Kroger or its Subsidiaries, filings or other actions required pursuant to the rules and regulations of any stock exchange on which the Kroger Shares are listed, and approval of stockholders required under the OGCL or under the rules and regulations of the NYSE, neither Kroger nor any of its Subsidiaries (including Jobsite Holdings) is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement, the Stock Option Agreements or the Merger, except for such notices, reports or filings that, if not made, would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by Kroger or any of its Subsidiaries (including Jobsite Holdings) in connection with its execution, delivery, performance or consummation of this Agreement, the Stock Option Agreements or the transactions contemplated hereby and thereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect.

     Section 4.6 SEC Reports; Financial Statements. (a) Kroger has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since January 1, 1995, including any amendments or supplements (collectively, including any such forms, reports and documents filed after this date, the "Kroger SEC Reports"), and, with respect to the Kroger SEC Reports filed by Kroger after the date hereof and prior to the Closing Date, will deliver or make available to Fred Meyer all of its Kroger SEC Reports in the form filed with the SEC. The Kroger SEC Reports
(i) were (and any Kroger SEC Reports filed after this date will be) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any Kroger SEC Reports filed after this date will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements, including all related notes and schedules, contained in the Kroger SEC Reports (or incorporated therein by reference) fairly present in all material respects (or, with respect to financial statements contained in the Kroger SEC Reports filed after this date, will fairly present in all material respects) the consolidated financial position of Kroger and its consolidated subsidiaries as at the respective dates and the consolidated results of operations, retained earnings and cash flows of Kroger and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes) and the rules and regulations of the SEC, except with respect to interim financial statements for normal year-end adjustments were not or are not expected to be, as the case may be, individually or in the aggregate, material in amount and

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did not or will not, as the case may be, include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC.

     Section 4.7 Absence of Certain Changes. Except as disclosed in the Kroger SEC Reports filed prior to this date, (a) since the end of Kroger's fiscal year last ended, Kroger and each of its Subsidiaries has conducted its business in all material respects in the ordinary and usual course of its business consistent with past practice and there has not been any change in the financial condition, business, prospects or results of operations of Kroger and its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Kroger Material Adverse Effect and (b) since the end of Kroger's fiscal year last ended until this date, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Kroger; (ii) any change by Kroger to its accounting policies, practices or methods; (iii) other than in the ordinary course of business consistent with past practice, any material tax election made or changed, any audit settled or any amended Tax Returns filed; (iv) any amendment or change to the terms of any of its indebtedness material to Kroger and its Subsidiaries taken as a whole;
(v) any incurrence of any material indebtedness outside of the ordinary course of business; (vi) outside the ordinary course of business, any transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties material to Kroger and its Subsidiaries taken as a whole; (vii) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Kroger or its Subsidiaries material to Kroger and its Subsidiaries taken as a whole, whether or not covered by insurance; (viii) except in the ordinary course of business consistent with past practice for employees other than executive officers or directors, or except as required by applicable law or pursuant to a contractual obligation in effect as of the date of this Agreement, (A) any execution, adoption or amendment of any agreement or arrangement relating to severance or any employment or consulting agreement with any officer, director or other key employee, or any amendment to any Kroger Benefit Plan or adoption or execution of any new employee benefit plan for the benefit of any officer, director or other key employee (including, without limitation, the Kroger Benefit Plans referred to in Section 4.10) or (B) any grant of any stock options or other equity related award; or (ix) any agreement or commitment entered into with respect to any of the foregoing.

     Section 4.8 Litigation and Liabilities. (a) Except as disclosed in the Kroger SEC Reports filed prior to this date, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings) or, to the knowledge of Kroger, hearings or investigations, pending or, to the knowledge of Kroger, threatened against Kroger or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect.

     (b) Neither Kroger nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) the existence of which would, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect, except (i) liabilities described in the Kroger SEC Reports filed with the SEC prior to the date hereof or reflected on the Kroger's consolidated balance sheet (and related notes thereto) as of the end of its most recently completed fiscal year filed in the Kroger SEC Reports or (ii) liabilities permitted to be incurred pursuant to Section 5.2.

     Section 4.9 No Violation of Law; Permits. The business of Kroger and each of its Subsidiaries is being conducted in accordance with all applicable statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and Kroger and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect. Neither Kroger nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by or is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business (whether the type of business, the location or otherwise) and which, individually or in the aggregate, would reasonably be expected to have a Kroger Material Adverse Effect, nor to the knowledge of Kroger, has

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Kroger been advised in writing that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 4.10 Employee Matters; ERISA. (a) Set forth in the Kroger Disclosure Letter is a complete list of each Kroger Benefit Plan and each Kroger Multiemployer Plan. The term "Kroger Benefit Plan" shall mean (i) each plan, program, policy, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and (ii) each employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, in each case, with respect to which Kroger or any Subsidiary of Kroger has or may have any liability (accrued, contingent or otherwise). The term "Kroger Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA in respect to which Kroger or any Subsidiary of Kroger has or may have any liability (accrued, contingent or otherwise).

     (b) Kroger has provided or made available, or has caused to be provided or made available, to Fred Meyer (i) current, accurate and complete copies of all documents embodying each Kroger Benefit Plan, including all amendments, written interpretations (which could be regarded as increasing the liabilities of Kroger and its Subsidiaries taken as a whole under the relevant Kroger Benefit Plan) and all trust or funding agreements with respect thereto; (ii) the most recent annual actuarial valuation, if any, prepared for each Kroger Benefit Plan; (iii) the most recent annual report (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Kroger Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service, if any, for each Kroger Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if any Kroger Benefit Plan is funded, the most recent annual and periodic accounting of such Kroger Benefit Plan's assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Kroger Benefit Plan; and (vii) all material communications to any one or more current, former or retired employee, officer, consultant, independent contractor, agent or director of Kroger or any Subsidiary of Kroger (each, an "Kroger Employee" and collectively, the "Kroger Employees") relating to each Kroger Benefit Plan (which communication could be interpreted as increasing the liabilities of Kroger and its Subsidiaries taken as a whole under the relevant Kroger Benefit Plan).

     (c) All Kroger Benefit Plans have been administered in all respects in accordance with the terms thereof and all applicable laws except for violations which, individually or in the aggregate, would not reasonably be expected to have a Kroger Material Adverse Effect. Each Kroger Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code (each, an "Kroger Pension Plan"), has received a favorable determination letter from the Internal Revenue Service, and Kroger is not aware of any circumstances that would reasonably be expected to result in the revocation or denial of this qualified status. Except as otherwise set forth in the Kroger Disclosure Letter or in the Kroger SEC Reports filed prior to this date, there is no pending or, to Kroger's knowledge, threatened, claim, litigation, proceeding, audit, examination or investigation relating to any Kroger Benefit Plans or Kroger Employees that, individually or in the aggregate, would reasonably be expected to have a Kroger Material Adverse Effect.

     (d) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by Kroger or any Subsidiaries of Kroger or any entity which is considered a single employer with Kroger or any Subsidiary of Kroger under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "Kroger ERISA Affiliate"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Kroger Pension Plan within the past twelve
(12) months.

     (e) All contributions, premiums and payments (other than contributions, premiums or payments that are not material, in the aggregate) required to be made under the terms of any Kroger Benefit Plan have been made. No Kroger Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Kroger nor any Subsidiaries of Kroger nor any Kroger

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

ERISA Affiliate has provided, or is required to provide, security to any Kroger Pension Plan pursuant to Section 401(a)(29) of the Code.

     (f) As of the Closing Date, neither Kroger, any Subsidiary of Kroger nor any Kroger ERISA Affiliate will have incurred any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date that has not previously been satisfied. Neither Kroger, any Subsidiary of Kroger nor any Kroger ERISA Affiliate has knowledge that any Kroger Multiemployer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA nor of any condition that would reasonably be expected to result in a Kroger Multiemployer Plan becoming insolvent or going into reorganization.

     (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Kroger Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Kroger Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Kroger or any Subsidiary of Kroger to amend or terminate any Kroger Benefit Plan. No payment or benefit which will or may be made by Kroger, any Subsidiary of Kroger or any of their respective affiliates with respect to any Kroger Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     Section 4.11 Labor Matters. (a) Except as set forth in the Kroger SEC Reports filed prior to this date and except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect, no work stoppage, slowdown, lockout or labor strike against Kroger or any Subsidiary of Kroger by Kroger Employees (or any union that represents them) is pending or, to the knowledge of Kroger, threatened.

     (b) Except as set forth in the Kroger SEC Reports filed prior to this date and as, individually or in the aggregate, would not reasonably be expected to have a Kroger Material Adverse Effect, as of the date of this Agreement, neither Kroger nor any Subsidiary of Kroger is involved in or, to the knowledge of Kroger, threatened with, any labor dispute, grievance, arbitration or union organizing activity (by it or any of its employees) involving any Kroger Employees.

     Section 4.12 Environmental Matters. Except as set forth in Kroger's SEC Reports filed prior to this date and except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect:

           (i) Kroger and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and neither Kroger nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that Kroger or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

           (ii) Kroger and each of its Subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of its facilities or the conduct of its operations, and all those Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and Kroger and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits.

          (iii) There is no Environmental Claim pending or, to the knowledge of Kroger, threatened (i) against Kroger or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by Kroger or any of its Subsidiaries, or
     (iii) against any real or personal property or operations which Kroger or any of its Subsidiaries owns, leases or operates, in whole or in part.

          (iv) There have been no Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Kroger or any of its Subsidiaries, or against any Person whose

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

     liability for any Environmental Claim has been retained or assumed contractually by Kroger or any of its Subsidiaries.

           (v) None of the properties owned, leased or operated by Kroger, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list (excluding easements that transgress those Superfund sites).

     Section 4.13 Board Action; Vote Required. (a) Kroger's Board of Directors has approved this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby, including the Merger, has determined that the Merger is in the best interests of Kroger and its stockholders and has resolved to recommend to its stockholders that they vote in favor of approving and authorizing this Agreement and the Merger (including the issuance of shares of Kroger Common Stock pursuant to the terms hereof). Neither Section 1704.02 of the OGCL nor any other state takeover or similar statute or regulation applies to the Merger, this Agreement, the Kroger Stock Option Agreement (including the purchase of shares of Kroger Common Stock thereunder) or any of the transactions contemplated hereby or thereby. The Board of Directors of Kroger has duly adopted (and not withdrawn) a resolution rescinding any authorization previously granted permitting Kroger to repurchase shares of Kroger Common Stock.

     (b) The affirmative vote of the holders of a majority of the shares of Kroger Common Stock present in person or by proxy at a duly convened and held meeting of the stockholders of Kroger is necessary to approve the issuance by Kroger of the shares of Kroger Common Stock pursuant to the terms hereof. The affirmative vote of holders of Kroger Common Stock representing a majority of the shares of Kroger Common Stock outstanding and entitled to vote thereon is necessary to approve and authorize the Merger. Such votes are the only votes of the holders of any class or series of Kroger's capital stock required in connection with this Agreement and the transactions contemplated hereby.

     Section 4.14 Opinion of Financial Advisor. Kroger or its Board of Directors has received the opinion of Goldman, Sachs & Co. dated as of this date, to the effect that, as of this date, the Exchange Ratio is fair from a financial point of view to Kroger.

     Section 4.15 Brokers. Set forth in the Kroger Disclosure Letter is a list of each broker, finder or investment banker and other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Kroger or any of its Subsidiaries and the expected amounts of such fees and commissions. Kroger has previously provided to Fred Meyer copies of any agreements giving rise to any such fee or commission.

     Section 4.16 Tax Matters. (a) All Tax Returns required to be filed by Kroger or its Subsidiaries on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions and all such Tax Returns are (or as to Tax Returns not filed on the date hereof, will be) complete and accurate in all material respects, except where the failure to so file or to be complete and accurate would not, individually or in the aggregate, reasonably be expected to be material and except with respect to matters contested in good faith as set forth in the Kroger Disclosure Letter.

     (b) All material Taxes that are required to be paid either (i) have been fully paid (except with respect to matters contested in good faith as set forth in the Kroger Disclosure Letter) or (ii) are adequately reflected as a liability on Kroger's or its Subsidiaries' books and records. All Taxes required to be collected or withheld from third parties have been collected or withheld in all material respects.

     (c) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Kroger and its Subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements, except where the failure to so accrue would not, individually or in the aggregate, reasonably be expected to be material.

     (d) Kroger and each of its Subsidiaries have not waived any statute of limitations, or agreed to any extension of time, with respect to federal income or material state Taxes or a material Tax assessment or deficiency.

     (e) As of this date, (i) there are not pending or, to the knowledge of Kroger, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (ii) there are not any unresolved questions or claims concerning Kroger's or any of its Subsidiaries' Tax liability that (x) were raised by any Taxing authority in a communication to Kroger or any Subsidiary and (y) would be, individually or in the aggregate, material to Kroger and its Subsidiaries taken as a whole, after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the Kroger SEC Report filed prior to this date.

     (f) Kroger has made available to Fred Meyer correct and complete copies of the United States federal income and all material state income or franchise Tax Returns filed by Kroger and its Subsidiaries for each of its fiscal years ended on or about December 31, 1996 and 1997.

     (g) Kroger has not distributed the stock of a "controlled corporation" (within the meaning of that term as used in section 355(a) of the Code) in a transaction subject to section 355 of the Code within the past two years.

     Section 4.17 Intellectual Property. Neither Kroger nor any of its Subsidiaries currently utilizes, or to the knowledge of the general counsel and the members of the legal department of Kroger involved in intellectual property, has in the past, utilized any existing or pending patent, trademark, trade name, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Kroger or its Subsidiaries in their business operations, and neither Kroger nor any of its Subsidiaries infringes upon or unlawfully uses any patent, trademark, trade name, service mark, copyright or trade secret owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect. Kroger and its Subsidiaries own or have a valid license to use or have the right validly to use all existing and pending patents, trademarks, tradenames, service marks, copyrights and software necessary to carry on their respective businesses substantially as currently conducted except the failure of which to own, or validly license, or have the right to validly use individually or in the aggregate, would not reasonably be expected to have a Kroger Material Adverse Effect.

     Section 4.18 Insurance. Except to the extent adequately accrued on the most recent balance sheet contained in the Kroger SEC Reports filed as of this date, neither Kroger nor its Subsidiaries has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro premiums" that, individually in the aggregate, would reasonably be expected to have, a Kroger Material Adverse Effect.

     Section 4.19 Contracts and Commitments. Set forth in the Kroger Disclosure Letter is a complete and accurate list of all of the following contracts (written or oral), plans, undertakings, commitments or agreements ("Kroger Contracts") to which Kroger or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement.

     (a) each distribution, supply, inventory purchase, franchise, license, sales, agency or advertising contract involving annual expenditures or liabilities in excess of $30,000,000 which is not cancelable (without material penalty, cost or other liability) within one year;

     (b) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $20,000,000;

     (c) each contract, lease, agreement, instrument or other arrangement containing any "radius clause" applicable to markets in which Fred Meyer has operations;

     (d) each joint venture or partnership agreement pursuant to which any third party is entitled to develop any property and/or facility on behalf of Kroger or any of its Subsidiaries material to Kroger and its Subsidiaries taken as a whole;

     (e) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

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

     (f) except as would not reasonably be expected to have, individually or in the aggregate, a Kroger Material Adverse Effect, each contract, lease, agreement, plan (including Kroger Benefit Plans), instrument, note, indenture or other arrangement to which Kroger or any of its Subsidiaries is a party or otherwise bound under the terms of which any of the rights or obligations of a party thereto (or any other Person who has rights or obligations thereunder) may be terminated, accelerated, vested, modified or altered as a result of the execution and delivery of this Agreement and the Stock Option Agreement, the performance by the parties of their obligations hereunder or thereunder or consummation of the transactions contemplated hereby and thereby;

     Correct and complete copies of the written Kroger Contracts, as amended to date, that would be required to be filed as exhibits to Kroger's Form 10-K if such Form 10-K were being filed on the date hereof, that have not been filed prior to this date as Exhibits to the Kroger SEC Reports have been delivered or made available to Fred Meyer.

     Each Kroger Contract is valid and binding on Kroger and any Subsidiary of Kroger which is a party thereto and, to the knowledge of Kroger, each other party thereto and is in full force and effect, and Kroger and its Subsidiaries have performed and complied with all obligations required to be performed or compiled with by them under each Kroger Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Kroger Material Adverse Effect.

     Section 4.20 Accounting and Tax Matters. Neither Kroger nor any of its affiliates has taken or agreed to take any action, nor does Kroger have any knowledge of any fact or circumstance with respect to Kroger or Merger Sub, that would prevent the business combination to be effected pursuant to the Merger from being accounted for as a "pooling-of-interests" under GAAP or the rules and regulations of the SEC or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 4.21 Ownership of Shares of Fred Meyer. Kroger and its Subsidiaries do not beneficially own (as defined in Rule 13d-3 under the Exchange Act) any capital stock or other equity securities of Fred Meyer or any Fred Meyer Equity Rights other than the Fred Meyer Stock Option Agreement.

     Section 4.22 Rights Agreement. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Rights Agreement, dated as of April 4, 1997, between Kroger and The Bank of New York, as Rights Agent (the "Kroger Rights Agreement")) has occurred as of this date. The execution and delivery of this Agreement and the Kroger Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the ability of any Person to exercise any rights ("Kroger Rights") issued under the Kroger Rights Agreement or cause the Kroger Rights to separate from the shares of Kroger Common Stock to which they are attached or to be triggered or become exercisable.

     Section 4.23 Year 2000 Compliance. The software and hardware operated by Kroger and its Subsidiaries are capable of providing or are being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof, except as would not have a Kroger Material Adverse Effect. To the knowledge of the executive officers of Kroger, the ability of Kroger's significant suppliers, customers and others with which it conducts business to identify and resolve their own Year 2000 issues will not have a Kroger Material Adverse Effect. Prior to the date hereof, Kroger has discussed with Fred Meyer and its advisors the material steps that it and its Subsidiaries have taken to become Year 2000 compliant and the costs Kroger expects to incur in connection therewith.

                                   ARTICLE V

     Section 5.1 Interim Operations of Fred Meyer. Fred Meyer covenants and agrees as to itself and its Subsidiaries that, after this date and prior to the Effective Time (unless Kroger shall otherwise approve in writing,

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

or unless as otherwise expressly contemplated by this Agreement or disclosed in the Fred Meyer Disclosure Letter):

          (i) the business of Fred Meyer and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, each of Fred Meyer and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it;

          (ii) Fred Meyer shall not issue, deliver, grant or sell any additional shares of Fred Meyer Common Stock or any Fred Meyer Equity Rights (other than (x) the issuance, delivery, grant or sale of shares of Fred Meyer Common Stock or Fred Meyer Equity Rights pursuant to the exercise or conversion of Fred Meyer Equity Rights outstanding as of this date or pursuant to the exercise of New Fred Meyer Options (as defined), and (y) if the Merger is not consummated by April 30, 1999, the issuance or delivery of Fred Meyer options (the "New Fred Meyer Options") to Fred Meyer Employees at the vice president level or below, exercisable, in the aggregate, for no more than 1,500,000 shares of Fred Meyer Common Stock (it being understood that (A) these options shall have a vesting schedule substantially similar to the vesting schedule that was applicable to the options granted by Fred Meyer to this same group of employees in 1998 and
     (B) the vesting of these options shall not accelerate by reason of the consummation of the Merger including upon termination of employment following the consummation of the Merger);

          (iii) Fred Meyer shall not (A) amend the Fred Meyer Certificate of Incorporation or Bylaws, or adopt any stockholders rights plan or enter into any agreement with any of its stockholders in their capacity as such;
     (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Fred Meyer Equity Rights (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of options);

          (iv) neither Fred Meyer nor any of its Subsidiaries shall take any action that to the knowledge of Fred Meyer would prevent the business combination to be effected pursuant to the Merger from qualifying for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the SEC, or would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code or take any action that it knows would cause any of its representations and warranties in this Agreement to become inaccurate in any material respect;

          (v) except as otherwise expressly permitted by this Agreement, and except as required by applicable law or pursuant to contractual obligations in effect on this date; Fred Meyer shall not, and shall not permit its Subsidiaries to, (A) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, (B) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting agreement (including, without limitation, the Fred Meyer Benefit Plans referred to in Section 3.10); or (C) grant any stock options or other equity related awards;

          (vi) except for (A) borrowings under lines of credit as existing as of the date hereof, (B) any amendments, renewals, replacements or extensions of such lines of credit that will not increase the aggregate amount of borrowing permitted thereunder, so long as the amendment, renewal, replacement or extension could not reasonably be expected to interfere with or delay (in any material respect) the consummation of the Merger (including, without limitation, by delaying in any material respect the receipt of any necessary Consent, requiring receipt of any additional Consent not theretofore required in connection with the Merger or creating any potential material impediment under any antitrust, competition or trade regulation law), (C) the issuance and roll-over of commercial paper and (D) the issuance of medium term notes with a maturity date not later than 364 days from the date of issuance to renew, replace or refinance existing indebtedness, in each case in the ordinary course of business, neither Fred Meyer nor any of its Subsidiaries shall issue, incur or amend the terms of any indebtedness for borrowed money or guarantee any such

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

     indebtedness (other than indebtedness of Fred Meyer or any wholly-owned Subsidiary thereof); provided, however, that from and after January 2, 1999, the aggregate outstanding indebtedness for borrowed money of Fred Meyer and its Subsidiaries shall not exceed the sum of (i) $100,000,000 and
     (ii) the aggregate outstanding indebtedness for borrowed money of Fred Meyer and its Subsidiaries as of the date hereof;

          (vii) in each of fiscal 1998 and fiscal 1999, neither Fred Meyer nor any of its Subsidiaries shall make any capital expenditures in excess of the aggregate amount reflected in the capital expenditure budget for that fiscal year, a copy of which budget is attached to the Fred Meyer Disclosure Letter;

          (viii) other than in the ordinary course of business consistent with past practice, neither Fred Meyer nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) material to Fred Meyer and its Subsidiaries taken as a whole, except pursuant to contracts existing as of this date (the terms of which have been previously disclosed to Kroger);

          (ix) none of Fred Meyer's Subsidiaries shall issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except any such shares issued pursuant to options and other awards outstanding on this date under Fred Meyer Benefit Plans;

          (x) neither Fred Meyer nor any of its Subsidiaries shall acquire any business, including any stores or other facilities, whether by merger, consolidation, purchase of property or assets or otherwise, except to the extent provided for in the capital expenditure budget attached to the Fred Meyer Disclosure Letter in respect of any twelve month period after this date;

          (xi) Fred Meyer shall not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

          (xii) other than pursuant to this Agreement, Fred Meyer shall not, and shall not permit any of its Subsidiaries to, take any action to cause Fred Meyer Shares to cease to be listed on the NYSE;

          (xiii) Fred Meyer shall not, and shall not permit any of its Subsidiaries to, enter into any Fred Meyer Contract described in clauses
     (a), (c) and (d) of Section 3.19, or amend any distribution, supply, inventory, purchase, franchise, license, sales agency or advertising contract such that annual expenditures or annual commitments thereunder increase by more than $30,000,000 and Fred Meyer's inability to cancel or terminate such contract is extended by more than six months, but in no event to a date later than June 30, 1999;

          (xiv) Fred Meyer shall not change or, other than in the ordinary course of business, make any material Tax election, settle any audit or Tax controversy in an amount in excess of $2,000,000 or file any amended Tax Returns that provide for additional tax liabilities in an amount in excess of $2,000,000, without the consent of Kroger, which consent shall not be unreasonably withheld (and, with respect to the matters referenced on Schedule 3.16(b)(i), (x) Kroger shall have the right to participate in any proceedings, relating thereto, (y) Fred Meyer shall promptly inform Kroger of all material developments and proceedings and provide Kroger with copies of all relevant documents related to such developments or proceedings, and
     (z) Fred Meyer shall provide Kroger the opportunity to review and comment on any submission to a Taxing authority by providing a draft copy of such submission to Kroger as soon as practicable so as to allow Kroger a reasonable opportunity to review and comment under the circumstances); or

          (xv) Fred Meyer shall not enter into, or permit any of its Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

     Section 5.2 Interim Operations of Kroger. Kroger covenants and agrees as to itself and its Subsidiaries that, after this date and prior to the Effective Time (unless Fred Meyer shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement or disclosed in the Kroger Disclosure Letter):

          (i) the business of Kroger and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and to the extent consistent therewith, each of Kroger and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of its executive officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relationships and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with it; provided, however, that nothing contained in this clause (i) shall prohibit Kroger from acquiring, or exploring the acquisition of, any retail business, including any stores or facilities, whether by merger, consolidation, purchase of property or assets or otherwise, if the acquisition could not reasonably be expected to interfere with or delay (in any material respect) the consummation of the Merger (including, without limitation, by delaying in any material respect the receipt of any necessary Consent, requiring receipt of any additional material Consent not theretofore required in connection with the Merger or creating any potential material impediment under any antitrust, competition or trade regulation law);

          (ii) Kroger shall not issue, deliver, grant or sell any additional shares of Kroger Common Stock or any Kroger Equity Rights, (other than the issuance, delivery, grant or sale of shares of Kroger Common Stock or Kroger Equity Rights (w) pursuant to a stock split or stock dividend, (x) in the ordinary course of business consistent with past practice pursuant to Kroger Benefit Plans, (y) pursuant to the exercise or conversion of Kroger Equity Rights outstanding as of the date hereof or issued by Kroger after the date hereof in accordance with subclauses (x) and (z) of this clause (ii) and (z) representing, in the aggregate (but not including shares of Kroger Common Stock or Kroger Equity Rights issued, delivered, granted or sold pursuant to subclauses (w), (x) and (y) hereof), not more than such number of shares of Kroger Common Stock as would represent 15% of the Kroger Common Stock outstanding on the date hereof;

          (iii) Kroger shall not (A) amend the Kroger Articles of Incorporation or its regulations or amend the Kroger Rights Agreement or redeem the Kroger Rights; (B) reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Kroger Equity Rights (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of options);

          (iv) neither Kroger nor any of its Subsidiaries shall take any action that to the knowledge of Kroger would prevent the business combination to be effected pursuant to Merger from qualifying for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the SEC, or would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code or take any action that it knows would cause any of its representations and warranties herein to become inaccurate in any material respect;

          (v) Kroger shall not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

          (vi) other than in the ordinary course of business consistent with past practice, neither Kroger nor any of its Subsidiaries shall transfer, lease, license, sell or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) material to Kroger and its Subsidiaries taken as a whole, except pursuant to contracts existing as of the date hereof (the terms of which have been previously disclosed to Fred Meyer) and except for any sale or disposition of assets in a single transaction or series of integrally related sales or dispositions the proceeds of which have a fair market value of not more than $1,000,000,000;

          (vii) Kroger shall not, and shall not permit any of its Subsidiaries to, take any action to cause the shares of its common stock to cease to be listed on the NYSE; or

          (viii) Kroger shall not enter into, or permit any of its Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

     Section 5.3 No Solicitation by Fred Meyer. (a) Fred Meyer shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Fred Meyer, its Subsidiaries or any of their respective Representatives (as defined) with respect to any proposed, potential or contemplated Fred Meyer Acquisition Transaction (as defined).

     (b) From and after this date, without the prior written consent of Kroger, Fred Meyer will not, will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause any of its or their respective officers, directors, employees, financial advisors, agents or representatives (each a "Representative") not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Fred Meyer Acquisition Proposal (as defined) from any Person, or engage in any discussion or negotiations relating thereto or accept any Fred Meyer Acquisition Proposal. Nothing contained in this Agreement shall prohibit Fred Meyer from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or from making any other disclosures to its stockholders to the extent required by law.

     (c) Fred Meyer shall notify Kroger orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions, and the identity of the Person making it), as promptly as practicable following the receipt, and shall keep Kroger reasonably informed of the status and material terms of any such inquiry, offer or proposal. For purposes of this Agreement, "Fred Meyer Acquisition Proposal" shall mean, with respect to Fred Meyer, any inquiry, proposal or offer from any Person (other than Kroger or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a business of Fred Meyer or any of its Subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of Fred Meyer and its Subsidiaries, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Fred Meyer or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Fred Meyer and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the capital stock of Fred Meyer, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Fred Meyer or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Fred Meyer and its Subsidiaries. Each of the transactions referred to in clauses (i)-(iv) of the definition of Fred Meyer Acquisition Proposal, other than any such transaction to which Kroger or any of its Subsidiaries is a party, is referred to as an "Fred Meyer Acquisition Transaction".

     (d) Neither the Board of Directors of Fred Meyer nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Kroger, the approval or recommendation by such Board of Directors of this Agreement or the Merger (subject to the Board of Directors of Fred Meyer concluding in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that withdrawal or modification of its approval or recommendation of the Agreement and the Merger is required for it to act in a manner consistent with its fiduciary duties under applicable law), (ii) approve or recommend, or propose publicly to approve or recommend, any Fred Meyer Acquisition Proposal or Fred Meyer Acquisition Transaction or (iii) cause Fred Meyer to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Fred Meyer Acquisition Proposal or Fred Meyer Acquisition Transaction.

     Section 5.4 No Solicitation by Kroger. (a) Kroger shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Kroger, its Subsidiaries or any of their respective Representatives with respect to any proposed, potential or contemplated Kroger Acquisition Transaction (as defined).

     (b) From and after this date, without the prior written consent of Fred Meyer, Kroger will not, will not authorize or permit any of its Subsidiaries to, and will not authorize any of its or their respective Representatives to, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Kroger Acquisition Proposal (as defined) from any Person, or engage in any discussion or negotiations relating thereto or accept any Kroger Acquisition Proposal. Nothing contained in this Agreement shall prohibit Kroger from complying with Section 1701.831 of the OGCL or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or from making any other disclosure to its stockholders to the extent required by law.

     (c) Kroger shall notify Fred Meyer orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions, and the identity of the Person making it), as promptly as practicable following the receipt, and shall keep Fred Meyer reasonably informed of the status and material terms of any such inquiry, offer or proposal. For purposes of this Agreement, "Kroger Acquisition Proposal" shall mean, with respect to Kroger, any inquiry, proposal or offer from any Person (other than Fred Meyer or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a business of Kroger or any of its Subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of Kroger and its Subsidiaries, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Kroger or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Kroger and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the capital stock of Kroger, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Kroger or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Kroger and its Subsidiaries. Each of the transactions referred to in clauses (i)-(iv) of the definition of Kroger Acquisition Proposal, other than any such transaction to which Fred Meyer or any of its Subsidiaries is a party, is referred to as a "Kroger Acquisition Transaction;" provided, however, that a Kroger Acquisition Transaction does not include a transaction permitted pursuant to the proviso to Section 5.2 (i) as long as such transaction is not reasonably expected to interfere with or delay (in any material respect) the consummation of the Merger.

     (d) Neither the Board of Directors of Kroger nor any committee shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Fred Meyer, the approval or recommendation by such Board of Directors of this Agreement or the Merger (subject to the Board of Directors of Kroger concluding in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that withdrawal or modification of its approval or recommendation of the Agreement and the Merger is required for it to act in a manner consistent with its fiduciary duties under applicable law), (ii) approve or recommend, or propose publicly to approve or recommend, any Kroger Acquisition Proposal or Kroger Acquisition Transaction or (iii) cause Kroger to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Kroger Acquisition Proposal or Kroger Acquisition Transaction.

     Section 5.5 Charitable Contribution. Prior to the Effective Time, with the consent of Kroger, Fred Meyer may make a charitable donation of up to a total of $20,000,000 to The Fred Meyer Foundation and the Ralphs/ Food 4 Less Foundation (the "Charitable Contribution"). To the extent the Charitable Contribution is not made in full prior to the Effective Time, the balance of the Charitable Contribution will be made by Kroger within seven years of the Effective Time. Other than the Charitable Contribution, prior to the Effective Time, neither Fred Meyer nor its Subsidiaries shall make any charitable contribution other than in the ordinary course of business consistent with past practice.

                                   ARTICLE VI

     Section 6.1 Meetings of Stockholders. Each of the Parties will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws, or articles of incorporation and regulations, as the case may be, to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval and authorization of this Agreement and the Merger, and, in the case of Kroger, the issuance of shares of Kroger Common Stock in accordance with the terms of this Agreement. The Board of Directors of each Party shall recommend this approval and authorization, subject to Section 5.3(d)(i) or Section 5.4(d)(i), as the case may be. Each of the Parties shall take all lawful action to solicit such approval and authorization including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined). The Parties shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

     Section 6.2 Filings Best Efforts

     (a) Subject to the terms and conditions in this Agreement Fred Meyer and Kroger shall:

           (i) within 20 business days from this date, make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

           (ii) use their reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Entities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (iii) as promptly as practicable responding to any request for information from such Governmental Entities;

          (iii) subject to any restrictions under the antitrust laws, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity with respect to this Agreement and the transactions contemplated hereby, and permit the other party to review in advance any proposed written communication to any Governmental Entity;

           (iv) not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions contemplated hereby, unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable;

           (v) subject to any restrictions under the antitrust laws, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Entity or members or its staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to attorney client privilege); and

           (vi) furnish the other party with such necessary information and reasonable assistance as such other Party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

     (b) Without limiting Section 6.2(a), Kroger and Fred Meyer shall:

           (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before September 30, 1999, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and

           (ii) each take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than September 30, 1999), including, without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Kroger or Fred Meyer (or any of their respective subsidiaries) or otherwise take or commit to take any actions that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Kroger, Fred Meyer or their respective Subsidiaries, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. At the request of Kroger, Fred Meyer shall agree to divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Fred Meyer or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. Fred Meyer agrees and acknowledges that, in connection with any filing or submission required, action to be taken or commitment to be made by Kroger, Fred Meyer or any of its respective Subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, neither Fred Meyer nor any of its Subsidiaries shall, without Kroger's prior written consent, divest any assets, commit to any divestiture or assets or businesses of Fred Meyer and its subsidiaries or take any other action or commit to take any action that would limit Fred Meyer's, Kroger's or any of their subsidiaries freedom of action with respect to, or their ability to retain any of their businesses, product lines or assets.

     Notwithstanding the foregoing, (x) nothing in this Agreement shall require Kroger to agree to the sale, transfer, divestiture or other disposition of stores of Kroger, Fred Meyer or any of their subsidiaries having aggregate gross annual sales for the 1997 fiscal year in excess of 7% of the combined gross annual sales of Fred Meyer and its subsidiaries taken as a whole for such period, and (y) other than the sale, transfer, divestiture or other disposition of stores having revenues up to the gross annual sales referenced in clause (x) of this paragraph (b), neither party shall be required to take any actions or make any commitments or agreements pursuant to paragraph (b)(ii) above, if the taking of such action or the making of any commitments or the consequences thereof, individually or in the aggregate, would be reasonably likely to have a Kroger Material Adverse Effect. Any actions taken by Kroger or Fred Meyer to comply with their respective obligations under Section 6.2(b)(ii), including a decision by Kroger to waive any of the provisions of this paragraph, shall not be considered to constitute or result in a Kroger Material Adverse Effect or a Fred Meyer Material Adverse Effect, as applicable.

     (c) If any "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation is or may become applicable to the Merger, each Party and its Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     Section 6.3 Publicity. The Parties agree that the initial press release with respect to the Merger shall be a joint press release. Thereafter, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with each other before issuing any such press release or otherwise making public statements with respect to the Merger.

     Section 6.4 Registration Statement. The Parties shall cooperate and promptly prepare, and Kroger shall file with the SEC as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act with respect to the Kroger Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement/prospectus with respect to the meetings of the stockholders of each of the Parties in connection with the Merger (the "Proxy Statement/Prospectus"). The Parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Kroger shall use its reasonable best efforts to, and Fred Meyer will cooperate with Kroger to, have the Form S-4 declared effective by the SEC as promptly as practicable. Kroger shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the Merger (provided that Kroger shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). Each of the Parties agree that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, at the time of the respective meetings of stockholders of the Parties, and at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 6.5 Authorized Shares; Listing Application. As soon as practicable after the execution of the Agreement, Kroger shall file an amendment to the Kroger Articles of Incorporation to reflect stockholder approval of an amendment to the Kroger Articles of Incorporation increasing the number of authorized shares of

Kroger Common Stock from 350,000,000 to 1,000,000,000. Kroger shall as soon as reasonably practicable prepare and submit to the NYSE and all other securities exchanges on which the shares of Kroger Common Stock are listed a listing application with respect to the shares of Kroger Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Kroger Common Stock on such exchanges, subject to official notice of issuance.

     Section 6.6 Further Action. Each of the Parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth in this Agreement or the waiver thereof, use its reasonable best efforts to perform those further acts and execute those documents as may be reasonably required to effect the transactions contemplated hereby. Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby. Each of the Parties agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger. Fred Meyer agrees to use its reasonable best efforts to obtain, or in cooperation with Kroger to obtain, in a timely manner all Consents that may be necessary or desirable in connection with the consummation of the Merger under the terms of the agreements listed on Schedule 3.5 of the Fred Meyer Disclosure Letter.

     Section 6.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby (including the Merger) shall be paid by the party incurring those expenses except as expressly provided in this Agreement and except that
(a) the filing fees in connection with the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC, (b) all filing fees in connection with any filings, permits or approvals required under applicable state securities or "blue sky" laws, and (c) the expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus, and (d) any commitment fee payable in connection with any planned refinancing or replacement by Kroger of, or any commitment to obtain the consent of the requisite lenders to consummate the Merger under, the financing facilities listed as items 1 and 2 on Schedule 3.5(a)(iii) of the Fred Meyer Disclosure Letter and the financing facilities listed on Schedule 4.5(a) of the Kroger Disclosure Letter shall be shared by Kroger and Fred Meyer equally.

     Section 6.8 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of the following:

          (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Article VII not to be satisfied;

          (b) the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notice or other communications received by any Party or any of its respective Subsidiaries from any Governmental Entity or other third party with respect to this Agreement or the transactions contemplated thereby, including the Merger; and

          (c) any facts relating to that Party which would make it necessary or advisable to amend the Proxy Statement/Prospectus or the Form S-4 in order to make the statements therein not untrue or misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     Section 6.9 Access to Information. (a) From this date to the Effective Time, each of the Parties shall, and shall cause its respective Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party reasonable access at reasonable times upon reasonable notice to each of the Party's and its Subsidiaries' officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other Party with all financial, operating and other data and information as such other Party may

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

reasonably request, in each case only to the extent, in the judgment of counsel to such Party, permitted by law, including antitrust law, and provided no Party shall be obligated to make any disclosure which would cause forfeiture of attorney-client privilege or would violate confidentiality agreements (so long as such Party shall have used commercially reasonable efforts to obtain a release or waiver from the applicable confidentiality agreement in respect of such disclosure).

     (b) Each of the Parties agrees that all information so received from the other Parties shall be deemed received pursuant to the confidentiality agreements, dated as of September 16, 1998, between Kroger and Fred Meyer (the "Confidentiality Agreement"), and that each Party shall, and shall cause its affiliates and each of its and their Representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

     Section 6.10 Review of Information. Subject to applicable laws relating to the exchange of information, including the anti-trust laws, each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to it, or any of its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.

     Section 6.11 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Kroger shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Fred Meyer or any of its Subsidiaries (when acting in such capacity) (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL or other applicable law, as applicable (and Kroger shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under the DGCL or other applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) Kroger shall maintain, or cause the Surviving Corporation to maintain, a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as its existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 200% of the last annualized premium paid prior to this date (the "Current Premium"), in each case during such six year period, Kroger shall, or shall cause the Surviving Corporation to, obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

     (c) If Kroger or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Kroger or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

     (d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 6.12 Employee Benefit Plans. (a) From and after the Effective Time, Kroger will cause the Surviving Corporation and its Subsidiaries to honor, pay and perform all of their respective covenants and obligations under, and in accordance with their terms, (i) all employment, protection and severance agreements between Fred Meyer and its Subsidiaries and any officer, director or employee of Fred Meyer or any of its Subsidiaries to the extent disclosed in Section 3.10 of the Fred Meyer Disclosure Letter, in accordance with the terms thereof as in effect immediately prior to the date hereof, and (ii) the Fred Meyer Benefit Plans. Nothing in this Section 6.12 shall be interpreted to prohibit Kroger or any of its Subsidiaries from amending or terminating any Fred Meyer Benefit Plan in accordance with the terms thereof.

     (b) (i) Until December 31, 1999, Kroger shall cause to be provided to each Fred Meyer Employee (other than those represented by collective bargaining agreements) (w) a base salary or hourly wage, as applicable, at an annual or hourly rate, respectively, that is not less than the rate in effect for such individual immediately prior to the Effective Time, (x) pension, welfare, fringe and other employee benefits, including severance benefits, that, in each case, are at least as favorable to that Fred Meyer Employee as the benefits provided to that Fred Meyer Employee immediately prior to the Effective Time, (y) annual cash bonus opportunities that are at least as favorable to that Fred Meyer Employee as the bonus opportunities available to that Fred Meyer Employee immediately prior to the Effective Time and (z) if the Merger is consummated on or prior to April 30, 1999, equity awards that are at least as favorable to the Fred Meyer Employees who are at the vice president level or below as the awards granted to similarly situated employees of Kroger or its Subsidiaries during or for such period are to the employees of Kroger and its Subsidiaries. Notwithstanding the foregoing, subject to the terms of permitted employment agreements, Kroger shall not be obligated to continue to employ any Fred Meyer Employee for any particular length of time.

     (ii) For purposes of determining eligibility and vesting (but not for benefit accrual) under any Kroger Benefit Plans Fred Meyer employees shall be credited with their years of service with Fred Meyer or its Subsidiaries, but only to the extent that those years of service would have been credited under the relevant Kroger Benefit Plan if such Fred Meyer Employee had been a similarly situated Kroger Employee during the relevant period of time. To the extent that any Kroger Benefit Plan in which a Fred Meyer Employee participates after the Effective Time provides medical, dental, vision or other welfare benefits, Kroger shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such requirements under the applicable Fred Meyer Benefit Plans, and Kroger shall cause any eligible expenses incurred by such employee on or before the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

     (c) On or prior to the Effective Time, Fred Meyer shall take all such actions as are necessary to terminate its and its Subsidiaries' Employee Stock Purchase Plans at or prior to the Effective Time. Fred Meyer shall, in connection with such termination, cause all participants in such plans not to be permitted to have Fred Meyer increase the percentage or amount of any monies withheld by Fred Meyer for investment in such plans after the date hereof, and cause each such participant either to receive previously invested cash or purchase Fred Meyer Common Stock pursuant to such plans prior to the Effective Time.

     Section 6.13 Kroger Board of Directors and Officers. As of the Effective Time, the six individuals listed in the Fred Meyer Disclosure Letter shall be elected to the Board of Directors of Kroger, and each such individual shall become a member of that class of the Board of Directors of Kroger that is specified for such individual in the Fred Meyer Disclosure Letter. In the event that the Board of Directors of Kroger decreases to below thirteen members, 5 of the individuals (as selected by Fred Meyer) listed in the Fred Meyer Disclosure Letter shall be elected to the Board of Directors of Kroger, and each such individual shall become a member of that class of the Board of Directors of Kroger that is specified for such individual in the Fred Meyer Disclosure Letter. The Executive Committee of the Board of Directors of Kroger will be expanded to include Mr. Ronald W. Burkle and one other person as listed in the Fred Meyer Disclosure Letter, and Mr. Ronald W. Burkle will be chairman of the Executive Committee so long as he remains a director of Kroger. In the event that any of such individuals shall be unable or unwilling to serve as a member of the Board of Directors of Kroger as of the Effective Time, his or her replacement shall be selected by Fred Meyer from its Board of Directors, provided that any such replacement shall be reasonably acceptable to Kroger. As of the Effective Time, Mr. Robert G. Miller shall be duly elected and appointed Vice Chairman of the Board of Directors and Chief Operating Officer of Kroger.

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

     Section 6.14 Affiliates. (a) Not less than 45 days prior to the Effective Time, each Party (i) shall have delivered to the other Party a letter identifying all Persons who, in the opinion of the Party delivering such letter, may be, as of the date this Agreement is submitted for adoption by such Party's stockholders, its "affiliates" for purposes of Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of it in such letter to deliver, as promptly as practicable but in no event later than 30 days prior to the Closing (or after such later date as the Parties may agree), a signed agreement, in the case of affiliates of Fred Meyer, to Fred Meyer and Kroger substantially in the form customary for transactions of this type, and in the case of affiliates of Kroger, to Kroger substantially in the form customary for transactions of this type. Each Party shall notify each other Party from time to time after the delivery of the letter described in Section 6.14(a)(i) of any Person not identified on such letter who then is, or may be, such an "affiliate" and use its reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 6.14(a). Attached as Exhibit B to this Agreement are copies of the letters described in Section 6.14(a)(i).

     (b) Shares of Kroger Common Stock and shares of Fred Meyer Common Stock beneficially owned by each such "affiliate" of Kroger or Fred Meyer who has not provided a signed agreement in accordance with Section 6.14(a) shall not be transferable during any period prior to and after the Effective Time if, as a result of this transfer during any such period, taking into account the nature, extent and timing of this transfer and similar transfers by all other "affiliates" of Kroger and Fred Meyer, this transfer will, in the reasonable judgment of accountants of Kroger, interfere with, or prevent the Merger from being accounted for, as a pooling-of-interests. Neither Kroger or Fred Meyer shall register, or allow its transfer agent to register, on its books the transfer of any shares of Kroger Common Stock or Fred Meyer Common Stock of any affiliate of Fred Meyer or Kroger who has not provided a signed agreement in accordance with Section 6.14(a) unless the transfer is made in compliance with the foregoing. The restrictions on the transferability of shares held by Persons who execute an agreement pursuant to Section 6.14(a) shall be as provided in those agreements.

     Section 6.15 Pooling-of-Interests. Each of the Parties will use its reasonable best efforts to cause the Merger to be accounted for as a pooling-of-interests in accordance with GAAP and the rules and regulations of the SEC.

     Section 6.16 Tax-Free Reorganization. Each of the Parties will use its reasonable best efforts to cause the Merger to qualify as a tax-free "reorganization" under Section 368 of the Code.

     Section 6.17 Accountant's Comfort Letters. Each Party shall use its reasonable best efforts to cause to be delivered to the other Party two letters from its independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated the Closing Date, in form and substance reasonably satisfactory to recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

     Section 6.18 Accountant's Pooling Letters. Fred Meyer shall use its reasonable best efforts to cause to be delivered to Kroger from Deloitte & Touche LLP ("Deloitte") (or any other independent public accounting firm reasonably satisfactory to Kroger) two letters each addressed to Kroger and PricewaterhouseCoopers LLP ("PwC") (or any other independent public accounting firm selected by Kroger), one dated the date upon which the Form S-4 becomes effective and one dated the Closing Date, stating that as of the respective dates of its letters, Deloitte is not aware of any conditions that exist that would preclude Fred Meyer's ability to be a party in a business combination to be accounted for as a pooling of interests. Kroger shall use its reasonable best efforts to cause to be delivered to Fred Meyer from PwC (or any other independent public accounting firm reasonably satisfactory to Fred Meyer) two letters, each addressed to Fred Meyer and Deloitte (or any other independent public accounting firm selected by Fred Meyer), one dated the date upon which the Form S-4 becomes effective and one dated the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement. Attached as Exhibit C to this Agreement are copies of the letters described in this Section 6.18.

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

                                  ARTICLE VII

     Section 7.1 Conditions to Obligations of the Parties to Consummate the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Fred Meyer and Kroger, in each case in accordance with the DGCL, the OGCL or the rules and regulations of the NYSE, as applicable.

          (b) Legality. No order, decree or injunction shall have been entered or issued by any Governmental Entity which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each Party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts to cause any such order, decree or injunction to be lifted or vacated.

          (c) HSR Act. The waiting period (or extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

          (d) Registration Statement Effective. The Form S-4 shall have become effective prior to the mailing by each of the Parties of the Proxy Statement/Prospectus to its respective stockholders and no stop order suspending the effectiveness of the Form S-4 shall then be in effect;

          (e) Blue Sky Approvals. All such consents, approvals, authorizations, orders, registrations, filings, qualifications, licenses or permits as may be required under state securities or "blue sky" laws in connection with the shares of Kroger Common Stock to be issued pursuant to the Merger have been obtained.

          (f) Stock Exchange Listing. The shares of Kroger Common Stock to be issued pursuant to the Merger shall have been duly approved for listing on the NYSE, subject to official notice of issuance.

     Section 7.2 Additional Conditions to Obligations of Kroger and Jobsite Holdings. The obligations of Kroger and Jobsite Holdings to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Fred Meyer contained in this Agreement shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), individually or in the aggregate, would not reasonably be expected to have resulted in a Fred Meyer Material Adverse Effect.

          (b) Agreements and Covenants. Fred Meyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

          (c) Certificates. Kroger shall have received a certificate of an executive officer of Fred Meyer that the conditions set forth in paragraphs
     (a) and (b) above have been satisfied.

          (d) Consents. Except as set forth in the Fred Meyer Disclosure Letter, Fred Meyer shall have obtained all consents, approvals, releases or authorizations ("Consents") from, and Fred Meyer shall have made all filings and registrations ("Filings") to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made in order for Kroger and Jobsite Holdings to consummate the Merger or issue shares of Kroger Common Stock pursuant thereto, as applicable, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, reasonably be expected to have a Fred Meyer Material Adverse Effect (it being understood that the obtaining of Consents in connection with the agreements listed on Schedule 3.5 of the Fred Meyer Disclosure Letter shall not be a condition to the consummation of the Merger).

          (e) Tax Opinion. Kroger shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson (or other counsel reasonably satisfactory to it), dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code. In rendering this opinion, counsel may require and rely upon representations and covenants including those contained in this Agreement or in certificates of officers of the Parties and others; and

          (f) Accountants Letters. Kroger shall have received each of the accountants' letters contemplated by Sections 6.17 and 6.18 to be received by it.

     Section 7.3 Additional Conditions to Obligations of Fred Meyer. The obligations of Fred Meyer to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Kroger and Jobsite Holdings contained in this Agreement shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), individually or in the aggregate, would not reasonably be expected to have resulted in a Kroger Material Adverse Effect;

          (b) Agreements and Covenants. Each of Kroger and Jobsite Holdings shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

          (c) Certificates. Fred Meyer shall have received a certificate of an executive officer of Kroger that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

          (d) Consents. Except as set forth in the Kroger Disclosure Letter, Kroger shall have obtained all Consents from, and Kroger shall have made all Filings to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made in order for Fred Meyer to consummate the Merger, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, be reasonably expected to have a Kroger Material Adverse Effect.

          (e) Tax Opinion. Fred Meyer shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton (or other counsel reasonably satisfactory to it), dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants including those contained in this Agreement or in certificates of officers of the Parties and others; and

          (f) Accountants Letters. Fred Meyer shall have received each of the accountants' letters contemplated by Sections 6.17 and 6.18 to be received by it.

                                  ARTICLE VIII

     Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

          (a) by mutual written consent of each of Kroger and Fred Meyer;

          (b) by either Fred Meyer or Kroger, if the Effective Time shall not have occurred on or before September 30, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
     Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either Fred Meyer or Kroger, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable (but only if the terminating Party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

          (d) by either Fred Meyer or Kroger, if there shall have been a material breach by the other of any of its (x) representations or warranties contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) (in the case of a breach by Fred Meyer) or Section 7.3(a) (in the case of a breach by Kroger), or (y) covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(b) (in the case of a breach by Fred Meyer) or Section 7.3(b) (in the case of a breach by Kroger), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Party alleged to be in breach.

          (e) by either Fred Meyer or Kroger, if the required approvals of the stockholders of Fred Meyer or Kroger shall not have been obtained at a duly held stockholders' meeting, including any adjournments or postponements.

     Section 8.2 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, no such termination shall relieve any party hereto from (x) any liability for damages resulting from any willful or intentional breach of this Agreement (whether or not any fees contemplated by this Section 8.2 are payable) or (y) any obligation to pay the termination fees provided for below or Fees and Expenses (as defined) pursuant to this Section 8.2.

     (b) (i) In the event that prior to the meeting of Fred Meyer stockholders duly convened and held to vote in respect of this Agreement and the Merger, a Fred Meyer Business Combination Proposal (as defined) shall have been made to Fred Meyer and made known to its stockholders generally or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Fred Meyer Business Combination Proposal (whether or not such Proposal shall have been rejected or shall have been withdrawn), and thereafter (x) this Agreement is terminated pursuant to Section 8.1(e) by reason of the failure of the stockholders of Fred Meyer to approve this Agreement or the Merger at such meeting or (y) this Agreement is terminated by Kroger pursuant to 8.1(d)(y) by reason of a breach by Fred Meyer of its covenants or agreements hereunder, Fred Meyer shall, simultaneously with such termination, pay to Kroger a fee equal to $55,000,000 (the "Initial Fred Meyer Termination Fee"). In addition, in the event that this Agreement is terminated under circumstances in which the Initial Fred Meyer Termination Fee becomes payable, and within eighteen months of such termination Fred Meyer enters into an agreement with any Person with respect to a Fred Meyer Business Combination Proposal or a Fred Meyer Business Combination Proposal is consummated, then, upon the signing of such agreement or, if no agreement is signed, then at the closing (and as a condition to the closing, which condition may not be waived without the express written consent of Kroger) of such Fred Meyer Business Combination Proposal, Fred Meyer shall pay to Kroger an additional termination fee equal to $110,000,000 (the "Additional Fred Meyer Termination Fee"). "Fred Meyer Business Combination Proposal" shall mean any Fred Meyer Acquisition Proposal, provided that all references in the definition of Fred Meyer Acquisition Proposal to "15%" shall be deemed to be references to "50%."

     (ii) In the event that prior to the meeting of Kroger stockholders duly convened and held to vote in respect to this Agreement and the Merger, a Kroger Business Combination Proposal (as defined) shall have been made to Kroger and made known to its stockholders generally or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Kroger Business Combination Proposal (whether or not such Proposal shall have been rejected or shall have been withdrawn) and thereafter (x) this Agreement is terminated pursuant to Section 8.1(e) by reason of the failure of the stockholders of Kroger to approve this Agreement or the Merger at such meeting or (y) this Agreement is terminated by Fred Meyer pursuant to Section 8.1(d)(y) by reason of a breach by Kroger of its covenants or agreements hereunder, Kroger shall, simultaneously with such termination, pay to Fred Meyer a fee equal to $90,000,000 (the "Initial Kroger Termination Fee"). In addition, in the event that this Agreement is terminated under circumstances in which the Initial Kroger Termination Fee becomes payable, and within eighteen months of such termination Kroger enters into an agreement with any Person with respect to a Kroger Business Combination Proposal or a Kroger Business Combination Proposal is consummated, then, upon the signing of such agreement or, if no agreement is signed, then at the closing (and as a condition to the closing, which condition may not be waived without the express written consent of Fred Meyer) of such Kroger Business Combination Proposal, Kroger shall pay to Fred Meyer an additional termination fee equal to $185,000,000 (the "Additional Kroger Termination Fee"). "Kroger Business Combination Proposal" shall mean any Kroger Acquisition Proposal provided that all references in the definition of Kroger Acquisition Proposal to "15%" shall be deemed to be references to "50%."

     (c) In the event that this Agreement is terminated pursuant to Section 8.1(e) by reason of the failure of any Party's stockholders to approve this Agreement or the Merger at a meeting of stockholders duly convened and held to vote in respect of this Agreement and the Merger or the issuance of shares pursuant thereto, such Party shall promptly upon such termination (following receipt of a statement therefor) reimburse the other Party for all fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants, consultants and other advisors and Representatives) ("Fees and Expenses") incurred and paid by the other Party in connection with this Agreement and the Merger.

     (d) Reimbursements of Fees and Expenses hereunder and any Termination Fee payable hereunder shall be payable by wire transfer of immediately available funds. The reimbursement of Fees and Expenses shall be credited against any Termination Fee payable by such Party. No Party which is in material breach of its covenants, agreements or representations shall be entitled to receive Fees and Expenses or a Termination Fee.

     (e) The Parties acknowledge that the agreements contained in this Section
8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Kroger and Fred Meyer would not enter into this Agreement. If either Party fails to pay promptly any amount due pursuant to this
Section 8.2, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against such first Party for such amount (or any portion thereof), such first Party shall pay the costs and expenses (including attorneys' fees) of the other Party in connection with such suit, together with interest on such amount in respect of the period from the date such amount became due until the date such amount is paid at the prime rate of The Chase Manhattan Bank in effect from time to time during such period.

     Section 8.3 Amendment. This Agreement may be amended at any time before the Effective Time but only pursuant to a writing executed and delivered by Kroger and Fred Meyer in accordance with the provisions of applicable law.

                                   ARTICLE IX

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 1.3, 6.11, 6.12, 6.13, 6.14 and 9.8 shall survive the Effective Time, and (b) the agreements set forth in Sections 6.7, 6.9(b), 8.2 and 9.8 shall survive termination indefinitely.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

       (a) if to Fred Meyer:

        Fred Meyer, Inc.
        3800 SE 22nd Avenue
        Portland, Oregon 97202
        Attention: Roger A. Cooke, Esq.
        Telecopy No.: (503) 797-7138

        with a copy to:

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, New York 10006
        Attention: Daniel S. Sternberg, Esq.
        Telecopy No.: (212) 225-3999

        (b) if to Kroger or Jobsite Holdings:

        The Kroger Co.
        1014 Vine Street
        Cincinnati, Ohio 45202
        Attention: Paul W. Heldman, Esq.
        Telecopy No.: (513) 762-1400

        with a copy to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004
        Attention: Arthur Fleischer, Jr., Esq.
        Telecopy No.: (212) 859-4000

     Section 9.3 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

           (i) "Fred Meyer Material Adverse Effect" means any change, circumstance, event or effect (x) that is or will be materially adverse to the business, results of operations, financial condition or prospects of Fred Meyer and its Subsidiaries taken as a whole, or (y) that will prevent or materially impair Fred Meyer's ability to consummate the Merger, provided that a Fred Meyer Material Adverse Effect shall not include changes or effects (1) relating to economic conditions or financial markets in general or the retail food and drug industry in general, (2) resulting from the voluntary termination of employment by employees of Fred Meyer and its Subsidiaries between this date and the Closing Date or (3) resulting from actions required to be taken by the terms of this Agreement. A decline in the stock market price of the shares of Fred Meyer Common Stock in and of itself shall not be deemed a "Fred Meyer Material Adverse Effect."

           (ii) "Kroger Material Adverse Effect" means any change, circumstance, event or effect (x) that is or will be materially adverse to the business, results of operations, financial condition or prospects of Kroger and its Subsidiaries taken as a whole, or (y) that is or will prevent or materially impair Kroger's ability to consummate the Merger or to issue shares of Kroger Common Stock in accordance with the terms hereof, provided that a Kroger Material Adverse Effect shall not include changes or effects (1) relating to economic conditions or financial markets in general or the retail food and drug industry in general or (2) resulting from actions required to be taken by the terms of this Agreement. A decline in the stock market price of the shares of Kroger Common Stock in and of itself shall not be deemed a "Kroger Material Adverse Effect."

           (iii) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

           (iv) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

            (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

           (vi) "knowledge" of any Party shall mean the actual knowledge of any of the executive officers of that Party.

           (vii) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          (viii) "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

           (ix) "Subsidiary" of a Person means any corporation or other legal entity of which that Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock (or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity) is directly or indirectly owned or controlled by that Person (either alone or through or together with any other Subsidiary or Subsidiaries).

     (b) When a reference is made in this Agreement to Articles, Sections, Disclosure Letters or Exhibits, this reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Stock Option Agreements, the Fred Meyer Disclosure Letter, the Kroger Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except for Section 6.11 (Indemnification; Directors' and Officers' Insurance), does not, and is not intended to, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.7 Assignment. This Agreement shall not be assigned by any party by operation of law or otherwise without the express written consent of each of the other parties.

     Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws provisions thereof, provided that the provisions of
Article II shall be governed by the DGCL or the OGCL, as applicable. Each of the parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts of the State of New York and the courts of the United States of America located in the Southern District of the State of New York for any litigation arising out of or relating to this Agreement or the Merger or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in these courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.2 shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the Merger or any of the other transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Stock Option Agreements, the Merger or any of the other transactions contemplated hereby or thereby.

     Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          THE KROGER CO.

                                          By: /s/ PAUL W. HELDMAN
                                            ------------------------------------
                                            Name:   Paul W. Heldman
                                            Title:  Senior Vice President,
                                                    Secretary and
                                                    General Counsel

                                          JOBSITE HOLDINGS, INC.

                                          By: /s/ PAUL W. HELDMAN
                                            ------------------------------------
                                            Name:   Paul W. Heldman
                                            Title:  Vice President and Secretary

                                          FRED MEYER, INC.

                                          By: /s/ ROBERT G. MILLER
                                            ------------------------------------
                                            Name:   Robert G. Miller
                                            Title:  President and Chief
                                                    Executive Officer

                                                                      APPENDIX B
                                                                  CONFORMED COPY

                   THE TRANSFER OF THIS AGREEMENT IS SUBJECT
                   TO CERTAIN PROVISIONS CONTAINED HEREIN AND
                        TO RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated as of October 18, 1998 (this "Agreement"), between Fred Meyer, Inc., a Delaware corporation ("Issuer"), and The Kroger Co., an Ohio corporation ("Grantee").

     WHEREAS, Issuer, Grantee, and a wholly owned subsidiary of Grantee (the "Merger Sub") propose to enter into an Agreement and Plan of Merger, to be dated as of this date (the "Merger Agreement"), pursuant to which Merger Sub is to merge with and into Issuer, with Issuer continuing as the surviving corporation and a wholly owned subsidiary of Grantee after such merger, and in such merger, each share of common stock, par value $.01 per share, of Issuer ("Common Stock") will be converted to a right to receive one share of common stock, par value $1.00 per share, of Grantee as provided in the Merger Agreement;

     WHEREAS, as an inducement and condition to Grantee's willingness to enter into the Merger Agreement and in consideration thereof, Issuer is granting to Grantee, pursuant to the terms and subject to the conditions contained in this Agreement, an option to purchase 19.9 % of the outstanding shares of Common Stock; and

     WHEREAS, the Board of Directors of Issuer has approved the grant by Issuer to Grantee of the Option (defined below) pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

     1. The Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, pursuant to the terms and subject to the conditions hereof, up to 30,799,665 fully paid and nonassessable shares of Common Stock at a price of $44.125 per share (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable under the Option). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

     2. Exercise; Closing.

     (a) Conditions to Exercise; Termination. Grantee or any other person that shall become a holder of all or a part of the Option in accordance with the terms of this Agreement (each such person, including Grantee, being referred to as "Holder") may exercise the Option, in whole or in part, from time to time, if but only if a Triggering Event has occurred, and prior to the occurrence of an Exercise Termination Event (as defined below). The right to exercise the Option shall terminate upon either (i) the occurrence of the Effective Time (as defined in the Merger Agreement) or (ii) (x) if a Notice Date (as defined in Section 2(d)) has not previously occurred, the close of business on the earlier of (A) the day that is 150 days after the date of a Triggering Event, (B) the date upon which the Merger Agreement is terminated if no Termination Fee (as defined in the Merger Agreement) could be payable by Issuer pursuant to the terms of the Merger Agreement upon the occurrence of certain events or the passage of time, and (C) 700 days following the date upon which the Merger Agreement is terminated, and (y) if a Notice Date has previously occurred, 150 days after that Notice Date (the events in (i) or (ii) being referred to as "Exercise Termination Events").

     (b) Triggering Event. A "Triggering Event" shall have occurred at such time at which Grantee becomes entitled to receive the Additional Fred Meyer Termination Fee from Issuer pursuant to Section 8.2(b) of the Merger Agreement.

     (c) Notice of Trigger Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event (it being understood that the giving of the notice by Issuer shall not be a condition to the right of Holder to exercise the option).

     (d) Notice of Exercise. If Holder shall be entitled to and desires to exercise the Option, in whole or in part, it shall send to Issuer a written notice (any date on which this notice is given, in accordance with Section 15, is referred to as a "Notice Date") specifying (i) the total number of shares that Holder will purchase pursuant to the exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 60 business days from the related Notice Date for the closing of the purchase (a "Closing"); provided, that if a filing or any approval is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or prior notification to or prior approval from any regulatory authority is required under any other law, statute, rule or regulation (including applicable rules and regulations of national securities exchanges) in connection with this purchase, Holder or Issuer, as required, promptly after the Notice Date, shall file all necessary notices and applications for approval and shall expeditiously process the same and the period of time referred to in clause (ii) shall commence on the date on which all required notification and waiting periods, if any, shall have expired or been terminated and all required approvals, if any, shall have been obtained. Any exercise of the Option shall be deemed to occur on the date of the Notice Date relating thereto. Each of Holder and Issuer agrees to use its reasonable best efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval.

     (e) Payment of Purchase Price; Delivery of Common Stock. (i) At each Closing, Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate a bank account shall not preclude Holder from exercising the Option, in whole or in part.

           (ii) At each Closing, simultaneously with the payment of the aggregate purchase price by Holder, Issuer shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option shall be exercised in part only, a new Agreement providing for an Option evidencing the rights of Holder to purchase the balance (as adjusted pursuant to the terms hereof) of the shares then purchasable hereunder and the Holder shall deliver this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable laws or the provisions of this Agreement.

          (iii) Notwithstanding anything to the contrary contained in paragraphs
     (i) and (ii) of this Section 2(e), Holder shall have the right (a "Cashless Exercise Right") to direct the Issuer, in the written notice of exercise referred to in Section 2(d), to reduce the number of shares of Common Stock required to be delivered by Issuer to Holder at any Closing by such number of shares of Common Stock that have an aggregate Market/Offer Price (as defined in Section 9(a)) equal to the aggregate purchase price payable at such Closing (but for this paragraph (iii)), or any portion thereof, in lieu of Holder paying to the Issuer at such Closing such aggregate purchase price or portion thereof, as the case may be. Any exercise of the Option in which, and to the extent to which, Holder exercises its Cashless Exercise Right pursuant to this paragraph (iii) shall be referred to as a "Cashless Exercise."

     (f) Restrictive Legend. Certificates for Common Stock delivered at a Closing may be endorsed at the option of Issuer with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer, a copy of which agreement is on file at the principal office of Issuer, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of the aforementioned agreement will be mailed to the holder without charge promptly after receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without this reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and

Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that this legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) both are satisfied. In addition, the certificates shall bear any other legend as may be required by applicable law.

     (g) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by Holder to Issuer of the written notice of exercise referred to in
Section 2(d) and, except to the extent this notice relates to a Cashless Exercise, the tender of the applicable purchase price in immediately available funds, Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon the exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing the shares of Common Stock shall not have been actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

     3. Covenants of Issuer. In addition to its other agreements and covenants, Issuer agrees:

          (a) Shares Reserved for Issuance. To maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock;

          (b) No Avoidance. Not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Issuer and not to take any action which would cause any of its representations or warranties not to be true in any material respect; and

          (c) Further Assurances. Promptly after this date to take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that any other prior approval of or notice to any regulatory authority is necessary under any applicable federal, state or local law before the Option may be exercised, cooperating fully with Holder in preparing and processing the required applications or notices) in order to permit Holder to exercise the Option and purchase shares of Common Stock pursuant to such exercise.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Holder that Issuer has all requisite corporate power and authority and has taken all corporate action necessary to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and that this Agreement has been duly and validly authorized, executed and delivered by Issuer. Issuer hereby further represents and warrants to Holder that it has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time or from time to time issuable upon exercise of the Option and that all shares of Common Stock, upon issuance pursuant to the Option, will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement and the Securities Act) and not subject to any preemptive rights. Issuer has taken all action necessary to make inapplicable to Grantee any state takeover, business combination, control share or other similar statute and any charter provisions which would otherwise be applicable to Grantee or any transaction involving Issuer and Grantee by reason of the grant of the Option, the acquisition of beneficial ownership of shares of Common Stock as a result of the grant of the Option, or the acquisition of shares of Common Stock upon exercise of the Option.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Grantee. Grantee represents and warrants to Issuer that any shares of Common Stock acquired upon exercise of the Option will be acquired for Grantee's own account, and will not be, and the Option is not being, acquired by Grantee with a view to the distribution thereof in violation of any applicable provision of the Securities Act. Grantee has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to Grantee to evaluate the merits and risks of an investment by Grantee in the Common Stock and Grantee is able to bear the economic risks of any investment in the shares of Common Stock which Grantee may acquire upon exercise of the Option.

     6. Exchange; Replacement. This Agreement and the Option are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as set forth in this Agreement in the aggregate the same number of shares of Common Stock purchasable at such time hereunder, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all Agreements issued in respect of this Agreement shall not exceed 19.9% of the outstanding shares of Common Stock of the Issuer (without giving effect to shares of Common Stock issued or issuable pursuant to the Option). Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any Agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon
(i) receipt by Issuer of reasonably satisfactory evidence of the loss, theft, destruction, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction and (iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any Person other than the holder of the new Agreement.

     7. Adjustments. The total number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

          In the event of any change in, or distribution in respect of, the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type (including, in the event of any Major Transaction described in Section 9(d) hereof in which Issuer is not the surviving or continuing corporation, to provide that the Option shall be exercisable for shares of common stock of the surviving or continuing corporation in such Major Transaction) and number of shares of Common Stock purchasable upon exercise of the Option and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits contemplated hereby, and proper provision shall be made in the agreements governing any such transactions to provide for the proper adjustment and the full satisfaction of Issuer's obligation hereunder.

     8. Registration. At any time after a Triggering Event occurs and prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), and, with respect to the first demand registration as to which the Grantee exercises its demand rights under this Section 8, delivered no later than 90 days following such Triggering Event, as promptly as practicable, prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use its reasonable best efforts to cause this registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition reasonably requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this
Section 8 or suspend effectiveness of that registration statement, in each case for a period of time (not in excess of 90 days) if in Grantee's judgment this filing or continued effectiveness would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its reasonable best efforts to cause such registration statement to remain effective for a period of 365 days or such shorter time as is reasonably appropriate to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. In connection with any such registration, Issuer and Holder shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. To the extent reasonably requested by Holder in connection with this registration, Issuer shall (x) become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements (in each case reasonably acceptable to Issuer) customarily made by issuers in these underwriting agreements, and (y) use its reasonable best efforts to take all further actions which shall be reasonably necessary to effect such registration and sale (including participating in road-show presentations and causing to be delivered customary certificates, opinions of counsel and "comfort letters"). Notwithstanding anything to the contrary contained in the Agreement, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 8 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement. Upon the effectiveness of a registration statement demanded pursuant to this Section 8, the Holder of the Option Shares that are the subject of such registration may not thereafter require the Issuer to repurchase such Option Shares so long as Issuer complies with its obligations under this Section 8.

     9. Repurchase of Option and/or Shares.

     (a) Repurchase; Repurchase Price. Upon the occurrence of a Triggering Event and prior to an Exercise Termination Event, (i) at the request of Holder, delivered in writing within 150 days of this occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase the Option from Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the Repurchase Notice (as defined in Section 9(b)) multiplied by the amount by which the Market/Offer Price (as defined below) exceeds the Option Price or (ii) at the request of any owner of Option Shares (an "Owner") delivered in writing within 150 days of this occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase such number of Option Shares from the Owner as the Owner shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the Market/Offer Price. The term "Market/Offer Price" shall mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock either has been consummated, or at which a Person has publicly announced its intention to commence a tender or exchange offer, after the date of this Agreement and prior to the delivery of the Repurchase Notice, and which offer either has been consummated and not withdrawn or terminated as of the date payment of the Repurchase Price is made, or has been publicly announced and the intention to make a tender or exchange offer has not been withdrawn as of the date payment of the Repurchase Price is made, (y) the price per share of Common Stock to be paid by any third party pursuant to a valid agreement with Issuer for a merger, share exchange, consolidation or reorganization entered into after the date hereof and on or prior to the delivery of the Repurchase Notice or (z) the average closing price for shares of Common Stock on the New York Stock Exchange (the "NYSE") (or, if the Common Stock is not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) for the twenty consecutive trading days immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined in good faith by a nationally recognized investment banking firm mutually selected by Issuer and Holder or Owner, as the case may be.

     (b) Method of Repurchase. Subject to the terms of Section 9(a), Holder or Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by Holder or Owner pursuant to this Section 9 by surrendering for this purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner elects to require Issuer to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). Within four business days after the surrender of the Agreement for the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice, Issuer shall deliver or cause to be delivered to Holder or Owner of Option Shares, as the case may be, the applicable Option Repurchase Price and/or the Option Share Repurchase Price or, in either case, the portion that Issuer is not then prohibited under applicable law and regulation from so delivering, in immediately available funds by a wire transfer to a bank account designated by Grantee. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

     (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Option (or a portion thereof) and/or any Option Shares subject to this Repurchase Notice (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish this repurchase), Issuer shall promptly so notify Holder or Owner, as the case may be, in writing and thereafter deliver or cause to be delivered, from time to time, to Holder or Owner, as the case may be, the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within four business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of this prohibition, Holder or Owner, as the case may be, may, within 5 days of receipt of this notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Holder or Owner, as the case may be, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) (a) deliver to Holder with respect to the Option, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to Holder, and/or (b) deliver to the owner of Option Shares, with respect to its Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to such owner. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, Holder may exercise the Option at least until 150 days after the date upon which Issuer is no longer prohibited from delivering all of the Option Repurchase Price.

     (d) Major Transactions. Issuer hereby agrees that, prior to the occurrence of an Exercise Termination Event, Issuer shall not enter into or agree to enter into any agreement for a Major Transaction (defined below) unless the other party or parties thereto agree to assume in writing Issuer's obligations under this Agreement. "Major Transaction" shall mean any merger or consolidation involving the Issuer and any transaction involving a sale, transfer or other disposition of a majority of the assets or shares of capital stock of the Issuer.

     10. Extension of Exercise Periods. The 150 and 700 day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of Holder or Owner to the extent necessary to avoid liability by a Holder or Owner under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by reason of this exercise.

     11. Assignment. Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that Holder or Owner may assign its rights in whole or in part to any of its affiliates and, in the event that a Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event, Holder or Owner may within 90 days following this Triggering Event assign the Option or any of its other rights hereunder, in whole or in part, to one or more third parties, provided that the affiliate and any such third party shall execute this Agreement and agree to become subject to its terms. Any attempted assignment in contravention of the preceding sentence shall be null and void.

     12. Filings; Other Actions. Each party will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and govern mental authorities necessary for the consummation of the transactions contemplated by this Agreement.

     13. Specific Performance. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

     14. Severability; Etc. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason a court or regulatory agency determines that Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 9, any portion of the Option or the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant Section 1(b) and 7), it is the express intention of the parties to allow Holder to acquire or to require Issuer to repurchase such lesser portion of the Option or number of shares as may be permissible, without any amendment or modification of this Agreement.

     15. Notices. All notices, requests, instructions, or other documents to be given hereunder shall be furnished in accordance with Section 9.2 of the Merger Agreement.

     16. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

     17. Entire Agreement, Etc. This Agreement and Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     18. Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Profit (as defined) plus any Liquidation Amounts (as defined) exceed in the aggregate $275,000,000 and, if it otherwise would exceed this amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee or any other Holder or Owner, (iii) pay to the Issuer cash or refund in cash Liquidation Amounts previously paid or reduce or waive the amount of any Liquidation Amount payable pursuant to Section 8.2 of the Merger Agreement, or
(iv) any combination thereof, so that Grantee's realized Total Profit, when aggregated with any Liquidation Amounts so paid or payable to Grantee, shall not exceed $275,000,000 after taking into account the foregoing actions.

     The term "Liquidation Amounts" means the aggregate amount of any Initial Fred Meyer Termination Fee and Additional Fred Meyer Termination Fee (each as defined in the Merger Agreement) payable or paid to Grantee and its assigns pursuant to Section 8.2 of the Merger Agreement (and not repaid or refunded to the Issuer pursuant to this Section 18 or otherwise).

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined) which, together with any Liquidation Amount theretofore paid or then payable to Grantee (and not repaid or refunded to the Issuer pursuant to Section 18 or otherwise), would exceed $275,000,000 provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount received by Grantee, any other Holder and any Owner pursuant to Issuer's repurchase of the Option (or any portion) or any Option Shares pursuant to Section 9, less, in the case of any repurchase of Option Shares, (y) the Grantee's, any other Holder's and any Owner's purchase price for such Option Shares, as the case may be, (ii)
(x) the net cash amounts (and the fair market value of any other consideration) received by Grantee, any other Holder and any Owner pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's (or any other Holder's or Owner's) purchase price of such Option Shares, and (iii) the net cash amounts (and the fair market value of any other consideration) received by Grantee (or any other Holder) on the transfer of the Option (or any portion thereof) to any unaffiliated party. In the case of clauses (ii)(x) and
(iii) above, the Grantee and each Holder and Owner agrees to furnish as promptly as reasonably practicable after any disposition of all or a portion of the Option or Option Shares a complete and correct statement, certified by a responsible executive officer or partner of Grantee, Holder or Owner, as applicable, of the net cash amounts (and the fair market value of any other consideration) received in connection with any sale or transfer of the Option or Option Shares.

     (d) As used in this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee and any other Holder may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal (taking into account the provision of Section 18(a)) assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and any other Holders and Owners and their respective affiliates as of such date were sold for cash at the closing market price for the Common Stock on the NYSE Composite Transaction Tape as of the close of business on the preceding trading day (less customary brokerage commissions).

     19. Captions. The section, paragraph and other captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

     20. Counterparts. This Agreement may be executed in one or more counterparts, and by both parties in separate counterparts, each of which when exercised shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Restrictions on Certain Actions; Covenants of Grantee. From and after the date of exercise of the Option in whole or part, and for as long as Grantee owns shares of Common Stock acquired pursuant to the exercise of the Option that represent at least 2% of the then outstanding Voting Securities:

          (a) Without the prior consent of the Board of Directors of Issuer specifically expressed in a resolution, Grantee will not, and will not permit any of its Affiliates (as defined) to:

              (i) acquire or agree, offer, seek or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of more than 20% of any class of Voting Securities (as herein defined), or any rights or options to acquire such ownership (including from a third party);

              (ii) propose a merger, consolidation or similar transaction involving the Issuer;

             (iii) offer, seek or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Issuer;

              (iv) seek or propose to influence or control the management or policies of the Issuer or to obtain representation on the Issuer's Board of Directors, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Issuer;

              (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

              (vi) seek or request permission to do any of the foregoing or seek any permission to make any public announcement with respect to any of the foregoing.

          The provisions of this Section 21 shall not apply to actions taken pursuant to the Merger Agreement; and

          (b) Grantee may not sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of any Voting Securities at any time except as follows:

              (i) pursuant to a tender offer, exchange offer, merger or consolidation of the Issuer, or in connection with a sale of all or substantially all of the Issuer's assets; or

              (ii) pursuant to a registered public offering under Section 8; or

             (iii) in compliance with Rule 144 of the General Rules and Regulations under the Securities Act (or any similar successor rule); and

          (c) (i) Grantee agrees to be present in person or to be represented by proxy at all stockholder meetings of Issuer so that all shares of Voting Securities beneficially owned by it or its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

              (ii) Grantee agrees to vote or cause to be voted all Voting Securities beneficially owned by it or its Affiliates proportionately with the votes cast by all other stockholders present and voting.

             (iii) The provision of this Section 21 shall terminate at such time as Grantee beneficially owns more than 50% of the outstanding Common Stock of Issuer.

     22. Governing Law. This Agreement shall be governed by and continued in accordance with the internal law of the State of New York.

     23. Definitions. For the purposes of this Agreement the following terms shall have the meanings specified below:

          "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership or securities or partnership or other ownership interest, by contract or otherwise).

          "Voting Securities" means the shares of Common Stock, preferred stock and any other securities of Issuer entitled to vote generally for the election of directors or any other securities (including rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

          "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          THE KROGER CO.

                                          By: /s/ PAUL W. HELDMAN
                                            ------------------------------------
                                            Name:   Paul W. Heldman
                                            Title:  Senior Vice President,
                                                    Secretary
                                                    and General Counsel

                                          FRED MEYER, INC.

                                          By: /s/ ROBERT G. MILLER
                                            ------------------------------------
                                            Name:   Robert G. Miller
                                            Title:  President and Chief
                                                    Executive Officer

                                                                      APPENDIX C
                                                                  CONFORMED COPY

        THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS
               CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated as of October 18, 1998 (this "Agreement"), between The Kroger Co., an Ohio corporation ("Issuer"), and Fred Meyer, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Issuer, Grantee, and a wholly owned subsidiary of Issuer (the "Merger Sub") propose to enter into an Agreement and Plan of Merger, to be dated as of this date (the "Merger Agreement"), pursuant to which Merger Sub is to merge with and into Grantee, with Grantee continuing as the surviving corporation and a wholly owned subsidiary of Issuer after such merger, and in such merger, each share of common stock, par value $.01 per share, of Grantee will be converted to a right to receive one share of common stock, par value $1.00 per share, of Issuer ("Common Stock") as provided in the Merger Agreement;

     WHEREAS, as an inducement and condition to Grantee's willingness to enter into the Merger Agreement and in consideration thereof, Issuer is granting to Grantee, pursuant to the terms and subject to the conditions contained in this Agreement, an option to purchase 19.9% of the outstanding shares of Common Stock; and

     WHEREAS, the Board of Directors of Issuer has approved the grant by Issuer to Grantee of the Option (defined below) pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

     1. The Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, pursuant to the terms and subject to the conditions hereof, up to 55,906,472 fully paid and nonassessable shares of Common Stock at a price of $50 per share (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable under the Option). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

     2. Exercise; Closing.

     (a) Conditions to Exercise; Termination. Grantee or any other person that shall become a holder of all or a part of the Option in accordance with the terms of this Agreement (each such person, including Grantee, being referred to as "Holder") may exercise the Option, in whole or in part, from time to time, if but only if a Triggering Event has occurred, and prior to the occurrence of an Exercise Termination Event (as defined below). The right to exercise the Option shall terminate upon either (i) the occurrence of the Effective Time (as defined in the Merger Agreement) or (ii) (x) if a Notice Date (as defined in Section 2(d)) has not previously occurred, the close of business on the earlier of (A) the day that is 150 days after the date of a Triggering Event, (B) the date upon which the Merger Agreement is terminated if no Termination Fee (as defined in the Merger Agreement) could be payable by Issuer pursuant to the terms of the Merger Agreement upon the occurrence of certain events or the passage of time, and (C) 700 days following the date upon which the Merger Agreement is terminated, and (y) if a Notice Date has previously occurred, 150 days after that Notice Date (the events in (i) or (ii) being referred to as "Exercise Termination Events").

     (b) Triggering Event. A "Triggering Event" shall have occurred at such time at which Grantee becomes entitled to receive the Additional Kroger Termination Fee from Issuer pursuant to Section 8.2(b) of the Merger Agreement.

     (c) Notice of Trigger Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event (it being understood that the giving of the notice by Issuer shall not be a condition to the right of Holder to exercise the option).

     (d) Notice of Exercise. If Holder shall be entitled to and desires to exercise the Option, in whole or in part, it shall send to Issuer a written notice (any date on which this notice is given, in accordance with Section 15, is referred to as a "Notice Date") specifying (i) the total number of shares that Holder will purchase pursuant to the exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 60 business days from the related Notice Date for the closing of the purchase (a "Closing"); provided, that if a filing or any approval is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or prior notification to or prior approval from any regulatory authority is required under any other law, statute, rule or regulation (including applicable rules and regulations of national securities exchanges) in connection with this purchase, Holder or Issuer, as required, promptly after the Notice Date, shall file all necessary notices and applications for approval and shall expeditiously process the same and the period of time referred to in clause (ii) shall commence on the date on which all required notification and waiting periods, if any, shall have expired or been terminated and all required approvals, if any, shall have been obtained. Any exercise of the Option shall be deemed to occur on the date of the Notice Date relating thereto. Each of Holder and Issuer agrees to use its reasonable best efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval.

     (e) Payment of Purchase Price; Delivery of Common Stock. (i) At each Closing, Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate a bank account shall not preclude Holder from exercising the Option, in whole or in part.

      (ii) At each Closing, simultaneously with the payment of the aggregate purchase price by Holder, Issuer shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option shall be exercised in part only, a new Agreement providing for an Option evidencing the rights of Holder to purchase the balance (as adjusted pursuant to the terms hereof) of the shares then purchasable hereunder and the Holder shall deliver this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable laws or the provisions of this Agreement.

     (iii) Notwithstanding anything to the contrary contained in paragraphs (i) and (ii) of this Section 2(e), Holder shall have the right (a "Cashless Exercise Right") to direct the Issuer, in the written notice of exercise referred to in
Section 2(d), to reduce the number of shares of Common Stock required to be delivered by Issuer to Holder at any Closing by such number of shares of Common Stock that have an aggregate Market/Offer Price (as defined in Section 9(a)) equal to the aggregate purchase price payable at such Closing (but for this paragraph (iii)), or any portion thereof, in lieu of Holder paying to the Issuer at such Closing such aggregate purchase price or portion thereof, as the case may be. Any exercise of the Option in which, and to the extent to which, Holder exercises its Cashless Exercise Right pursuant to this paragraph (iii) shall be referred to as a "Cashless Exercise."

     (f) Restrictive Legend. Certificates for Common Stock delivered at a Closing may be endorsed at the option of Issuer with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer, a copy of which agreement is on file at the principal office of Issuer, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of the aforementioned agreement will be mailed to the holder without charge promptly after receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without this reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and

Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that this legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) both are satisfied. In addition, the certificates shall bear any other legend as may be required by applicable law.

     (g) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by Holder to Issuer of the written notice of exercise referred to in
Section 2(d) and, except to the extent this notice relates to a Cashless Exercise, the tender of the applicable purchase price in immediately available funds, Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon the exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing the shares of Common Stock shall not have been actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

     3. Covenants of Issuer. In addition to its other agreements and covenants, Issuer agrees:

          (a) Shares Reserved for Issuance. To maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock;

          (b) No Avoidance. Not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Issuer and not to take any action which would cause any of its representations or warranties not to be true in any material respect; and

          (c) Further Assurances. Promptly after this date to take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that any other prior approval of or notice to any regulatory authority is necessary under any applicable federal, state or local law before the Option may be exercised, cooperating fully with Holder in preparing and processing the required applications or notices) in order to permit Holder to exercise the Option and purchase shares of Common Stock pursuant to such exercise.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Holder that Issuer has all requisite corporate power and authority and has taken all corporate action necessary to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and that this Agreement has been duly and validly authorized, executed and delivered by Issuer. Issuer hereby further represents and warrants to Holder that it has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time or from time to time issuable upon exercise of the Option and that all shares of Common Stock, upon issuance pursuant to the Option, will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement and the Securities Act) and not subject to any preemptive rights. The execution and delivery of this Agreement, the grant of the Option hereunder and the exercise in whole or in part of the Option in accordance with this Agreement, will not (i) result in the occurrence of any "Distribution Date" or "Stock Acquisition Date" under the Kroger Rights Agreement (as defined in the Merger Agreement) (ii) permit any Person to exercise any rights issued under any rights agreements of Issuer, or (iii) cause the separation of any such rights from the shares of Common Stock to which they are attached or such rights becoming exercisable. Issuer has taken all action necessary to make inapplicable to Grantee any state takeover, business combination, control share or other similar statute and any charter provisions which would otherwise be applicable to Grantee or any transaction involving Issuer and

Grantee by reason of the grant of the Option, the acquisition of beneficial ownership of shares of Common Stock as a result of the grant of the Option, or the acquisition of shares of Common Stock upon exercise of the Option.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Grantee. Grantee represents and warrants to Issuer that any shares of Common Stock acquired upon exercise of the Option will be acquired for Grantee's own account, and will not be, and the Option is not being, acquired by Grantee with a view to the distribution thereof in violation of any applicable provision of the Securities Act. Grantee has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to Grantee to evaluate the merits and risks of an investment by Grantee in the Common Stock and Grantee is able to bear the economic risks of any investment in the shares of Common Stock which Grantee may acquire upon exercise of the Option.

     6. Exchange; Replacement. This Agreement and the Option are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as set forth in this Agreement in the aggregate the same number of shares of Common Stock purchasable at such time hereunder, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all Agreements issued in respect of this Agreement shall not exceed 19.9% of the outstanding shares of Common Stock of the Issuer (without giving effect to shares of Common Stock issued or issuable pursuant to the Option). Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any Agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon
(i) receipt by Issuer of reasonably satisfactory evidence of the loss, theft, destruction, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction and (iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any Person other than the holder of the new Agreement.

     7. Adjustments. The total number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

          In the event of any change in, or distribution in respect of, the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type (including, in the event of any Major Transaction described in Section 9(d) hereof in which Issuer is not the surviving or continuing corporation, to provide that the Option shall be exercisable for shares of common stock of the surviving or continuing corporation in such Major Transaction) and number of shares of Common Stock purchasable upon exercise of the Option and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits contemplated hereby, and proper provision shall be made in the agreements governing any such transactions to provide for the proper adjustment and the full satisfaction of Issuer's obligation hereunder.

     8. Registration. At any time after a Triggering Event occurs and prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), and, with respect to the first demand registration as to which the Grantee exercises its demand rights under this Section 8, delivered no later than 90 days following such Triggering Event, as promptly as practicable, prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use its reasonable best efforts to cause this registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition reasonably requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 8 or suspend effectiveness of that registration statement, in each case for a period of time (not in excess of 90 days) if in Grantee's judgment this filing or continued effectiveness would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its reasonable best efforts to cause such registration statement to remain effective for a period of 365 days or such shorter time as is reasonably appropriate to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. In connection with any such registration, Issuer and Holder shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. To the extent reasonably requested by Holder in connection with this registration, Issuer shall (x) become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements (in each case reasonably acceptable to Issuer) customarily made by issuers in these underwriting agreements, and (y) use its reasonable best efforts to take all further actions which shall be reasonably necessary to effect such registration and sale (including participating in road-show presentations and causing to be delivered customary certificates, opinions of counsel and "comfort letters"). Notwithstanding anything to the contrary contained in the Agreement, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 8 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement. Upon the effectiveness of a registration statement demanded pursuant to this Section 8, the Holder of the Option Shares that are the subject of such registration may not thereafter require the Issuer to repurchase such Option Shares so long as Issuer complies with its obligations under this Section 8.

     9. Repurchase of Option and/or Shares.

     (a) Repurchase; Repurchase Price. Upon the occurrence of a Triggering Event and prior to an Exercise Termination Event, (i) at the request of Holder, delivered in writing within 150 days of this occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase the Option from Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the Repurchase Notice (as defined in Section 9(b)) multiplied by the amount by which the Market/Offer Price (as defined below) exceeds the Option Price or (ii) at the request of any owner of Option Shares (an "Owner") delivered in writing within 150 days of this occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase such number of Option Shares from the Owner as the Owner shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the Market/Offer Price. The term "Market/Offer Price" shall mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock either has been consummated, or at which a Person has publicly announced its intention to commence a tender or exchange offer, after the date of this Agreement and prior to the delivery of the Repurchase Notice, and which offer either has been consummated and not withdrawn or terminated as of the date payment of the Repurchase Price is made, or has been publicly announced and the intention to make a tender or exchange offer has not been withdrawn as of the date payment of the Repurchase Price is made, (y) the price per share of Common Stock to be paid by any third party pursuant to a valid agreement with Issuer for a merger, share exchange, consolidation or reorganization entered into after the date hereof and on or prior to the delivery of the Repurchase Notice or (z) the average closing price for shares of Common Stock on the New York Stock Exchange (the "NYSE") (or, if the Common Stock is not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) for the twenty consecutive trading days immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined in good faith by a nationally recognized investment banking firm mutually selected by Issuer and Holder or Owner, as the case may be.

     (b) Method of Repurchase. Subject to the terms of Section 9(a), Holder or Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by Holder or Owner pursuant to this Section 9 by surrendering for this purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner elects to require Issuer to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). Within four business days after the surrender of the Agreement for the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice, Issuer shall deliver or cause to be delivered to Holder or Owner of Option Shares, as the case may be, the applicable Option Repurchase Price and/or the Option Share Repurchase Price or, in either case, the portion that Issuer is not then prohibited under applicable law and regulation from so delivering, in immediately available funds by a wire transfer to a bank account designated by Grantee. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

     (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Option (or a portion thereof) and/or any Option Shares subject to this Repurchase Notice (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish this repurchase), Issuer shall promptly so notify Holder or Owner, as the case may be, in writing and thereafter deliver or cause to be delivered, from time to time, to Holder or Owner, as the case may be, the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within four business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of this prohibition, Holder or Owner, as the case may be, may, within 5 days of receipt of this notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Holder or Owner, as the case may be, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) (a) deliver to Holder with respect to the Option, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to Holder, and/or (b) deliver to the owner of Option Shares, with respect to its Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to such owner. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, Holder may exercise the Option at least until 150 days after the date upon which Issuer is no longer prohibited from delivering all of the Option Repurchase Price.

     (d) Major Transactions. Issuer hereby agrees that, prior to the occurrence of an Exercise Termination Event, Issuer shall not enter into or agree to enter into any agreement for a Major Transaction (defined below) unless the other party or parties thereto agree to assume in writing Issuer's obligations under this Agreement. "Major Transaction" shall mean any merger or consolidation involving the Issuer and any transaction involving a sale, transfer or other disposition of a majority of the assets or shares of capital stock of the Issuer.

     10. Extension of Exercise Periods. The 150 and 700 day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of Holder or Owner to the extent necessary to avoid liability by a Holder or Owner under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by reason of this exercise.

     11. Assignment. Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that Holder or Owner may assign its rights in whole or in part to any of its affiliates and, in the event that a Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event, Holder or Owner may within 90 days following this Triggering Event assign the Option or any of its other rights hereunder, in whole or in part, to one or more third parties, provided that the affiliate and any such third party shall execute this Agreement and agree to become subject to its terms. Any attempted assignment in contravention of the preceding sentence shall be null and void.

     12. Filings; Other Actions. Each party will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and govern mental authorities necessary for the consummation of the transactions contemplated by this Agreement.

     13. Specific Performance. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

     14. Severability; Etc. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason a court or regulatory agency determines that Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 9, any portion of the Option or the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant Section 1(b) and 7), it is the express intention of the parties to allow Holder to acquire or to require Issuer to repurchase such lesser portion of the Option or number of shares as may be permissible, without any amendment or modification of this Agreement.

     15. Notices. All notices, requests, instructions, or other documents to be given hereunder shall be furnished in accordance with Section 9.2 of the Merger Agreement.

     16. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

     17. Entire Agreement, Etc. This Agreement and Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     18. Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Profit (as defined) plus any Liquidation Amounts (as defined) exceed in the aggregate $460,000,000 and, if it otherwise would exceed this amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee or any other Holder or Owner, (iii) pay to the Issuer cash or refund in cash Liquidation Amounts previously paid or reduce or waive the amount of any Liquidation Amount payable pursuant to Section 8.2 of the Merger Agreement, or
(iv) any combination thereof, so that Grantee's realized Total Profit, when aggregated with any Liquidation Amounts so paid or payable to Grantee, shall not exceed $460,000,000 after taking into account the foregoing actions.

     The term "Liquidation Amounts" means the aggregate amount of any Initial Kroger Termination Fee and Additional Kroger Termination Fee (each as defined in the Merger Agreement) payable or paid to Grantee and its assigns pursuant to
Section 8.2 of the Merger Agreement (and not repaid or refunded to the Issuer pursuant to this Section 18 or otherwise).

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined) which, together with any Liquidation Amount theretofore paid or then payable to Grantee (and not repaid or refunded to the Issuer pursuant to Section 18 or otherwise), would exceed $460,000,000 provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i)(x) the amount received by Grantee, any other Holder and any Owner pursuant to Issuer's repurchase of the Option (or any portion) or any Option Shares pursuant to Section 9, less, in the case of any repurchase of Option Shares, (y) the Grantee's, any other Holder's and any Owner's purchase price for such Option Shares, as the case may be,
(ii)(x) the net cash amounts (and the fair market value of any other consideration) received by Grantee, any other Holder and any Owner pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's (or any other Holder's or Owner's) purchase price of such Option Shares, and
(iii) the net cash amounts (and the fair market value of any other consideration) received by Grantee (or any other Holder) on the transfer of the Option (or any portion thereof) to any unaffiliated party. In the case of clauses (ii)(x) and (iii) above, the Grantee and each Holder and Owner agrees to furnish as promptly as reasonably practicable after any disposition of all or a portion of the Option or Option Shares a complete and correct statement, certified by a responsible executive officer or partner of Grantee, Holder or Owner, as applicable, of the net cash amounts (and the fair market value of any other consideration) received in connection with any sale or transfer of the Option or Option Shares.

     (d) As used in this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee and any other Holder may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal (taking into account the provision of Section 18(a)) assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and any other Holders and Owners and their respective affiliates as of such date were sold for cash at the closing market price for the Common Stock on the NYSE Composite Transaction Tape as of the close of business on the preceding trading day (less customary brokerage commissions).

     19. Captions. The section, paragraph and other captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

     20. Counterparts. This Agreement may be executed in one or more counterparts, and by both parties in separate counterparts, each of which when exercised shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Restrictions on Certain Actions; Covenants of Grantee. From and after the date of exercise of the Option in whole or part, and for as long as Grantee owns shares of Common Stock acquired pursuant to the exercise of the Option that represent at least 2% of the then outstanding Voting Securities:

     (a) Without the prior consent of the Board of Directors of Issuer specifically expressed in a resolution, Grantee will not, and will not permit any of its Affiliates (as defined) to:

           (i) acquire or agree, offer, seek or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of more than 20% of any class of Voting Securities (as herein defined), or any rights or options to acquire such ownership (including from a third party);

           (ii) propose a merger, consolidation or similar transaction involving the Issuer;

          (iii) offer, seek or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Issuer;

           (iv) seek or propose to influence or control the management or policies of the Issuer or to obtain representation on the Issuer's Board of Directors, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Issuer;

           (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

           (vi) seek or request permission to do any of the foregoing or seek any permission to make any public announcement with respect to any of the foregoing.

     The provisions of this Section 21 shall not apply to actions taken pursuant to the Merger Agreement; and

     (b) Grantee may not sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of any Voting Securities at any time except as follows:

           (i) pursuant to a tender offer, exchange offer, merger or consolidation of the Issuer, or in connection with a sale of all or substantially all of the Issuer's assets; or

           (ii) pursuant to a registered public offering under Section 8; or

          (iii) in compliance with Rule 144 of the General Rules and Regulations under the Securities Act (or any similar successor rule); and

     (c)(i) Grantee agrees to be present in person or to be represented by proxy at all stockholder meetings of Issuer so that all shares of Voting Securities beneficially owned by it or its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

           (ii) Grantee agrees to vote or cause to be voted all Voting Securities beneficially owned by it or its Affiliates proportionately with the votes cast by all other stockholders present and voting.

          (iii) The provision of this Section 21 shall terminate at such time as Grantee beneficially owns more than 50% of the outstanding Common Stock of Issuer.

     22. Governing Law. This Agreement shall be governed by and continued in accordance with the internal law of the State of New York.

     23. Definitions. For the purposes of this Agreement the following terms shall have the meanings specified below:

     "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership or securities or partnership or other ownership interest, by contract or otherwise).

     "Voting Securities" means the shares of Common Stock, preferred stock and any other securities of Issuer entitled to vote generally for the election of directors or any other securities (including rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

     "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          FRED MEYER, INC.

                                          By: /s/ ROBERT G. MILLER
                                            ------------------------------------
                                            Name:   Robert G. Miller
                                            Title:  President and Chief
                                                    Executive Officer

                                          THE KROGER CO.

                                          By: /s/ PAUL W. HELDMAN
                                            ------------------------------------
                                            Name:   Paul W. Heldman
                                            Title:  Senior Vice President,
                                                    Secretary
                                                    and General Counsel

                                                                      APPENDIX D

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

October 18, 1998

Board of Directors
The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to The Kroger Co. ("Kroger") of the exchange ratio (the "Exchange Ratio") of one share of Common Stock, par value $1.00 per share (the "Kroger Common Stock"), of Kroger to be exchanged by Kroger for each share of Common Stock, par value $0.01 per share (the "Fred Meyer Common Stock"), of Fred Meyer, Inc. ("Fred Meyer") pursuant to the Agreement and Plan of Merger, dated as of October 18, 1998, by and among Kroger, Jobsite Holdings, a wholly-owned subsidiary of Kroger, and Fred Meyer (the "Agreement").

     Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Kroger, having provided investment banking services to Kroger from time-to-time, including having acted as lead manager of numerous equity and debt financings, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are familiar with Fred Meyer, having provided certain investment banking services to Fred Meyer from time-to-time, including having acted as a lead-managing underwriter of a public offering of 3,850,000 shares of Fred Meyer Common Stock in September 1996, as a co-managing underwriter of a public offering of 8,997,795 shares of Fred Meyer Common Stock in July 1998, as a co-managing underwriter of a public offering of $250,000,000 principal amount of 7.15% Notes due March 1, 2003, $750,000,000 principal amount of 7.375% Notes due March 1, 2005, and $750,000,000 principal amount of 7.45% Notes due March 1, 2008 (each in March 1998), as a managing agent of a $3,985,000,000 bank loan and synthetic lease financing in March 1998, and as a financial advisor in connection with its acquisitions of Quality Food Centers, Inc. and Food 4 Less Holdings, Inc. in March 1998. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time-to-time effect transactions and hold securities, including derivative securities, of Kroger or Fred Meyer for its own account and for the accounts of customers. As of the date hereof, Goldman Sachs accumulated a long position of 49,085 shares of Kroger Common Stock against which Goldman Sachs is short 44,732 shares of Kroger Common Stock, and a long position of $4,800,000 principal amount of 6.375% Senior Notes due March 1, 2008 issued by Kroger. Goldman Sachs has also accumulated a long position of 32,420 shares of Fred Meyer Common Stock against which Goldman Sachs is short 26,400 shares of Fred Meyer Common Stock, and short positions of $325,000 principal amount of 7.375% Notes due March 1, 2005 and $7,850,000 principal amount of 7.45% Notes due March 1, 2008 issued by Fred Meyer.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of Kroger for the five fiscal years ended December 27, 1997 and Annual Reports to Stockholders and Annual Reports on Form 10-K of Fred Meyer for the five fiscal years ended January 31, 1998; certain interim reports to shareholders and quarterly reports on Form 10-Q of Kroger; certain interim reports to stockholders and quarterly reports on Form 10-Q of Fred Meyer; certain other communications from Kroger and Fred Meyer to their respective shareholders and stockholders; certain internal financial analyses

The Kroger Co.
October 18, 1998
Page Two

and forecasts for Kroger and Fred Meyer prepared by their respective managements, including analyses of certain cost savings and operating synergies projected by the management of Kroger to result from the transactions contemplated by the Agreement (the "Synergies"). We also have reviewed the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus, dated August 6, 1997, relating to the Special Meetings of Stockholders of Fred Meyer and Smith's Food & Drug Centers, Inc.; and the Registration Statement on Form S-4, including the Joint Proxy and Consent Solicitation Statement/Prospectus, dated January 27, 1998, relating to the Special Meetings of Stockholders of Fred Meyer and Quality Food Centers, Inc., and the consent of the stockholders of Food 4 Less Holdings, Inc. We have held discussions with members of the senior managements of Kroger and Fred Meyer regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. We also have reviewed the Commitment Letter, dated October 18, 1998, relating to amendments to the Kroger and Fred Meyer bank loan agreements (the "Bank Letter"). In addition, we have reviewed the reported price and trading activity for the Kroger Common Stock and the Fred Meyer Common Stock, compared certain financial and stock market information for Kroger and Fred Meyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the supermarket industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial forecasts prepared by the managements of Kroger and Fred Meyer, including, without limitation, the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Kroger and Fred Meyer, and that such forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. Also, with your consent, we have assumed that the transactions described in the Bank Letter will be consummated. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Kroger or Fred Meyer or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Kroger in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Kroger Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to Kroger.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

                                                                      APPENDIX E

      [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]

                                          October 18, 1998

Board of Directors
Fred Meyer, Inc.
3800 S.E. 22nd Avenue
Portland, OR 97202

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the common stockholders of Fred Meyer, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of October 18, 1998 (the "Agreement"), by and between the Company, The Kroger Co. ("Kroger") and Fred Meyer Holdings, a wholly-owned subsidiary of Kroger ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company (the "Merger").

     Pursuant to the Agreement, each share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), excluding those shares held in the treasury of the Company or held by subsidiaries of the Company, Kroger or its subsidiaries, will be converted into the right to receive one (1) share (the "Exchange Ratio") of common stock, par value $1.00 per share, of Kroger ("Kroger Common Stock").

     In arriving at our opinion, we have reviewed the draft dated October 17, 1998 of the Agreement, including exhibits thereto, as well as financial and other information that was publicly available or furnished to us by the Company and Kroger including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning August 16, 1998 and ending January 31, 2004, prepared by management of the Company and certain financial projections of Kroger for the period beginning June 14, 1998 and ending December 31, 2003, prepared by management of Kroger. In addition, we have compared certain financial and securities data of the Company and Kroger with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and Kroger Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in any other transaction with the Company.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Kroger or their respective representatives, or that was otherwise reviewed by us. In particular, we have reviewed and relied upon the estimates of the management of the Company of operating synergies achievable as a result of the Merger and upon our discussion of such operating synergies assumptions with the management of Kroger. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Kroger as to the future operating and financial performance of the Company and Kroger. We have not assumed any responsibility for making an independent evaluation of the Company's or Kroger's assets or liabilities or any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which Kroger Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors nor does it address the Board's decision to proceed with the

Merger. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. During the past two years, DLJ lead managed a $1.75 billion public offering of Senior Notes of the Company in March 1997 and public offerings of Company Common Stock for certain selling shareholders of 7.1 million shares in March 1998, 9.0 million shares in June 1998 and 4.2 million shares in July 1998, for which it received usual and customary compensation. DLJ has also advised Food 4 Less Holdings, Inc. and Smith's Food & Drug Centers, Inc. in their respective mergers with the Company in May 1997 and November 1997.

     Based upon the foregoing and other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                                                      APPENDIX F

                     [SALOMON SMITH BARNEY INC. LETTERHEAD]

                                October 18, 1998

Board of Directors
Fred Meyer, Inc.
3800 S.E. 22nd Avenue
Portland, OR 97202

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Fred Meyer, Inc.(the "Company") of the Exchange Ratio (as defined below) provided for pursuant to the terms and conditions set forth in the Agreement and Plan of Merger by and among The Kroger Co. ("Kroger "), Fred Meyer Holdings, Inc. ("Merger Sub") and the Company, dated October 18, 1998 (the "Merger Agreement"). We understand that, in the Merger (as defined in the Merger Agreement), Merger Sub will be merged with and into the Company. We further understand that (i) upon effectiveness of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Fred Meyer Common Stock"), will be converted into one (1) (the "Exchange Ratio") validly issued, fully paid and non-assessable share of common stock of Kroger (the "Kroger Common Stock"), par value $1.00 per share and (ii) holders of shares of Fred Meyer Common Stock will also have the right to receive together with each share of Kroger Common Stock issued in the Merger , one associated right in accordance with the Rights Agreement, dated as of April 4, 1998, between Kroger and The Bank of New York, as rights agent.

     In connection with rendering our opinion, we have reviewed or discussed:
(i) a draft of the Merger Agreement that you have advised us is substantially in the form to be executed by the parties; (ii) certain publicly available business and financial information relating to the Company and Kroger which were discussed with us by the respective managements of the Company and Kroger ;
(iii) information relating to certain strategic implications and operational benefits anticipated to result from the Merger which was discussed with us by the Company; (iv) certain publicly available and other information concerning the trading of, and the trading market for, the publicly traded securities of the Company and Kroger ; (v) certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company and Kroger ; and (vi) certain publicly available information with respect to other merger and acquisition transactions that we believe to be comparable in certain respects to the Merger. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arrive at our opinion.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information provided to or reviewed by us or publicly available, and we have not assumed any responsibility for any independent verification of any of such information. With respect to financial forecasts, and other information and data provided to or reviewed by, and relied upon by, us, we have been advised by the managements of the Company and Kroger that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company and Kroger as to the expected future financial performance of the Company and Kroger and the strategic implications and operational benefits anticipated from the Merger. We express no opinion with respect to such forecasts or the assumptions on which they were based. We further relied on the assurances of managements of the Company and Kroger that they were unaware of any facts that would make the forecasts or information and data provided to us incomplete or misleading. We have not made or been provided with any independent evaluations or appraisals of any of the Company's or Kroger's assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets of the Company or Kroger . We have assumed that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles ("GAAP"), and that the Merger qualifies for such accounting treatment under GAAP. We have also assumed that the Merger will constitute a "reorganization"

Board of Directors
Fred Meyer, Inc.
October 18, 1998
Page 2

within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and none of the Company, Kroger , Merger Sub or holders of the Fred Meyer Common Stock will recognize gain or loss for U.S. federal and state income tax purposes as a result of the Merger.

     As you are aware, Salomon Smith Barney Inc. ("Salomon Smith Barney") is acting as financial advisor to the Company in connection with the Merger for which we will receive certain fees, including with regard to the rendering of this opinion, a significant portion of which is contingent upon the consummation of the Merger. Additionally, Salomon Smith Barney has previously rendered financial advisory and investment banking services to the Company for which we have received customary compensation. In the ordinary course of our securities business we and our affiliates may hold or actively trade the debt and equity securities of the Company or Kroger for our own account and for the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain other business and financial relationships with the Company and Kroger.

     Our opinion, as expressed below, relates to the relative values of the Company and Kroger and does not imply any conclusion as to what the value of the Kroger Common Stock actually will be when issued pursuant to the Merger or the price at which such stock will trade following the consummation of the Merger. Our opinion necessarily is based upon conditions and circumstances as they exist and can be evaluated as of the date hereof and does not address the underlying business decision of the Company to enter into the Merger Agreement. Specifically, we have not been asked to, nor do we, express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of the Company.

     This opinion is for the benefit and use by members of the Board of Directors of the Company in connection with their evaluation of the Merger and does not constitute a recommendation to any holder of shares of the Fred Meyer Common Stock as to how such stockholder should vote with respect to the Merger. This opinion may not be published or otherwise used by the Company without our prior written consent, other than as provided for in our engagement agreement, dated October 13, 1998, between the Company and Salomon Smith Barney.

     Based upon, and subject to, the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Fred Meyer Common Stock.

Very truly yours,

SALOMON SMITH BARNEY INC.

                                                                      APPENDIX G

                    SECTION 1701.85 OF THE OHIO REVISED CODE

     SECTION 1701.85 DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of the shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares had been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting form the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Kroger's Regulations (Bylaws) each present or former director, officer or employee of Kroger and each person who is serving or shall have served at the request of Kroger as a director, officer or employee of another corporation (and their heirs, executors and administrators) will be indemnified by Kroger against expenses actually and necessarily incurred by that person, and also against expenses, judgments, decrees, fines, penalties or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he or she is or may be made a party by reason of being or having been such director, officer or employee, provided (1) the person is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to Kroger or such other corporation, (2) the person is determined to have acted in good faith in what he or she reasonably believed to be the best interest of Kroger or of such other corporation, and (3) in any matter the subject of a criminal action, suit, or proceeding, the person is determined to have had no reasonable cause to believe that his or her conduct was unlawful. See also Ohio Revised Code,
Section 1701.13.

     Kroger also maintains directors' and officers' reimbursement and liability insurance pursuant to policies with aggregate limits of $125 million.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

                                 EXHIBIT INDEX

      2.1 Agreement and Plan of Merger, dated as of October 18, 1998, among The Kroger Co., Jobsite Holdings, Inc. and Fred Meyer,
               Inc. (included in the Joint Proxy Statement/Prospectus as
               Appendix A).
      4.1 Amended and Restated Rights Agreement (incorporated herein by reference to Exhibit 1 of Form 8-A/A Registration
               Statement, dated April 4, 1997, as amended by Form 8 A/A dated October 18, 1998).
    **5.1 Opinion of Paul W. Heldman, Senior Vice President, Secretary and General Counsel of Registrant regarding the legality of the shares being issued in the Merger.
    **8.1 Opinion of Cleary, Gottlieb, Steen & Hamilton as to certain federal income tax consequences described in the Joint Proxy
               Statement/Prospectus.
    **8.2 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to certain federal income tax consequences described in the Joint Proxy Statement/Prospectus.
     10.1 Stock Option Agreement, dated as of October 18, 1998, between Fred Meyer, Inc. and The Kroger Co. (Fred Meyer,
               Inc. as Issuer) (included in the Proxy Statement/Prospectus as Appendix B).
     10.2 Stock Option Agreement, dated as of October 18, 1998, between The Kroger Co. and Fred Meyer, Inc. (The Kroger Co.
               as Issuer) (included in the Proxy Statement/Prospectus as Appendix C).
    *10.3      Voting Agreement, dated as of October 18, 1998 between
               Robert G. Miller and The Kroger Co.
    *10.4      Voting Agreement, dated as of October 18, 1998 among the
               Stockholders identified on Annex A thereto and The Kroger
               Co.
   **10.5      Amended Employment Agreement of Robert G. Miller, dated
               October 18, 1998, between Robert G. Miller and Fred Meyer,
               Inc.
   **10.6 Form of Employment Protection Agreement for seven executive officers of Fred Meyer, Inc.
   **10.7 Form of Employment Protection Agreement for five executive officers of Fred Meyer, Inc.
   **23.1 Consent of Paul W. Heldman, Senior Vice President, Secretary and General Counsel of Registrant (included in Exhibit 5.1).
   **23.2      Consent of Cleary, Gottlieb, Steen & Hamilton (included in
               Exhibit 8.1).

   **23.3      Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 8.2).
    *23.4      Consent of PricewaterhouseCoopers LLP
    *23.5      Consent of Deloitte & Touche LLP
    *23.6      Consent of Arthur Andersen LLP
    *23.7      Consent of Goldman, Sachs & Co.
    *23.8      Consent of Donaldson, Lufkin & Jenrette Securities
               Corporation
    *23.9      Consent of Salomon Smith Barney Inc.
    *24        Power of Attorney of directors of Registrant
   **99.1      Consent of Robert D. Beyer
   **99.2      Consent of Ronald W. Burkle
   **99.3      Consent of Carlton J. Jenkins
   **99.4      Consent of Bruce Karatz
   **99.5      Consent of Robert G. Miller
   **99.6      Consent of Steven R. Rogel
   **99.7      Form of Proxy of The Kroger Co.
   **99.8      Form of Proxy of Fred Meyer, Inc.

---------------

* Filed herewith.

** To be filed by Amendment

All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

ITEM 22. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) The undersigned Registrant hereby undertakes:

        (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
        Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (E) The undersigned Registrant hereby undertakes:

        (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 and 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on the 6th day of November, 1998.
                                            By:     /s/ JOSEPH A. PICHLER
                                              ----------------------------------
                                              Name: Joseph A. Pichler
                                              Title: Chairman of the Board of
                                                     Directors and Chief
                                                     Executive Officer

                     SIGNATURE                                      TITLE                       DATE
---------------------------------------------------    -------------------------------    -----------------

               /s/ JOSEPH A. PICHLER                   Chairman of the Board of           November 6, 1998
---------------------------------------------------    Directors, Chief Executive
                 Joseph A. Pichler                     Officer and Director
                                                       (Principal Executive Officer)

              /s/ W. RODNEY MCMULLEN                   Senior Vice President and Chief    November 6, 1998
---------------------------------------------------    Financial Officer
                W. Rodney McMullen                     (Principal Financial Officer)

             /s/ J. MICHAEL SCHLOTMAN                  Vice President and                 November 6, 1998
---------------------------------------------------    Corporate-Controller
               J. Michael Schlotman                    (Principal Accounting Officer)

                         *                             Director                           November 6, 1998
---------------------------------------------------
                Reuben V. Anderson

                         *                             Director                           November 6, 1998
---------------------------------------------------
                 John L. Clendenin

                         *                             President, Chief Operating         November 6, 1998
---------------------------------------------------    Officer and Director
                  David B. Dillon

                         *                             Director                           November 6, 1998
---------------------------------------------------
                 John T. LaMacchia

                         *                             Director                           November 6, 1998
---------------------------------------------------
                  Edward M. Liddy

                         *                             Director                           November 6, 1998
---------------------------------------------------
                  Clyde R. Moore

                         *                             Director                           November 6, 1998
---------------------------------------------------
              T. Ballard Morton, Jr.

                         *                             Director                           November 6, 1998
---------------------------------------------------
                 Thomas H. O'Leary

                         *                             Director                           November 6, 1998
---------------------------------------------------
                    John D. Ong

                         *                             Director                           November 6, 1998
---------------------------------------------------
                Katherine D. Ortega

                         *                             Director                           November 6, 1998
---------------------------------------------------
               Martha Romayne Seger

                         *                             Director                           November 6, 1998
---------------------------------------------------
                  James D. Woods

*By:        /s/ BRUCE M. GACK

     -------------------------------
            Bruce M. Gack, as
            Attorney-in-Fact

                                 EXHIBIT INDEX

      2.1      Agreement and Plan of Merger, dated as of October 18, 1998, among The Kroger Co., Jobsite Holdings, Inc. and Fred Meyer,
               Inc. (included in the Joint Proxy Statement/Prospectus as
               Appendix A).
      4.1      Amended and Restated Rights Agreement (incorporated herein by reference to Exhibit 1 of Form 8-A/A Registration
               Statement, dated April 4, 1997, as amended by Form 8 A/A
               dated October 18, 1998).
    **5.1      Opinion of Paul W. Heldman, Senior Vice President, Secretary
               and General Counsel of Registrant regarding the legality of the shares being issued in the Merger.
    **8.1      Opinion of Cleary, Gottlieb, Steen & Hamilton as to certain federal income tax consequences described in the Joint Proxy
               Statement/Prospectus.
    **8.2      Opinion of Fried, Frank, Harris, Shriver & Jacobson as to
               certain federal income tax consequences described in the
               Joint Proxy Statement/Prospectus.
     10.1      Stock Option Agreement, dated as of October 18, 1998,
               between Fred Meyer, Inc. and The Kroger Co. (Fred Meyer,
               Inc. as Issuer) (included in the Proxy Statement/Prospectus as Appendix B).
     10.2      Stock Option Agreement, dated as of October 18, 1998,
               between The Kroger Co. and Fred Meyer, Inc. (The Kroger Co.
               as Issuer) (included in the Proxy Statement/Prospectus as
               Appendix C).
    *10.3      Voting Agreement, dated as of October 18, 1998 between
               Robert G. Miller and The Kroger Co.
    *10.4      Voting Agreement, dated as of October 18, 1998 among the
               Stockholders identified on Annex A thereto and The Kroger
               Co.
   **10.5      Amended Employment Agreement of Robert G. Miller, dated
               October 18, 1998, between Robert G. Miller and Fred Meyer,
               Inc.
   **10.6      Form of Employment Protection Agreement for seven executive officers of Fred Meyer, Inc.
   **10.7      Form of Employment Protection Agreement for five executive officers of Fred Meyer, Inc.
   **23.1      Consent of Paul W. Heldman, Senior Vice President, Secretary
               and General Counsel of Registrant (included in Exhibit 5.1).
   **23.2      Consent of Cleary, Gottlieb, Steen & Hamilton (included in
               Exhibit 8.1).
   **23.3      Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 8.2).
    *23.4      Consent of PricewaterhouseCoopers LLP
    *23.5      Consent of Deloitte & Touche LLP
    *23.6      Consent of Arthur Andersen LLP
    *23.7      Consent of Goldman, Sachs & Co.
    *23.8      Consent of Donaldson, Lufkin & Jenrette Securities
               Corporation
    *23.9      Consent of Salomon Smith Barney Inc.
    *24        Power of Attorney of directors of Registrant
   **99.1      Consent of Robert D. Beyer
   **99.2      Consent of Ronald W. Burkle
   **99.3      Consent of Carlton J. Jenkins
   **99.4      Consent of Bruce Karatz
   **99.5      Consent of Robert G. Miller
   **99.6      Consent of Steven R. Rogel
   **99.7      Form of Proxy of The Kroger Co.
   **99.8      Form of Proxy of Fred Meyer, Inc.

---------------

* Filed herewith.

** To be filed by Amendment